As filed with the Securities and Exchange Commission on March 10, 1995
                                                      Registration No. 33-57595


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               Amendment No. 2

                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    Under
                          The Securities Act of 1933

                                 ------------

                              THE SCOTTS COMPANY
           (Exact  name of Registrant as specified in its charter)


              OHIO                          2875                       31-1199481
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification No.)


         14111 SCOTTSLAWN ROAD, MARYSVILLE, OHIO 43041, (513) 644-0011
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                 ------------

                                CRAIG D. WALLEY
                             14111 SCOTTSLAWN ROAD
                            MARYSVILLE, OHIO  43041
                                (513) 644-0011
               (Name, address, including zip code, and telephone
               number, including area code of agent for service)

                                  COPIES TO:
     G. ROBERT LUCAS, II                    J. MICHAEL SCHELL
 VORYS, SATER, SEYMOUR AND PEASE       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
52 EAST GAY STREET, P.O. BOX 1008             919 THIRD AVENUE
    COLUMBUS, OHIO  43216-1008             NEW YORK, NEW YORK 10022

                                 ------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO
THE PUBLIC:   As soon as practicable after the effective date of this
Registration Statement as the Registrant shall determine.

        If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

                                 ------------

                Cross Reference Sheet pursuant to Rule 404(a)
          of the Securities Act of 1933, as amended, and Item 501(b)
                  of Regulation S-K, showing the location in
                        the Proxy Statement/Prospectus
              of the Information required by Part I of Form S-4.



     S-4 Item Number and Caption                      Location in Proxy Statement/Prospectus
     ---------------------------                      --------------------------------------
A.  Information about the Transaction

    1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus.....    Facing Page of Registration Statement; Cross Reference
                                                       Sheet; Outside Front Cover Page of Proxy
                                                       Statement/Prospectus
    2. Inside Front and Outside Back Cover
       Pages of Prospectus ........................    Available Information; Table of Contents

    3. Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information ..............    Summary

    4. Terms of the Transaction....................    Summary; The Merger Transactions ; The Agreement;
                                                       Proposed Amendment to Article FOURTH of the Amended
                                                       Articles of Incorporation; Proposed Amendments to
                                                       Section 2.02 of the Code of Regulations; Proposed
                                                       Amendment to Section 6.01 of the Code of Regulations;
                                                       Protection Against Non-Negotiated Takeovers;
                                                       Description of the Capital Stock of the Company; The
                                                       Warrants; Description of the Capital Stock of the Miracle-
                                                       Gro Companies; Comparison of Shareholder Rights

     5. Pro Forma Financial Information ...........    Index to Financial Statements

     6. Material Contacts with the Company Being
        Acquired ..................................    The Merger Transactions; The Agreement; Election of
                                                       Directors

     7. Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters ........................     *

     8. Interests of Named Experts and Counsel ....    Experts


     9. Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities ...............................    *

B. Information About the Registrant


     10. Information With Respect to S-3
         Registrants ..............................    Summary; Information About the Company; Index to
                                                       Financial Statements


     11. Incorporation of Certain Information by
         Reference ................................    *

     12. Information With Respect to S-2 or S-3
         Registrants ..............................    *

     13. Incorporation of Certain Information by
         Reference ................................    *

     14. Information With Respect to Registrants
         Other Than S-3 or S-2 Registrants.........    *

C. Information About the Company Being Acquired

     15. Information With Respect to S-3
         Companies ................................    *

     16. Information With Respect to S-2 or S-3
         Companies ................................    *

     17. Information With Respect to Companies
         Other Than S-2 or S-3 Companies ..........    Summary; Information about the Miracle-Gro Companies;
                                                       Index to Financial Statements

D. Voting and Management Information

     18. Information if Proxies, Consents or
         Authorization Are to be Solicited.........    Cover Page of Proxy Statement/Prospectus; Summary; The
                                                       Annual Meeting; The Merger Transactions; The
                                                       Agreement; Proposal to Approve Acquisition of One-
                                                       Third or More but Less Than a Majority of the Voting
                                                       Power of the Company; Proposed Amendment to
                                                       Article Fourth of the Amended Articles of
                                                       Incorporation; Proposed Amendment to Adopt New Article
                                                       Ninth of the Amended Articles of Incorporation;
                                                       Proposed Amendments to Section 2.02 of the Code of
                                                       Regulations; Proposed Amendment to Section 6.01 of the
                                                       Code of Regulations; Election of Directors;
                                                       Dissenters' Rights

     19. Information if Proxies, Consents or
         Authorizations Are Not to be Solicited,
         or in Exchange Offer .....................    *





- -------------
*  Omitted because not required, inapplicable or answer is negative.

THE SCOTTS COMPANY
14111 Scottslawn Road
Marysville, Ohio  43041

                               March 16, 1995



Dear Fellow Shareholders:

The Annual Meeting of the Shareholders (the "Annual Meeting") of The Scotts Company, an Ohio corporation (the "Company"), will be held at 10:00 a.m., local time, on Thursday, April 6, 1995, at the Stouffer Dublin Hotel, 600 Metro Place North, Dublin, Ohio 43017. In light of the proposed transactions described below, this is a momentous Annual Meeting for the Company, and we therefore strongly encourage you to exercise your right to vote.

As you may know, the Company has entered into an Agreement and Plan of Merger (the "Agreement") with Stern's Miracle-Gro Products, Inc., Stern's Nurseries, Inc., Miracle-Gro Lawn Products Inc. and Miracle-Gro Products Limited, related corporations which market and distribute the country's leading brand of water-soluble plant food for the consumer market (the "Miracle-Gro Companies"), and with the shareholders of the Miracle-Gro Companies (the "Miracle-Gro Shareholders"). Under the Agreement, the Miracle-Gro Companies will become wholly-owned by the Company (the "Merger Transactions"), and the Miracle-Gro Shareholders will receive 195,000 shares of newly created Class A Convertible Preferred Stock of the Company, which will enable them to exercise, as a group, approximately 35% of the voting power of the Company, and warrants to purchase an additional 3,000,000 Common Shares of the Company, which, if exercised, would enable them to exercise, together with the Class A Convertible Preferred Stock, approximately 42% of the total voting power of the Company.

The Company's management and its Board of Directors believe that the Merger Transactions will benefit our shareholders and strengthen the Company. There are five principal benefits that the Company's management and the Board believe the Company will derive from the Merger Transactions. These are described in the Proxy Statement/Prospectus (see "THE MERGER TRANSACTIONS - Reasons for the Merger Transactions"). Briefly, we believe the Merger Transactions should:

- - BRING TOGETHER TWO OF THE STRONGEST BRANDS -- SCOTTS(R) AND MIRACLE-GRO(R) -- IN THE LAWN AND GARDEN INDUSTRY.
- - CREATE A MORE PROFITABLE, FASTER GROWING COMPANY.
- - OPEN NEW INTERNATIONAL MARKET OPPORTUNITIES.
- - SUBSTANTIALLY INCREASE FREE CASH FLOW.
- - ENHANCE THE COMPANY'S BALANCE SHEET AND ITS CREDIT-WORTHINESS.

        Of course, as in any business transaction, there can be no assurance that these expectations will be fulfilled.

        Smith Barney Inc., the Company's financial advisor, has rendered an opinion to the Board of Directors to the effect that, as of the date of its opinion, the consideration to be paid by the Company with respect to the Merger Transactions is fair, from a financial point of view, to the Company.

        The consummation of the Merger Transactions is conditioned on, among other things, the approval of certain matters to be considered at the Annual Meeting. First, the acquisition by the Miracle-Gro Shareholders, as a group, of one-third or more but less than a majority of the voting power of the Company (Proposal No. 1) must be approved in accordance with the provisions of Section 1701.831 of the Ohio General Corporation Law. Second, the proposal to amend Article FOURTH of the Amended Articles of Incorporation to, among other things, authorize the Class A Convertible Preferred Stock (Proposal No. 2) must be approved by the holders of two-thirds of the outstanding Common Shares. Finally, the proposals to amend Section 2.02 of the Code of Regulations to create a classified Board (Proposal No. 4) and to limit the authority of the directors to increase the number of directors (Proposal No. 5) must be approved by the holders of a majority of the outstanding Common Shares.

        Your Board of Directors believes that the Merger Transactions are in the best interests of the Company and its shareholders and that they will further the Company's long-term objective of maximizing shareholder value. The Board has unanimously approved the Merger Transactions and recommends that you vote FOR Proposal Nos. 1, 2, 4 and 5 in order that the Merger Transactions may be consummated.

        In addition to approving Proposal Nos. 1, 2, 4 and 5, which are conditions precedent to the Merger Transactions, you will be asked to consider and vote upon an amendment to the Company's Amended Articles of Incorporation which would modify the procedure for adopting future amendments to the Amended Articles of Incorporation (Proposal No. 3); an amendment to Section 6.01 of the Code of Regulations to increase to two- thirds the vote required to amend Sections 1.02, 2.02 and 6.01 of the Code of Regulations (Proposal No. 6); and the election of nine directors (Proposal No. 7). Your Board of Directors recommends that you vote FOR each of these proposals.

        The enclosed Notice of Annual Meeting and Proxy Statement/Prospectus contains detailed information about the Merger Transactions and the matters to be voted upon at the Annual Meeting. Please give this material your careful attention.

        On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the prompt return of your proxy in the enclosed return envelope will save the Company additional expenses of solicitation and will help ensure that as many shares as possible are represented.

Sincerely,



Tadd C. Seitz                              Theodore J. Host
Chairman and Chief Executive Officer       President and Chief Operating Officer

[Scotts Logo]
                              THE SCOTTS COMPANY

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To Be Held Thursday, April 6, 1995


        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of The Scotts Company, an Ohio corporation (the "Company"), will be held at the Stouffer Dublin Hotel, 600 Metro Place North, Dublin, Ohio 43017, on Thursday, April 6, 1995 at 10:00 a.m., local time, for the following purposes:


        1. To consider and vote upon the acquisition of one-third or more but less than a majority of the voting power of the Company by the shareholders of Stern's Miracle-Gro Products, Inc., a New Jersey corporation ("Miracle-Gro"), Stern's Nurseries, Inc., a New York corporation ("Nurseries"), Miracle-Gro Lawn Products, Inc., a Delaware corporation ("Miracle-Gro Delaware"), and Miracle-Gro Products Limited, a New York corporation ("Miracle-Gro UK"), (Miracle-Gro, Nurseries, Miracle-Gro Delaware and Miracle-Gro UK are referred to collectively as the "Miracle-Gro Companies" and the shareholders of the Miracle-Gro Companies are referred to as the "Miracle-Gro Shareholders") in connection with the merger transactions involving the Miracle-Gro Companies and the Company.


        2. To consider and act upon a proposal to amend Article FOURTH of the Amended Articles of Incorporation of the Company to increase the authorized number of Common Shares from 35,000,000 shares to 50,000,000 shares and to authorize a class of 195,000 voting preferred shares designated Class A Convertible Preferred Stock.

        3. To consider and act upon a proposal to amend the Amended Articles of Incorporation of the Company to add a new Article NINTH - a procedure for further amending the Amended Articles of Incorporation.

        4. To consider and act upon a proposal to amend Subparagraphs (A) and
(B) of Section 2.02 of the Code of Regulations of the Company in order, among other things, to fix the number of directors at nine persons, divided into three classes consisting of three directors each, with one class to serve initially for a term of one year and thereafter for terms of three years, one class to serve initially for a term of two years and thereafter for terms of three years and one class to serve for a term of three years and thereafter for terms of three years.

        5. To consider and act upon a proposal to amend Subparagraph (C) of
Section 2.02 of the Code of Regulations of the Company in order to eliminate the authority of the directors to increase the number of directors beyond twelve directors.

        6. To consider and act upon a proposal to amend Section 6.01 of the Code of Regulations of the Company to increase to two-thirds the vote to amend Sections 1.02, 2.02 (if Proposal No. 4 is adopted) and 6.01 of the Code of Regulations.

        7. To elect three directors for terms of one year, to elect three directors for terms of two years and to elect three directors for terms of three years (or, if Proposal No. 4 is not adopted, to elect nine directors to serve until the next Annual Meeting of Shareholders).

        8. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.


        The close of business on February 17, 1995, has been fixed by the Board of Directors of the Company as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, during business hours from March 16, 1995 to the date of the Annual Meeting, at the Company's headquarters at the address set forth below and at the law offices of Vorys, Sater, Seymour and Pease, 52 East Gay Street, Columbus, Ohio 43215.


        You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may insure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                            By Order of the Board of Directors



                            Craig D. Walley,
                            Vice President and Secretary

The Scotts Company
14111 Scottslawn Road
Marysville, Ohio  43041

March 16, 1995

[Scotts Logo]



                             THE SCOTTS COMPANY
                            14111 Scottslawn Road
                            Marysville, Ohio 43041

                 PROXY STATEMENT                             PROSPECTUS
                       FOR                     FOR 195,000 SHARES OF CLASS A CONVERTIBLE
         ANNUAL MEETING OF SHAREHOLDERS         PREFERRED STOCK AND WARRANTS TO PURCHASE
            THURSDAY, APRIL 6, 1995          3,000,000 COMMON SHARES, AND THE COMMON SHARES
                                                     ISSUABLE IN RESPECT THEREOF

        This Proxy Statement/Prospectus is furnished in connection with the solicitation on behalf of the Board of Directors of The Scotts Company, an Ohio corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Stouffer Dublin Hotel, 600 Metro Place North, Dublin, Ohio 43017, on Thursday, April 6, 1995, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.


        This Proxy Statement/Prospectus also constitutes the prospectus of the Company relating to 195,000 shares of Class A Convertible Preferred Stock and Warrants to purchase 3,000,000 Common Shares, without par value (and the Common Shares issuable on the conversion or exercise thereof), to be issued by the Company in accordance with the terms of the Agreement and Plan of Merger, dated as of January 26, 1995 (the "Agreement"), described in this Proxy Statement/Prospectus and attached hereto as Appendix I, by and among the Company, ZYX Corporation, a wholly-owned subsidiary of the Company ("Merger Subsidiary"), Stern's Miracle-Gro Products, Inc., a New Jersey corporation ("Miracle-Gro"), Stern's Nurseries, Inc., a New York corporation ("Nurseries"), Miracle-Gro Lawn Products, Inc., a Delaware corporation ("Miracle-Gro Delaware"), Miracle-Gro Products Limited, a New York corporation registered in the United Kingdom ("Miracle-Gro UK," and collectively with Miracle-Gro, Nurseries and Miracle-Gro Delaware, the "Miracle-Gro Companies"), and the shareholders of the Miracle-Gro Companies (the "Miracle-Gro Shareholders").


        Each share of Class A Convertible Preferred Stock will be convertible at any time into approximately 52.6 Common Shares of the Company, subject to adjustment upon the occurrence of certain events, and will be entitled to a number of votes equal to the number of Common Shares into which it is convertible. Each such share will earn dividends at the rate of $50 per year and will be entitled to a liquidation preference of $1,000 plus accumulated unpaid dividends. The Class A Convertible Preferred Stock will be subject to redemption at any time after five years from the date of issuance for $1,000 per share plus accumulated unpaid dividends. See "DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY - Class A Convertible Preferred Stock."

        The Warrants will be exercisable for eight and one-half years for the purchase of 1,000,000 Common Shares at $21 per share, 1,000,000 Common Shares at $25 per share and 1,000,000 Common Shares at $29 per share, in each case subject to adjustment upon the occurrence of certain events. See "THE WARRANTS."


        This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed on or about March 16, 1995, to all shareholders of the Company. Only holders of record of the Company's Common Shares at the close of business on February 17, 1995 (the "Record Date"), will be entitled to vote at the Annual Meeting.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Proxy Statement/Prospectus is March     , 1995.

                            AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by the Company can be inspected at the offices of The NASDAQ Stock Market and the New York Stock Exchange.


        The Company has filed with the Commission a registration statement on Form S-4 (herein, together with any amendments, supplements and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein disclose all material terms of such contracts and other documents but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


        The Miracle-Gro Companies are not subject to the informational requirements of the Exchange Act.

TABLE OF CONTENTS

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . .3
    Date, Time and Place of Annual Meeting of Shareholders
      of the Company  . . . . . . . . . . . . . . . . . . . .3
    Record Date; Shareholders Entitled to Vote. . . . . . . .3
    Purpose of Annual Meeting of Shareholders of the Company.3
    Parties to the Merger Transactions. . . . . . . . . . . .3
    Terms of the Proposed Merger Transactions . . . . . . . .3
    Effect of the Proposed Merger Transactions. . . . . . . .4
    Recommendation of the Board of Directors. . . . . . . . .4
    Reasons for the Merger Transactions . . . . . . . . . . .4
    Opinion of Financial Advisor. . . . . . . . . . . . . . .5
    Vote Required . . . . . . . . . . . . . . . . . . . . . .5
    Regulatory Matters. . . . . . . . . . . . . . . . . . . .6
    Dissenters' Rights. . . . . . . . . . . . . . . . . . . .6
    Certain Federal Income Tax Consequences . . . . . . . . .6
    The Company's Summary Historical Financial Data . . . . .7
    The Miracle-Gro Companies Summary Historical Combined
      Financial Data . . . . . . . . . . . . . . . . . . . . 8
    The Company's Summary Unaudited Pro Forma Financial Data.9

THE ANNUAL MEETING  . . . . . . . . . . . . . . . . . . . . 10
    General . . . . . . . . . . . . . . . . . . . . . . . . 10
    Matters to be Considered at the Annual Meeting. . . . . 10
    Voting at the Meeting; Record Date. . . . . . . . . . . 10

THE MERGER TRANSACTIONS . . . . . . . . . . . . . . . . . . 11
    Background of the Merger Transactions . . . . . . . . . 11
    Reasons for the Merger Transactions . . . . . . . . . . 11
    Opinion of Financial Advisor. . . . . . . . . . . . . . 13
    Federal Income Tax Consequences . . . . . . . . . . . . 16
    Antitrust Considerations. . . . . . . . . . . . . . . . 17
    Accounting Treatment. . . . . . . . . . . . . . . . . . 17

THE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 17
    Terms of the Agreement. . . . . . . . . . . . . . . . . 17
    Representations and Warranties. . . . . . . . . . . . . 18
    Covenants . . . . . . . . . . . . . . . . . . . . . . . 18
    Standstill Provisions . . . . . . . . . . . . . . . . . 19
    Conditions. . . . . . . . . . . . . . . . . . . . . . . 21
    Waivers and Amendments. . . . . . . . . . . . . . . . . 22
    Termination . . . . . . . . . . . . . . . . . . . . . . 22
    Indemnification . . . . . . . . . . . . . . . . . . . . 22
    Expenses. . . . . . . . . . . . . . . . . . . . . . . . 22






PROPOSAL TO APPROVE ACQUISITION OF ONE-THIRD OR MORE
    BUT LESS THAN A MAJORITY OF THE VOTING POWER OF THE
    COMPANY . . . . . . . . . . . . . . . . . . . . . . . . 23
    Effect of Approval of Acquisition . . . . . . . . . . . 23
    Recommendation and Vote . . . . . . . . . . . . . . . . 24

PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE
    AMENDED ARTICLES OF INCORPORATION . . . . . . . . . . . 24
    Proposed Amendment. . . . . . . . . . . . . . . . . . . 24
    Effect of Adoption of Amendment . . . . . . . . . . . . 25
    Recommendation and Vote . . . . . . . . . . . . . . . . 25


[/R]
                                       i

PROPOSED AMENDMENT TO ADOPT NEW ARTICLE NINTH OF THE
    AMENDED ARTICLES OF INCORPORATION . . . . . . . . . . . 26
    Proposed Amendment. . . . . . . . . . . . . . . . . . . 26
    Effect of Adoption of Amendment . . . . . . . . . . . . 26
    Recommendation and Vote . . . . . . . . . . . . . . . . 26

PROPOSED AMENDMENT TO SECTION 2.02 OF THE CODE OF
    REGULATIONS . . . . . . . . . . . . . . . . . . . . . . 26
    Proposed Amendments to Subparagraphs (A) and (B)
      (Proposal No. 4)  . . . . . . . . . . . . . . . . . . 26
    Proposed Amendment to Subparagraph (C) (Proposal No. 5) 27
    Effect of Adoption of Amendment . . . . . . . . . . . . 27
    Recommendation and Vote . . . . . . . . . . . . . . . . 27

PROPOSED AMENDMENT TO SECTION 6.01 OF THE CODE OF
    REGULATIONS . . . . . . . . . . . . . . . . . . . . . . 28
    Proposed Amendment. . . . . . . . . . . . . . . . . . . 28
    Effect of Adoption of Amendment . . . . . . . . . . . . 28
    Recommendation and Vote . . . . . . . . . . . . . . . . 28

PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS . . . . . . . . 29

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . 31
    Nominees for Election . . . . . . . . . . . . . . . . . 31
    Recommendation and Vote . . . . . . . . . . . . . . . . 33
    Miracle-Gro Directors . . . . . . . . . . . . . . . . . 33
    Beneficial Ownership of Common Shares . . . . . . . . . 34
    Executive Officers. . . . . . . . . . . . . . . . . . . 37
    Performance Graph . . . . . . . . . . . . . . . . . . . 39
    Report of the Compensation Committee. . . . . . . . . . 40
    Executive Compensation. . . . . . . . . . . . . . . . . 43
    Certain Matters Pertaining to the Board of Directors. . 47

DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY . . . . . . 48
    Common Shares . . . . . . . . . . . . . . . . . . . . . 49
    Class A Convertible Preferred Stock . . . . . . . . . . 49

THE WARRANTS. . ..... . . . . . . . . . . . . . . . . . . . 50

DESCRIPTION OF CAPITAL STOCK OF THE MIRACLE-GRO COMPANIES . 50

COMPARISON OF SHAREHOLDER RIGHTS  . . . . . . . . . . . . . 51
    Mergers and Consolidations. . . . . . . . . . . . . . . 51
    Other Corporate Transactions. . . . . . . . . . . . . . 51
    Protections against Non-Negotiated Takeovers. . . . . . 52
    Special Meetings. . . . . . . . . . . . . . . . . . . . 52
    Class Voting. . . . . . . . . . . . . . . . . . . . . . 52
    Removal of Directors and Filling of Vacancies . . . . . 52
    Amendment to the Articles . . . . . . . . . . . . . . . 52
    Appraisal Rights. . . . . . . . . . . . . . . . . . . . 52
    Dividends . . . . . . . . . . . . . . . . . . . . . . . 53
    Repurchases . . . . . . . . . . . . . . . . . . . . . . 53
    Director and Officer Liability and Indemnification. . . 53

INFORMATION ABOUT THE COMPANY  . . . . . . . . . . . . . . . 55
     Business. . . . . . . . . . . . . . . . . . . . . . . . 55
     Properties. . . . . . . . . . . . . . . . . . . . . . . 66
     Legal Proceedings . . . . . . . . . . . . . . . . . . . 66
     Market for the Company's Common Shares And Related
       Shareholder Matters . . . . . . . . . . . . . . . . . 66
     Selected Financial Data . . . . . . . . . . . . . . . . 67
     Management's Discussion and Analysis of Financial
       Condition and Results of Operations . . . . . . . . . 70

RECENT DEVELOPMENTS  . . . . . . . . . . . . . . . . . . . . 74
     New Credit Facility . . . . . . . . . . . . . . . . . . 74

INFORMATION ABOUT THE MIRACLE-GRO COMPANIES  . . . . . . . . 75
     Business of The Miracle-Gro Companies . . . . . . . . . 75
     Market Price of and Dividends on Common Stock of the
     Miracle-Gro Companies . . . . . . . . . . . . . . . . . 76
     Selected Financial Data . . . . . . . . . . . . . . . . 77
     Management's Discussion  and Analysis of Financial
       Condition and Results  of Operation . . . . . . . . . 78

DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . 81

VALIDITY OF SHARES OF CLASS A CONVERTIBLE PREFERRED SHARES . 81

EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . 81

INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . 81

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING  . . . . . . . 81

OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . 81

ANNUAL REPORT  . . . . . . . . . . . . . . . . . . . . . . . 82

INDEX TO FINANCIAL STATEMENTS  . . . . . . . . . . . . . .  F-1


Appendix I    Agreement and Plan of Merger   . . . . . . . . . . . . . . . . . . . . . . . . . .  I-1
Appendix II   Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . II-1
Appendix III  Acquiring Person Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .III-1
Appendix IV   Proposed Amended Article FOURTH of the Amended Articles of Incorporation . . . . . IV-1
Appendix V    Proposed Article NINTH of the Amended Articles of Incorporation  . . . . . . . . .  V-1
Appendix VI   Proposed Amended Subparagraphs (A), (B) and (C) of
                   Section 2.02 of the Code of Regulations . . . . . . . . . . . . . . . . . . .  VI-1
Appendix VII  Proposed Amended Section 6.01 of the Code of Regulations . . . . . . . . . . . . . VII-1



                                   SUMMARY

        The following summary is not intended to be complete and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus and the Appendices. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

DATE, TIME AND PLACE OF ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY

        The Annual Meeting of Shareholders of the Company will be held on Thursday, April 6, 1995, at 10:00 a.m., local time, at the Stouffer Dublin Hotel, 600 Metro Place North, Dublin, Ohio 43017.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

        Only holders of record of Common Shares of the Company at the close of business on the Record Date, February 17, 1995, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were [18,677,064] Common Shares outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the Company's shareholders at the Annual Meeting. See "THE ANNUAL MEETING - Voting at the Meeting; Record Date."

PURPOSE OF ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY

        The purpose of the Annual Meeting will be to consider and vote on proposals to: (1) approve the acquisition of one-third or more but less than a majority of the voting power of the Company by the Miracle-Gro Shareholders, as a group, (2) amend Article FOURTH of the Amended Articles of Incorporation, (3) adopt Article NINTH of the Amended Articles of Incorporation, (4) amend Sections 2.02 and 6.01 of the Code of Regulations, (5) elect directors and (6) transact such other business as may properly come before the Annual Meeting.

PARTIES TO THE MERGER TRANSACTIONS

        The Company is the country's leading producer and marketer of consumer do-it-yourself lawn care and professional golf course turf care products. The principal executive offices of the Company are located at 14111 Scottslawn Road, Marysville, Ohio 43041, telephone (513) 644-0011.

        Miracle-Gro markets and distributes the country's leading brand of water-soluble plant food for the consumer market. The principal executive offices of Miracle-Gro are located at 800 Port Washington Boulevard, Port Washington, New York 11050, telephone (516) 883-6550.


TERMS OF THE PROPOSED MERGER TRANSACTIONS


        Pursuant to the terms of the Agreement, (1) Merger Subsidiary will be merged with and into Miracle-Gro, whereupon Miracle-Gro will be the surviving corporation and a wholly-owned subsidiary of the Company (the "Merger"); (2) immediately thereafter, (x) Nurseries will transfer all of its assets, including but not limited to all of its intellectual property rights, but none of its liabilities, to Miracle-Gro (the "Asset Transfer") and (y) Miracle-Gro Delaware and Miracle-Gro UK will each merge with and into Miracle-Gro (the "Subsequent Mergers" and, together with the Merger and the Asset Transfer, the "Merger Transactions"); and (3) immediately thereafter, Miracle-Gro will be merged with and into another wholly-owned Ohio subsidiary of Miracle-Gro ("New Miracle-Gro"), which will be the ultimate surviving corporation under the name "Scotts' Miracle-Gro Products, Inc." (the "Reincorporation"). The Agreement provides that, prior to the consummation of the Merger Transactions, the Miracle-Gro Companies shall distribute $22 million to the Miracle-Gro Shareholders, which amount represents the estimated earnings of the Miracle-Gro Companies from October 1, 1994 through the expected closing date of the Merger Transactions although there can be no assurance as to the amount of actual earnings. Such distribution is consistent with historical distribution practices of the Miracle-Gro Companies. If the actual earnings of the Miracle-Gro Companies from October 1, 1994 through the date of the Merger Transactions exceeds $22 million, the combined equity of the Miracle-Gro Companies will increase. Conversely, if the actual earings of the Miracle-Gro Companies during this period is less than $22 million, the combined equity of the Miracle-Gro Companies will decrease.

A copy of the Agreement is attached hereto as Appendix I and is incorporated herein by reference. See "THE AGREEMENT - Terms of the Agreement."

        The consummation of the Merger Transactions is conditioned on, among other things, the approval by the Company's shareholders at the Annual Meeting of (i) the acquisition by the Miracle-Gro Shareholders of one-third or more but less than a majority of the voting power of the Company (the "Acquisition") in accordance with Section 1701.831 of the Ohio General Corporation Law (the "GCL"); (ii) the proposal to amend Article FOURTH to create the Class A Convertible Preferred Stock; and (iii) the amendment of Section 2.02 of the Code of Regulations as described herein.


EFFECT OF THE PROPOSED MERGER TRANSACTIONS



        In connection with the Merger Transactions, the Miracle-Gro Shareholders, as a group, will receive 195,000 shares of Class A Convertible Preferred Stock of the Company, having approximately 35% of the voting power of the Company, and Warrants to purchase an additional 3,000,000 Common Shares of the Company, which, if exercised, would enable them to exercise, together with the Class A Convertible Preferred Stock, approximately 42% of the voting power of the Company. As a result, the Miracle-Gro Shareholders, voting together, would be able to block any matter requiring the affirmative vote of two-thirds of the voting power of the Company. A two-thirds vote is required to effect a merger or consolidation, combination or majority share acquisition, sale or other disposition of all or substantially all of the assets or dissolution of the Company, and may be required to amend the Articles of Incorporation of the Company. See "PROPOSED AMENDMENT TO ADOPT NEW ARTICLE NINTH OF THE AMENDED ARTICLES OF INCORPORATION." If Proposal No. 6 is adopted, a two-thirds vote would also be required to amend certain provisions of the Company's Code of Regulations. See "PROPOSED AMENDMENT TO SECTON 6.01 OF THE CODE OF REGULATIONS."



        The Agreement provides that, the Miracle-Gro Shareholders shall be entitled to designate three directors (one in each of the newly created classes) to sit on the newly expanded twelve person Board of Directors. In addition, the Agreement provides for certain voting rights of and certain voting restrictions on the Miracle-Gro Shareholders and limits the ability of the Miracle-Gro Shareholders to acquire additional Voting Stock of the Company or to transfer the Class A Convertible Preferred Stock, the Warrants or the underlying Common Shares. These provisions may have a significant effect on the management and day-to-day operations of the Company and are more fully described herein under "THE AGREEMENT - Standstill Provisions."


RECOMMENDATION OF THE BOARD OF DIRECTORS


        The Board of Directors of the Company has unanimously approved the Merger Transactions, the Reincorporation and the Acquisition pursuant to the terms of the Agreement, believes that the Merger Transactions, the Reincorporation and the Acquisition are in the best interests of the Company and its shareholders and recommends that the shareholders vote FOR the approval of the Acquisition. See "THE MERGER TRANSACTIONS - Background of the Merger Transactions" and "- Reasons for the Merger Transactions." Prior to making this recommendation, the Board of Directors carefully analyzed, with the assistance of its financial advisor, the value of Miracle-Gro's business and the consideration proposed to be paid by the Company. The Board recognized that Miracle-Gro has few tangible assets but significant intangible assets in the form of trademarks and tradenames. The Board concluded that Miracle-Gro's business performance, prospects and widespread brand recognition among consumers justify the consideration proposed to be paid. See "THE
MERGER TRANSACTIONS - Reasons for the Merger Transactions" and "- Opinion of Financial Advisor."



        The last sale price of the Company's Common Shares on January 25, 1995, the day before the Board approved the Merger Transactions, as reported on NASDAQ, was $16.25.


        The Board of Directors of the Company also has unanimously approved each of the other matters described in this Proxy Statement/Prospectus and recommends that the shareholders vote FOR (i) the amendment to Article FOURTH of the Amended Articles of Incorporation, (ii) the adoption of Article NINTH of the Amended Articles of Incorporation and (iii) the amendments to Sections 2.02 and 6.01 of the Code of Regulations. See "PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE AMENDED ARTICLES OF INCORPORATION," "PROPOSED AMENDMENT TO ADOPT NEW ARTICLE NINTH OF THE AMENDED ARTICLES OF INCORPORATION," "PROPOSED AMENDMENTS TO SECTION 2.02 OF THE CODE OF REGULATIONS" and "PROPOSED AMENDMENT TO SECTION
6.01 OF THE CODE OF REGULATIONS."

REASONS FOR THE MERGER TRANSACTIONS

        The Company's management and the Board of Directors believe that the Merger Transactions will benefit the Company's shareholders and strengthen the Company. There are five principal benefits that the Company's management and the Board expect the Company to derive from the Merger Transactions:

        First, the Merger Transactions WILL BRING TOGETHER TWO OF THE STRONGEST BRANDS -- SCOTTS(R) AND MIRACLE-GRO(R) -- IN THE LAWN AND GARDEN INDUSTRY and should establish the Company as a strong branded packaged-goods marketer.


        Second, the combination SHOULD CREATE A MORE PROFITABLE, FASTER GROWING COMPANY. Sales of the Miracle-Gro Companies have, over the last five years, grown at greater than a 13% annual rate and net income has increased at more than a 16% annual rate - both higher than the Company's annual growth rates for the comparable period. Therefore, assuming that Miracle-Gro's growth rates can be sustained, the combination of the companies should accelerate the growth of the Company's sales and profits. While the Company's management, after reviewing the plans of the Miracle-Gro Companies and discussing them with their management, believes these rates of growth to be sustainable, there can be no assurance that these expectations will be realized.


        Third, the combination of these companies SHOULD OPEN NEW INTERNATIONAL MARKET OPPORTUNITIES. Since its introduction in the United Kingdom five years ago, Miracle-Gro(R) has become the leading brand of garden plant food in that market. Miracle-Gro UK, which will become part of New Miracle-Gro in the Merger Transactions, owns a 32.5% equity interest in Miracle Holdings Limited
("Miracle Holdings"), a newly-created entity which sells Miracle-Gro(R) products in the United Kingdom, as well as a number of other leading brands of garden care products formerly manufactured by ICI Zeneca. See "INFORMATION ABOUT THE MIRACLE-GRO COMPANIES - Business of the Miracle-Gro Companies." Miracle
Holdings is a holding company which holds Miracle Garden Care, Ltd., the successor to the businesses of two companies which had 1994 sales aggregating over $50 million. In addition, Miracle-Gro UK has the option to increase its percentage ownership from 32.5% to approximately 98% of the equity of Miracle Holdings, initially for (pound)35 million. Whether or not that option is exercised, the Company's management believes that the combination of Miracle-Gro's proven consumer acceptance in the United Kingdom, and the acceptance of the

Company's products, including Osmocote(R), in the commercial market in Europe should give the combined companies the financial and management resources to accelerate their growth outside of North America.

        Fourth, the Miracle-Gro Companies' profitability, and the fact that they require very little capital (other than seasonal borrowings), should result in SUBSTANTIALLY INCREASED FREE CASH FLOW for the Company. While the Company has not yet decided what uses it will make of any such cash, the Company plans to consider some or all of the following: investment in the business, including research and development, capital expenditures, paying down debt, a Common Share buyback and a Common Share dividend.

        Finally, the combination of the Company and the Miracle-Gro Companies should result in the ENHANCEMENT OF THE COMPANY'S BALANCE SHEET. Since the Miracle-Gro Companies have relatively little debt, key financial ratios -- and therefore the Company's credit-worthiness -- will be improved on a pro forma basis as a result of the Merger Transactions. The Company's banks have indicated that, in view of the pro forma improvements in cash flow, they will reduce the Company's marginal interest rate and enter into an amended and restated credit agreement with terms more favorable to the Company upon the consummation of the Merger Transactions. See "RECENT DEVELOPMENTS - New Credit Facility."

        Of course, as in any business transaction, there can be no assurance that the Company's expectations will be realized.

OPINION OF FINANCIAL ADVISOR

        On January 23, 1995, Smith Barney Inc. ("Smith Barney"), the Company's financial advisor, delivered its oral opinion (which was subsequently confirmed in writing as of January 26, 1995) to the effect that the consideration proposed to be paid in the Merger Transactions by the Company is fair, from a financial point of view, to the Company. The full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and scope of the review by Smith Barney in rendering its opinion, is attached hereto as Appendix II and should be read in its entirety. See "THE MERGER TRANSACTIONS - Opinion of Financial Advisor" for information regarding, among other things, the selection of Smith Barney and its compensation in connection with the Merger Transactions.

VOTE REQUIRED

        The consummation of the Merger Transactions is conditioned on, among other things, the approval of certain matters to be considered at the Annual Meeting. The shareholders of the Company must approve the Acquisition because, immediately thereafter, the Miracle-Gro Shareholders will exercise in excess of one-third of the voting power of the Company. The GCL provides that any "control share acquisition" of a public company must be submitted to the company's shareholders. The GCL defines a control share acquisition to include an acquisition of the Company's shares which would give the acquiring person voting power falling within one of the following three categories: (a) one-fifth or more but less than one-third of the voting power, (b) one-third or more but less than a majority of the voting power, and (c) a majority or more of the voting power. For the Acquisition to be approved, the affirmative vote of the holders of a majority of the voting power of the Company represented at a meeting at which a quorum is present and the affirmative vote of the holders of a majority of the portion of such voting power excluding "Interested Shares" is required. "Interested Shares" are defined by the GCL to include shares held by the Acquiring Person (i.e., the Miracle-Gro Shareholders), shares held by an officer of the Company elected or appointed by the Board of Directors, shares held by employees of the Company who are also directors and certain shares purchased after a control share acquisition is announced. As indicated elsewhere in this Proxy Statement/Prospectus, officers and directors as a group own approximately 9% of the Company's outstanding Common Shares. The Miracle-Gro Shareholders do not currently own any Common Shares of the Company. See "PROPOSAL TO APPROVE ACQUISITION OF ONE-THIRD OR MORE BUT LESS THAN A MAJORITY OF THE VOTING POWER OF THE COMPANY - Recommendation and Vote."

        In addition, the proposed amendment to the Amended Articles of Incorporation to authorize the Class A Convertible Preferred Stock must be approved by the holders of two-thirds of the outstanding Common Shares. See "PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE AMENDED ARTICLES OF INCORPORATION -

Recommendation and Vote." The proposed amendments to Section 2.02 of the Code of Regulations must be adopted by the affirmative vote of the holders of a majority of the voting power of the Company. See "PROPOSED AMENDMENTS TO
SECTION 2.02 OF THE CODE OF REGULATIONS - Recommendation and Vote."

REGULATORY MATTERS

        The Merger Transactions are subject to the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act").


        The Company and the Miracle-Gro Companies filed the information and material required under the HSR Act with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") on January 31, 1995. A request for further information and documentary material was received from the FTC on March 2, 1995. The respective waiting periods under the HSR Act will expire twenty days after substantial compliance by the Company and the Miracle-Gro Companies with the request unless such waiting periods are earlier terminated by the FTC or unless the parties agree to extend such waiting periods. The Company and the Miracle-Gro Companies expect to file their respective information as promptly as practicable. The Merger Transactions cannot be consummated until the expiration or termination of the HSR Act waiting periods. See "THE MERGER TRANSACTIONS -- Antitrust Considerations."


DISSENTERS' RIGHTS

        Shareholders of the Company have no dissenters' rights with respect to the Merger Transactions, the Reincorporation, the Acquisition or any other matter to be considered at the Annual Meeting.

        The Miracle-Gro Shareholders have unanimously approved the Merger Transactions. Therefore, none of the Miracle-Gro Shareholders has any dissenters' rights with respect to the Merger Transactions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        No gain or loss will be recognized by the Company or the Company's shareholders for federal income tax purposes as a result of the Merger Transactions. With respect to the Miracle-Gro Shareholders, the consummation of the Merger Transactions is conditioned, among other things, upon the receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel to the Miracle-Gro Companies, to the effect that each of the Merger and the Subsequent Mergers should constitute a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER TRANSACTIONS - Federal Income Tax Consequences."

                THE COMPANY'S SUMMARY HISTORICAL FINANCIAL DATA


     The following summary historical financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto as of September 30, 1993 and 1994 and for the three years ended September 30, 1994 included elsewhere herein. The summary historical financial data as of January 1, 1994 and December 31, 1994 and for the three months then ended, respectively, are derived from unaudited consolidated financial statements included elsewhere herein. Such unaudited consolidated financial statements have been prepared on the same basis as the Company's Consolidated Financial Statements, and the Company's management believes that such unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal recurring adjustments). Interim results are not necessarily indicative of results for the full year. The summary historical consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "INFORMATION ABOUT THE COMPANY -- Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.



                                                  FISCAL YEAR ENDED SEPTEMBER 30,                    THREE MONTHS ENDED
                                        ----------------------------------------------------     ---------------------------
                                          1990       1991       1992     1993(1)    1994(2)       1/1/94(2)       12/31/94
                                        --------   --------   --------   --------   --------     -----------     -----------
                                                                                                 (UNAUDITED)     (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales.............................  $350,441   $388,120   $413,558   $466,043   $606,339      $  68,326       $  98,019
Gross profit..........................   163,638    180,164    200,425    221,825    286,609         30,962          44,499
Total operating expenses..............   135,868    144,777    158,280    178,004    227,337         30,939          44,169
Income from operations................    27,770     35,387     42,145     43,821     59,272             23             330
Interest expense......................    34,531     30,932     15,942      8,454     17,450          2,640           5,694
Income (loss) before income taxes,
  extraordinary items and cumulative
  effect of accounting changes........    (6,761)     4,455     26,203     35,367     41,822         (2,617)         (5,364)
Income taxes..........................       143      2,720     11,124     14,320     17,947         (1,060)         (2,226)
Extraordinary items:
  Loss on early extinguishment of
    debt, net of tax..................        --         --     (4,186)        --       (992)            --              --
  Utilization of net operating loss
    carryforwards.....................        --      2,581      4,699         --         --             --              --
Cumulative effect of changes in
  accounting for postretirement
  benefits, net of tax and income
  taxes...............................        --         --         --    (13,157)        --             --              --
Net income (loss).....................    (6,904)     4,316     15,592      7,890     22,883         (1,557)         (3,138)
Net income (loss) per share...........  $  (0.58)  $   0.36   $   0.87   $   0.40   $   1.22      $   (0.08)      $   (0.17)

OTHER HISTORICAL DATA:
Depreciation and amortization.........  $ 20,474   $ 17,785   $ 15,848   $ 18,144   $ 21,937      $   4,603       $   5,801
Capital investment....................     8,494      8,818     19,896     15,158     33,402          4,985           5,012
Ratio of earnings to fixed charges and
  preferred stock dividends(3)........        (4)      1.14x      2.40x      4.08x      2.89x            (5)             (6)
Book value per share(7)...............  $  (0.49)  $  (0.39)  $   8.35   $   7.66   $   9.01      $    7.58       $    8.84

BALANCE SHEET DATA (END OF PERIOD):
Working capital.......................  $ 18,230   $ 21,260   $ 54,795   $ 88,526   $140,566      $ 112,717       $ 135,427
Total assets..........................   270,429    260,729    268,021    321,590    528,584        508,742         576,618
Long-term debt, including current
  portion.............................   192,915    182,954     31,897     92,524    223,885        226,084         223,158
Total shareholders' equity
  (deficit)...........................   (12,677)    (9,961)   175,929    143,013    168,160        141,371         165,061

- ---------------

(1) Includes Republic Tool & Manufacturing Corp. from November 19, 1992.

(2) Includes Scotts-Sierra Horticultural Products Company ("Sierra") from December 17, 1993.

(3) The ratio of earnings to fixed charges is computed by dividing (a) the sum of (i) income from operations before income taxes, extraordinary items and the cumulative effect of accounting changes and (ii) fixed charges by (b) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of deferred financing costs), capitalized interest and the estimated interest component of operating leases (assumed to be one-third of total rental expense). The ratio of earnings to fixed charges and preferred stock dividends does not include preferred stock dividends, as the Company has not had preferred stock outstanding for the periods presented.


(4) Reflects a deficiency of earnings to fixed charges of $6.8 million.


(5) Reflects a deficiency of earnings to fixed charges of $2.6 million.


(6) Reflects a deficiency of earnings to fixed charges of $5.4 million.

(7) Book value per share is computed by dividing the number of Common Shares outstanding at the end of the period into total shareholders' equity (deficit) at the end of the period.

                           THE MIRACLE-GRO COMPANIES

                   SUMMARY HISTORICAL COMBINED FINANCIAL DATA



     The following summary historical combined financial data should be read in conjunction with the Miracle-Gro Companies' Combined Financial Statements and Notes thereto as of September 30, 1993 and 1994 and for the three years ended September 30, 1994 included elsewhere herein. The summary historical combined financial data as of December 31, 1993 and 1994 and for the three months then ended, respectively, are derived from unaudited combined financial statements included elsewhere herein. Such unaudited combined financial statements have been prepared on the same basis as the Miracle-Gro Companies' Combined Financial Statements, and Miracle-Gro's management believes that such unaudited combined financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal recurring adjustments). Interim results are not necessarily indicative of results for the full year. The summary historical combined financial data should be read in conjunction with the Miracle-Gro Companies' Combined Financial Statements and Notes thereto and "INFORMATION ABOUT THE MIRACLE-GRO COMPANIES -- Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.




                                                   FISCAL YEAR ENDED SEPTEMBER 30,                 THREE MONTHS ENDED
                                           ------------------------------------------------           DECEMBER 31,
                                            1990      1991      1992      1993       1994       ------------------------
                                           -------   -------   -------   -------   --------        1993         1994
                                                                                                -----------  -----------
                                                                                                (UNAUDITED)  (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF INCOME DATA(1):
Net sales................................  $62,655   $72,494   $93,147   $92,779   $107,421       $14,078      $15,255
Gross profit.............................   29,812    35,480    46,499    45,946     55,166         7,054        7,553
Total operating expenses.................   16,848    17,768    21,607    22,435     25,642         3,376        4,808
Income from operations...................   12,964    17,712    24,892    23,511     29,524         3,678        2,745
Interest (income) expense, net...........     (304)     (155)       77       312        125            (1)           3
Income before income taxes...............   13,268    17,867    24,815    23,199     29,399         3,679        2,742
Income taxes.............................      165       284       732       527        490           120          149
Net income...............................   13,103    17,583    24,083    22,672     28,909         3,559        2,593

OTHER HISTORICAL DATA:
Depreciation and amortization............  $   184   $   222   $   236   $   244   $    377       $    53      $   108
Capital investment.......................      343       362       194       413        914           237          113

BALANCE SHEET DATA (END OF PERIOD):
Working capital..........................  $17,159   $19,984   $26,200   $24,272   $ 30,694       $18,629      $18,745
Total assets.............................   21,497    25,043    32,925    29,707     38,835        35,874       46,052
Long-term debt, including current
  portion................................       --     2,300     2,300     3,500      3,500         3,500        3,500
Total shareholders' equity...............   18,440    19,036    23,945    22,174     29,111        16,764       17,166


- ---------------

(1) The Miracle-Gro Companies, other than Nurseries, have elected to be taxed as Subchapter S corporations. Accordingly, the summary historical combined financial data does not reflect provisions for income taxes that would have been incurred if the Miracle-Gro Companies had been taxed as C corporations.

             THE COMPANY'S SUMMARY UNAUDITED PRELIMINARY PRO FORMA


                          CONSOLIDATED FINANCIAL DATA



     The following summary unaudited preliminary pro forma consolidated financial data of the Company and the Miracle-Gro Companies should be read in conjunction with the unaudited preliminary pro forma consolidated financial data included elsewhere herein. The following summary unaudited preliminary pro forma consolidated financial data give effect to the significant prior acquisition of Sierra, which occurred on December 16, 1993 as if it had occurred on October 1, 1992 and to the Merger Transactions as if they had occurred on October 1, 1993.



     THE PRELIMINARY PRO FORMA INFORMATION AND ACCOMPANYING NOTES SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO WHICH ARE INCLUDED ELSEWHERE HEREIN AND WITH THE MIRACLE-GRO COMPANIES' COMBINED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE HEREIN. THE PRELIMINARY PRO FORMA CONSOLIDATED FINANCIAL DATA DOES NOT PURPORT TO REPRESENT WHAT THE COMPANY'S RESULTS OF OPERATIONS ACTUALLY WOULD HAVE BEEN HAD THE ACQUISITION OF SIERRA OCCURRED ON OCTOBER 1, 1992 OR THE MERGER TRANSACTIONS OCCURRED ON OCTOBER 1, 1993 OR TO PROJECT THE COMPANY'S RESULTS OF OPERATIONS FOR ANY FUTURE PERIOD. THE PRELIMINARY PRO FORMA CONSOLIDATED FINANCIAL DATA IS BASED ON ESTIMATES OF FINANCIAL EFFECTS THAT MAY NOT PROVE TO BE ACCURATE OVER TIME.



                                                                      FISCAL YEAR      THREE MONTHS
                                                                         ENDED            ENDED
                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1994              1994
                                                                     -------------     ------------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT
                                                                       RATIOS AND PER SHARE DATA)
PRELIMINARY PRO FORMA STATEMENT OF INCOME DATA:
Net sales..........................................................    $ 726,231         $109,906
Gross profit.......................................................      350,909           50,777
Total operating expenses...........................................      266,388           48,868
Income from operations.............................................       84,521            1,909
Interest expense...................................................       19,035            5,697
Income (loss) before income taxes and extraordinary item...........       65,486           (3,788)
Income taxes.......................................................       28,722           (1,129)
Net income before extraordinary item...............................       36,764           (2,659)

OTHER PRELIMINARY PRO FORMA DATA:
Depreciation and amortization......................................       22,314            5,909
Capital investment.................................................       34,316            5,125
Earnings per common share -- primary and fully diluted.............    $    1.27         $  (0.27)
Book value per share(1)............................................          N/A            12.58


- ---------------

(1) Preliminary pro forma book value per share as of December 31, 1994 is calculated using the Common Shares outstanding of the Company of 18,667,064 and the Common Shares issued assuming conversion of the Class A Convertible Preferred Stock of 10,263,158 Common Shares.

                               THE ANNUAL MEETING



GENERAL



     This Proxy Statement/Prospectus is furnished to the Company's shareholders in connection with the solicitation on behalf of the Board of Directors of the Company of proxies for use at the Annual Meeting to be held at the Stouffer Dublin Hotel, 600 Metro Place North, Dublin, Ohio 43017, on Thursday, April 6, 1995, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. This Proxy Statement/Prospectus and the accompanying form of proxy were first mailed to shareholders on or about March 16, 1995.



MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING


     At the Annual Meeting, shareholders will be asked (i) to consider and vote upon the acquisition of one-third or more but less than a majority of the voting power of the Company by the Miracle-Gro Shareholders; (ii) to consider and act upon a proposal to amend Article FOURTH of the Amended Articles of Incorporation of the Company to increase the authorized number of Common Shares to 50,000,000 and to authorize a class of 195,000 voting preferred shares designated Class A Convertible Preferred Stock; (iii) to consider and act upon a proposal to amend the Amended Articles of Incorporation by adding new Article NINTH; (iv) to consider and act upon proposals to amend Sections 2.02 and 6.01 of the Code of Regulations; (v) to elect directors and (vi) to transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has unanimously approved the Merger Transactions, the Reincorporation, the Acquisition and each of the other matters to be voted upon at the Annual Meeting. The Board recommends a vote FOR the Acquisition and each of the other matters described herein and FOR the election of the directors named herein.


VOTING AT THE MEETING; RECORD DATE


     Only holders of record of the Company's Common Shares at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were [18,667,064] Common Shares outstanding. Each Common Share entitles the holder to one vote. A quorum for the Annual Meeting is a majority of the Common Shares outstanding. In addition, a quorum for purposes of Proposal No. 1 only also includes a majority of the portion of the voting power excluding "Interested Shares." See "PROPOSAL TO APPROVE ACQUISITION OF ONE-THIRD OR MORE BUT LESS THAN A MAJORITY OF THE VOTING POWER OF THE
COMPANY -- Recommendation and Vote." There is no cumulative voting. There are no other voting securities of the Company outstanding.

     Common Shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are "marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker/dealers, who hold their customers' shares in street name, may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on other matters, which typically include amendments to the articles of incorporation of the Company and the approval of stock compensation plans, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies count toward the establishment of a quorum. THE EFFECT OF AN ABSTENTION OR BROKER NON-VOTE ON EACH OF THE MATTERS TO BE VOTED UPON AT THE MEETING IS THE SAME AS A "NO" VOTE.

        If the accompanying proxy card is properly signed and returned to the Company prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote FOR the election as directors of those persons named below and FOR all other proposals set forth herein.

        The Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

        You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.


        The expense of preparing, printing and mailing proxy materials to the Company's shareholders will be borne by the Company. The Company has engaged Georgeson & Company to assist in the solicitation of proxies from stockholders at a fee of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited personally or by telephone, mail or telegraph. Officers or employees of the Company may assist with personal or telephone solicitation and will receive no additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Shares.


        If a shareholder is a participant in The Scotts Company Profit Sharing and Savings Plan (the "PSP") and Common Shares have been allocated to such person's account in the PSP, the trustee will vote the allocated Common Shares.


                           THE MERGER TRANSACTIONS


BACKGROUND OF THE MERGER TRANSACTIONS

        Representatives of the Company have inquired of Miracle-Gro's management periodically whether they would consider a business combination. In the fall of 1994, the principals of Miracle-Gro and members of the Company's senior management began meeting to determine whether there was a basis for agreement. In September, the Miracle-Gro Companies retained CS First Boston to provide advice with respect to the possible business combination, while, in October, the Company determined to pursue this opportunity and retained Smith Barney to assist in the negotiations. On October 3, 1994, the Company and Miracle-Gro executed a confidentiality agreement. Thereafter, the parties periodically discussed the terms of a possible business combination. Such discussions culminated in the execution of the Agreement on January 26, 1995.

        The consideration to be paid by the Company in the Merger Transactions was determined by arms-length negotiation among the Miracle-Gro Companies, the Miracle-Gro Shareholders and the Company, after consultation by the Company with Smith Barney and consultation by the Miracle-Gro Shareholders with CS Fist Boston.


EFFECT OF THE PROPOSED MERGER TRANSACTIONS



        In connection with the Merger Transactions, the Miracle-Gro Shareholders, as a group, will receive 195,000 shares of Class A Convertible Preferred Stock of the Company, having approximately 35% of the voting power of the Company, and Warrants to purchase an additional 3,000,000 Common Shares of the Company, which, if exercised, would enable them to exercise, together with the Class A Convertible Preferred Stock, approximately 42% of the voting power of the Company. As a result, the Miracle-Gro Shareholders, voting together, would be able to block any matter requiring the affirmative vote of two-thirds of the voting power of the Company. A two-thirds vote is required to effect a merger or consolidation, combination or majority share acquisition, sale or other disposition of all or substantially all of the assets or dissolution of the Company, and may be required to amend the Articles of Incorporation of the Company. See "PROPOSED AMENDMENT TO ADOPT NEW ARTICLE NINTH OF THE AMENDED ARTICLES OF INCORPORATION." If Proposal No. 6 is adopted, a two-thirds vote would also be required to amend certain provisions of the Company's Code of Regulations. See "PROPOSED AMENDMENT TO SECTON 6.01 OF THE CODE OF REGULATIONS."



        The Agreement provides that, the Miracle-Gro Shareholders shall be entitled to designate three directors (one in each of the newly created classes) to sit on the newly expanded twelve person Board of Directors. In addition, the Agreement provides for certain voting rights of and certain voting restrictions on the Miracle-Gro Shareholders and limits the ability of the Miracle-Gro Shareholders to acquire additional Voting Stock of the Company or to transfer the Class A Convertible Preferred Stock, the Warrants or the underlying Common Shares. These provisions may have a significant effect on the management and day-to-day operations of the Company and are more fully described herein under "THE AGREEMENT - Standstill Provisions."


REASONS FOR THE MERGER TRANSACTIONS

        The Board of Directors believes that the terms of the Merger Transactions are fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board of Directors has unanimously approved the Agreement and the transactions contemplated thereby.

        The Board of Directors believes that the Merger Transactions offer the Company several unique and significant business opportunities that are consistent with the Company's principal long-term growth strategies to enhance the Company's position as the leading provider of brand name products for the consumer lawn and garden and professional turf care markets in the United States, while substantially expanding the Company's presence and growth potential in markets overseas. Specifically, the Company's management and the Board of Directors expect the Company to derive from the Merger Transactions the following principal benefits:

        First, the Merger Transactions WILL BRING TOGETHER TWO OF THE STRONGEST BRANDS -- SCOTTS(R) AND MIRACLE-GRO(R) -- IN THE LAWN AND GARDEN INDUSTRY and should establish the Company as a strong branded packaged-goods marketer.

        Second, the combination SHOULD CREATE A MORE PROFITABLE, FASTER GROWING COMPANY. Sales of the Miracle-Gro Companies have, over the last five years, grown at greater than a 13% rate, while net income has increased at more than a 16% rate. After consulting with the Miracle-Gro Companies' management, the Company's management believes that Miracle-Gro's growth is sustainable and that based on the foregoing the combination of the companies should accelerate the Company's profit growth.

        Third, the combination of these companies SHOULD OPEN NEW INTERNATIONAL MARKET OPPORTUNITIES. Since its introduction in the United Kingdom five years ago, Miracle-Gro(R) has become the leading brand of garden plant food in that
market.   Miracle-Gro UK, which will become part of New Miracle-Gro in the
Merger Transactions, owns a 32.5% equity interest in Miracle Holdings, a newly-created entity which sells Miracle-Gro(R) products in the United Kingdom, as well as a number of other leading brands of garden care products formerly manufactured by ICI Zeneca. See "INFORMATION ABOUT THE MIRACLE-GRO COMPANIES - Business of the Miracle-Gro Companies." In 1994, Miracle Holdings had sales of over $50 million on a pro forma basis. In addition, Miracle-Gro UK, and upon consummation of the Merger Transactions New Miracle-Gro, has the option to increase its percentage ownership from 32.5% to approximately 98% of the equity of Miracle Holding, initially for (pound)35 million. Whether or not that option is exercised, the Company's management believes that the combination of Miracle-Gro's proven consumer acceptance in the United Kingdom, and the acceptance of the Company's products, including Osmocote(R), in the commercial market in Europe should give the combined companies the financial and management resources to accelerate their growth outside of North America.

        Fourth, the Miracle-Gro Companies' profitability, and the fact that they requires very little capital (other than seasonal borrowings), should result in SUBSTANTIALLY INCREASED FREE CASH FLOW for the Company. While the Company has not yet decided what uses it will make of this cash, the Company plans to consider some or all of the following: investment in the business, including research and development, capital expenditures, paying down debt, a Common Share buyback and a Common Share dividend.

        Finally, the combination of the Company and the Miracle-Gro Companies should result in the ENHANCEMENT OF THE COMPANY'S BALANCE SHEET. Since the Miracle-Gro Companies have relatively little debt, key financial ratios -- and therefore the Company's credit-worthiness -- will be improved on a pro forma basis as a result of the Merger Transactions. The Company's banks have indicated that in view of the pro forma improvements in cash flow, they will reduce the Company's marginal interest rate and enter into an amended and restated credit agreement with terms more favorable to the Company upon the consummation of the Merger Transactions. See "RECENT DEVELOPMENTS - New Credit Facility."

        Of course, as in any business transaction, there can be no assurance that the Company's expectations will be realized.

        In reaching its decision to approve the Agreement and the transactions contemplated thereby, the material factors considered by the Board of Directors were: (i) information concerning the financial performance, condition, business operations and prospects of each of the Company and the Miracle-Gro Companies; (ii) historical market prices and trading information with respect to the Company's Common Shares; (iii) the expected effect of the Merger Transactions on the Company's earnings per share based on historical audited financial statements of the

Company and the Miracle-Gro Companies, financial forecasts prepared by their respective managements and upon the amount and terms of the Class A Convertible Preferred Stock and the Warrants to be issued in connection with the Merger Transactions; (iv) the expected enhancement of the Company's capitalization and cash flows as a result of the addition of Miracle-Gro's operating cash flows;
(v) the potential efficiencies and economies of scale resulting from the combination to be effected by the Merger Transactions; (vi) the proposed terms and structure of the Merger Transactions; (vii) the terms of the Agreement and
(viii) the opinion of Smith Barney referred to below (see "THE MERGER TRANSACTIONS - Opinion of Financial Advisor").

OPINION OF FINANCIAL ADVISOR

        The Board of Directors of the Company retained Smith Barney as exclusive financial advisor to the Company to render certain financial advisory services to the Company in connection with the Merger Transactions. In connection with such engagement, the Company requested that Smith Barney evaluate the fairness to the Company, from a financial point of view, of the consideration to be paid by the Company in the Merger Transactions. On January 23, 1995, in connection with the evaluation of the proposed Agreement by the Board of Directors of the Company, Smith Barney delivered its oral opinion (which was subsequently confirmed in writing by a letter dated January 26, 1995) to the Board of Directors of the Company to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the value of the consideration to be paid in the Merger Transactions was fair, from a financial point of view, to the Company.

        In arriving at the opinion set forth in its January 26, 1995 letter, Smith Barney reviewed a copy of the Agreement entered into by the parties thereto on January 26, 1995. In delivering its oral opinion on January 23, 1995, Smith Barney reviewed a current draft of the Agreement (draft of January 21, 1995), the terms of which did not vary materially from the definitive Agreement. Smith Barney held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of the Miracle-Gro Companies concerning the businesses, operations and prospects of the Company and the Miracle-Gro Companies. Smith Barney examined certain publicly available business and financial information relating to the Company and certain business and financial information relating to the Miracle-Gro Companies as well as certain financial forecasts and other data for the Company and the Miracle-Gro Companies which were provided to Smith Barney by the respective managements of the Company and the Miracle-Gro Companies. Smith Barney reviewed the financial terms of the Company as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company's Common Shares; the historical and projected earnings of the Company and the Miracle-Gro Companies; and the capitalization and financial condition of the Company and the Miracle-Gro Companies. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered comparable to the Merger Transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Smith Barney considered comparable to those of the Company and the Miracle-Gro Companies. Smith Barney also evaluated the potential pro forma financial impact of the Merger Transactions on the Company. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

        In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise discussed with Smith Barney, Smith Barney has been advised by the respective managements of the Company and the Miracle-Gro Companies that such forecasts and other information were reasonably prepared on bases reflecting their best currently available estimates and judgments as to the expected future financial performance of the Company and the Miracle-Gro Companies. Smith Barney assumed that the Merger Transactions will be treated as tax-free reorganizations for federal income tax purposes. Smith Barney's opinion relates to the relative values of the Company and the Miracle-Gro Companies. Smith Barney did not express any opinion as to what the value of the consideration to be paid with respect to the Merger Transactions actually will be when issued pursuant to the Merger Transactions or the price at which the Company's Common Shares will trade subsequent to the Merger Transactions. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal for the assets or liabilities (contingent or otherwise) of the Company or the Miracle-Gro Companies nor did Smith Barney make any physical inspection of the properties or assets of the Company or the Miracle-Gro Companies. Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the Merger Transactions as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. In addition, although Smith Barney evaluated the consideration to be paid in the Merger Transactions from a financial point of view, Smith Barney was not asked to and did not recommend the specific amount of consideration payable in the Merger Transactions. No other limitations were imposed by the Company on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.


        THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED JANUARY 26, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX II AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE VALUE OF THE CONSIDERATION TO BE PAID IN THE MERGER TRANSACTIONS FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED FOR
THE USE OF THE BOARD OF DIRECTORS OF THE COMPANY IN ITS EVALUATION OF THE MERGER TRANSACTIONS, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER TRANSACTIONS OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



        In preparing its opinion to the Board of Directors of the Company, Smith Barney performed a variety of financial and comparative analyses, of which the material ones are described below. These analyses are necessarily based on certain assumptions and on the information provided to Smith Barney and the scope of Smith Barney's engagement, all of which are described and summarized in the full text of the written opinion of Smith Barney attached hereto as Appendix II. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, the Miracle-Gro Companies, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and the Miracle-Gro Companies. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


Comparable Company Analysis


        Using publicly available information, Smith Barney analyzed a number of factors, of which the material factors were the market values and trading multiples of selected consumer products companies with a single product brand name, including WD 40 Co., Armor All, and Eskimo Pie Co., and certain fertilizer and lawn care products companies, including IMC Global Inc., LESCO Inc., Terra Industries and Vigoro Corp. (the "Comparable Companies"). Smith Barney compared market values as multiples of historical and projected net income and adjusted market values (equity market value, plus total debt and preferred stock, less cash and cash equivalents) as multiples of, among other things, latest 12 months net revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Smith Barney also compared the debt to capitalization ratios, profits, profit margins, historical revenue growth and projected calendar earnings per share ("EPS") growth of the Comparable Companies with those of the Miracle-Gro Companies. EPS projections for the Comparable Companies were analyzed based on the consensus estimates of selected investment banking firms, and earnings projections for the Miracle-Gro Companies were analyzed based on internal estimates of the management of the Miracle-Gro Companies as adjusted by the Company's management. An analysis of multiples of projected calendar 1995 net income yielded a range of 9.1x to 16.1x with a mean of 12.9x, as compared to approximately 9.7x for the Miracle-Gro Companies. An analysis of multiples of latest 12 months EBITDA yielded a range of 5.3x to 12.7x with a mean of 8.9x, as compared to approximately 6.6x for the Miracle-Gro Companies. An analysis of five-year historical annual sales growth resulted in a range of (2.6%) to 11.8% with a mean of 4.7%, as compared to approximately 13.7% for the Miracle-Gro Companies. An analysis of projected earnings growth yielded a range of 7.2% to 22.5% with a mean of 12.6%, as compared to approximately 18.8% for the Miracle-Gro Companies. All multiples were based on closing stock prices as of January 19, 1995.

Selected Merger and Acquisition Transactions Analysis


        Using publicly available information, Smith Barney analyzed the purchase prices and implied transaction multiples in 16 selected mergers and acquisition transactions announced between 1990 and 1995, including Snapple Beverage Corp./Quaker Oats Co. and Neutrogena Corp./Johnson & Johnson in the single-product brand name consumer products industry and Grace-Sierra Horticultural Products Co./The Scotts Co. and Chevron Chemical Company-Ortho/Monsanto Co. in the fertilizer and lawn and garden care products industry (the "Selected Acquisitions"). Smith Barney compared transaction values as multiples of latest 12 month revenue and EBITDA. An analysis of multiples of latest 12 month revenue for the Selected Acquisitions yielded a range of 1.0x to 3.3x, with a mean of 2.1x, as compared to approximately 2.0x for the Miracle-Gro Companies (for fiscal 1994). An analysis of the multiples to EBITDA for the Selected Acquisitions yielded a range of 7.7x to 19.4x, with a mean of 9.0x, as compared to approximately 6.6x for the Miracle-Gro Companies (for fiscal 1994), which supports the opinion of Smith Barney attached hereto as Appendix II.



        No company, transaction or business used in the comparable company and selected merger and acquisitions transactions analyses as a comparison is identical to the Company, the Miracle-Gro Companies or the Merger Transactions. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments in order to identify the Comparable Companies and Selected Acquisitions. Factors specifically considered are differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.


Discounted Cash Flow Analysis


        Smith Barney performed discounted cash flow analyses of the projected Miracle-Gro Companies' cash flows for the fiscal years ended September 30, 1995 through 1999, assuming, among other things, discount rates of 10% to 14% (intended to reflect the Company's weighted average cost of capital) and terminal multiples (i.e., the multiples used to estimate the valuation of the Company at the end of the period) of 5x to 7x of EBITDA. Utilizing these assumptions, Smith Barney arrived at an equity valuation reference range for the Miracle-Gro Companies of approximately $266 million to $403 million, which supports the opinion of Smith Barney attached hereto as Appendix II.


Pro Forma Merger Analysis


        Smith Barney analyzed certain pro forma effects resulting from the Merger Transactions assuming a March 31, 1995 closing, the material effects of which were the enhanced credit statistics of the Company discussed below under "Other Facts and Comparative Analyses" and the impact of the Merger Transactions on the projected EPS of the Company for the fiscal years ended 1995 through 1999. The results of the pro forma merger analysis suggest that the Merger Transactions would be break-even with respect to EPS for fiscal 1994, break-even with respect to consensus EPS estimates of selected investment banking firms for fiscal 1995 and accretive for 1996 through 1999. The actual results achieved by the combined company may vary from projected results, and the variations may be material.

Other Facts and Comparative Analyses


        In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, of which the material ones are, a review of (i) the historical and projected financial results of the Company and the Miracle-Gro Companies, (ii) the history of trading prices for the Company's Common Shares and (iii) the expected effect of the Merger Transactions on selected credit statistics of the Company.


        Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay Smith Barney $450,000 upon delivery of its fairness opinion and a transaction fee of $1.8 million (reduced by the amount paid in respect of the delivery of the fairness opinion) upon consummation of the transaction. In the event the transactions contemplated by the Agreement are not consummated and the Company receives compensation in respect thereof, Smith Barney is entitled to receive a termination fee equal to 10% of such compensation (reduced by the amount paid in respect of the delivery of the fairness opinion). The Company also has agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and has agreed to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

        Smith Barney has advised the Company that, in the ordinary course of business, it may actively trade the equity and debt securities of the Company for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

        Smith Barney is a nationally recognized investment banking firm and was selected by the Company based on Smith Barney's experience and expertise.
Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of certain material federal income tax consequences of the Merger Transactions. The discussion is based on the Code, judicial decisions and administrative regulations, rulings and practices, all of which are subject to change. The following does not address any state, local or foreign income and other tax consequences of the Merger Transactions.

        Neither the Company nor the holders of the Company's Common Shares will recognize any gain or loss for federal income tax purposes as a result of the Merger Transactions.

        With respect to the Miracle-Gro Shareholders, the consummation of the Merger Transactions is conditioned, among other things, upon the receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel to the Miracle-Gro Companies, to the effect that each of the Merger and the Subsequent Mergers should constitute a tax-free reorganization pursuant to Section 368(a) of the Code. Such opinion will be conditioned and based on certain statements and representations which are expected to be made at the Effective Time by executives of the Miracle-Gro Companies and the Company, and is subject to the assumptions and limitations described therein. The opinion will not be binding on the Internal Revenue Service, nor will it preclude the Internal Revenue Service from taking a contrary position. Subject to these limitations, the following is a summary of the material federal income tax consequences of the Merger Transactions:

(i) each of the Merger Transactions should constitute a reorganization within the meaning of Section 368(a) of the Code, and the Company, Merger Subsidiary and each Miracle-Gro Company should each be a party to the respective reorganizations of which they are a part within the meaning of Section 368(b) of the Code;

(ii) no gain or loss should be recognized by the shareholders of a Miracle-Gro Company upon their receipt of shares of Class A Convertible Preferred Stock in a Merger Transaction in exchange for their shares of stock of the relevant Miracle-Gro Company;

(iii) each shareholder of a Miracle-Gro Company should, with respect to each Merger Transaction, recognize taxable income equal to the lesser of (x) the fair market value of the Warrants received by such shareholder in exchange for such shareholder's shares of stock of the relevant Miracle-Gro Company and (y) the difference between the aggregate fair market value of the shares of Class A Convertible Preferred Stock and the Warrants received by such shareholder in such Merger Transaction and such shareholder's tax basis in the stock of the relevant Miracle-Gro Company exchanged therefor;

(iv) the tax basis of a shareholder of a Miracle-Gro Company in the shares of Class A Convertible Preferred Stock received by such shareholder should be the same as such shareholder's tax basis in the stock of such Miracle-Gro Company exchanged therefor, decreased by the fair market value of the Warrants received and increased by any taxable income recognized by such shareholder in respect of such Merger Transactions;

(v) the tax basis of a shareholder of a Miracle-Gro Company in the Warrants received by such shareholder will be equal to the fair market value of the Warrants received; and

(vi) the holding period of the shares of Class A Convertible Preferred Stock in the hands of a shareholder of a Miracle-Gro Company should include the holding period of such shareholder's shares of stock of such Miracle-Gro Company exchanged therefor.

        The foregoing summary of federal income tax consequences is included herein for general information only and does not address the federal income tax consequences to all categories of Miracle-Gro Shareholders. EACH MIRACLE-GRO SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER TRANSACTIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


ANTITRUST CONSIDERATIONS



        Transactions such as the Merger Transactions are reviewed by the Antitrust Division or the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger Transactions cannot be consummated until such time as the requirements of the HSR Act have been satisfied. Certain information was filed with the Antitrust Division and the FTC under the HSR Act by the Company and the Miracle-Gro Companies on January 31, 1995. The Company and the Miracle-Gro Companies received a request for additional information and documentary material from the FTC on March 2, 1995. The respective waiting periods under the HSR Act will expire twenty days after substantial compliance by the Company and the Miracle-Gro Companies with the request unless such waiting periods are earlier terminated by the FTC or unless the parties agree to extend such waiting period. The Company and the Miracle-Gro Companies expect to file their respective information as promptly as practicable. The Merger Transactions cannot be consummated until the expiration or termination of the HSR Act waiting periods. Thereafter, the waiting period may be further extended only by court order.


        At any time before or after the Effective Time of the Merger Transactions, the Department of Justice or the FTC or a private person or entity could seek under the antitrust laws to enjoin the Merger Transactions or to cause the Company to divest itself, in whole or in part, of the Miracle-Gro Companies or of other businesses conducted by the Company. There can be no assurance that a challenge to the Merger Transactions will not be made or that, if such a challenge is made, the Company and the Miracle-Gro Companies will prevail.


ACCOUNTING TREATMENT

        The Merger Transactions will be accounted for by the Company under the "purchase" method of accounting in accordance with generally accepted accounting principles.


                                THE AGREEMENT


        This section of the Proxy Statement/Prospectus describes the material terms of the Agreement. The following description, however, does not purport to be complete and is qualified in its entirety by reference to the Agreement itself which is attached hereto as Appendix I and is incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.


TERMS OF THE AGREEMENT

        Pursuant to the Agreement, (1) Merger Subsidiary shall be merged with and into Miracle-Gro, whereupon Miracle-Gro will be the surviving corporation and a wholly-owned subsidiary of the Company; (2) immediately thereafter, (x) Nurseries will transfer all of its assets, including but not limited to all of its intellectual property rights, but none of its liabilities, to Miracle-Gro and (y) Miracle-Gro Delaware and Miracle-Gro UK will each merge with and into Miracle-Gro; and (3) immediately thereafter, Miracle-Gro shall be merged with and into New Miracle-Gro, which shall be the ultimate surviving corporation under the name "Scotts' Miracle-Gro Products, Inc." In connection with the Merger Transactions, the Miracle-Gro Shareholders, as a group, will receive in the aggregate 195,000 shares of Class A Convertible Preferred Stock and three separate series of warrants (collectively, the "Warrants"). See "DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY - Class A Convertible Preferred Stock" and "THE WARRANTS." As of the Effective Time of the Merger Transactions, the Class A Convertible Preferred Stock will be convertible into approximately 35% of the Company's Common Shares on a fully-diluted basis and the Warrants will be exercisable for an additional 3,000,000 of the Company's Common Shares, which, if exercised, would enable them to exercise, together with the Class A Convertible Preferred Stock, approximately 42% of the Total Voting Power.

        As a result of the Merger Transactions and as provided by the GCL and other applicable law, all the property, rights, privileges, powers and franchises of the Miracle-Gro Companies will vest in New Miracle- Gro, as the ultimate surviving corporation, and all debts, liabilities and duties of Miracle-Gro, Miracle-Gro Delaware and Miracle-Gro UK will become the debts, liabilities and duties of New Miracle-Gro, as the ultimate surviving corporation.

REPRESENTATIONS AND WARRANTIES

        The Agreement includes various customary representations and warranties of the parties for transactions of this type. Material representations and warranties by Miracle-Gro and the Miracle-Gro Shareholders cover (i) the Miracle-Gro Companies' organization and foreign qualification to do business;
(ii) execution, delivery and performance by the Miracle-Gro Companies of the Agreement and its valid and binding nature; (iii) the unanimous approval of the Merger Transactions by all of the outstanding capital shares of the Miracle-Gro Companies; (iv) non-contravention of the organizational documents of the Miracle-Gro Companies, provisions of applicable law or agreements and required consents and approvals; (v) the capitalization of the Miracle-Gro Companies; (vi) the accuracy of the financial statements of the Miracle-Gro Companies and other information provided to the Company; (vii) the absence of certain changes and the conduct of the business of the Miracle-Gro Companies since September 30, 1994; (viii) the absence of undisclosed material liabilities; (ix) pending or threatened litigation; (x) proper payment of taxes and the status of the Miracle-Gro Companies as S corporations (other than Nurseries) within the meaning of Section 1361(a)(1) of the Code; (xi) ERISA plans and liability; (xii) trademarks, patents, copyrights and other intellectual property rights; (xiii) material contracts; (xiv) compliance with applicable law; (xv) finders' fees; and (xvi) environmental compliance.


        With certain limited exceptions, the representations and warranties by the Company and Merger Subsidiary mirror the representations and warranties by Miracle-Gro and the Miracle-Gro Shareholders. In addition, the Company and Merger Subsidiary make representations and warranties as to (i) the Company's public financial statements and documents filed with the Commission and (ii) receipt of a fairness opinion from Smith Barney.

        The representations and warranties of each of the parties contain, variously, customary carve-outs for materiality, knowledge and previously disclosed information.

COVENANTS

        Pursuant to the Agreement, the Miracle-Gro Companies and the Miracle-Gro Shareholders, on the one hand, and the Company and Merger Subsidiary, on the other, have made various covenants customary for transactions of this type. Material covenants relate to (i) conduct of their respective businesses from the date of the Agreement through the Effective Time; (ii) access to information and confidentiality; (iii) solicitation or negotiation of competing offers; and (iv) notice of certain events. In addition, the parties have made certain joint covenants with respect to (a) using their best efforts to consummate the transactions contemplated by the Agreement; (b) cooperating in connection with the preparation of this Proxy Statement/Prospectus and obtaining all requisite consents, approvals or waivers; (c) public announcements; (d) further assurances; (e) responsibility for preparing and filing various pre- and post-Effective Time tax returns; and
(f) the qualification of the Merger Transactions as tax-free reorganizations within the meaning of Section 368(a) of the Code. In addition, the parties have agreed that prior to the Effective Time the Miracle-Gro Companies shall distribute $22 million to the Miracle-Gro

Shareholders, which amount represents the estimated earnings of the Miracle-Gro Companies from October 1, 1994 through the Effective Time, although there can be no assurance as to the amount of actual earnings. The Miracle-Gro
Companies may borrow funds to finance the payment of such distribution, and such distribution shall be made whether or not the earnings actually equal or exceed $22 million for such period. To the extent that such earnings exceed $22 million, the Company shall indemnify, or gross-up, the Miracle-Gro Shareholders for taxes on up to $1 million of excess earnings by the Miracle-Gro Companies from October 1, 1994 through the Effective Time.


        The covenants of each of the parties contain, variously, customary carve-outs for materiality, knowledge and previously disclosed information.

STANDSTILL PROVISIONS


        The Agreement provides for certain voting rights of and certain voting restrictions on the Miracle- Gro Shareholders. The Agreement also limits the ability of the Miracle-Gro Shareholders to acquire additional Voting Stock of the Company or to transfer the Class A Convertible Preferred Stock, the Warrants or the underlying Common Shares. These provisions will have a significant effect on the management and day- to-day operations of the Company. Investors in the Company, therefore, should consider carefully, in addition to the other information contained in this Proxy Statement/Prospectus, the following summary of the material provisions:


Board of Directors

        The Agreement provides that, assuming that the shareholders of the Company approve Proposal Nos. 4 and 5 herein, the Miracle-Gro Shareholders, through the Shareholder Representative, shall be entitled to designate three directors (one in each of the newly created classes) (the "Miracle-Gro Directors") to sit on a newly expanded twelve person Board of Directors. Thereafter, until the earlier of the fifth anniversary of the Effective Time (the "Standstill Period") and such time as Miracle-Gro Shareholders no longer beneficially own at least 19% of the Voting Stock, the Shareholder Representative will continue to be entitled to designate three of twelve members of the Board of Directors. To the extent that the Company maintains an Executive Committee and/or a Nominating Committee, such committee(s) shall consist of four members, one of which shall be a Miracle-Gro Director. In addition, to the extent that any of the Miracle-Gro Directors is qualified, under the applicable requirements of the Code, the by-laws of the National Association of Securities Dealers, Inc. or otherwise, to sit on the Audit or Compensation Committees of the Board of Directors or any newly created committee, one of such Miracle-Gro Directors shall be entitled to sit on such committee(s) to the same extent, and on the same basis, as the other members of the Board of Directors. Following the Standstill Period or such time as the Miracle-Gro Shareholders cease to own at least 19% of the Voting Stock, the Miracle-Gro Shareholders will have no contractual right to, and the Company will not be able to restrict, the election of directors.

Voting Restrictions

        Until the earlier of the end of the Standstill Period and such time as the Miracle-Gro Shareholders cease to own at least 19% of the Voting Stock, the Miracle-Gro Shareholders will be required to vote their shares of Class A Convertible Preferred Stock and Common Shares (i) for the Company's nominees to the Board of Directors, in accordance with the recommendation of the Board of Directors' Nominating Committee and (ii) on all matters to be voted on by holders of Voting Stock, in accordance with the recommendation of the Board of Directors, except with respect to a proposal as to which shareholder approval is required under the GCL relating to (a) the acquisition of Voting Stock of the Company, (b) a merger or consolidation, (c) a sale of all or substantially all of the assets of the Company, (d) a recapitalization of the Company or (e) an amendment to the Company's Amended Articles of Incorporation or Code of Regulations which would materially adversely affect the rights of the Miracle-Gro Shareholders. The Company has agreed that, without the prior consent of the Shareholder Representative, it shall not (x) issue Voting Stock (or Voting Stock equivalents) constituting in the aggregate more than 12.5% of Total Voting Power (other than pursuant to employee benefit plans in the ordinary course of business) or (y) in a single transaction or a series of related transactions, make any acquisition or disposition of assets which would require disclosure pursuant to Item 2 of Form 8-K under the Exchange Act; provided, however, that if five-sixths of the Board of Directors determine that it is in the best interests of the Company to make an acquisition pursuant to clause (y), such acquisition may be made without the consent of the Shareholder Representative. In addition, during the Standstill Period, the Miracle-Gro Shareholders will be limited in their ability to enter into any voting trust agreement without the Company's consent or to solicit proxies or become a participant in any election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange
Act) relating to the election of directors of the Company. Following the Standstill Period or such time as the Miracle-Gro Shareholders cease to own at least 19% of the Voting Stock, the voting restrictions provided in the Agreement will expire. The Miracle-Gro Shareholders consist of: Horace Hagedorn who will receive 17,196 shares of the Company's Class A Convertible Preferred Stock and Warrants to purchase 2,933,358 Common Shares in connection with the Merger Transactions, James Hagedorn, Katherine Hagedorn Littlefield, Paul Hagedorn, Peter Hagedorn, Robert Hagedorn and Susan Hagedorn, each of whom will receive 28,912 shares of Class A Convertible Preferred Stock in connection with the Merger Transactions; and John Kenlon who will receive 4,332 shares of Class A Convertible Preferred Stock and Warrants to purchase 66,642 Common Shares in connection with the Merger Transactions. The Miracle-Gro Shareholders intend to vote their shares as a block and otherwise act in concert with respect to such shares. In furtherance thereof, the Miracle-Gro Shareholders (other than John Kenlon) may enter into a shareholders' agreement and may contribute their shares to a limited partnership, voting trust or other entity. John Kenlon has agreed to vote his shares as directed by the other Miracle-Gro Shareholders and to grant such Shareholders a right of first refusal on his shares.


Standstill Restrictions

        The Agreement provides that during the Standstill Period, the Miracle-Gro Shareholders shall not acquire, directly or indirectly, beneficial ownership of Voting Stock representing more than 43% of Total Voting Power.
For purposes of calculating beneficial ownership of Voting Stock against the Standstill Percentage, Common Shares underlying unexercised Warrants or any subsequently granted employee stock options will not be included. However, the terms of the Warrants provide (and the terms of any such employee stock options likely will provide) that, if exercised during the Standstill Period and to the extent that such exercise would increase the aggregate beneficial ownership of the Miracle-Gro Shareholders to more than 43% of Total Voting Power, such exercise may only be for cash and not for Common Shares. See "THE WARRANTS." To the extent that a recapitalization of the Company or a Common Share repurchase program by the Company increases the aggregate beneficial ownership of the Miracle-Gro Shareholders to an amount in excess of 44% of Total Voting Power, the Miracle-Gro Shareholders will be required to divest themselves of sufficient shares of Voting Stock to fall within the 44% of Total Voting Power limit. The Company has agreed that it will use reasonable efforts to ensure that employee stock options are funded with Common Shares repurchased in the open market rather than newly issued Common Shares.

        The Miracle-Gro Shareholders have agreed that, after the Standstill Period, they will not acquire, directly or indirectly, beneficial ownership of Voting Stock representing more than 49% of Total Voting Power except pursuant to a tender offer for 100% of Total Voting Power, which tender offer is conditioned upon the receipt of at least a majority of the Voting Stock beneficially owned by shareholders of the Company other than the Miracle-Gro Shareholders and their Affiliates and Associates.


Restrictions on Transfers

        During the Standstill Period, the Agreement provides that no Miracle-Gro Shareholder may transfer any Common Shares upon conversion of the Class A Convertible Preferred Stock or exercise of the Warrants, except (i) to the Company or any Person approved by the Company; (ii) to a Permitted Transferee who agrees in writing to abide by the provisions of the Agreement;
(iii) pursuant to a merger or consolidation of the Company or a plan of liquidation which has been approved by the Company's Board of Directors; (iv) in a bona fide public offering registered under the Securities Act and designed to prevent any Person or group from acquiring beneficial ownership of 3% or more of Total Voting Power; (v) subject to the Company's right of first offer, pursuant to Rule 145 or Rule 144A under the Securities Act, provided that such sale would not knowingly result in any Person or group's acquiring beneficial ownership of 3% or more of Total Voting Power and all such sales by the Miracle-Gro Shareholders within the preceding three months would not exceed, in the aggregate, the greatest of the limits set forth in Rule 144(e)(1) under the Securities Act; (vi) in response to a tender offer made by or on behalf of the Company or with the approval of the Company's Board of Directors; or (vii) subject to the Company's right of first offer, in any other transfer which would not to the best knowledge of the transferring Miracle-Gro Shareholder result in any Person or group's acquiring beneficial ownership of 3% or more of Total Voting Power.

        Neither the Class A Convertible Preferred Stock nor, during the Standstill Period, the Warrants may be transferred except (i) to the Company or any Person or group approved by the Company; (ii) to a Permitted Transferee who agrees in writing to abide by the provisions of the Agreement; (iii) pursuant to a merger or consolidation of the Company or a plan of liquidation; or (iv) with respect to Class A Convertible Preferred Stock representing no more than 15% of the Voting Stock on a fully diluted basis or any number of Warrants: (A) subject to the Company's right of first offer, pursuant to Rule 145 or Rule 144A under the Securities Act, provided that such sale would not knowingly result in any Person or group's acquiring beneficial ownership of 3% or more of Total Voting Power and all such sales by the Miracle-Gro Shareholders within the preceding three months would not exceed, in the aggregate, the greatest of the limits set forth in Rule 144(e)(1) under the Securities Act; or (B) subject to the Company's right of first offer, in any other transfer which would not to the best knowledge of the transferring Miracle-Gro Shareholder result in any Person or group's acquiring beneficial ownership of 3% or more of Total Voting Power. For purposes of clauses (A) and (B) only, the Company's right of first offer with respect to shares of Class A Convertible Preferred Stock would be at a price equal to (x) the aggregate Market Price of the Common Shares into which such shares of Class A Convertible Preferred Stock could be converted at the time of the applicable Transfer Notice multiplied by (y) 105%.

        Following the Standstill Period, the Warrants and the Common Shares underlying the Warrants and the Class A Convertible Preferred Stock are freely transferable, subject to the requirements of the Securities Act and applicable law.

CONDITIONS

        The respective obligations of the Company, Merger Subsidiary, Miracle-Gro and the Miracle-Gro Shareholders to consummate the Merger Transactions are conditioned upon, among other things, (i) the Company's receipt of a consent under the Third Amended and Restated Credit Agreement, dated as of April 7, 1992, as amended (the "Existing Credit Agreement"), among the Company, the Banks listed therein and Chemical Bank, as Agent, and the provisions therein relating to restricted payments, operating and financial condition ratios and events of default having been amended in contemplation of the transactions contemplated by the Agreement in a manner reasonably satisfactory to the Miracle-Gro Companies; (ii) the Company's receipt of a consent by certain holders of the Company's outstanding 9-7/8% Senior Subordinated Notes due August 1, 2004, pursuant to the terms of the Indenture dated as of June 1, 1994, as supplemented, between the Company and Chemical Bank, as trustee; (iii) the approval by the Company's shareholders of Proposal Nos. 1, 2, 4 and 5 as set forth in this Proxy Statement/Prospectus; (iv) expiration or termination of the applicable waiting period under the HSR Act;
(v) the absence of any applicable law or regulation or judgment, injunction, order or decree which prohibits the consummation of the Merger Transactions;
(vi) the receipt of all material required authorizations, consents, waivers, orders or approvals and the making of all material required filings, notices and declarations; and (vii) the registration statement on Form S-4 relating to the sale of the Class A Convertible Preferred Stock and the Warrants having been declared effective.


        The obligations of the Company and Merger Subsidiary to consummate the Merger Transactions are further conditioned upon, among other things, (i) the material accuracy of the representations and warranties of the Miracle-Gro Companies and the Miracle-Gro Shareholders and the material performance by them of their respective agreements and covenants required by the Agreement, along with receipt by the Company of a certificate signed by the Chief Executive Officer and Chief Financial Officer of Miracle-Gro to such effect; (ii) the absence of any material adverse change in the business, results of operations or condition (financial or otherwise) of the Miracle-Gro Companies and a certificate of the Chief Executive Officer of Miracle-Gro to such effect; and
(iii) the receipt by the Company of Employment Agreements executed by Horace Hagedorn, John Kenlon and James Hagedorn (see "ELECTION OF DIRECTORS - Executive Compensation - Miracle-Gro Employment Agreements").

        The obligations of Miracle-Gro and the Miracle-Gro Shareholders to consummate the Merger Transactions are further conditioned upon, among other things, (i) the material accuracy of the representations and warranties of the Company and Merger Subsidiary and the material performance by them of their respective agreements and covenants required by the Agreement, along with receipt by Miracle-Gro of a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to such effect; (ii) the absence of any material adverse change in the business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, and a certificate of the Chief Executive Officer of the Company to such effect; and (iii) the receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom, substantially in the form attached to the Agreement, to the effect that each of the Merger and the Subsequent Mergers should constitute a tax-free reorganization under Section 368(a) of the Code.

WAIVERS AND AMENDMENTS

        The conditions to consummation of the Merger Transactions may be waived at any time by the party or parties for whose benefit they were created.
Except in certain limited circumstances, the Agreement may be amended at any time by written agreement of the parties.

TERMINATION

        The Agreement may be terminated and the Merger Transactions may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Proposals contained in this Proxy Statement/Prospectus) (i) by mutual written consent of the parties; (ii) by any party if the Merger has not been consummated by September 30, 1995; (iii) by any party if, prior to the Effective Time, the Market Price of the Company's Common Shares shall be less than the Target Amount for ten consecutive trading days, the "Target Amount" being the lesser of $12 per share and the amount determined by multiplying $12 by a percentage equal to 100% minus the percentage decline, if any, in the Standard & Poors 500 Index from the date of the Agreement through the beginning of the ten consecutive trading day period; (iv) by any party in the event of any law or regulation prohibiting the Merger or of any final and unappealable judgment, injunction, order or decree enjoining the Company or any Miracle-Gro Company from consummating any of the Merger Transactions; and (v) by any party upon a breach of any representation, warranty, covenant or agreement on the part of the other party, or if any representation or warranty of the other party becomes untrue, in each case such that the conditions set forth above under "THE AGREEMENT - Conditions" would be incapable of being satisfied by September 30, 1995. In the event of termination, the Agreement shall become void except that certain provisions relating to confidentiality and expenses shall survive such termination.

INDEMNIFICATION

        The Agreement provides that, subject to certain time limitations (in the case of the tax representations, until expiration of the applicable statutory period of limitations, and in the case of all other representations until the Effective Time), Miracle-Gro and each Miracle-Gro Shareholder, on the one hand, and the Company and Merger Subsidiary, on the other, have agreed to indemnify, defend and hold the other party harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) incurred or suffered by such other party as a result of any misrepresentation or breach of warranty, covenant or agreement contained in the Agreement. There are no monetary limitations on such indemnification.

EXPENSES

        Whether or not the Merger Transactions are consummated, all costs and expenses incurred in connection with the Agreement will be borne by the party incurring them. All applicable sales, use or transfer taxes, if any, and all capital gains or income taxes of the Miracle-Gro Shareholders or any Miracle-Gro Company that may be due and payable as a result of any of the Merger Transactions or the transactions contemplated by the Agreement, whether levied on the Company, Merger Subsidiary, any Miracle-Gro Company or any Miracle-Gro Shareholder, shall be borne by the Miracle-Gro Shareholders.

                                PROPOSAL NO. 1

        PROPOSAL TO APPROVE ACQUISITION OF ONE-THIRD OR MORE BUT LESS
              THAN A MAJORITY OF THE VOTING POWER OF THE COMPANY

        The Miracle-Gro Shareholders, according to the acquiring person statement provided by them to the Company pursuant to Section 1701.831 of the GCL, do not currently own any Common Shares of the Company. As described above (see "THE AGREEMENT"), at the Effective Time of the Merger Transactions they will receive 195,000 shares of Class A Convertible Preferred Stock of the Company. Each share of Class A Convertible Preferred Stock is entitled to that number of votes per share equal to the number of Common Shares into which such Class A Convertible Preferred Stock could be converted at the date of determination. As of the date hereof, each share of Class A Convertible Preferred Stock would be entitled to approximately 52.6 votes per share. See "DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY - Class A Convertible Preferred Stock." As a result, immediately following the Merger Transactions, the Miracle-Gro Shareholders, as a group, would be able to exercise approximately 35% of the voting power of the Company.

        Section 1701.831 of the GCL defines a "control share acquisition" to include an acquisition of the Company's shares which would give the acquiring person voting power falling within one of the following three categories: (a) one-fifth or more but less than one-third of the voting power, (b) one-third or more but less than a majority of the voting power, and (c) a majority or more of the voting power. See "PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS." The Acquisition constitutes such a "control share acquisition." Pursuant to the GCL, approval of any "control share acquisition" of a public company must be submitted to the company's shareholders. The Miracle-Gro Shareholders have delivered to the Company the acquiring person statement required by the GCL, a copy of which is attached hereto as Appendix III and made a part hereof. At the Annual Meeting, shareholders of the Company will be asked to consider a proposal to allow the Miracle-Gro Shareholders, as a group, to complete a "control share acquisition" with respect to the Company's shares.

EFFECT OF APPROVAL OF ACQUISITION

        If the Acquisition is approved and the Merger Transactions are consummated, the Miracle-Gro Shareholders also will receive Warrants to purchase an additional 3,000,000 Common Shares of the Company. Approval of the Acquisition will enable the Miracle-Gro Shareholders to acquire additional voting securities of the Company, on exercise of the Warrants or otherwise, so long as they do not acquire securities evidencing more than a majority of the voting power of the Company. Until the fifth anniversary of the Effective Time of the Merger, however, the Miracle-Gro Shareholders have agreed that they will not acquire securities having more than 43% (or, in certain limited circumstances, 44%) of the voting power of the Company. See "THE AGREEMENT -

Standstill Provisions - Standstill Restrictions" for additional restrictions on the power of the Miracle-Gro Shareholders to acquire additional Common Shares of the Company.

RECOMMENDATION AND VOTE


        For the Acquisition to be approved, the affirmative vote of the holders of a majority of the voting power of the Company represented at the Annual Meeting and the affirmative vote of the holders of a majority of the portion of such voting power excluding "Interested Shares" is required. At least a majority of the voting power of the Company, and a majority of the portion of such voting power excluding the voting power of "Interested Shares," must be represented at the Annual Meeting in person or by proxy. "Interested Shares" are defined by the GCL to include (i) shares held by the Acquiring Person (i.e., the Miracle-Gro Shareholders, as a group), (ii) shares held by an officer of the Company elected or appointed by the Board of Directors, (iii) shares held by employees of the Company who are also directors and (iv) shares purchased after a control share acquisition is announced if the aggregate consideration paid by the person acquiring such shares exceeds $250,000 or the number of shares acquired exceeds one-half of one percent of the voting power of the Company. As indicated elsewhere in this Proxy Statement/Prospectus, officers and directors as a group own approximately 9% of the Company's outstanding Common Shares, and the Miracle-Gro Shareholders do not currently own any outstanding Common Shares. The officers and directors of the Company have indicated their intent to vote in favor of the Acquisition; however, substantially all of such shares will be excluded from the second vote as "Interested Shares."


        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED CONTROL SHARE ACQUISITION OF ONE-THIRD OR MORE BUT LESS THAN A MAJORITY OF THE VOTING POWER OF THE COMPANY.


                                PROPOSAL NO. 2

                   PROPOSED AMENDMENT TO ARTICLE FOURTH OF
                    THE AMENDED ARTICLES OF INCORPORATION

PROPOSED AMENDMENT

        The Amended Articles of Incorporation of the Company currently authorize 35,000,000 shares, all of which are Common Shares, each without par value. Each Common Share entitles the holder thereof to one vote on each matter properly submitted to the shareholders for their vote.

        The Board of Directors proposes that the shareholders adopt an amendment to the Amended Articles of Incorporation increasing the authorized number of Common Shares from 35,000,000 shares to 50,000,000 shares and authorizing 195,000 voting preferred shares designated Class A Convertible Preferred Stock. Proposed amended Article FOURTH is set forth in Appendix IV attached hereto and made a part hereof. The following summary of the proposed amendment is qualified in its entirety by reference to Appendix IV.

        The terms of the Class A Convertible Preferred Stock were negotiated with the Miracle-Gro Shareholders and are part of the Agreement. Dividends will be payable on the Class A Convertible Preferred Stock at the rate of $50.00 per share per year. Dividends will be cumulative and will be payable quarterly. In the event that the Company fails to pay all or any portion of the accrued but unpaid dividends for two consecutive quarters, the Miracle-Gro Shareholders shall be entitled to elect three additional directors on an expanded Board until such time as the accrued but unpaid dividends are paid to the holders of the Class A Convertible Stock, at which time such new directors shall be removed and the Board of Directors shall be reduced to the number in effect immediately prior to the increase. In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A Convertible Preferred Stock will be entitled to receive $1,000 per share, plus accumulated unpaid dividends, before any amount will be paid to the holders of the Common Shares. Each share of Class A Convertible Preferred Stock will be entitled to the number of votes equal to the number of Common Shares into which it is convertible and will vote together with the Common Shares as a single class. Each share of the Class A Convertible Preferred Stock will be convertible at any time into the number of Common Shares determined by dividing $1,000 by the Conversion Price, initially $19 per Common Share subject to adjustment in the event of stock dividends, stock splits, share combinations, asset distributions, recapitalizations and similarly dilutive events. See "DESCRIPTION OF THE CAPITAL STOCK - Class A Convertible Preferred Stock." The Class A Convertible Preferred Stock will be subject to redemption at any time after five years from the date of issuance, for $1,000 per share plus accrued, unpaid dividends.

EFFECT OF ADOPTION OF AMENDMENT

        Pursuant to the Agreement, the 195,000 shares of Class A Convertible Preferred Stock are to be issued to the Miracle-Gro Shareholders. The current Amended Articles of Incorporation do not authorize a class of preferred shares. Therefore, the Merger Transactions cannot be consummated unless this amendment to the Amended Articles of Incorporation is adopted.

        The existing shareholders will have no preemptive rights to acquire any of the shares to be issued in connection with the Merger Transactions.

        If the proposed amendment is adopted, the additional Common Shares will be available, free from any preemptive rights, for issuance from time to time to such persons and for such considerations as the Board of Directors may determine, without necessarily requiring further action by the shareholders. The Common Shares may be used for various corporate purposes, including stock splits and dividends, acquisitions, public offerings and stock options and other employee benefit plans. Depending on the terms thereof, the issuance of the additional Common Shares and preferred shares may have a dilutive effect on the equity interest of the Company's then-existing shareholders. Except for the transactions described herein, there are no present plans to issue any of the additional Common Shares which will be authorized by the adoption of the amendment to Article FOURTH, nor are there any pending negotiations, discussions, agreements or understandings which would involve the issuance of any of such shares.

RECOMMENDATION AND VOTE

        The affirmative vote of the holders of two-thirds of the outstanding Common Shares is required to approve the amendment.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT.

                                PROPOSAL NO. 3

                PROPOSED AMENDMENT TO ADOPT NEW ARTICLE NINTH
                   OF THE AMENDED ARTICLES OF INCORPORATION

PROPOSED AMENDMENT

        If adopted, Article NINTH would require the affirmative vote of at least two-thirds of the voting power of the Company to authorize any of the following transactions: (1) a further amendment to Article NINTH of the Amended Articles of Incorporation, (2) a merger or consolidation of the Company with another corporation and requiring shareholder approval, (3) a combination or majority share acquisition involving the issuance of shares of the Company and requiring shareholder approval, (4) a sale or other disposition of all or substantially all of the assets of the Company and (5) a dissolution of the Company. On all other matters, the affirmative vote of a majority of the voting power of the Company would be required. Proposed Article NINTH is set forth in Appendix V attached hereto and made a part hereof.

EFFECT OF ADOPTION OF AMENDMENT

        Under Ohio law and the Amended Articles of Incorporation, each of the transactions listed above currently requires the affirmative vote of at least two-thirds of the voting power of the Company. The proposed amendment fixes this voting requirement in the Amended Articles of Incorporation so that it cannot be affected by changes in Ohio law. In addition, the proposed amendment will make the adoption of future amendments to the Amended Articles of Incorporation -- other than an amendment to change the vote required to authorize the listed transactions -- easier by reducing the vote required from two-thirds to a majority.

RECOMMENDATION AND VOTE

        The affirmative vote of the holders of two-thirds of the outstanding Common Shares is required to approve the amendment.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT.


                            PROPOSAL NOS. 4 AND 5

                     PROPOSED AMENDMENTS TO SECTION 2.02
                          OF THE CODE OF REGULATIONS

PROPOSED AMENDMENTS TO SUBPARAGRAPHS (A) AND (B) (PROPOSAL NO. 4)

        Ohio law permits the regulations of an Ohio corporation to provide for the classification of directors into separate classes of not fewer than three directors per class. The Board of Directors proposes to amend Subparagraphs
(A) and (B) of Section 2.02 of the Code of Regulations by deleting them in their entirety and substituting therefor new Subparagraphs (A) and (B). The proposed amendments are set forth in Appendix VI attached hereto and made a part hereof. The following summary of the proposed amendments is qualified in its entirety by reference to Appendix VI.

        Under existing Section 2.02(A) and (B) of the Company's Code of Regulations, the number of directors is nine; the number of directors can be changed by the affirmative vote of the holders of a majority of the voting shares of the Company; directors serve for terms of one year and each director is elected annually for a term of one year.

        The proposed amendments to Section 2.02(A) and (B) provide that, until changed as provided in Section 2(C) of proposed Article FOURTH of the Amended Articles of Incorporation, by action of the directors or by amendment of the Code of Regulations, the number of directors shall be nine, divided into three uniform classes. If the amendment is adopted, three directors will be elected to serve initially for one year, three directors will be elected to serve initially for two years and three directors will be elected to serve for three years. The election of each class will be a separate election. At each annual meeting after the 1995 Annual Meeting, directors will be elected to serve for terms of three years so that the term of one class of directors shall expire in each year.

PROPOSED AMENDMENT TO SUBPARAGRAPH (C) (PROPOSAL NO. 5)

        Existing Section 2.02(C) of the Code of Regulations gives the directors the power to change the number of directors and to fill any vacancy which is created by an increase in the number of directors; provided, however, that the number of directors may not be less than three. The proposed amendment to
Section 2.02(C) eliminates the authority of the directors to increase the number of directors to more than twelve. The proposed amendment to Section 2.02(C) is set forth in Appendix VI attached hereto and made a part hereof.

EFFECT OF ADOPTION OF AMENDMENTS

        Pursuant to the Agreement, the Company has agreed, at the Effective Time of the Merger Transactions, to take such action as may be necessary to increase the number of directors to twelve, divided into three classes of four directors each, and to fill the vacancy in each class with a director designated by the Miracle-Gro Shareholder Representative. See "THE AGREEMENT - Standstill Provisions - Board of Directors." It is currently anticipated that Horace Hagedorn, John Kenlon and James Hagedorn will be elected directors of the Company following the Merger Transactions. See "ELECTION OF DIRECTORS - Miracle-Gro Directors."

        Approval of the proposed amendments to Subparagraphs (A), (B) and (C) of Section 2.02 is a condition precedent to the Merger Transactions. If either of the proposed amendments to Section 2.02 is not adopted, the Merger Transactions cannot be consummated unless the parties to the Agreement agree to waive the condition precedent.

        Although there has been no significant problem of continuity in the past, the establishment of three- year terms provides for the greatest possible degree of continuity of director service, and may assist in attracting qualified candidates for election as directors.

        A classified board may deter certain mergers, tender offers or other future takeover attempts which some or a majority of shareholders may deem to be in their best interests. In addition, a classified board would generally prevent shareholders who do not approve of the policies of the Board of Directors from replacing a majority of the Board for two years, unless, assuming adoption of Proposal No. 6, they can obtain the vote of the holders of two-thirds of the voting power to amend the Code of Regulations to eliminate the classified board. The amendments, if adopted, would be applicable to every election of directors, not just to elections occurring after a change in control of the Company. See "PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS."

        If the proposed amendment to Subparagraphs (A) and (B) of Section 2.02 is adopted, the shareholders could change the number of directors only by amending the Code of Regulations. See "PROPOSED AMENDMENT TO SECTION 6.01 OF THE CODE OF REGULATIONS."

RECOMMENDATION AND VOTE

        The affirmative vote of the holders of a majority of the outstanding Common Shares is required to adopt the amendments.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 4 AND PROPOSAL NO. 5.

                                PROPOSAL NO. 6

                      PROPOSED AMENDMENT TO SECTION 6.01
                          OF THE CODE OF REGULATIONS

PROPOSED AMENDMENT


        Currently, Section 6.01 of the Code of Regulations provides that the Regulations can be amended, or new Regulations adopted, by the affirmative vote of the holders of a majority of the voting power of the Company. If the proposed amendment to Subparagraphs (A) and (B) of Section 2.02 of the Code of Regulations is adopted, it is proposed to amend Section 6.01 to increase the vote required to amend Sections 1.02 (Calling of Meetings), 2.02 (Number of Directors and Term of Office) and 6.01 (Amendments) to two-thirds of the voting power of the Company. If the proposed amendment to Subparagraphs (A) and (B) of Section 2.02 of the Code of Regulations is not adopted, it is proposed to amend Section 6.01 to increase the vote required to amend only Sections 1.02 and 6.01 to two-thirds. The proposed amendments to Section 6.01 of the Code of Regulations are set forth in Appendix VII attached hereto and made a part hereof.


EFFECT OF ADOPTION OF AMENDMENT

        Section 1.02 of the Regulations provides that the holders of a majority of the voting power of the Company can call a meeting of shareholders. Under Ohio law, a lesser percentage of the voting power could call a shareholders' meeting if the Regulations so specified. The proposed amendment will make it more difficult to amend Section 1.02 to reduce the percentage of the voting power required to call a meeting.

        The proposed amendment will also protect the classified board in new
Section 2.02(A) and (B) if it is adopted. As noted above, the classified board may deter certain mergers, tender offers or other future takeover attempts which some or a majority of shareholders may deem to be in their best interests. In addition, a classified board would generally prevent shareholders who do not approve of the policies of the Board of Directors from replacing a majority of the Board for two years, unless, assuming adoption of this Proposal No. 6, they can obtain the vote of the holders of two-thirds of the voting power to amend the Code of Regulations to eliminate the classified board. See "PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS." If Subparagraphs
(A) and (B) of Section 2.02 are not amended to create a classified board, the proposed amendment to Section 6.01 will not include Section 2.02.

        Finally, the proposed amendment will make it more difficult to amend the Code of Regulations in the future by increasing to two-thirds the vote required to adopt such amendments.

RECOMMENDATION AND VOTE

        The affirmative vote of the holders of a majority of the outstanding Common Shares is required to adopt the amendment.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT.

                 PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS

        The proposal to amend the Code of Regulations to classify the Board of Directors, together with the proposed amendment to Section 6.01 of the Regulations to protect the classified board and the procedure for calling shareholder meetings, may have an anti-takeover impact and may make tender offers, proxy contests and certain mergers more difficult. See "PROPOSED "AMENDMENTS TO SECTION 2.02 OF THE CODE OF REGULATIONS" and "PROPOSED AMENDMENT TO SECTION 6.01 OF THE CODE OF REGULATIONS."

        Except for the Acquisition, the Board of Directors is not aware of any efforts to obtain control of the Company or to effect substantial accumulations of the Common Shares.

        The Amended Articles of Incorporation and Code of Regulations of the Company do not presently contain any provisions intended by the Company to have or, to the knowledge of the Board of Directors having, an anti-takeover effect. Ohio law, however, contains several provisions, applicable to the Company, which are designed to encourage potential acquirors to make financially attractive, non-coercive offers and to negotiate directly with the Board of Directors. The following paragraphs outline these Ohio statutory provisions and their effects.

        Section 1701.831 of the GCL (the "Ohio Control Share Acquisition Statute") requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person (including any individual, partnership, corporation, limited liability company, society, association or two or more persons who have a joint or common interest) of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of 20% or more (but less than 33 1/3%) of the voting power of the corporation in the election of directors or 33 1/3% or more (but less than a majority) of such voting power or a majority or more of such voting power. Under the GCL, the control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also employees of the corporation.

        The purpose of the Ohio Control Share Acquisition Statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Ohio Control Share Acquisition Statute grant to the shareholders of the Company the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of the Company were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their Common Shares if the implementation of the proposal is approved.

        The Ohio Control Share Acquisition Statute applies not only to traditional tender offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Ohio Control Share Acquisition Statute could render approval of any control share acquisition difficult in that a majority of the voting power of the Company, excluding "interested shares," must be represented at the meeting and must be voted in favor of the acquisition. It is recognized that any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive.
On the other hand, the need on the part of the acquiring person to convince the shareholders of the Company of the value and validity of his offer may cause such offer to be more financially attractive in order to gain shareholder approval.

        Chapter 1704 of the GCL (the "Merger Moratorium Statute") generally prohibits a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and a person that owns, alone or with other related parties, shares representing at least 10% of the voting power of the corporation (an "Interested Shareholder") for a period of three years after such person becomes an Interested Shareholder, unless, prior to the date that the Interested Shareholder became such, the directors approve either the transaction or the acquisition of the corporation's shares that resulted in the person becoming an Interested Shareholder. Following the three-year moratorium period, the corporation may engage in covered transactions with an Interested Shareholder only if, among other things, (i) the transaction receives the approval of the holders of 2/3 of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder or (ii) the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation's shares or the amount that would be due the shareholders if the corporation were to dissolve. The Merger Moratorium Statute is designed to prevent many of the self-dealing activities that often accompany highly-leveraged acquisitions by prohibiting an Interested Shareholder from using the corporation or its assets or shares for his special benefit. The Merger Moratorium Statute will encourage potential tender offerors to negotiate with the Board of Directors of the Company to ensure that the shareholders of the Company receive fair and equitable consideration for their shares.
However, the Merger Moratorium Statute presents potential pitfalls for unwary shareholders. Close attention to the impact of common corporate actions, such as the grant of employee stock options and loans to Interested Shareholders in the ordinary course of business, is necessary to determine whether such actions are encompassed by the Merger Moratorium Statute.


        Because the Board of Directors has approved the Acquisition, the Merger Moratorium Statute will not be triggered by the Acquisition.

        Section 1707.041 of the GCL provides in part that no offeror may make a control bid pursuant to a tender offer or a request or invitation for tenders unless, on the day the offeror commences a control bid, it files with the Ohio Division of Securities (the "Securities Division") and the target company certain information in respect of the offeror, his ownership of the company's shares and his plans for the company (including, among other things, plans to terminate employee benefit plans, close any plant or facility or reduce the work force). If the Securities Division determines that the offeror's disclosures are inadequate, it must act within three calendar days from the date of the offeror's filing to issue a suspension order. If a bid is suspended, a hearing must be held within ten calendar days from the date of the Securities Division's suspension order. The hearing procedure must be completed no later than sixteen calendar days after the date on which the suspension was imposed. A control bid is the purchase of or offer to purchase any equity security of an issuer with certain connections to Ohio from a resident of Ohio if (i) after the purchase of such security, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of the issued and outstanding equity securities of the issuer or (ii) the offeror is the issuer, there is a pending control bid by a person other than the issuer and the number of the issued and outstanding shares of the company would be reduced by more than 10%. Section 1707.041 does not apply when the offeror or the target company is a bank, a bank holding company or a savings and loan holding company and the control bid is subject to approval by the appropriate federal regulatory agency.

        Section 1707.043 of the Ohio Revised Code (the "Profit Recovery Statute") permits an Ohio corporation to recover any profit realized from the disposition of equity securities of the corporation by a person or group who made a proposal to acquire control of the corporation within eighteen months before the disposition of the equity securities. Certain profits are not recoverable pursuant to the Profit Recovery Statute, including profits that do not exceed $250,000 in the aggregate, profits with respect to securities that were acquired prior to April 11, 1990 or more than eighteen months prior to the date on which the acquisition proposal was made and profits realized by a person or group that establishes in court that its motives were not manipulative.

        Neither Section 1707.041 nor Section 1707.043 is applicable to the Acquisition.

                                PROPOSAL NO. 7

                            ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

        If the proposed amendment to Subparagraphs (A) and (B) of Section 2.02 of the Code of Regulations of the Company is adopted, three directors will be elected initially for terms of one year, three directors will be elected initially for terms of two years and three directors will be elected for terms of three years, as indicated below. The election of each class of directors shall be a separate election. If the proposed amendment to Subparagraphs (A) and (B) of Section 2.02 of the Code of Regulations of the Company is not adopted, nine directors will be elected for a term of one year. See "PROPOSED AMENDMENTS TO SECTION 2.02 OF THE CODE OF REGULATIONS."

        The Board of Directors of the Company has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable or unable to serve as a director, and if prior to the Annual Meeting, the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board.

        The following information with respect to the principal occupation or employment, other affiliations and business experience of each director during the last five years has been furnished to the Company by each director. Except where indicated, each director has had the same principal occupation for the last five years. All of the directors were first appointed or elected at the various dates set forth below and have been elected annually since their respective appointments.

Information Concerning Nominees as of January 15, 1995:

Proposed Class I Directors (one year terms):

THEODORE J. HOST, age 49                   President, Chief Operating Officer
                                           and Director of the Company since
                                           1991

        Prior to joining the Company, Mr. Host was Senior Vice President, Marketing with Coca-Cola USA from 1990 to 1991 and was with American Home Products, Inc. for twenty-three years, serving as President of the Boyle-Midway Household Products division for five years before joining Coca-Cola USA.

Committee Membership:  None at this time

KAREN GORDON MILLS, age 41                 Director of the Company since 1994

        Ms. Mills is President of MMP Group, Inc., a management company that monitors equity investments and provides consulting and investment banking services. From 1983 to 1993, she served as Managing Director at E.S. Jacobs and Company and as Chief Operating Officer of its Industrial Group. Ms. Mills is currently on the boards of Triangle Pacific Corp., Armor All Products, Inc. and Arrow Electronics, Inc.

Committee Membership:  Nominating

TADD C. SEITZ, age 53                      Chairman of the Board, Chief
                                           Executive Officer and Director of
                                           the Company since 1987

        Mr. Seitz has been the Chief Executive Officer of the Company since 1987. He was also President of the Company#s main operating subsidiary from 1983 until 1991. Previously, Mr. Seitz served as the Company's Director of Marketing and as General Manager of The W. Atlee Burpee Company. Mr. Seitz has been employed by the Company for twenty-one years. Mr. Seitz also serves as a director of Holophane Corporation.

Committee Membership:  Executive (Chairman) and Nominating

Proposed Class II Directors (two year terms):

JAMES B BEARD, age 59                      Director of the Company since 1989

        Dr. Beard is Professor Emeritus of Turfgrass Physiology and Ecology at Texas A&M University where he served from 1975 to 1992. Presently, he is President and Chief Scientist at the International Sports Turf Institute. Dr. Beard is the author of six books and over 500 scientific articles on turfgrass science and is an active lecturer and consultant both nationally and internationally. He is a Fellow of the American Association of the Advancement of Science and was the first President of the International Turfgrass Society.

Committee Membership:  Audit

JOHN M. SULLIVAN, age 59                   Director of the Company since 1994

        Mr. Sullivan was Chairman of the Board from 1987 to 1993, and President and Chief Executive Officer from 1984 to 1993, of Prince Holdings, Inc., a corporation which, through its subsidiaries, manufactures sporting goods.
Since his retirement from Prince Holdings, Inc. and its subsidiaries in 1993, Mr. Sullivan has served as an independent director for various corporations, none of which, other than the Company, is registered under or subject to the requirements of the Exchange Act or the Investment Company Act of 1940.

Committee Membership:  Compensation and Nominating

L. JACK VAN FOSSEN, age 57                 Director of the Company since 1993

        Mr. Van Fossen has been President and Chief Executive Officer of Red Roof Inns, Inc., an owner and operator of motels, since 1991. From 1988 to 1991, Mr. Van Fossen was self-employed as an independent business consultant. Mr. Van Fossen also serves as a director of Cardinal Health, Inc.

Committee Membership:  Audit

Proposed Class III Directors (three year terms):

JOHN S. CHAMBERLIN, age 66                 Director of the Company since 1989

        Since 1988, Mr. Chamberlin has served as an advisor for investment firms. In 1990 and 1991, he was Chief Executive Officer of N.J. Publishing, Inc. He has been Senior Advisor to Mancuso & Co. since 1990, Chairman of Life Fitness Co. since 1992, Chairman of WNS, Inc. since 1993 and a director of Healthsouth Corporation since 1993. He was also a director of The Travelers Insurance Company until December, 1993 and was a director of Curaflex Health Services, Inc. from 1992 to July 1994.

Committee Memberships:  Executive and Compensation

JOSEPH P. FLANNERY, age 62                 Director of the Company
                                           since 1987

        Mr. Flannery was a consultant to Clayton, Dubilier & Rice, Inc. from September 1988 to December 1990. Mr. Flannery has been President, Chief Executive Officer and Chairman of the Board of Directors of Uniroyal Holding, Inc. since 1986. Mr. Flannery is also a director of Ingersoll Rand Company, Kmart Corporation, Newmont Mining, Newmont Gold Company, Arvin Industries, Inc. and APS Holding Corporation.

Committee Membership:  Compensation (Chairman)

DONALD A. SHERMAN, age 43                  Director of the Company since 1988

        Mr. Sherman has been President of Waterfield Mortgage Company in Fort Wayne, Indiana, since 1989.

Committee Membership:  Audit (Chairman)


RECOMMENDATION AND VOTE

        Under Ohio law and the Company's Code of Regulations, the three nominees for election in each class (or the nine nominees if the proposed amendment to Subparagraphs (A) and (B) of Section 2.02 is not adopted) receiving the greatest number of votes will be elected.

        Common Shares represented by the accompanying proxy card will be voted FOR the election of the above nominees unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for such nominee or nominees. Common Shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of proxy.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

MIRACLE-GRO DIRECTORS

        As noted above (see "THE AGREEMENT - Standstill Provisions - Board of Directors"), the Company has agreed, at the Effective Time of the Merger Transactions, to take such action as may be necessary to increase the number of directors to twelve and to elect the persons named below for the terms indicated below (or for one-year terms if only the proposal to amend Subparagraph (C) of Section 2.02 of the Code of Regulations is adopted and the parties waive the amendment of Subparagraphs (A) and (B) of Section 2.02 of the Code of Regulations as a condition precedent to the Merger Transactions):

HORACE HAGEDORN, age 79

        Horace Hagedorn founded Miracle-Gro in 1950, and has been an owner of the company since that time. He has served as Chief Executive Office of Miracle-Gro since 1985. Previously, he was Senior Vice President at the SSC&B advertising agency. Prior to that he worked in sales at the National Broadcasting Company. His philanthropic interests include the "Miracle-Gro Kids" program, in which 50 needy fifth grade children are fully sponsored through a four-year college scholarship. He serves as a Trustee on the boards of the North Shore University Hospital and the Institute for Community Development, both in Manhasset, New York, and the board of the Buckley Country Day School in Roslyn, New York. Mr. Hagedorn's recognitions include the "Man of the Year" award from the National Lawn and Garden Distributors Association, and the Distinguished Service Medal from the Garden Writers of America Association. He was elected New York Regional Area "Entrepreneur of the Year" in 1993.

JOHN KENLON, age 63

        John Kenlon has been the President of Miracle-Gro since December 1985; President of Miracle-Gro UK since its incorporation in May 1992; and Vice Chairman of the Board and Executive Vice President of Miracle- Gro Delaware since its incorporation in November 1993. Mr. Kenlon began his association with Miracle-Gro in 1960 when the corporate sales totaled $125,000.

JAMES HAGEDORN, age 39

        James Hagedorn has been Executive Vice President of Miracle-Gro since 1989 and a Director of Miracle- Gro since 1985. He is also President of Miracle-Gro Delaware and Executive Vice President of Miracle-Gro UK. Mr. Hagedorn became a director and principal of Miracle-Gro in 1985. He was previously an officer and an F- 16 pilot in the United States Air Force. Mr. Hagedorn also serves on the boards of Miracle Holdings and Miracle Garden Care, both U.K. companies. He is a board member of several not-for-profit corporations, including: The Farms for City Kids Foundation, Clark Botanic Garden, Children's House and North Shore University Hospital. Mr. Hagedorn is Chairman of the Sands Point, NY Zoning Board of Appeals. James Hagedorn is the son of Horace Hagedorn.

BENEFICIAL OWNERSHIP OF COMMON SHARES


        The following table furnishes certain information as of February 17, 1995 (except as otherwise noted), as to the Common Shares beneficially owned by each of the nominees for election as a director of the Company, by each of the executive officers of the Company named in the Summary Compensation Table and by all directors and executive officers of the Company as a group, and, to the Company's knowledge, by the only person beneficially owning more than 5% of the outstanding Common Shares.

                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)



                                              COMMON
                                              SHARES
                                               WHICH
                                              CAN BE
                                              ACQUIRED
                                              UPON
                                              EXERCISE
                                                OF
                                COMMON        OPTIONS
                                SHARES        EXERCISABLE                      PERCENT OF CLASS(2)
NAME OF BENEFICIAL OWNER OR    PRESENTLY      WITHIN                          ----------------------
NUMBER OF PERSONS IN GROUP       HELD         60 DAYS          TOTAL          2/17/95    POST-MERGER
- ---------------------------    ---------      -------        ---------        -------    -----------
Government of Singapore
  Investment...............    1,135,500(3)         0        1,135,500(3)      6.08%(3)      3.92%(3)
Corporation Pte Ltd
250 North Bridge Road
#33-00
Raffles City Tower
Singapore 0607

Leon G. Cooperman..........      972,700(4)         0          972,700(4)       5.2%(4)      3.36%(4)
c/o Omega Advisors, Inc
88 Pine Street
Wall Street Plaza-31st
  Floor
New York New York 10005

Goldman, Sachs & Co........    1,224,809(5)         0        1,224,809(5)       6.6%(5)      4.23%(5)
The Goldman Sachs
Group, L.P.
85 Broad Street
New York, New York 10004

James B Beard.............        16,727        8,000           24,727          (6)         (6)

John S. Chamberlin.........       22,727        8,000           30,727          (6)         (6)

Joseph P. Flannery.........       25,454        8,000           33,454          (6)         (6)

Theodore J. Host(7)........       45,454(8)   216,222          261,676        1.38%         (6)

Karen Gordon Mills.........            0            0                0          (6)         (6)

Tadd C. Seitz(7)...........      462,454      127,389          589,843        3.14%       2.03%

Donald A. Sherman..........       22,727        8,000           30,727          (6)         (6)

John M. Sullivan...........        1,000        4,000            5,000          (6)         (6)

L. Jack Van Fossen.........        1,200        4,000            5,200          (6)         (6)

J. Blaine McKinney(7)......        1,100       40,666           41,766          (6)         (6)

Richard B. Stahl(7)........       77,545(9)    21,890           99,435          (6)         (6)

Paul D. Yeager(7)..........      140,885(10)   27,538          168,423          (6)         (6)

All directors and executive
  officers as a group (19
  persons).................    1,244,123(11)  473,705        1,717,828        8.97%       5.84%


- ---------------
 (1) Unless otherwise indicated, the beneficial owner has sole voting and investment power as to all of the Common Shares reflected in the table.


 (2) The percent of class at February 17, 1995 is based upon the sum of 18,667,064 Common Shares outstanding on February 17, 1995, and the number of Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of February 17, 1995. The post-merger adjustment reflects the dilution in voting power resulting from the issuance of 195,000 Class A Preferred Shares having 10,263,158 votes.

 (3) Based on information contained in Amendment No. 1 to a Schedule 13D dated October 18, 1994 filed with the Commission, Government of Singapore Investment Corporation Pte Ltd, an agency of the Singapore government and an investment manager, shares voting and investment power with respect to 803,000 Common Shares with the Government of Singapore, shares voting and investment power with respect to 303,500 Common Shares with the Monetary Authority of Singapore and shares voting and investment power with respect to 29,000 Common Shares with the Board of Commissioners of Currency, Singapore.


 (4) Based on information contained in a Schedule 13D dated February 6, 1995, Mr. Cooperman is the managing general partner of Omega Capital Partners, L.P., which has sole voting and investment power with respect to 329,800 Common Shares of the Company, and of Omega Institutional Partners, L.P., which has sole voting and investment power with respect to 331,400 Common Shares. He is also President and majority shareholder of Omega Advisors, Inc. ("OAI"). OAI serves as investment manager to Omega Overseas Partners, Ltd., which has sole voting and investment power with respect to 161,300 Common Shares, and to Omega Overseas Partners II, Ltd., which has sole voting and investment power with respect to 26,600 Common Shares. OAI also shares voting and investment power with respect to 123,600 Common Shares owned by unrelated third parties which it serves as investment manager.



 (5) Based on information contained in a Schedule 13G dated February 10, 1995, Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. have shared voting and investment power as to 1,224,809 Common Shares of the Company.



 (6) Represents ownership of less than 1% of the outstanding Common Shares of the Company.



 (7) Executive officer of the Company named in the Summary Compensation Table.



 (8) Includes 45,454 Common Shares which were issued to Mr. Host at the time of his employment by the Company and which are pledged to Bank One, N.A.



 (9) Includes 1,000 Common Shares held by the son of Mr. Stahl who shares his home.



(10) Includes 100 Common Shares held by each of Mr. Yeager's wife and his two daughters who share his home.



(11) See Notes (8), (9) and (10) above. Also includes Common Shares held by the respective spouses of executive officers of the Company and by their children who reside with them.


     To the Company's knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1994 (the "1994 Fiscal Year"), all filing requirements applicable to officers, directors and greater than 10% beneficial owners of the Company under Section 16(a) of the Exchange Act were complied with.

EXECUTIVE OFFICERS


     The executive officers of the Company, their positions as of January 31, 1995, their ages and years with the Company (and its predecessors) are set forth below.


                                                                                   YEARS WITH
                                                                                THE COMPANY (AND
                                                                                      ITS
         NAME            AGE                  POSITION(S) HELD                   PREDECESSORS)
- -----------------------  ---     -------------------------------------------    ----------------
Tadd C. Seitz..........  53      Director, Chairman of the Board and Chief             22
                                   Executive Officer
Theodore J. Host.......  49      Director, President and Chief Operating                3
                                 Officer
Paul D. Yeager.........  56      Executive Vice President and Chief                    20
                                 Financial Officer
Michael P. Kelty.......  44      Senior Vice President, Technology and                 15
                                 Operations
Richard B. Stahl.......  59      Senior Vice President, Commercial Business            27
                                   Group
J. Blaine McKinney.....  51      Senior Vice President, Consumer Business               2
                                 Group
Bernard R. Ford........  51      Vice President, Strategy and Business                 16
                                   Development
Lawrence M. McCartney..  54      Vice President, Information Systems                   20
Lisle J. Smith.........  38      Vice President, Administration and Planning            1
Robert A. Stern........  52      Vice President, Human Resources                       12
Craig D. Walley........  51      Vice President, Corporate Communications              10
                                   General Counsel and Secretary
Robert M. Webb.........  52      Vice President, Manufacturing & Logistics             14


     Executive officers serve at the discretion of the Board of Directors (and, in the case of Mr. Host, pursuant to an Employment Agreement). See "Executive Compensation -- Company Employment Agreements."

     The business experience of each of the persons listed above during the past five years is as follows:

     On January 23, 1995, Mr. Seitz submitted his resignation as Chief Executive Officer of the Company to be effective as of the date of the 1995 Annual Meeting. Mr. Seitz has been the Chief Executive Officer of the Company since 1987. He was also President of the Company's main operating subsidiary from 1983 until 1991. Previously, Mr. Seitz served as the Company's Director of Marketing and as General Manager of The W. Atlee Burpee Company.

     On January 23, 1995, the Board of Directors of the Company appointed Mr. Host as successor to Mr. Seitz as Chief Executive Officer of the Company effective as of the date of the 1995 Annual Meeting. Mr. Host has been President and Chief Operating Officer of the Company since 1991. From 1990 to 1991, he was Senior Vice President, Marketing for Coca-Cola USA. He was President of the Boyle-Midway Household Products Division of American Home Products, Inc. for five years before joining Coca-Cola USA.

     Mr. Yeager has been an Executive Vice President of the Company since 1991 and a Vice President and the Chief Financial Officer of the Company and its predecessors since 1980. He was first Assistant Comptroller and then Comptroller of the Company's predecessor from 1974 to 1980.


     Dr. Kelty has been Senior Vice President, Technology and Operations, of the Company since 1994. From 1988 to 1994, he served first as Director, then as Vice President of Research and Development of the Company. Prior to that, Dr. Kelty was the Director of Advanced Technology Research of the Company, and from 1983 to 1987 he was Director, Chemical Technology Development of the Company and its predecessors.


     Mr. Stahl has been Senior Vice President, Commercial Business Group, of the Company since 1994. From 1987 to 1994, he was Vice President and General Manager of the Company's Professional Business Group. Mr. Stahl joined the Company in 1967 as a technical representative in the golf course division.

     Mr. McKinney has been Senior Vice President, Consumer Business Group, of the Company since 1992. From 1990 to 1992, he was Vice President of Marketing and Sales of Salov, N.A., a manufacturer of consumer products. From 1989 to 1990, he was Director of Sales of Rickett & Colman, Ltd., a consumer products company.

     Mr. Ford has been Vice President, Strategy and Business Development of the Company since 1987. Other positions that Mr. Ford has held with the Company and its predecessors include Director of Market Development, Director of Export Marketing Services and Director of Marketing.


     Mr. McCartney has been Vice President, Information Systems, of the Company since 1989. He joined the predecessor of the Company in 1974 as Systems and Programming Manager, and was Director, Information Systems, of the Company and its predecessors from 1976 until 1989.


     Mr. Smith has been Vice President, Administration and Planning, of the Company since 1994. Prior to joining the Company in 1993, he served as Chief Financial Officer of Grace-Sierra Horticultural Products Company from 1991 to 1993, and as Treasurer and Controller of that corporation from 1987 to 1991.

     Mr. Stern has been Vice President, Human Resources, of the Company and its predecessors since 1984.

     Mr. Walley has been Vice President, Corporate Communications, General Counsel and Secretary of the Company and its predecessors since 1985.

     Mr. Webb has been a Vice President of the Company since 1988. He was Vice President -- Operations of Hyponex Corporation from 1980 until 1988.

     It is currently anticipated that James Hagedorn will become Senior Vice President of the Company and Manager of the Company's Consumer Garden Group as soon as practicable after the Merger Transactions become effective. It is not currently anticipated that any other employee of Miracle-Gro will become an executive officer of the Company; however, it is anticipated that Horace Hagedorn will be named Vice Chairman of the Board of Directors upon the consummation of the Merger Transactions.

PERFORMANCE GRAPH


     The following line graph compares the yearly percentage change in the Company's cumulative total stockholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company's Common Shares at the end and the beginning of the measurement period; by (ii) the price of the Company's Common Shares at the beginning of the measurement period) against the cumulative return of the Standard & Poor's 500 Composite Stock Index ("S&P 500 Comp") and of an index comprised of the common stock of Duracell International, Inc., First Brands Corp., Lesco Inc., Newell Co., Rubbermaid Inc. and Stanley Works (the "Peer Group") for the period from January 31, 1992 to September 30, 1994. Members of the Peer group were chosen based upon their strong customer orientation, leading brand name and desirable price/earnings multiple. The Company's Common Shares became registered under Section 12 of the Exchange Act on January 31, 1992. The comparison assumes $100 was invested on January 31, 1992 in the Company's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.


                             RETURN TO SHAREHOLDERS


                           REINVESTMENT OF DIVIDENDS


      MEASUREMENT PERIOD          THE SCOTTS      S&P 500 IN-
    (FISCAL YEAR COVERED)           COMPANY           DEX         PEER GROUP
IPO-1/31/92                             100.00          100.00          100.00
9/30/92                                  82.90           104.4           90.31
9/30/93                                  96.71          117.91           97.77
9/30/94                                  81.59          122.96          104.93

REPORT OF THE COMPENSATION COMMITTEE

        NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT/PROSPECTUS, IN WHOLE OR IN PART, THIS REPORT AND THE GRAPH SET FORTH ABOVE UNDER "ELECTION OF DIRECTORS - PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

        The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised of three outside directors, none of whom was formerly an officer of the Company. During the 1994 fiscal year, none of the Company's executive officers served on the board of any organization of which a Committee member was an executive officer or on the compensation committee of any organization of which any director of the Company was an executive officer. The Committee has retained outside legal counsel and compensation consultants.

Role of the Compensation Committee

        The Committee has the oversight responsibility for the Company's executive compensation program. The Committee reviews the general compensation philosophy of the Company and, in consideration thereof, determines the forms and terms of compensation to be paid to executive officers of the Company. Prior to the beginning of each fiscal year, the Committee reviews the performance of the Chief Executive Officer and the Chief Operating Officer and determines the amount of salary adjustment, if any, each should receive. At the same time, the Committee establishes the goals to be met by the executive officers of the Company during the fiscal year and targets the levels at which bonuses will be paid under the Company's Executive Annual Incentive Plan (the "Bonus Plan") . At the end of each fiscal year, the Committee determines the extent to which goals have been met or exceeded by the executive officers of the Company and awards bonuses accordingly. In addition, the Committee is charged with administering the Company's 1992 Long Term Incentive Plan (the "1992 LTIP") and makes awards of stock options and performance shares pursuant thereto.

Compensation Philosophy

         In designing the compensation program for the executive officers of the Company, the Committee follows the belief that the amounts of compensation received by the executive officers should reflect not only the value created for shareholders during the fiscal year but also the extent to which the Company's short-term and long-term strategic goals and objectives have been advanced. The compensation program has been designed to achieve the following objectives:

- -   Compensation should be meaningfully related to the value created for shareholders. The Committee has linked executive performance to corporate performance by measuring the Company's year-to- year gains in net income, setting a target at the median net income gain of all S&P 500 companies. Executives are then rewarded with awards under the Bonus Plan based upon the Company's performance.

- -   The various elements of the compensation program should support the short and long term strategic goals and objectives of the Company by rewarding the Company's executive officers based upon the achievement of these goals.

- -   The various elements of the compensation program should enable the Company to recruit, maintain and motivate the executive talent required to meet the Company's strategic goals.

- -   The various elements of the compensation program should reflect and promote the Company's values and reward individuals for outstanding contributions to the Company's success.

- -   Performance should be a key determinant of pay.

- -   Minimum stock ownership must be attained by all corporate officers and directors.

Committee Activity

        During the 1994 fiscal year, the Committee determined that the Company would be better advised by a new compensation consulting firm. The Company identified and recommended a new consultant which the Committee approved. Thereafter, the Committee directed that management of the Company and the consultant review the existing executive compensation program and propose modifications prior to the beginning of the 1995 fiscal year. The consultant confirmed that for the 1995 fiscal year and beyond the existing compensation program should:

- -   Target base salaries at the competitive 50th percentile of base salaries for executive officers in similar positions at corporations of similar sales volume and net income growth performance.

- -   Target payoffs under the Bonus Plan at the competitive 50th percentile of short-term incentives for executive officers in similar positions in companies comparable to the Company.

The comparative group of companies used to calculate base salaries and bonuses consisted of approximately 425 companies in a proprietary data base maintained by the Company's compensation consultant. The Company is not privy to the identity of these companies but has been advised that they represent a broad cross section of general industry and they are comparable to the Company as to sales volumes and net income growth performance. The Company believes some but not all of the companies in the Peer Group are included in the comparative group used by the compensation consultant.

        The consultant recommended and the Committee approved the following changes to the Company's executive compensation program:

- -   Targets for awards under the Bonus Plan have been established to measure year-to-year gains in net income before accounting changes. The Committee recognizes that accounting changes often adversely affect the reporting of year-to-year changes in net income. The Committee therefore believes it is more fair and accurate to evaluate performance of the Company and its executives for bonus purposes prior to recognizing the impact of accounting changes. Targets have been set at the comparative performance levels of companies in the S&P 500, as previously discussed under "Compensation Philosophy" above.

- -   Grants of stock options under the 1992 LTIP are to be set at the 75th percentile of stock option grants made to executive officers in similar positions in a group of comparative manufacturing and consumer products companies identified by the consultant with compensation data adjusted to reflect the Company's sales volume. The comparative companies are a part of the large proprietary data base which the consultant maintains. All such grants are to be in the form of non-qualified stock options with exercise prices equal to the closing "asked" price of the Company's Common Shares on the date of grant.

- -   Beginning in fiscal 1995, discontinuation of the performance share component of the Company's 1992 LTIP to focus value creation on stock options and simplify long term incentives.


Salary Adjustments, Bonus Awards and Stock Grants During the 1994 Fiscal Year

        SALARY ADJUSTMENTS. Continuing the Company's philosophy of strengthening the performance-related pay components, base salary merit increases for 1994 for executive officers as a group were an aggregate 3%. Based on the recommendation of the Company's compensation consultant and the continuing low rate of inflation, the Committee determined that a 3% merit increase target was sufficient to maintain competitive positioning of base salaries of the Company's executive officers at the 50th percentile of the comparative group of companies previously discussed.

        During the 1994 fiscal year, the Committee increased the base salary component of the compensation of Mr. Seitz, Chairman and Chief Executive Officer of the Company, by 4%. At the December 1993 Compensation Committee Meeting, the Committee considered the attainment of 1993 fiscal year goals and the completion of the acquisition of the Republic Tool and Manufacturing Company when determining the performance of Mr. Seitz for that period. The Committee also considered that Mr. Seitz's base salary was at the low end of the competitive range.

        BONUS AWARDS.    (a)  BONUSES GRANTED PURSUANT TO THE BONUS PLAN.  The
payments made under the Bonus Plan were based on Earnings before Interest , Taxes and Amortization ("EBITA") (60%) and Average Working Capital plus Average
Capital Expense ("AWC+ACE") (40%).   EBITA was 92.2% of the target level, and
AWC + ACE was 78.6% of target level, leading to a composite corporate performance for the purposes of the Bonus Plan of 86.7%. This measure was used in the calculation of executive bonuses, including the bonus paid to Mr. Seitz.

        (b) ADJUSTMENT BONUSES. The Committee recognized the contribution of certain executive officers to the acquisition and successful, non-dilutive integration of the operations of Grace-Sierra Horticultural Products Company ("Grace-Sierra") into those of the Company and the impact of the discontinuance of the performance share component of the 1992 LTIP by making a one time, additional bonus (the "Adjustment Bonus") to those executives impacted by both. The Adjustment Bonus in total represented approximately 13% of aggregate salaries of the executive officers who received an Adjustment Bonus, and was allocated based on the loss of opportunity resulting from the termination of the performance share component of the 1992 LTIP and such executive officer's participation in the successful integration of Grace-Sierra. The amount of the adjustment bonus paid to Mr. Seitz was $56,345.

        STOCK OPTIONS AND PERFORMANCE SHARE AWARDS. Based on the recommendation of the Company's previous compensation consultant, the Committee determined the aggregate value of the awards to be made to each executive officer under the 1992 LTIP for the 1994 fiscal year. The value of such awards was then divided equally between options and performance shares, and was based upon the closing "asked" price of the Company's Common Shares on the date of grant. The number of options granted to each executive officer was then determined based upon the Black-Scholes valuation of the value of an option with a ten-year term. Stock option grants and performance share awards made to Mr. Seitz are reflected in the table on page 43 of this Proxy Statement/Prospectus.

        As previously indicated, after the grant of performance share awards for fiscal 1994, the Committee determined to discontinue the performance share component of the 1992 LTIP. As a result of such discontinuance, the Committee approved the vesting of previous grants of performance shares at the initial grant level as they mature (i.e., without applying performance standards to the number of shares granted). Awards which matured at the end of the 1994 fiscal year were vested or paid to plan participants.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY.


Joseph P. Flannery, Chairman, John S. Chamberlin and John M. Sullivan

EXECUTIVE COMPENSATION



Summary of Cash and Certain Other Compensation


     The following table shows, for the fiscal years ended September 30, 1994, 1993 and 1992, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                          ANNUAL COMPENSATION       COMPENSATION AWARDS
                                         ----------------------   -----------------------
          NAME AND            FISCAL      SALARY        BONUS      SECURITIES UNDERLYING        ALL OTHER
      PRINCIPAL OFFICE         YEAR         ($)          ($)        OPTIONS/SARS(#)(1)      COMPENSATION($)(2)
- ----------------------------  ------     ---------     --------   -----------------------   ------------------
Tadd C. Seitz:
  Chairman of the              1994      $ 362,500     $228,965           129,447                 $3,270
  Board and Chief              1993      $ 341,725     $189,780            85,019                 $3,270
  Executive Officer            1992      $ 323,925     $191,066                 0                     --

Theodore J. Host:
  President and                1994      $ 307,833     $196,650            82,567                 $3,270
  Chief Operating              1993      $ 283,750     $162,963            53,108                 $3,270
  Officer                      1992      $ 292,745     $250,000           136,364(3)                  --

Paul D. Yeager:
  Executive Vice               1994      $ 202,250     $125,000            25,342                 $3,270
  President and Chief          1993      $ 192,750     $115,103            18,739                 $3,270
  Financial Officer            1992      $ 173,950     $ 91,827                 0                     --

J. Blaine McKinney:
  Senior Vice President        1994      $ 191,667     $105,000            31,658                 $1,907
  Consumer Business            1993      $ 177,333     $ 87,365            35,409                     --
  Group                        1992      $  58,333     $ 30,000                 0                     --

Richard B. Stahl:
  Senior Vice President        1994      $ 180,333     $ 89,000            14,932                 $3,270
  and General Manager,         1993      $ 163,600     $ 89,679            14,546                 $3,270
  Commercial Business          1992      $ 155,000     $ 82,800                 0                     --
  Group


- ---------------

(1) Except as noted, these numbers represent options for Common Shares granted pursuant to the Company's 1992 Long Term Incentive Plan. See the table under "OPTION GRANTS IN LAST FISCAL YEAR" for more detailed information on such options.

(2) In accordance with the transition provisions of the revised rules governing the disclosure of executive compensation adopted by the Commission, amounts of "All Other Compensation" are excluded for the Company's 1992 fiscal year. Includes contributions to the PSP.

(3) These options expire on January 8, 2002; provided, however, that if Mr. Host's active employment with the Company and its subsidiaries is terminated for cause, these options will be forfeited.


Grants of Options


     The following table sets forth information concerning individual grants of options made during the 1994 Fiscal Year to each of the executive officers named in the Summary Compensation Table. The Company has never granted stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                    POTENTIAL REALIZABLE
                                            % OF                                      VALUE AT ASSUMED
                         NUMBER OF         TOTAL                                   ANNUAL RATES OF STOCK
                         SECURITIES       OPTIONS                                    PRICE APPRECIATION
                         UNDERLYING      GRANTED TO     EXERCISE                     FOR OPTION TERM(1)
                          OPTIONS       EMPLOYEES IN      PRICE      EXPIRATION    ----------------------
NAME                     GRANTED(#)     FISCAL YEAR     ($/SHARE)       DATE        5%($)        10%($)
- ----------------------  ------------    ------------    ---------    ----------    --------    ----------
Tadd C. Seitz.........  87,840(2)(3)        22.5%        $ 17.25        9/30/03    $953,064    $2,414,722
                        41,607(3)(4)        10.6%        $ 16.25       11/03/02    $372,840    $  918,142

Theodore J. Host......  56,580(2)(3)        14.5%        $ 17.25        9/30/03    $613,893    $1,555,384
                        25,987(3)(4)         6.6%        $ 16.25       11/03/02    $232,869    $  573,455

Paul D. Yeager........  16,180(2)(3)         4.1%        $ 17.25        9/30/03    $175,553    $  444,788
                         9,162(3)(4)         2.3%        $ 16.25       11/03/02    $ 82,101    $  202,178

J. Blaine McKinney....  21,680(2)(3)         5.5%        $ 17.25        9/30/03    $235,228    $  595,983
                         9,978(3)(4)         2.5%        $ 16.25       11/03/02    $ 89,413    $  220,184

Richard B. Stahl......   7,820(2)(3)         2.0%        $ 17.25        9/30/03    $ 84,847    $  214,972
                         7,112(3)(4)         1.8%        $ 16.25       11/03/02    $ 63,731    $  156,940


- ---------------
(1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the Common Shares of the Company over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

(2) These options were granted under the Company's 1992 Long Term Incentive Plan and become exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant, subject to the right of the Compensation Committee of the Company's Board of Directors to accelerate the exercisability of such options in its discretion.

(3) In the event of a "change in control" (as defined in the 1992 Long Term Incentive Plan), each option will be canceled in exchange for a payment in cash of an amount equal to the excess of the highest price paid (or offered) for Common Shares during the preceding 30 trading days over the exercise price for such option. Notwithstanding the foregoing, if the Compensation Committee determines that the holder of the option will receive a new award (or have his prior award honored) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to an involuntary termination, no settlement will occur as a result of a change in control. In the event of termination of employment by reason of retirement, long term disability or death, the options may thereafter be exercised in full for a period of 5 years, subject to the stated term of the options. The options are forfeited if the holder's employment is terminated for cause. In the event an option holder's employment is terminated for any reason other than retirement, long term disability, death or cause, any exercisable options held by him at the date of termination may be exercised for a period of 30 days.

(4) These options (or a percent thereof) were originally to be earned under the 1992 Long Term Incentive Plan based upon the Company's performance during the 1994 Fiscal Year. However, on December 13, 1994, the Company's Board of Directors approved its Compensation Committee's recommendation to grant 100% of the Common Shares subject to these options as of September 30, 1994.



Option Exercises and Holdings


     The following table sets forth information with respect to unexercised options held as of the end of the 1994 Fiscal Year by each of the executive officers named in the Summary Compensation Table. No options were exercised during the 1994 Fiscal Year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                       AND FISCAL YEAR-END OPTION VALUES



                                                            NUMBER OF SECURITIES
                         NUMBER OF                               UNDERLYING                   VALUE OF UNEXERCISED
                         SECURITIES                        UNEXERCISED OPTIONS AT                 IN-THE-MONEY
                         UNDERLYING                              FY-END (#)                  OPTIONS AT FY-END($)(1)
                          OPTIONS          VALUE        -----------------------------     -----------------------------
         NAME            EXERCISED      REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -----------------------  ----------     -----------     -----------     -------------     -----------     -------------
Tadd C. Seitz..........       0              --            98,873          157,200         $       0           $ 0
Theodore J. Host.......       0              --           198,126           99,900         $ 763,638           $ 0
Paul D. Yeager.........       0              --            12,623           40,621         $       0           $ 0
J. Blaine McKinney.....       0              --            28,721           48,325         $       0           $ 0
Richard B. Stahl.......       0              --            16,912           19,679         $       0           $ 0


- ---------------

(1) "Value of Unexercised In-the-Money Options at FY-End" is based upon the fair market value of the Company's Common Shares on September 30, 1994 ($15.50) less the exercise price of in-the-money options at the end of the 1994 Fiscal Year.



Pension Plans


     The Company maintains a tax-qualified non-contributory defined benefit pension plan (the "Pension Plan"). All employees of the Company and its subsidiaries (except for Hyponex Corporation, a wholly-owned subsidiary of the Company ("Hyponex"), and O. M. Scott & Sons, Ltd., a wholly owned subsidiary of the Company in the United Kingdom) are eligible to participate upon meeting certain age and service requirements. The following table shows the estimated annual benefits (assuming payment made in the form of a single life annuity) payable upon retirement at normal retirement age (65 years of age) to an employee in specified compensation and years of service classifications.

                            PENSION PLANS TABLE (1)



  ANNUALIZED                           YEARS OF SERVICE
   AVERAGE       ------------------------------------------------------------
  FINAL PAY         10           15           20           25           30
  ----------     --------     --------     --------     --------     --------
  $  100,000     $ 13,280     $ 19,919     $ 26,559     $ 33,199     $ 39,839
     250,000       35,780       53,669       71,559       89,449      107,339
     500,000       73,280      109,919      146,559      183,199      219,839
     750,000      110,580      166,169      221,559      276,949      332,339
   1,000,000      148,280      222,419      296,559      370,699      444,839
   1,250,000      185,780      278,669      371,559      464,449      557,339


- ---------------

(1) The Code places certain limitations on the annual pension benefits which can be paid from the Pension Plan. Such limitations are not reflected in the table. This table reflects the total aggregate benefits payable annually upon retirement under both the Pension Plan and The Scotts Company Excess Benefit Plan (the "Excess Benefit Plan"), which is discussed below. The Pension Plan and the Excess Benefit Plan require an offset of 1.25% of the Social Security primary insurance amount ("PIA") for each year of service and such amount has been deducted from the figures in the table. The PIA used in developing the above figures is $13,764. Thus, the offset is $5,161 for a person with 30 years of service. The maximum possible offset is $6,882 for a person with 40 years of service.


     Monthly benefits under the Pension Plan upon normal retirement (age 65) are based upon an employee's average final pay and years of service, and are reduced by 1.25% of the employee's PIA times the number of years of such employee's service. Average final pay is the average of the 60 highest consecutive months' compensation during the 120 months prior to retirement. Pay includes all earnings and a portion of sales incentive payments, management incentive payments and executive incentive payments, but does not include earnings in connection with foreign service, the value of a company car, separation or other special allowances and commissions. Additional provisions for early retirement are included.

     At September 30, 1994, the credited years of service (including certain prior service with ITT Corporation, from whom the Company was acquired in 1986) and the 1994 annual covered compensation for purposes of the Pension Plan and the Excess Benefit Plan of the five executive officers of the Company named in the Summary Compensation Table were as follows:


                                                                                   COVERED
                                                          YEARS OF SERVICE       COMPENSATION
                                                        ---------------------    ------------
    Mr. Seitz.........................................   18 years    9 months      $587,965
    Mr. Host..........................................    2 years   10 months      $501,650
    Mr. Stahl.........................................   18 years    9 months      $264,733
    Mr. Yeager........................................   25 years     1 month      $324,000
    Mr. McKinney......................................    2 years    4 months      $291,667


     Effective October 1, 1993, the Company also established the Excess Benefit Plan which provides additional benefits to participants in the Pension Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Code. Under the Excess Benefit Plan, executive officers and certain key employees will receive, at the same time and in the same form as benefits paid under the Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to the participant under the Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Code to the extent such limitations apply.

Company Employment Agreements

        The Company entered into an Employment Agreement with Mr. Host effective October 1991 providing for his continued employment as President and Chief Operating Officer of the Company until December 1996 at an annual base salary of at least $270,000 per year, plus incentive bonus under The Scotts Company Executive Incentive Plan. If Mr. Host's employment is terminated for specified reasons, the Employment Agreement provides that he will receive, subject to certain limitations, his full base salary which would have been paid until the first anniversary of his date of termination.

        In connection with the entering into of his Employment Agreement, Mr. Host received a signing bonus of $250,000, and in January 1992, pursuant to such Agreement, purchased 45,454 Common Shares at a purchase price of $9.90 per share, and pursuant to a Stock Option Plan and Agreement dated as of January 9, 1992, was granted options, which vested one-third on the date of grant and one-third on each of the first and second anniversaries of his date of employment, to purchase 136,364 Common Shares at a purchase price of $9.90 per share. These options expire on January 8, 2002; provided, however, that if Mr. Host's active employment with the Company and its subsidiaries is terminated for cause, these options will be forfeited.

Miracle-Gro Employment Agreements


        In connection with and as a condition to the Merger Transactions, the Company or New Miracle-Gro intends to enter into employment agreements (the "Employment Agreements") with the following employees of Miracle-Gro: Horace Hagedorn, John Kenlon and James Hagedorn. Under such Employment Agreements, Horace Hagedorn will serve as Chief Executive Officer of New Miracle-Gro,
John Kenlon will serve as President of New Miracle-Gro and James Hagedorn will serve as Senior Vice President of the Company.



        Each of the Employment Agreements will have a term of at least three years, and is automatically renewed for an additional year each subsequent year unless either party notifies the other party of their desire not to renew. The Employment Agreements will provide for a minimum annual salary of $200,000, $195,000 and $200,000 for Horace Hagedorn, John Kenlon and James Hagedorn, respectively. In addition, within five days after entering into the Employment Agreements the Company will be required to grant to each of Horace Hagedorn, John Kenlon and James Hagedorn options to acquire 24,000 Common Shares pursuant to the terms and conditions of the Company's 1992 Long Term Incentive Plan.



        Upon certain types of termination of employment with the Company (e.g., a termination by the Company for any reason other than "cause" (as defined in the Employment Agreements) or a termination by the employee entering into such Employment Agreement (the "Employee") constituting "good reason" (as defined in the Employment Agreements)), the Employee will become entitled to receive certain severance benefits including a payment equal to three times the sum of such Employee's salary plus such Employee's highest annual bonus in any of the three preceding years.



        The Employment Agreements contain confidentiality and noncompetition provisions which prevent the applicable Employee from disclosing confidential information about the Company and from competing with the Company during his employment therewith and for an additional three years thereafter.


CERTAIN MATTERS PERTAINING TO THE BOARD OF DIRECTORS

Committees and Meetings of the Board

        The Company's Board of Directors held nine regularly scheduled or special meetings (including telephonic meetings) during the 1994 Fiscal Year. The Company's Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Nominating Committee and a Compensation Committee.

        Each current member of the Board of Directors of the Company nominated for election attended at least 75% of the aggregate of the total number of meetings of the Board of Directors of the Company and the total number of meetings held by the committees of such Board on which he or she served during the period he or she served.

        EXECUTIVE COMMITTEE. The Executive Committee has the authority, with certain exceptions, to take all actions that may be taken by its full Board of Directors. It may meet between regularly scheduled meetings to take such action as is necessary for the operation of the Company. The Executive Committee did not meet during the 1994 Fiscal Year.

        AUDIT COMMITTEE. The Audit Committee reviews and approves the scope and results of any outside audit of the Company, and the fees therefor, and makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. The Audit Committee met three times during the 1994 Fiscal Year.

        NOMINATING COMMITTEE. The Nominating Committee, which was established in December, 1994, recommends policies on the composition of the Board and nominees for membership on the Board. It did not meet during the 1994 Fiscal Year.

        COMPENSATION COMMITTEE. The Compensation Committee reviews, considers and acts upon matters of salary and other compensation and benefits of all officers and other employees of the Company and acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan. The Compensation Committee met five times during the 1994 Fiscal Year.

Compensation of Directors

        Each director of the Company, other than any director employed by the Company, receives a $25,000 annual retainer for Board and committee meetings plus all reasonable travel and other expenses of attending such meetings.

        Directors, other than those employed by the Company (the "Nonemployee Directors"), receive an annual grant on the first business day following the date of each annual meeting of shareholders (commencing with the 1994 Annual Meeting) of options to purchase 4,000 Common Shares at an exercise price equal to the fair market value of the underlying Common Shares on the date of the grant. In addition, on November 11, 1992, each of the Nonemployee Directors of the Company on that date (Messrs. Beard, Chamberlin, Flannery and Sherman and Henry O. Timnick (who is no longer a director of the Company)) was granted options to purchase 4,000 Common Shares at an exercise price of $16.25.
Options granted to Nonemployee Directors become exercisable six months after the date of grant and remain exercisable until the earlier to occur of (i) the tenth anniversary of the date of grant or (ii) the first anniversary of the date the Nonemployee Director ceases to be a member of the Company's Board of Directors.

               DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY

        The authorized capital stock of the Company consists of 35,000,000 Common Shares, each without par value. At January 15, 1995, 1,364,589 Common Shares, were reserved for issuance upon the exercise of outstanding employee stock options. If the Merger Transactions are consummated, an additional 3,000,000 Common Shares will be reserved for issuance upon exercise of the Warrants and 10,263,158 Common Shares will be reserved for issuance upon conversion of the Class A Convertible Preferred Stock. See "THE AGREEMENT - Terms of the Merger Transactions."

        If the proposed amendment to Article FOURTH of the Amended Articles is adopted, the authorized capital stock of the Company will consist of 50,000,000 Common Shares, each without par value, and 195,000 voting preferred shares designated Class A Convertible Preferred Stock. The following description of capital stock of the Company assumes this amendment is adopted. See "PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE AMENDED ARTICLES OF INCORPORATION."

        Holders of Common Shares are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders of Class A Preferred Stock are entitled to the number of votes equal to the number of Common Shares into which the Class A Preferred Stock is convertible (approximately 52.6 votes per share initially), as described below. The Common Shares and the Class A Convertible Preferred Stock will vote together as a single class. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than fifty percent of the voting power are able to elect all of the directors (or all of the directors in each class of directors if the proposed amendment to Subparagraphs (A) and (B) of Section 2.02 of the Code of Regulations is adopted). The Company has agreed that, until the fifth anniversary of the Effective Time of the Merger Transactions, it will take such action as may be required to cause three directors designated by the Miracle-Gro Shareholder Representative to be elected to the Board of Directors of the Company (one director to each class of directors if the proposed amendment to Subparagraphs (A) and (B) of Section
2.02 of the Code of Regulations is adopted). See "THE AGREEMENT - Standstill Provisions - Board of Directors" and "PROPOSED AMENDMENTS TO SECTION 2.02 OF THE CODE OF REGULATIONS - Effect of Adoption of Amendments."

        Under Ohio law and the Company's Amended Articles of Incorporation, the affirmative vote of the holders of shares entitled to exercise at least two-thirds of the voting power is necessary for certain corporate actions, including merger or consolidation with another corporation, combination or majority share acquisition, sale or other disposition of all or substantially all of the Company's property and assets, voluntary dissolution of the Company or amendment of the Amended Articles of Incorporation. If the proposal to adopt new Article NINTH to the Amended Articles of Incorporation is adopted, the vote required to amend the Amended Articles of Incorporation -- other than amendments to change the vote required to authorize the listed transactions -- will be reduced to a majority. If the proposal to adopt new Article NINTH is not adopted, the affirmative vote of the holders of shares entitled to exercise at least two-thirds of the voting power will be necessary to adopt any amendment to the Amended Articles of Incorporation. See "PROPOSED AMENDMENT TO ADOPT NEW ARTICLE NINTH OF THE AMENDED ARTICLES OF INCORPORATION."

        See "PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE AMENDED ARTICLES OF INCORPORATION," "PROPOSED AMENDMENTS TO SECTION 2.02 OF THE CODE OF REGULATIONS," "PROPOSED AMENDMENT TO SECTION 6.01 OF THE CODE OF REGULATIONS" and "PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS" for a description of provisions in the Company's Amended Articles of Incorporation and Code of Regulations and in Ohio law which might have the effect of delaying or preventing a change of control of the Company.

COMMON SHARES

        Holders of Common Shares are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor, subject to the rights of holders of the Class A Cumulative Preferred Stock, as described below, and to any contractual restrictions on the payment of dividends. Upon consummation of the Merger Transactions, in the event the Company receives additional free cash flow, as expected, the Company plans to consider some or all of the following: investment in the Company's business, including research and development, paying down debt, a Common Share buyback and a Common Share dividend.

        Upon dissolution, liquidation or sale of all or substantially all the assets of the Company, after payment in full of all amounts required to be paid to creditors and to the holders of the Class A Convertible Preferred Stock, as described below, the holders of Common Shares will be entitled to receive pro rata the remaining assets of the Company available for distribution.

        The holders of Common Shares do not have preemptive, subscription, redemption or conversion rights.

CLASS A CONVERTIBLE PREFERRED STOCK

        The 195,000 shares of Class A Convertible Preferred Stock are to be issued to the Miracle-Gro Shareholders in connection with the Merger Transactions. See "THE AGREEMENT - Terms of the Agreement."

        Dividends shall be payable on the Class A Convertible Preferred Stock at the rate of $50.00 per share per year. Dividends shall be cumulative and shall be payable quarterly. No dividends or other distributions (other than stock dividends) and no redemption, repurchase or other acquisition for value (other than from employees pursuant to obligations existing, or upon foreclosure of loans existing, prior to the Effective Time) shall be made with respect to the Common Shares until cumulative dividends on the Class A Convertible Preferred Stock, and all amounts payable on redemption of the Class A Convertible Preferred Stock, have been paid in full or set apart for payment. In the event that the Company fails to pay all or any portion of the accrued but unpaid dividends for two consecutive quarters, Miracle-Gro Shareholders shall be entitled to elect three additional directors until such time as the accrued but unpaid dividends are paid to the holders of the Class A Convertible Preferred Stock, at which time such new directors shall be removed and the Board of Directors shall be reduced to the number in effect immediately prior to the increase.

        In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A Convertible Preferred Stock shall be entitled to receive $1,000 per share, plus accumulated unpaid dividends, before any amount will be paid to the holders of the Common Shares.

        Each share of the Class A Convertible Preferred Stock shall be convertible at any time into the number of Common Shares determined by dividing $1,000 by the Conversion Price, initially $19 per Common Share subject to adjustment in the event of stock dividends, stock splits, share combinations, asset distributions, recapitalizations and similarly dilutive events.

        The Class A Convertible Preferred Stock will be subject to redemption at any time after five years from date of issuance for $1,000 per share plus accrued unpaid dividends.

        The holders of Class A Convertible Preferred Stock do not have preemptive or subscription rights, except as set forth in the Agreement. See "THE AGREEMENT - Standstill Provisions."

                                 THE WARRANTS

        In connection with the Merger Transactions, and pursuant to the Agreement, the Company will issue three separate series of Warrants, designated Series A, B and C, which will be indistinguishable from each other except with respect to the exercise price. Each series of Warrants will be exercisable for 1,000,000 Common Shares, which collectively represent approximately 8% of the Company's Common Shares on a fully diluted basis. The number of Common Shares for which the Warrants will be exercisable will be adjusted in the event of stock dividends, stock splits, share combinations, asset distributions, recapitalizations and similarly dilutive events.

        Each Warrant will be exercisable for eight and one-half years from the Effective Time. Each Warrant will provide that to the extent that exercise of such Warrant would increase the Total Voting Power of the Miracle-Gro Shareholders to more than 43% during the Standstill Period (excluding the unexercised Warrants) or to more than 49% after the Standstill Period (including the unexercised Warrants), such Warrant will not be exercisable for Common Shares but rather will be exercisable only for the spread between the exercise price thereof and the fair market value of the Company's Common Shares at the time of exercise. The Warrants will provide that the exercise price thereof may be paid in Common Shares or by reducing the number of Common Shares for which such Warrants would otherwise be exercisable. The Miracle-Gro Shareholders may not exercise any voting rights with respect to the Common Shares underlying the Warrants until, and to the extent, they are exercised for Common Shares.

        The exercise prices for the Series A, Series B and Series C Warrants are $21 per Common Share, $25 per Common Share and $29 per Common Share, respectively.


          DESCRIPTION OF CAPITAL STOCK OF THE  MIRACLE-GRO COMPANIES


        The authorized capital stock of Miracle-Gro consists of 20,000 shares of voting common stock, without par value, and 20,000 shares of non-voting common stock, without par value. As of the date hereof there are outstanding 13,405 shares of Miracle-Gro's voting common stock and 13,405.284 shares of Miracle-Gro's non- voting common stock. Such voting and non-voting stock is held by eight people.

        The authorized capital stock of Miracle-Gro Delaware consists of 1,500 shares of voting common stock, without par value, and 1,500 shares of non-voting common stock, without par value. As of the date hereof there are outstanding 1,000 shares of Miracle-Gro Delaware's voting common stock and
999.8 shares of Miracle- Gro Delaware's non-voting common stock. Such voting and non-voting stock is held by eight people.

        The authorized capital stock of Miracle-Gro UK consists of 20,000 shares of voting common stock, without par value, and 20,000 shares of non-voting common stock, without par value. As of the date hereof there are outstanding 4,997.274 shares of Miracle-Gro UK's voting common stock and 4,997.106 shares of Miracle-Gro UK's non-voting common stock. Such voting and non-voting stock is held by eight people.

        The authorized capital stock of Nurseries consists of 500 shares, without par value. As of the date hereof there is outstanding one share of Nurseries stock held by one person.

        For all of the Miracle-Gro Companies, each outstanding share of voting common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Holders of shares of common stock (whether voting or non-voting) of each of the Miracle-Gro Companies have equal dividend and liquidation rights, and no holder has any preemptive rights to subscribe for any securities of his or her respective company.


                       COMPARISON OF SHAREHOLDER RIGHTS


        The Miracle-Gro Companies are closely held corporations, each with eight or fewer individual shareholders, all but one of whom are members of the Hagedorn family. Such persons' rights as shareholders have been governed primarily by discussions and agreements among these eight individuals. Following the Merger Transactions, the Miracle-Gro Shareholders will hold shares in the Company, an Ohio corporation which is a public company, and their rights will be governed by Ohio law and the Company's Amended Articles of Incorporation and Code of Regulations. Accordingly, the material difference between the present rights of Miracle-Gro Shareholders and their rights as holders of Scott's securities is that following the Merger Transactions they will be shareholders in a public company governed by Ohio law and the Company's Amended Articles of Incorporation and Code of Regulations rather than such discussions and agreements. Set forth below is a summary of the material provisions of Ohio law and the Amended Articles of Incorporation and Regulations of the Company which will govern their rights as shareholders after the Merger Transactions. The Company is proposing amendments to its Amended Articles of Incorporation and Code of Regulations. See "PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE AMENDED ARTICLES OF INCORPORATION," "PROPOSED AMENDMENT TO ADOPT NEW ARTICLE NINTH OF THE AMENDED ARTICLES OF INCORPORATION," "PROPOSED AMENDMENTS TO SECTION 2.02 OF THE CODE OF REGULATIONS," and "PROPOSED AMENDMENT TO SECTION 6.01 OF THE CODE OF REGULATIONS." The following discussion assumes these amendments are adopted.



MERGERS AND CONSOLIDATIONS

        Under the GCL and the Company's Amended Articles of Incorporation, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by shareholders of each constituent Ohio corporation (other than the surviving corporation in the case of a merger) holding at least two-thirds of the corporation's voting power. In the case of a merger, the agreement must also be adopted by the shareholders of the surviving corporation by similar vote, if one or more of the following conditions exist: (a) the articles or regulations of the surviving corporation then in effect require that the agreement be adopted by the shareholders or by the holders of a particular class of shares of that corporation; (b) the agreement conflicts with the articles or regulations of the surviving corporation then in effect, or changes the articles or regulations, or authorizes any action that, if it were being made or authorized apart from the merger, would otherwise require adoption by the shareholders or by the holders of a particular class of shares of that corporation; (c) the merger involves the issuance or transfer by the surviving corporation to the shareholders of the other constituent corporation or corporations of such number of shares of the surviving corporation as will entitle the holders of the shares immediately after the consummation of the merger to exercise one-fifth or more of the voting power of that corporation in the election of directors; or (d) the agreement of merger makes such change in the directors of the surviving corporation as would otherwise require action by the shareholders or by the holders of a particular class of shares of that corporation.

OTHER CORPORATE TRANSACTIONS

        Subject to certain exceptions, under the GCL and the Company's Amended Articles of Incorporation, the approval of two-thirds of the voting power of the Company is required for (i) the consummation of combinations and majority share acquisitions involving the transfer or issuance of such number of shares as would entitle the holders thereof to exercise at least one-fifth of the voting power of such corporation in the election of directors immediately after the consummation of such transaction, (ii) the disposition of all or substantially all of the corporation's assets other than in the regular course of business and (iii) voluntary dissolutions.

PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS

        See "PROTECTION AGAINST NON-NEGOTIATED TAKEOVERS."

SPECIAL MEETINGS

        Under the GCL, persons who may call a special meeting of shareholders include the chairman of the board, the president, or, in case of the president's absence, death, or disability, the vice-president authorized to exercise the authority of the president in the absence of the latter; the directors by action at a meeting or a majority of the directors acting without a meeting; persons holding 25% or more of the voting power of all shares entitled to vote, unless the articles or regulations specify a smaller or larger portion, but not more than 50%; or such other officers or persons as the articles or regulations may authorize. The Regulations authorize the Chairman of the Board, the President (or, in the event of his absence, death or disability, the Vice President authorized to exercise the authority of the President in the absence of the latter), the Secretary or the Board of Directors to call a special meeting of shareholders. In addition, the Regulations authorize a special meeting of shareholders to be called by persons holding at least a majority of all shares outstanding and entitled to vote thereat.

CLASS VOTING

        Under the GCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected by mergers, consolidations or amendments to the articles.

REMOVAL OF DIRECTORS AND FILLING OF VACANCIES

        Under the Regulations, a director or directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Company which entitles them to elect directors in place of those to be removed. Vacancies in the Board of Directors of the Company and any newly-created directorships resulting from any increase in the number of the directors may be filled by the directors, acting by the vote of a majority of the directors then in office, even if less than a quorum. A director elected to the Board to fill a vacancy would hold office for the unexpired portion of the term of the director whose place has been filled. A director elected by the Board to fill a newly created directorship resulting from an increase in the number of directors would hold office until the next election of the class for which the director was elected.

AMENDMENT TO THE ARTICLES

        Under the GCL, an amendment to the articles must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal, or a different proportion but not less than a majority of the voting power, as provided in the articles. New Article NINTH of the Amended Articles of Incorporation reduces the vote required to amend any provision of the Amended Articles of Incorporation except Article NINTH to a majority. See "PROPOSED AMENDMENT TO ADOPT NEW ARTICLE NINTH OF THE AMENDED ARTICLES OF INCORPORATION."

APPRAISAL RIGHTS

        Under the GCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with amendments to its articles which change the rights of shareholders in a substantially prejudicial manner. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to appraisal rights. Shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.

DIVIDENDS

        An Ohio corporation may pay dividends out of surplus, however created, in cash, property or shares. An Ohio corporation must notify its shareholders if a dividend is paid out of capital surplus.

REPURCHASES

        Under the GCL, a corporation may repurchase its own shares if authorized to do so by its articles or under certain other circumstances but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption. Article FIFTH of the Amended Articles of Incorporation permits the Company to repurchase shares to the extent permitted by law.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

        Under Section 1701.13(E) of the Ohio Revised Code, directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding.
A director or officer is entitled to such indemnification if his success is "on the merits or otherwise," thus mandating indemnification if the indemnitee is successful on the merits or if he is successful, for example, in asserting a procedural defense, such as a claim that the action is barred by the applicable statute of limitations or if he is released pursuant to a negotiated settlement without making payment or providing other consideration. Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

        The GCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than actions brought by, or derivatively in the right of, the corporation if the indemnitee has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.

        An Ohio corporation may also provide indemnification in actions brought by, or derivatively in the right of, the corporation for attorneys' fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement in such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys' fees and expenses if the director, officer, employee or agent is adjudged to be liable to the corporation for negligence or misconduct in the performance of his duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

        The GCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability. Such insurance may be purchased for, or other protection provided to, any director, officer, employee or agent, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

        The Regulations provide for indemnification consistent with Section 1701.13(E) of the Ohio Revised Code. The Regulations provide that the Company must indemnify officers and directors against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager or agent of another corporation or other entity so long as such individual acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the Company and, with respect to any criminal matter, he had no reasonable cause to believe his
conduct was unlawful.   The Regulations forbid the Company from indemnifying
an officer or director if such person is adjudged to be liable for acting with reckless disregard for the best interests of the Company or misconduct (other than negligence) in the performance of his duty to the Company unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The Regulations create a presumption that a director or officer has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal matter to have had no reasonable cause to believe his conduct was unlawful. Because of this presumption, the Company believes that a director or officer will not have the initial burden of showing that he acted in good faith or in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company In addition, the Regulations require the Company to advance expenses on behalf of officers and directors if they agree in writing to repay such amounts if they are not successful in the litigation.

        The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Regulations provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who is or was serving another entity at the request of the Company, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Company would have the obligation or power to indemnify him under the Regulations. The Regulations also authorize the Company to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or who is serving or has served another entity at the request of the Company.

        Ohio has codified the directors' common law duty of care and, in part, their common law duty of loyalty. Section 1701.59(B) of the Ohio Revised Code provides in pertinent part: "A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances."

        Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This higher standard of proof must be met in any action brought against a director for breach of his duties, including any action involving or affecting (i) a change or potential change in control of the corporation, (ii) a termination or potential termination of a director's service to the corporation as a director or (iii) a director's service in any other position or relationship with the corporation. The higher standard of proof, however, does not affect the liability of directors for unlawful loans, dividends or distributions under
Section 1701.95 of the Ohio Revised Code. There is no comparable provision limiting the liability of officers, employees or agents of Ohio corporations.

        Ohio law provides specific statutory authority for directors, when determining what they reasonably believe to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and the short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

                        INFORMATION ABOUT THE COMPANY
BUSINESS

        The Company, through its wholly-owned subsidiaries, Hyponex Corporation ("Hyponex"), Sierra, Republic and their subsidiaries is one of the oldest and most widely recognized manufacturers of products used to grow and maintain landscapes: lawns, gardens and golf courses. In both the consumer and professional market segments, the Company's Scotts(R) and Turf Builder(R) (for consumer lawn care), ProTurf(R) (for professional turf care) and Osmocote(R) and Peters(R) (for commercial horticulture) brands command market-leading shares more than double those of the next ranked competitors. The Company's long history of technical innovation, its reputation for quality and service and its effective marketing tailored to the needs of do-it-yourselfers and professionals have enabled the Company to maintain leadership in its markets while delivering consistent growth in sales and operating income and stable operating margins. On September 20, 1994, The Scotts Company, a Delaware corporation ("Scotts Delaware") was merged with and into The Scotts Company, an Ohio corporation ("Scotts Ohio") (hereafter, the "Company Merger"). On September 30, 1994, Scotts Ohio's major operating subsidiary, The O. M. Scott & Sons Company, a Delaware Corporation ("O. M. Scott") was merged into Scotts Ohio (the "O. M. Scott Merger"). Management believes these mergers should decrease the Company's overall tax liability.

      Do-it-yourselfers and professionals purchase through different distribution channels and have different information and product needs. Accordingly, the Company has two business groups, Consumer and Commercial (formerly known as Professional), to serve these domestic markets, as well as an International Group to serve its markets outside of North America.


      CONSUMER BUSINESS GROUP

      PRODUCTS

      The Company's consumer products include lawn fertilizers, fertilizer/control combination products, potting soils and other organic products, grass seed, lawn spreaders, and indoor and outdoor plant care products.

        Lawn Fertilizers and Combination Products.   The Company's most
important consumer products are lawn fertilizers, such as Turf Builder(R), and combination fertilizer/control products, such as Turf Builder Plus 2(R) and Turf Builder Plus Halts(R). Typically, these are patented, homogeneous, controlled-release products which provide complete controlled feeding for consumers' lawns for up to two months without the risk of damage to the lawn presented by less expensive non-controlled-release products. Many of the Company's products are specially formulated for geographical differences and some, such as Bonus(R) S (to control weeds in Southern grasses) are distributed to limited areas. Most of the Company's fertilizer and combination products are sold in dry, granular form, although the Company also sells a small amount of liquid lawn care products. With the acquisition of Sierra in December, 1993, the Company obtained new products and technologies. Consumer products that utilize Sierra's technology in this category include Once(R) controlled-release lawn fertilizer, which can provide up to three months of feeding from one application.

      Management estimates that in fiscal 1994, the Company's share of the U.S. do-it-yourself consumer lawn chemicals products market was approximately 46%, more than double that of the second leading brand.

        Organic Products.   The Company sells a broad line of organic products
under the Scotts(R), Hyponex(R), Peters(R) Professional(R) and other labels, including retail potting soils, topsoil, peat, manures and mulches. Management estimates that the Company's fiscal 1994 U.S. market share was approximately 50% in potting soils, and approximately 39% in other consumer organic products.

      Grass Seed.   High quality grass seed was the Company's first lawn
product. Today, the Company sells numerous varieties and blends of grass seed, many of them proprietary, designed for different uses and geographies. Management estimates that the Company's share of the U.S. consumer grass seed market was approximately 28% in fiscal 1994.

        Lawn Spreaders.   Because the Company's granular lawn care products
perform best when applied evenly and accurately, the Company sells a line of spreaders specifically manufactured and developed for use with its products. This line includes the SpeedyGreen(R) and EasyGreen(R) rotary spreaders, the PrecisionGreen(R) and AccuGreen(R) drop spreaders, and the HandyGreen(R) hand-held rotary spreader.

        Since the acquisition of Republic in November, 1992, the Company has continued to market both its line of Scotts spreaders and Republic's EZ line of spreaders and to integrate the manufacture of its spreaders through Republic. Management estimates that the Company's share of the U.S. market for lawn spreaders was approximately 42% in fiscal 1994.

        Garden Products, Tools and Indoor Products.   The Company produces and
sells a line of boxed Scotts Plant Foods, garden and landscape fertilizers and indoor plant care products and Peters(R) Professional(R) water soluble fertilizers and Once(R) controlled-released garden fertilizers. In September 1994, the Company entered into a licensing agreement with American Lawn Mower Company ("American") under which American, in return for the payment of royalties, is granted the right to produce and market a line of push-type reel lawn mowers bearing the Scotts trademark. The Company also has a licensing agreement in place with Union Tools, Inc. ("Union") under which Union, in return for the payment of royalties, is granted the right to produce and market a line of garden tools bearing the Scotts trademark. In management's estimation, the Company did not have a material share of the markets for these products in fiscal 1994.

      CONSUMER BUSINESS STRATEGY

        The Company believes that it has achieved its leading position in the do-it-yourself lawn care market on the basis of its sophisticated technology, the superior quality and value of its products and the service it provides its customers. The Company plans to maintain and expand its market position by emphasizing these qualities and taking advantage of the Scotts name and reputation. Through its Hyponex label, the Company has also focused on increasing sales of its higher margin organic items such as potting soils. In 1994, the Company introduced a line of Scotts potting soils.

        The acquisition of Sierra in 1993 provides the Company with numerous strategic opportunities. This includes the expansion of sales of water-soluble fertilizers manufactured by Sierra into the consumer market and the future introduction into the consumer market of certain bioinsecticides for which Sierra has licenses.

        Drawing upon its strong research and development capabilities, the Company intends to continue to develop and introduce new and innovative lawn and garden products. The Company believes that its ability to introduce successful new consumer products has been a key element in Scotts' growth. New consumer products in recent years include PatchMaster(R) (1992), a unique lawn repair product containing seed, Scotts Starter(R) fertilizer and mulch; a Poly-S(R) lawn fertilizer line(1993), which utilizes Scotts proprietary controlled- release technology to provide a lower priced product offering versus the Premium Turf Builder(R) line; new AccuGreen(R) and Speedy Green(R)
(1994) spreaders which are shipped and sold fully assembled; and Scotts Planting Soils (1994), a line of ready-to-use, value-added soils which help simplify the do-it-yourself gardener's task and deliver superior growing performance.

        The Company also seeks to capitalize upon the competitive advantages stemming from its position as the leading nationwide supplier of a full line of consumer lawn and garden products. The Company believes that this gives it an advantage in selling to larger retailers, who value the efficiency of dealing with a limited number of suppliers.

        The Company has developed a program to take advantage of Hyponex's composting expertise and the increasing concern about landfill capacity by entering into agreements with municipalities and waste haulers to compost yard waste. A pilot program was started in 1991 on Company-owned land in Marysville when the Company entered into a five-year contract with Franklin County, Ohio, to compost a minimum of 50,000 tons of yard waste per year for a fee of $20 per ton. The Company now has seventeen compost facilities. In addition to service fees, the Company substitutes the resulting compost for a portion of the raw materials in Hyponex and other Company products. Revenues in fiscal 1994 and 1993 from composting services were $5.0 million and $2.1 million, respectively.

      MARKETING AND PROMOTION

      The Company employs a 100 person direct sales force and numerous distributors for its consumer products to cover approximately 24,000 retail outlets and headquarters of national, regional and local chains. Most salespeople have college degrees and prior sales experience. In recent years, the percentage of sales to mass merchandisers and large buying groups has increased. The top ten accounts (which include three buying groups of independent retailers) represented 59% of the Consumer Business Group sales in fiscal 1993 and 66% in 1994.

      At the same time, the Company continues to support its independent retailers. Most importantly, the Company developed a special line of products, marketed under the Lawn Pro(R) name, which are sold exclusively by independent retailers. These products include the 4-Step(TM) program, introduced in 1984, which encourages consumers to purchase four products at one time (fertilizer plus crabgrass preventer, fertilizer plus weed control, fertilizer plus insect control and a special fertilizer for Fall application). The Company promotes the 4-Step program as providing consumers with all their annual lawn care needs for less than half of what a lawn care service would cost. The Company believes that the Lawn Pro line has helped maintain the loyalty of the independent retailers in the face of increasing competition from mass merchandisers.

      The Company supports its sales efforts with extensive advertising and promotional programs. Because of the importance of the Spring sales season in the marketing of consumer lawn and garden products, the Company focuses its promotional efforts on this period. Through advertising, consumer rebates, retailer allowances and other promotional efforts, the Company seeks to encourage customers to make the bulk of their lawn and garden purchases in the early Spring. The Company believes that its early season promotions substantially moderate the risk to its consumer sales posed by bad weekend weather.

      An important part of the Company's sales effort is its national toll-free consumer hotline, on which its "lawn consultants" answer questions about the Company's products and give general lawn care advice to consumers. The Company's lawn consultants responded to over 372,000 telephone and written inquiries in fiscal 1994 and have handled over 2,500,000 calls since the inception of the consumer hotline in 1972.

      Backing up the Company's marketing effort is its well-known "No Quibble" guarantee, instituted in 1958, which promises consumers a full refund if for any reason they are not satisfied with the results after using Scotts products. Refunds under this guarantee have consistently amounted to less than 0.3% of net sales on an annual basis.

      COMPETITION

      The consumer lawn and garden market is highly competitive. The most significant competitors for the consumer lawn care business are lawn care service companies. At least one of these, Tru Green Company, which also owns the ChemLawn(R) lawn care service business, operates nationally and is significantly larger than the Company. In the do-it-yourself segment, the Company's products compete primarily against regional products and private label products produced by various suppliers and sold by such companies as Kmart. These products compete across the entire range of the Company's product line. In addition, certain of the Company's products compete against branded fertilizers, pesticides and combination products marketed by such companies as Monsanto Company (Ortho(R) and Greensweep(R)), Lebanon Chemical Corp. (Greenview(R)) and Miracle-Gro.

      Most competitors, with the exception of lawn care service companies, sell their products at prices lower than those of the Company. The Company competes primarily on the basis of its strong brand names, quality, value, service and technological innovation. The Company's competitive position is also supported by its national sales force, advertising campaigns and its unconditional guarantee. There can be no assurance, however, that additional competition from new or existing competitors will not erode the Company's share of the consumer market or its profit margins.

      BACKLOG

      The major portion of annual consumer product orders (other than organic products which are normally ordered in season on an "as needed" basis) are received from retailers during the months of October through January and are filled during the months of January through March. As of January 31, 1995, orders on hand for retail customers (including orders for Sierra products) totaled approximately $85.7 million compared to approximately $50.5 million on the same date in 1994 (excluding orders for Sierra products). All such orders are expected to be filled in fiscal 1995.


      COMMERCIAL BUSINESS GROUP

      THE MARKET

      The Company sells its professional products to golf courses, commercial nurseries and greenhouses, schools and sportsfields, multi-family housing complexes, business and industrial sites, lawn and landscape services and specialty crop growers. In 1994, the Professional Business Group served over 12,000 North American customers, among them such high profile golf courses as Augusta National (Georgia), Cypress Point, Spyglass and Pebble Beach (California), Desert Mountain (Arizona), Muirfield (Ohio), The Country Club (Massachusetts), Colonial Country Club (Texas) and Butler National (Illinois). Sports complexes such as Fenway Park, Camden Yard, Wrigley Field, Yankee Stadium and the Rose Bowl are professional customers, as are major commercial nursery/greenhouse operations such as Monrovia, Hines and Imperial.

      Golf courses accounted for approximately 43% of the Company's professional sales in fiscal 1994. During 1994, the Company sold products to approximately 55% of the over 14,500 golf courses in North America, including 78 of Golf Digest's top 100 U.S. courses. Management estimates, based on an independent bi-annual market survey and other information available to the Company, that the Company's leading share of the North American golf course turf maintenance segment will be approximately 20% in 1994.

      According to the National Golf Foundation, approximately 200 new golf courses have been constructed annually for the last three years. Management believes that the increase in the number of courses, the concentration of the growth in the West/South with a longer growing/maintenance season, the increasing playing time requiring more course maintenance and the trend toward more highly maintained courses will contribute to an annual sales growth rate in the golf course segment of 9%.

      Horticulture sales accounted for approximately 38% of the Company's professional sales in fiscal 1994. The Company sold products to thousands of nursery, greenhouse and specialty crop growers through a network of over 100 horticultural distributors. On a full year basis, the Company estimates that its leading share of the North American horticultural segment was approximately 35% in 1994.

      Management believes the increasing acceptance of controlled-release fertilizers in horticultural/ agricultural applications due to performance advantages and groundwater leaching concerns will contribute to an increase in the annual sales growth rate in the horticulture segment.

      In January 1994, a new business unit under the ProGrow(R) name was created to better serve the large, but highly fragmented, lawn/landscape service market, in addition to schools/sportsfields, multi-family housing complexes and business/industrial sites. Many small service operators prefer to purchase on an as-needed, "cash and carry" basis, so the Company is establishing a network of distributors to extend local availability of its
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professional products.  By the end of fiscal 1994, over 60 distributors had been added, with plans to add additional distributors in 1995 and beyond. Management believes changing demographic factors such as increasing time pressures, higher disposable income and an aging population will result in an expanding service segment.

        PRODUCTS

        The Company's professional products, marketed under such brand names as ProTurf(R), ProGrow(R), Osmocote(R), Peters(R), Metro-Mix(R) and Terra-Lite(R), include a broad line of sophisticated controlled-release fertilizers, water soluble fertilizers, control products (herbicides, insecticides, fungicides and growth regulators), wetting agents, organic products, grass seed and application devices. The fertilizer lines utilize a range of proprietary controlled-release fertilizer technologies, including Polyform(R), Triaform(R), Poly-S(R), Osmocote(R) and ScottKote(R), and proprietary water soluble fertilizer technologies, including Peters(R) and Peters Excel(R). The Company applies these technologies to meet a wide range of professional customer needs, ranging from quick release greenhouse fertilizers to controlled-release fairway/greens fertilizers to extended release nursery fertilizers that last up to a year or more.

        The Company works very closely with basic pesticide manufacturers to secure exclusive positions on advanced control chemistry which can be formulated on granular carriers, including fertilizers or liquid application. In 1994, over 15 professional products featured exclusive control technologies, including such products as the TGR(R) growth regulator line, Turplex(R) bioinsecticide and DMC weed control. Liquid-applied fertilizers and control products numbered 37 in 1994. Application devices include both rotary and drop action spreaders. Over 20 proprietary grass seed varieties are part of the professional line. The Sierra acquisition added an established line of soilless mixes in which controlled and water soluble fertilizers, wetting agents and control products can be incorporated to customize potting media for nurseries and greenhouses.

        During 1994, the Company introduced 24 new professional products, including Poly-S(R) and TGR(R) line extensions, a line of Peters(R) water-soluble fertilizers for golf course greens, an Osmocote controlled-release potassium product and Merit(R) insecticide.

        BUSINESS STRATEGY

        The Company's Commercial Business Group focuses its sales efforts on the middle and high end of the professional market and generally does not compete for sales of commodity products. Demand for the Company's professional products is primarily driven by product quality, performance and technical support. The Company seeks to meet these needs with a range of sophisticated, specialized products that are sold by a professional, agronomically-trained sales force.

        A primary focus of the Commercial Business Group's strategy is to provide a continuing flow of innovative new products to its professional customers. Products introduced since 1989 accounted for over 60% of the Commercial Business Group's net sales in fiscal 1994.

        The Company intends to use its strong position in the golf course segment to increase sales of Sierra(R) products to those users, and, conversely, to expand the distribution of Scott(R) nursery products in the commercial horticultural segment in which Sierra has a strong position.

        The Commercial Business Group also is working to increase market coverage by focusing on various professional market niches. In 1965, the Company established its first specialized professional sales force, focusing on golf courses. Since 1985, it has established separate sales forces and/or sales managers for lawn and landscape services, sportsfields, golf course architects and construction companies, and international segments of the professional market. In 1992, the Company introduced a fairway application service for golf courses. This service has been expanded and is now available in eight markets, with six new markets planned for 1995. In 1994, the ProGrow(R) business was launched to better serve lawn/landscape services that purchase on an as-needed basis.
                                      59

        MARKETING AND PROMOTION

        The Commercial Business Group's sales force consists of 125 territory managers who cover over 17,000 accounts. Many territory managers are experienced former golf course superintendents or nursery managers and most have degrees in agronomy, horticulture or similar disciplines. Territory managers work closely with golf course and sports field superintendents, turf and nursery managers, and other landscape professionals. In addition to marketing the Company's products, Scotts' territory managers provide consultation, testing services, and advice regarding maintenance practices, including individualized comprehensive programs incorporating various products for use at specified times throughout the year. The professional grower segment is served primarily through an extensive network of distributors, most with substantial experience in the horticulture market, with territory managers spending the majority of their time with growers.

        To reach potential purchasers, the Company uses trade advertising and direct mail, publishes newsletters, and sponsors seminars throughout the country. In addition, the Company maintains a special toll-free hotline for its professional customers. The professional customer service department responded to over 40,000 telephone inquiries in fiscal 1994.

        COMPETITION

        In the professional turf and nursery market, the Company faces a broad range of competition from numerous companies ranging in size from multi-national chemical and fertilizer companies such as Monsanto and DowElanco Company, to smaller specialized companies such as Lesco, Inc. and Lebanon Chemical Corp., to local fertilizer manufacturers and blenders. Portions of this market, such as fairway and rough fertilizers for golf courses, are sometimes served by large agricultural fertilizer companies, while other segments, such as fertilizers and pest controls for golf course greens and high value nursery crops, are served by specialized, research-oriented companies. In certain areas of the country, particularly Florida, a number of companies have begun to offer turf care services, including product application, to golf courses. In addition, the higher margins available for sophisticated products to treat high value crops continue to attract large and small chemical producers and formulators, some of which have larger research departments and budgets than the Company. While the Company believes that its reputation, turf and ornamental market focus, expertise in product development and professional sales force will enable it to continue to maintain and build its share of the professional market, there can be no assurance that the Company's market share or margins will not be eroded in the future by new or existing competitors.

        BACKLOG

        The major portion of professional product orders are received during the months of August through November and are filled during the months of September through November. As of January 31, 1995, orders on hand from professional customers (including orders for Sierra products) totaled approximately $13.1 million compared with $4.9 million on the same date in 1994 (excluding orders for Sierra products). All such orders are expected to be filled in fiscal 1995.

        INTERNATIONAL






        THE MARKET

        The Company produces and sells its products in over sixty-five countries to both consumer and professional markets. Growth potential exists in both markets, and the Company has positioned itself to grow through both direct sales and distributor arrangements.

        Consumer lawn and garden products are sold under the Scotts label mainly in Canada, the Far East and Europe. The Company's United Kingdom subsidiary has continued to make inroads into the lawn and garden market in Great Britain. The Company's long-term relationship with Hyponex Japan Corporation, Ltd. has allowed it to maintain its presence in Japan's consumer market under its Hyponex(R) label. International sales of consumer products in fiscal 1994 totaled approximately $7.3 million.
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
      Professional markets include both the turf and horticulture industries. The Company currently distributes its professional products in Canada, Latin America, Europe and Asia Pacific. Turf products are mainly distributed under the Scotts name, while horticultural products are distributed primarily under the Sierra label. Professional horticultural products are also distributed under the Hyponex label in Japan. International sales of Scotts' professional products in fiscal 1994 totaled approximately $10 million. International sales of Sierra professional products from December 17, 1993 through September 30, 1994 totaled approximately $30.3 million.

      BUSINESS STRATEGY

        An increasing portion of the Company's sales is derived from customers in foreign countries, and, with the acquisition of Sierra, the Company has manufacturing and distribution operations in foreign countries. The Company's managers travel abroad regularly to visit its facilities, distributors and customers, and the Company's own employees manage its affairs in most of Europe, the United Kingdom, Australia, Hungary, Singapore and Malaysia. The Company plans to expand into new areas and market segments and to increase international awareness of the Scotts name and oval logo. By positioning the Scotts(R) name worldwide, the Company believes it can build awareness of its products' quality, reliability and value.


      The Company intends to continue to market its products internationally through both direct sales and distributor arrangements. In fiscal 1994, the Company entered into various new distributor agreements. Sierra terminated several distributor arrangements with W.R. Grace, so that the Company could directly distribute those products. The Company also amicably terminated its European distributor agreement with Wolf-Gerate AG during fiscal 1994. At the time this agreement was signed, the Company had no European distribution capabilities and Wolf-Gerate served that purpose. With the 1993 acquisition of Sierra, the Company acquired a distribution network which eliminated the need for Wolf-Gerate's services. The Company believes its direct distribution of its products in Europe will represent a cost savings, as products will now be distributed at their full retail price, rather than sold at a discount to Wolf-Gerate for distribution, as required under the agreement.

      Any significant changes in international economic conditions, expropriations, changes in taxation and regulation by United States and/or foreign governments could have a substantial effect upon the international business of the Company. Management believes, however, that these risks are not unreasonable in view of the opportunities for profit and growth available in foreign markets.



        In addition, the Company's international earnings and cash flows are subject to variations in currency exchange rates, which derive from sales and purchases of the Company's products made in foreign currencies. In order to minimize the impact of adverse exchange rate movements, the Company has developed a program, approved by the Company's Board of Directors, to manage and mitigate this risk. The risk management program is designed to minimize impact on the cash value of the Company's foreign currency payables and receivables, as well as the impact on earnings. To implement the program, in January 1995 the Company entered into forward foreign exchange contracts and purchased currency options to lessen this risk.

      COMPETITION

      The Company's international consumer business faces strong competition in the garden center segment, particularly in Canada and the United Kingdom. Competitors in the United Kingdom include Fisons, ICI, PBI and various local companies. Competitors in Canada include Nu-Gro, So-Green and Vigoro. The Company intends to respond to this competition by increasing brand awareness and loyalty through increased marketing and improved customer service.

      The international professional products market is very competitive particularly in the controlled-release fertilizer segment. Numerous United States and European companies are pursuing this segment internationally, including Pursell Industries, Lesco, Lebanon, Vigoro, Noram, BASF, Helena and Coron. The Company will respond to this competition by educating customers as to the quality and value of its products.

      Management believes the Company is well-positioned to obtain an increased share of the international market. However, there can be no assurance that the Company's market share or margins will not be eroded by new or existing competitors.

      MATTERS RELATING TO THE COMPANY GENERALLY

      PATENTS, TRADEMARKS AND LICENSES

      The "Scotts" and "Hyponex" brand names and logos, as well as a number of product trademarks, including "Turf Builder", "Lawn Pro", "ProTurf", "ProGrow", "Osmocote" and "Peters" are federally registered and are considered material to the Company's business. In 1989, the Company assigned all its rights to certain "Hyponex" trademarks in the Far East to a Japanese company.

      As of September 30, 1994, the Company held over 100 patents on processes, compositions, grasses, and mechanical spreaders and has several additional patent applications pending. Over the past two years, the Company has been granted a number of patents covering key new process and product technologies. This new patent protection will extend well into the next decade. The Company also holds exclusive and nonexclusive patent licenses from certain chemical suppliers permitting the use and sale of patented pesticides.
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
      RESEARCH AND DEVELOPMENT

      The Company has a long history of innovation, and its research and development successes can be measured in terms of sales of new products and by the Company's patents. Virtually all of the Company's fertilizer products, many of its grasses and many of its mechanical devices are covered by one or more of over 100 U.S. and foreign patents owned by the Company.

      The Company's research and development department is headquartered in the Dwight G. Scott Research Center in Marysville, Ohio. The Company also operates three research field stations in Florida, Texas and Oregon. In addition, the Company funds research at universities across the United States and conducts cooperative projects with key professional customers. Research to develop new and improved application devices is conducted at Republic's manufacturing facility in Carlsbad, California. Investment in research is directed toward developing new technology and products to increase manufacturing efficiency, reduce product cost, improve performance, solve specific problems, improve packaging and simplify lawn, turf and horticultural plant care.

      Since its introduction of the first home lawn fertilizer in 1928, the Company has used its research and development strengths to build the do-it-yourself market. Technology continues to be a Company hallmark. The Company's introduction of the TGR(R) line in 1987 to control poa annua on golf courses is an example. In 1992, the Company introduced Poly-S(R), a proprietary controlled-release fertilizer technology. In 1993, ScottKote(R), another controlled-release technology primarily for the nursery market, was introduced. In addition, the Company has modified its Marysville facility to utilize a new, patented production process which is expected to reduce costs and improve product quality, while increasing production capacity. (See "--Production Facilities.") Since the Hyponex acquisition in 1988, the Company's research and development department has worked to improve the quality and reduce the production cost of branded organic products, in particular potting soils. One of the results of this effort is the introduction, in 1994, of a line of value-added, premium quality potting soils and planting mixes under the Scotts brand.

      Research has also been focused on durability, precision, and reduced production costs of the Republic-produced spreaders. Recently, Republic completely redesigned the major products within the Company's consumer spreader line so that they are now completely preassembled and are distributed and displayed using innovative packaging.

      Sierra pioneered the use of controlled-release fertilizers for the horticultural markets with the introduction of "Osmocote" in the 1960's. This polymer-encapsulated technology has achieved a large share of the horticultural markets due to its ability to meet the strict performance requirements of professional growers. The Company's and Sierra's research and development efforts have been fully integrated and are focused on cost reduction and product/process innovation. A new, multi-coated controlled-release technology has been developed and a new production line is nearing completion at the Company's Charleston, South Carolina plant.

      Research has resulted in improved Peters'(R) water-soluble fertilizers. Reformulated potting soils and planting mixes have been introduced into both the consumer and professional markets.

      Combined Company and Sierra research and development expenses were approximately $10.4 million (1.7% of net sales) for 1994, including environmental and regulatory expenses. This compares to $6.2 million (1.5% of net sales) and $7.7 million (1.7% of net sales) in fiscal 1992 and 1993, respectively.

      PRODUCTION FACILITIES

      The manufacturing plants for consumer and professional fertilizer-based products marketed under the Scotts label are located in Marysville, Ohio. The Company's Taylor Seed Packaging Plant is located on a separate site in Marysville. Hyponex(R) organic products are harvested and packaged in over 20 locations throughout the United States. The Company's lawn spreaders are produced at the Republic facility in Carlsbad, California. Some granular and mechanical products and all liquid products, constituting an aggregate of approximately 16% of the
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
Company's cost of sales in fiscal 1994, are produced for the Company by other manufacturers. Sierra has manufacturing sites in the United States and one located in The Netherlands. Sierra's controlled-release fertilizers are produced in Charleston, South Carolina, Milpitas, California, and at Heerlen, The Netherlands. Water-soluble fertilizers are produced in Allentown, Pennsylvania, and the potting soils are produced in Travelers Rest, South Carolina and in Hope, Arkansas. Resin used for producing Osmocote(R) controlled-release fertilizer is manufactured at Sierra Sunpol Resins, a joint venture company which is 97% owned by Scotts. The Company operates seventeen composting facilities where yard waste (grass clippings, leaves, and twigs) is converted to raw materials for the Company's organic products. Fourteen of the facilities are "stand-alone" facilities with the remainder being located at existing organics products bagging facilities. Recently opened facilities include Pittsburgh, Pennsylvania; Cincinnati, Ohio; and Riverside, California.

      Management believes that each of its facilities is well-maintained and suitable for its purpose. Substantially all of the Company's owned properties are mortgaged to secure the Company's indebtedness under various bank agreements.

      The Company's fertilizer processing and packaging facilities currently operate, on average, five days per week for three shifts. Because of the seasonal nature of the demand for the Company's products, certain of these facilities operate on a seven day basis or three out of four weekends during periods of peak demand. During 1994, initial steps were taken to integrate some product manufacturing between the Company and Sierra manufacturing locations.

      The Company's Marysville facilities were substantially modified during fiscal 1992 and 1993. The Company replaced one of the existing fertilizer production lines with a line utilizing a new, patented process which it developed. In addition, the Company erected a new physical-blend facility and added equipment to apply polymer coating to fertilizer materials.

      During 1994, approximately $13 million was spent to erect a new Poly-S fertilizer plant, an investment made necessary by very strong forecasted demand. Additionally, approximately $4.0 million was spent on Sierra business needs including $1.5 million for construction of a new processing line at the Charleston, South Carolina facility to produce a technologically advanced controlled-release fertilizer.

      CAPITAL EXPENDITURES

      Capital expenditures totaled $15.2 million and $33.4 million for the fiscal years ended September 30, 1993 and 1994, respectively. The Company expects that capital expenditures during fiscal 1995 will total approximately $23 million.

      PURCHASING

      The key ingredients in the Company's fertilizer and control products are various commodity and specialty chemicals including vermiculite, phosphates, urea, potash, herbicides, insecticides and fungicides. The Company obtains its raw materials from various sources, which the Company presently considers to be adequate. No one source is considered to be essential to either of the Company's Consumer or Professional Business Groups, or to its business as a whole. The Company has never experienced a significant interruption of supply.

      Sierra purchases granular, homogeneous fertilizer substrates to be coated, and the resins for coating. These resins are primarily supplied domestically by Sierra SunPol Resins, a 97%-owned subsidiary of Sierra.

      Sphagnum peat, peat humus, vermiculite manure and bark constitute Hyponex's most significant raw materials. At current production levels, the Company estimates Hyponex's peat reserves to be sufficient for its near-term needs in all locations except the Northeast. Regulatory activities by the Army Corps of Engineers have prevented production at one peat harvesting facility located in Lafayette, New Jersey. See "--Environmental and Regulatory Considerations." To meet the demand previously filled by this facility, the Company has been purchasing peat from other nearby producers. Bark products are obtained from sawmills and other wood residue
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




producers and manure is obtained from a variety of sources such as feed lots race, tracks, and mushroom growers. The Company is currently substituting composted yard waste for some organic raw materials and is planning to expand this practice.

  Raw materials for Republic include various engineered resins and metals, all of which are available from a variety of vendors. The Company considers its sources of supply for these materials to be adequate.

  DISTRIBUTION

  The primary distribution centers for the Company's products are located near the Company's headquarters in central Ohio. The Company's products are shipped by rail and truck. While the majority of truck shipments are made by contract carriers, a portion is made by the Company's own fleet of leased trucks. Inventories are also maintained in field warehouses located in major markets.

  Most of Hyponex's organic products have low sales value per unit of weight, making freight costs significant to profitability. Therefore, Hyponex has located approximately twenty distribution locations near large metropolitan areas in order to minimize shipping costs. Hyponex uses its own fleet of approximately 70 trucks as well as contract haulers to transport its products from distribution points to retail customers.

  Sierra's products are produced at three fertilizer and two organic manufacturing facilities located in the United States. The majority of shipments are via common carriers to nearby distributors' warehouses. A small private trucking fleet is maintained at the organic facilities for direct shipment of custom orders to customers. Inventories are also maintained in field warehouses.

  Republic-produced, Scotts branded spreaders are shipped via common carrier to regional warehouses serving the Company's retail network. Republic's E-Z spreader line and its private label lines are sold free-on-board (FOB) Carlsbad with transportation arranged by the customer.

  SIGNIFICANT CUSTOMERS

  Kmart and Home Depot represented approximately 23.9% and 14.9%, respectively, of the Consumer business group's sales in fiscal 1994, which reflects their significant position in the retail lawn and garden market. The loss of either of these customers or a substantial decrease in the amount of their purchases could have a material adverse effect on the Company's business.

  EMPLOYEES

  The Company's corporate culture emphasizes employee participation in management, comprehensive employee benefits and programs and profit sharing plans. As of September 30, 1994, the Company employed approximately 2,300 full-time year-round workers including 130 located outside the United States. Full-time workers average approximately 10 years employment with the Company or its predecessors. During peak production periods, the Company engages as many as 750 temporary employees. The Company's employees are not unionized, with the exception of twenty-one of Sierra's employees at its Milpitas facility, who are represented by the International Chemical Workers Union.

  ENVIRONMENTAL AND REGULATORY CONSIDERATIONS

  Federal, state and local laws and regulations relating to environmental matters affect the Company in several ways. All products containing pesticides must be registered with the United States Environmental Protection Agency ("United States EPA") (and in many cases, similar state agencies) before they can be sold. The inability to obtain or the cancellation of any such registration could have an adverse effect on the Company's business. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether the Company's competitors were similarly affected. The Company attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals, but there can be no assurance that it will continue to be able to avoid or minimize these risks. Fertilizer and organic products (including manures) are also subject to state labeling regulations.

  In addition, the use of certain pesticide and fertilizer products is regulated by various local, state and federal environmental and public health agencies. These regulations may include requirements that only certified or professional users apply the product or that certain products be used only on certain types of locations (such as "not for use on sod farms or golf courses"), may require users to post notices on properties to which products have been or will be applied, may require notification of individuals in the vicinity that products will be applied in the future or may ban the use of certain ingredients. The Company has been successful in complying with these regulations.

  Compliance with such regulations and the obtaining of registrations does not assure, however, that the Company's products will not cause injury to the environment or to people under all circumstances.

  State and federal authorities generally require Hyponex to obtain permits (sometimes on an annual basis) in order to harvest peat and to discharge water run-off or water pumped from peat deposits. The state permits typically specify the condition in which the property will be left after the peat is fully harvested, with the residual use typically being natural wetland habitats combined with open water areas. Hyponex is generally required by these permits to limit its harvesting and to restore the property consistent with the intended residual use. In some locations, Hyponex has been required to create water retention ponds to control the sediment content of discharged water.

  In July 1990, the Philadelphia district of the Army Corps of Engineers directed that peat harvesting operations be discontinued at Hyponex's Lafayette, New Jersey facility, and the Company complied. In May 1992, the Department of Justice filed suit seeking a permanent injunction against such harvesting at that facility and civil penalties. The Philadelphia District of the Corps has taken the position that peat harvesting activities there require a permit under Section 404 of the Clean Water Act. If the Corps' position is upheld, it is possible that further harvesting of peat from this facility would be prohibited. The Company is defending this suit and is asserting a right to recover its economic losses resulting from the government's actions.
Management does not believe that the outcome of this case will have a material adverse effect on the Company's operations or its financial condition.

  State, federal and local agencies regulate the disposal, handling and storage of waste and air and water discharges from Company facilities. During fiscal 1994, the Company had approximately $100,000 in environmental capital expenditures and $300,000 in other environmental expenses, compared with approximately $180,000 in environmental capital expenditures and $260,000 in other environmental expenses in fiscal 1993. The Company has budgeted $485,000 in environmental capital expenditures and $350,000 in other environmental expenses for fiscal 1995.

  The Company has been identified by the Ohio Environmental Protection Agency (the "Ohio EPA") as a Potentially Responsible Party ("PRP") with respect to a site in Union County, Ohio (the "Hershberger site") that has allegedly been contaminated by hazardous substances whose transportation, treatment or disposal the Company allegedly arranged. Pursuant to a consent order with the Ohio EPA, the Company, together with four other PRP's identified to date, is investigating the extent of contamination in the Hershberger site and developing a remediation program. Phase I of the investigation has been completed and the Company is seeking resolution to this matter by being designated as a de minimis contributor with minimal financial liability.

  Sierra is a PRP in connection with the Lorentz Barrel and Drum Superfund Site in California, as a result of its predecessor having shipped barrels to Lorentz for reconditioning or sale between 1967 and 1972. Many other companies are participating in the remediation of this site, and issues relating to the allocation of the costs have been resolved with the Company being identified as a de minimis contributor. The Company has agreed to settle this matter by means of a one-time total payment of $1,000 to the United States EPA and the State of California. In addition, Sierra is a defendant in a private cost-recovery action relating to the Novak Sanitary Landfill, located near Allentown, Pennsylvania. By agreement with W. R. Grace-Conn., Sierra's liability is limited to a maximum of $200,000 with respect to this site. The Company's management does not believe that the outcome of these proceedings will in the aggregate have a material adverse effect on its financial condition or results of operations.

PROPERTIES

         The Company has fee or leasehold interests in approximately sixty-seven facilities. All of the owned properties are mortgaged to secure the Company's indebtedness under the Existing Credit Agreement (see "INFORMATION ABOUT THE COMPANY - Management's Discussion and Analysis of Financial Condition and Results of Operations" and "RECENT DEVELOPMENTS - New Credit Facility").

         The Company owns approximately 843 acres in two locations at its Marysville, Ohio headquarters. It owns three research facilities in Apopka, Florida, Cleveland, Texas and Gervais, Oregon. The Company leases four fertilizer warehouses in Illinois, California, Ohio and Pennsylvania. Republic leases its twenty acre spreader facility in Carlsbad, California.

         The Company's twenty-four organics facilities are located nationwide in eighteen states. Twenty-two are owned, while two are leased. Facilities at most include production lines, warehouses and offices. Six sites also include composting facilities.

         The Company has fourteen stand-alone composting facilities. Nine of these sites are leased and are located in Oregon, California, Florida, Indiana, Ohio, Pennsylvania and Illinois. Five sites are utilized through agreements with the municipalities of Greensboro, NC; Shreveport, LA; Spokane, WA; Independent Hill, VA and Balls Ford, VA.

         The Company owns two Sierra manufacturing facilities in Fairfield, CA and Heerlen, The Netherlands. It leases three Sierra manufacturing facilities in Allentown, PA, Milpitas, CA and North Charleston, SC.

         It is the opinion of the Company's management that its facilities are adequate to serve their intended purposes and that its property leasing arrangements are stable.

LEGAL PROCEEDINGS


         As noted in the discussion under "--Environmental and Regulatory Considerations" above, the Company is defending a suit filed by the United States Department of Justice which seeks civil penalties and a permanent injunction against peat harvesting at Hyponex's Lafayette, New Jersey facility. The Company has asserted a right to recover its economic losses resulting from the government's actions. The Company also is involved in several other environmental matters, as set forth above in "Environmental and Regulatory Considerations". Management does not believe the outcome of these matters will have a material adverse effect on the Company's operations or its financial condition.


         The Company is involved in other lawsuits and claims which arise in the normal course of its business. In the opinion of management, these claims individually and in the aggregate are not expected to result in an adverse effect on the Company's financial position or operations.

MARKET FOR THE COMPANY'S COMMON SHARES AND RELATED SHAREHOLDER MATTERS

         Scotts Delaware made an initial public offering of its Class A Common Stock on January 31, 1992. As a result of the merger of Scotts Delaware into Scotts Ohio on September 20, 1994, each share of outstanding Class A Common Stock of Scotts Delaware was converted into one Common Share of Scotts Ohio (the Company). The shares of Class A Common Stock of Scotts Delaware were, and the Common Shares of the Company are traded on the NASDAQ Stock Market under the symbol "SCTT".

     The following table sets forth, for the periods indicated, the high and low sales prices of the Company's Common Shares, as reported on the NASDAQ Stock Market.


                                                                                SALES
                                                                               PRICES
                                                                             -----------
                                                                             HIGH    LOW
                                                                             ---     ---
    FISCAL 1993
    1st quarter............................................................  18 1/2  14 1/2
    2nd quarter............................................................  20 1/2  17 1/8
    3rd quarter............................................................  18 3/4  15 1/4
    4th quarter............................................................  18 3/8  15 1/4
    FISCAL 1994
    1st quarter............................................................  20 1/8  16
    2nd quarter............................................................  20      18
    3rd quarter............................................................  19 7/8  16 1/4
    4th quarter............................................................  17      15 1/4
    FISCAL 1995
    1st quarter............................................................  16      14 3/4
    2nd quarter (through 3/1/95)...........................................  19 3/8  15 7/8



     The Company has not paid dividends in the past and does not presently plan to pay dividends. It is presently anticipated that earnings will be retained and reinvested to support the growth of the Company's business. The payment of any future dividends will be determined by the Board of Directors of the Company in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors. Under a covenant in the Company's Existing Credit Agreement, the Company is restricted in its payment of cash dividends, to an amount not to exceed 33 1/3% of the consolidated net income of the Company and its consolidated subsidiaries during the immediately preceding fiscal year. See "RECENT DEVELOPMENTS -- New Credit Facility."


     As of March 1, 1994, the Company estimates there were approximately 6,400 shareholders including holders of record and the Company's estimate of beneficial holders.


SELECTED FINANCIAL DATA



     The following table sets forth selected historical consolidated financial data of the Company and has been derived from the Company's Consolidated Financial Statements and Notes thereto as of September 30, 1993 and 1994 and for the three years ended September 30, 1994 included elsewhere herein. The selected historical consolidated financial data as of January 1, 1994 and December 31, 1994 and for the three months then ended, respectively, are derived from unaudited consolidated financial statements included elsewhere herein. Such unaudited consolidated financial statements have been prepared on the same basis as the Company's Consolidated Financial Statements, and the Company's management believes that such unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal recurring adjustments). Interim results are not necessarily indicative of results for the full year. The selected historical consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "INFORMATION ABOUT THE COMPANY -- Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                               THE SCOTTS COMPANY


                      SELECTED CONSOLIDATED FINANCIAL DATA



                                                      FISCAL YEAR ENDED SEPTEMBER 30,                 THREE MONTHS ENDED
                                            ----------------------------------------------------   -------------------------
                                              1990       1991       1992     1993(1)    1994(2)     1/1/94(2)     12/31/94
                                            --------   --------   --------   --------   --------   -----------   -----------
                                                                                                   (UNAUDITED)   (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF INCOME DATA(3):
Net sales.................................  $350,441   $388,120   $413,558   $466,043   $606,339     $68,326       $98,019
Cost of sales.............................   186,803    207,956    213,133    244,218    319,730      37,364        53,520
                                            --------   --------   --------   --------   --------   -----------   -----------
Gross profit..............................   163,638    180,164    200,425    221,825    286,609      30,962        44,499
                                            --------   --------   --------   --------   --------   -----------   -----------
Operating expenses:
  Marketing...............................    48,681     57,489     66,245     74,579    100,106      12,921        19,902
  Distribution............................    55,628     57,056     61,051     67,377     84,407      10,976        14,540
  General and administrative..............    23,965     22,985     24,759     27,688     30,189       5,010         5,967
  Research and development................     4,714      5,247      6,205      7,700     10,352       2,004         2,765
  Other expenses..........................     2,880      2,000         20        660      2,283          28           995
                                            --------   --------   --------   --------   --------   -----------   -----------
    Total operating expenses..............   135,868    144,777    158,280    178,004    227,337      30,939        44,169
                                            --------   --------   --------   --------   --------   -----------   -----------
Income from operations....................    27,770     35,387     42,145     43,821     59,272          23           330
Interest expense..........................    34,531     30,932     15,942      8,454     17,450       2,640         5,694
                                            --------   --------   --------   --------   --------   -----------   -----------
Income (loss) before income taxes,
  extraordinary items and cumulative
  effect of accounting changes............    (6,761)     4,455     26,203     35,367     41,822      (2,617)       (5,364)
Income taxes..............................       143      2,720     11,124     14,320     17,947      (1,060)       (2,226)
                                            --------   --------   --------   --------   --------   -----------   -----------
Income (loss) before extraordinary items
  and cumulative effect of accounting
  changes.................................    (6,904)     1,735     15,079     21,047     23,875      (1,557)       (3,138)
Extraordinary items:
  Loss on early extinguishment of debt,
    net
    of tax................................        --         --     (4,186)        --       (992)         --            --
  Utilization of net operating loss
    carryforwards.........................        --      2,581      4,699         --         --          --            --
Cumulative effect of changes in accounting
  for postretirement benefits, net of tax
  and income taxes........................        --         --         --    (13,157)        --          --            --
                                            --------   --------   --------   --------   --------   -----------   -----------
Net income (loss).........................  $ (6,904)  $  4,316   $ 15,592   $  7,890   $ 22,883     $(1,557)      $(3,138)
                                            ========   ========   ========   ========   ========   ===========   ===========
Net income (loss) per common share:(4)
Income (loss) before extraordinary items
  and cumulative effect of accounting
  changes.................................  $  (0.58)  $   0.15   $   0.84   $   1.07   $   1.27     $ (0.08)      $ (0.17)
Extraordinary items:
  Loss on early extinguishment of debt,
    net of tax............................        --         --      (0.23)        --      (0.05)         --            --
  Utilization of net operating loss
    carryforwards.........................        --       0.21       0.26         --         --          --            --
Cumulative effect of changes in accounting
  for postretirement benefits, net of tax
  and income taxes........................        --         --         --      (0.67)        --          --            --
                                            --------   --------   --------   --------   --------   -----------   -----------
Net income (loss).........................  $  (0.58)  $   0.36   $   0.87   $   0.40   $   1.22     $ (0.08)      $ (0.17)
                                            ========   ========   ========   ========   ========   ===========   ===========
Weighted average common shares outstanding
  during the period.......................    11,977     11,833     18,014     19,687     18,785      18,659        18,667

                               THE SCOTTS COMPANY

                                                  FISCAL YEAR ENDED SEPTEMBER 30,                     THREE MONTHS ENDED
                                      --------------------------------------------------------     -------------------------
                                        1990        1991        1992      1993(1)     1994(2)       1/1/94(2)     12/31/94
                                      --------    --------    --------    --------    --------     -----------   -----------
                                                                                                   (UNAUDITED)   (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
OTHER HISTORICAL DATA:
Depreciation and amortization........ $ 20,474    $ 17,785    $ 15,848    $ 18,144    $ 21,937      $   4,603     $   5,801
Capital investment...................    8,494       8,818      19,896      15,158      33,402          4,985         5,012
Ratio of earnings to fixed charges
  and preferred stock dividends(5)...       (6)       1.14x       2.40x       4.08x       2.89x            (7)           (8)
Book value per share(9).............. $  (0.49)   $  (0.39)   $   8.35    $   7.66    $   9.01      $    7.58     $    8.84

BALANCE SHEET DATA(3):
Working capital...................... $ 18,230    $ 21,260    $ 54,795    $ 88,526    $140,566      $ 112,717     $ 135,427
Property, plant and equipment,
  net................................   83,384      79,903      89,070      98,791     140,105        122,320       141,556
Total assets.........................  270,429     260,729     268,021     321,590     528,584        508,742       576,618
Term debt, including current
  portion............................  192,915     182,954      31,897      92,524     223,885        226,084       223,158
Total shareholders' equity
  (deficit)..........................  (12,677)     (9,961)    175,929     143,013     168,160        141,371       165,061


- ---------------

(1) Includes Republic from November 19, 1992.


(2) Includes Sierra from December 16, 1993.


(3)Certain amounts have been reclassified to conform to 1994 presentation; these changes did not impact net income.


(4) Net income (loss) per share for fiscal 1990 and 1991 have been restated to eliminate the effect of accretion to redemption value of redeemable common stock to be comparable with fiscal 1992. All per share amounts for fiscal 1990 and 1991 have been adjusted for the January 1992 reverse stock split, in which every 2.2 shares of old Class A Common Stock were exchanged for one share of new Class A Common Stock.


(5) See Note 3 to the Company's Summary Historical Financial Data.


(6) Reflects a deficiency of earnings to fixed charges of $6.8 million.


(7) Reflects a deficiency of earnings to fixed charges of $2.6 million.


(8) Reflects a deficiency of earnings to fixed charges of $5.4 million.

(9) Book value per share is computed by dividing the number of Common Shares outstanding at the end of the period into total shareholders' equity (deficit) at the end of the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the consolidated results of operations, liquidity and capital resources of the Company for the three months ended December 31, 1994 and January 1, 1994, respectively, and the fiscal years ended September 30, 1994, 1993 and 1992 should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement/Prospectus and the information under "INFORMATION ABOUT THE COMPANY -- Selected Financial Data."

Results of Operations

 THREE MONTHS ENDED DECEMBER 31, 1994 COMPARED WITH THREE MONTHS ENDED JANUARY
                                    1, 1994

         Net sales of $98.0 million increased by $29.7 million or approximately 43.5%. Net sales included net sales for Sierra, which was acquired by the Company on December 16, 1993. On a pro forma basis, assuming the acquisition had taken place on October 1, 1992, net sales for the three months ended December 31, 1994 would have increased by $8.9 million or approximately 9.9%. Consumer Business Group sales of $55.7 million increased by approximately 26%. On a pro forma basis, Consumer Business Group sales were up approximately 19.5%, resulting primarily from increased sales volume. Commercial Business Group (previously referred to as the Professional Business Group) sales of $27.9 million increased by 46.1% but decreased, on a pro forma basis, by approximately 10.2%. The Company's management believes that this decrease reflects a continuing trend by golf course customers to order products closer to Spring usage and, therefore, management believes that sales expectations for the Commercial Business Group will be met by the end of the fiscal year. International sales of $14.4 million increased by approximately 189.4%. On a pro forma basis, International sales increased by approximately 25.7%. The increase primarily reflected increased sales volume, partly due to the introduction of Scotts(R) branded products into the Sierra distribution network.

         Cost of sales for the three months ended December 31, 1994 represented 54.6% of net sales, nearly flat with cost of sales for 54.7% for the three months ended January 1, 1994.


         Operating expenses of $44.2 million increased by $13.3 million or approximately 42.8%, which was proportional to the sales increase. On a pro forma basis, including Sierra operating expenses from October 1, 1992, operating expenses increased by approximately 8.4%, reflecting slightly higher marketing expense which increased by $1.7 million and increased distribution expense of $2.6 million related to higher sales.


         Interest expense of $5.7 million increased by $3.1 million or approximately 115.7%. The increase was caused, in significant part, by increased borrowings for the Sierra acquisition, which were outstanding for the full three months ended December 31, 1994, and partly caused by higher interest rates for floating-rate bank debt this year and the higher rate payable with respect to the 9 7/8% Senior Subordinated Notes issued by the Company in July 1994 compared with the floating rate bank debt the notes replaced.

         The net loss of $3.1 million increased by $1.6 million or approximately 101.5%, primarily due to increased interest expense which is discussed above.

         FISCAL 1994 COMPARED WITH FISCAL 1993

         Net sales of $606.3 million increased by $140.3 million or 30.1%, primarily due to increased sales volume, a portion of which relates to new pre-season promotion programs with major retailers. The increase included $105.6 million of sales from Sierra, which was acquired by the Company on December 16, 1993.

         Consumer Business Group sales of $419.6 million increased by $49.4 million or 13.3%. The growth was principally derived from increased sales volume to major retailers, with sales to the Company's top ten accounts up

16% over the prior year, and from sales of Sierra which accounted for $21.3 million of the increase. Professional Business Group sales of $181.7 million increased by $88.0 million or 93.9%. The increase was principally due to sales of Sierra which accounted for $84.3 million of the increase.

         On a pro forma basis that includes Sierra sales on a historical basis assuming that the acquisition had occurred on October 1, 1992, sales increased by 7.1% for the 1994 year.


         Cost of sales at 52.7% of net sales showed a slight increase from 52.4% of net sales last year. The increase reflected higher spreader sales, which increased by approximately $8.0 million and which have lower margins.



         Operating expenses of $227.3 million increased by $49.3 million or 27.7%. The increase was caused, in significant part, by the inclusion of Sierra operating expenses this year of approximately $32.5 million. The increase was also caused, to a lesser degree, by distribution costs, which increased by approximately $11.6 million due to higher sales volume, and by higher marketing costs, which increased by approximately $8.1 million reflecting increased spending for national advertising and promotion programs. The increase was partly offset by reduced general and administrative expenses, which decreased by approximately $3.2 million exclusive of Sierra expenses, for the year.


         Interest expense of $17.5 million increased by $9.0 million principally due to an increase in borrowing levels resulting from the acquisition of Sierra in December, 1993. The increase was also caused, to a lesser degree, by the issuance of $100 million of the Company's 9 7/8% Senior Subordinated Notes (see "Liquidity and Capital Resources" below) which bear a higher fixed interest rate than the term debt prepaid with their net proceeds.

         Net income of $22.9 million increased by $15.0 million from $7.9 million last year. The increase was primarily attributable to a non-recurring charge of $13.2 million, net of tax, last year for the cumulative effect of accounting changes. The increase also reflected increased operating income this year which was partly offset by increased interest expense and also offset, in part, by a $1.0 million non-recurring charge, net of tax, for financing costs related to the term debt prepaid this year with net proceeds from the Notes.

         FISCAL 1993 COMPARED WITH FISCAL 1992

         Net sales of $466.0 million increased by $52.5 million or 12.7%. The majority of the increase resulted from increased sales volume of consumer products. Consumer Business Group sales of $370.2 million increased by $47.6 million or 14.8%. The growth was principally derived from increased sales volume to major retailers and from sales for Republic, acquired in November 1992, which accounted for approximately 37.5% of the increase in Consumer Business Group sales. Professional Business Group sales of $93.7 million increased by $3.6 million or 4.0%. The majority of the latter increase was due to increased sales volume.

         Cost of sales represented 52.4% of net sales compared with 51.5% in 1992. The increase was primarily caused by lower gross profit margins on Republic's products in the current year. Cost savings from the implementation of new controlled-release fertilizer technology, which exceeded start-up costs incurred early in the year, partly offset the increase.


         Operating expenses of $178.0 million increased by $19.7 million or 12.5%. The increase was caused by increased investment in advertising and consumer rebates in 1993 of approximately $8.1 million, higher distribution costs which increased by approximately $5.5 million related to increased sales, and the inclusion of operating expenses for Republic which amounted to approximately $3.0 million from November through the end of fiscal 1993.


         Income from operations of $43.8 million increased by $1.7 million or 4.0%, which resulted from increased sales, partially offset by increased operating expenses. The increase was also offset, in part, by additional pretax charges of $2.4 million, in 1993, resulting from the implementation of the Financial Accounting Standards Board ("Board") Statement of Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106").

         Interest expense of $8.5 million decreased by $7.5 million or 47.0%. The decrease resulted from reduced borrowings and lower interest rates including the effect of early redemption of subordinated notes and debentures. Reduced borrowings resulted from the application of the net proceeds of the Company's January 1992 initial public offering and cash flow from operations, partly offset by the use of capital resources for the Republic acquisition, the purchase of a block of the Company's Class A Common Stock and capital investment.

         Income before extraordinary items and cumulative effect of accounting changes increased by approximately $6.0 million or 39.6% primarily due to increased operating income and lower interest expense. The increase was partially offset by a $1.4 million charge, net of tax, related to adoption of SFAS 106 in fiscal 1993.

         Net income of $7.9 million decreased by $7.7 million or 49.4%. The decrease was attributable to expense from the implementation of SFAS 106 and a non-recurring charge for the cumulative effect of the change in accounting in the amount of $14.9 million, net of tax. The decrease was partially offset by a non-recurring benefit of $1.8 million, related to implementation of the Board's Statement of Accounting Standards No. 109, "Accounting for Income Taxes."

Liquidity and Capital Resources

         Capital expenditures totaled approximately $33.4 million and $15.2 million for the fiscal years ended September 30, 1994 and 1993, respectively, and are expected to be approximately $23 million in fiscal 1995. The key capital project in fiscal 1994 was an approximately $13 million investment in a new production facility to increase capacity to meet demand for Scotts' Poly-S(R) controlled-release fertilizers. The production facility was completed as planned and is currently in operation. The Company's Existing Credit Agreement restricts the amount the Company may spend on future capital expenditures to $35 million per year for fiscal 1995 and each year thereafter. It is anticipated that the New Credit Agreement (as defined below) will permit capital expenditures of up to $50 million per year. See "RECENT DEVELOPMENTS - New Credit Facility." These expenditures will be financed with cash provided by operations and utilization of available credit facilities.

         Current assets of $298.7 million at December 31, 1994 increased by $48.4 million compared with current assets at September 30, 1994 and by $52.9 million compared with current assets at January 1, 1994. The increase compared with September 30, 1994 is primarily attributable to the seasonal nature of the Company's business, with inventory and accounts receivable levels generally being higher in December relative to September. The increase compared with January 1, 1994 was partly due to increased accounts receivable related to higher sales and also, in part, to higher inventory levels for Scotts(R) and Hyponex(R) products this year in anticipation of the upcoming peak selling season as well as higher inventories for golf course products which reflect lower than expected sales for the quarter ended December 31, 1994.

         Current liabilities of $163.3 million at December 31, 1994 increased by $53.6 million compared with current liabilities at September 30, 1994 and by $30.2 million compared with current liabilities at January 1, 1994. The increase compared with September 30, 1994 is primarily caused by the seasonality of the Company's business. The increase compared with January 1, 1994 is caused, in part, by increased short-term borrowings, higher trade payables and higher accrued liabilities this year reflecting somewhat higher working capital needs this year including higher accruals for interest and taxes.

         Shareholders' equity of $165.1 million at December 31, 1994 decreased by $3.1 million compared with shareholders' equity at September 30, 1994 and increased by $23.7 million compared with shareholders' equity at January 1, 1994. The decrease compared with September 30, 1994 reflects the net loss for the three months ended December 31, 1994. The increase compared with January 1, 1994 resulted primarily from net earnings for the twelve months ended December 31, 1994 which included a cumulative foreign currency adjustment related to translating the assets and liabilities of Sierra's foreign subsidiaries to U. S. dollars.

         The primary sources of liquidity for the Company are funds generated by operations and borrowings under the Company's Existing Credit Agreement. As amended to date, the Existing Credit Agreement provides a revolving credit commitment of $150 million through March 31, 1996 and provided $195 million of term debt with scheduled maturities extending through September 30, 2000 until the prepayment discussed below. As of February 3, 1994, the Existing Credit Agreement provided $93.1 million of term debt. The Existing Credit Agreement contains financial covenants which, among other things, limit capital expenditures, require maintenance of Adjusted Operating Profit, Consolidated Net Worth and Interest Coverage (each as defined therein) and require the Company to reduce revolving credit borrowings to no more than $30,000,000 for 30 consecutive days each year. See "RECENT DEVELOPMENTS - New Credit Facility" for the terms anticipated to be included in the New Credit Agreement.

         On July 19, 1994, the Company issued $100,000,000 of 9 7/8% Senior Subordinated Notes at 99.212% of face value. The net proceeds of the offering were $96,354,000 after underwriting discount and expenses and this amount was used to prepay term debt outstanding under the Existing Credit Agreement. Scheduled term debt maturities were adjusted to reflect the prepayment in accordance with the terms of the Existing Credit Agreement. All of the Notes are subordinated to other outstanding debt, principally to banks. The Notes are subject to redemption, at the Company's option, in whole or in part, at any time after August 1, 1999 at redemption prices specified in the indenture governing such notes. In order to redeem the Notes, the Company must obtain approval of the banks party to the Existing Credit Agreement as specified therein. The Notes include a limited number of financial covenants which are generally less restrictive than the financial covenants contained in the Existing Credit Agreement and the financial covenants anticipated to be contained in the New Credit Agreement. See "RECENT DEVELOPMENTS - New Credit Facility."

        Any additional working capital needs resulting from the Merger Transactions are expected to be financed through an increase in the amount of revolving credit available under the Company's Existing Credit Agreement and the New Credit Agreement. See "RECENT DEVELOPMENTS -- New Credit Facility."

         The seasonal nature of the Company's business is reflected in working capital requirements. Working capital requirements are greatest from November through May, the peak production period, and are at their highest in March. Working capital needs are relatively low in the summer months.

         In the opinion of the Company's management, cash flows from operations and capital resources will be sufficient to meet future debt service and working capital needs.

Inflation

         The Company is subject to the effects of changing prices. The Company has, however, generally been able to pass along inflationary increases in its costs by increasing the prices of its products.

                              RECENT DEVELOPMENTS

NEW CREDIT FACILITY


        The Company has received a commitment from Chemical Bank, as agent, to arrange a syndicate to amend and restate the Existing Credit Agreement (as amended and restated, the "New Credit Agreement"). Under the New Credit Agreement, Chemical Bank and the other lenders will agree to provide, on an unsecured basis, up to $375 million to the Company, comprised of an uncommitted commercial paper/competitive advance facility and a committed revolving credit facility. It is anticipated that the New Credit Agreement will be executed and initially funded prior to or simultaneously with the consummation of the Merger Transactions; however, such execution and funding are not conditioned on the consummation of the Merger Transactions. Upon the execution and funding of the New Credit Agreement, the total indebtedness outstanding under the Existing Credit Agreement will be replaced by the revolving credit facility of the New Credit Agreement.



         The Company expects to have approximately $130 million of additional financing available under the New Credit Agreement. While the Existing Credit Agreement is secured by substantially all of the assets of the Company, the New Credit Agreement will be unsecured. The New Credit Agreement will be guaranteed by each of the Company's domestic subsidiaries which currently guarantee the Existing Credit Agreement and, assuming consummation of the Merger Transactions, by New Miracle-Gro. The New Credit Agreement will terminate on March 31, 2000, and, because it does not contain a term loan facility, does not contain an amortization schedule. The New Credit Agreement will require a "clean down" of indebtedness for borrowed money for 30 consecutive days during each fiscal year to $225 million (compared to $30 million in the Existing
Credit Agreement), and will be subject to optional and mandatory prepayment provisions substantially similar to those in the Existing Credit Agreement.


        Interest pursuant to the commercial paper/competitive advance facility will be determined by auction. Interest pursuant to the revolving credit facility will be at a floating rate initially equal, at the Company's option, to the Alternate Base Rate (as defined in the Existing Credit Agreement) without additional margin or the LIBO Rate (as defined in the Existing Credit Agreement) plus a margin of .3125% per annum, which margin may be decreased to as little as .25% or increased to as much as .625% based on the higher of Standard & Poors and Moody's senior unsecured debt ratings of the Company. The Existing Credit Agreement provides for a margin of 1% with respect to LIBO Rate loans.

         Upon the closing of the New Credit Agreement, the Company will be required to pay arrangement and other fees totalling approximately $250,000 in addition to legal and accounting fees. In addition, the New Credit Agreement will provide for the payment of a facility fee on the entire $375 million amount of the revolving credit facility of .1875% per annum initially, which fee may reduced to as little as .15% or increased to as much as .375% based on the higher of Standard & Poors and Moody's senior unsecured debt ratings of the Company. The Existing Credit Agreement provides for a commitment fee of .375% on the unused portion of the $150 million revolving credit facility. Both the New Credit Agreement and the Existing Credit Agreement provide as well for an administration fee.

         The New Credit Agreement will include certain negative covenants, as does the Existing Credit Agreement. While such covenants under the New Credit Agreement will differ somewhat from those under the Existing Credit Agreement, the Company believes that the new covenants will provide it with additional financial and operating flexibility. Specifically, the New Credit Agreement, in contrast to the Existing Credit Agreement, is anticipated to permit $50 million of capital expenditures per year (subject to limited carry-over) compared to $35 million, will provide less restrictive liquidity tests and will lessen the restrictions on the Company's ability to pay dividends on its Common Shares, to repurchase its Common Shares and to make certain acquisitions.

         Because the terms, conditions and covenants of the New Credit Agreement are subject to negotiation, execution and delivery of definitive documentation, certain of the actual terms, conditions and covenants may differ from those described above.

                  INFORMATION ABOUT THE MIRACLE-GRO COMPANIES

BUSINESS OF THE MIRACLE-GRO COMPANIES

Products

         The Miracle-Gro Companies market and distribute throughout the United States and Canada the leading line of water-soluble plant foods. These products are designed to be dissolved in water, creating a dilute nutrient solution which is poured over plants and rapidly absorbed by their roots and leaves.

         The Miracle-Gro(R) branded line of products was established in 1951 by nurseryman Otto Stern and advertising executive Horace Hagedorn through a combination of the production activities of Stern's Nurseries, Inc. with the marketing and sales activities of Hagedorn Sales Company, Inc. The products were initially marketed through mail order catalogues and later through retail outlets. In 1985 Mr. Hagedorn acquired Stern's Nurseries, Inc. from Mr. Stern and formed Stern's Miracle-Gro Products, Inc.

         Stern's Miracle-Gro(R) All-Purpose Water-Soluble Plant Food is the Miracle-Gro Companies' leading product, accounting for approximately 60% of sales in their last fiscal year. Other water-soluble plant foods in the product line include Miracid(R) for acid loving plants, Miracle-Gro for Roses, Miracle-Gro for Tomatoes and Miracle-Gro Lawn Food. The Miracle-Gro Companies also sell a line of hose-end applicators for their water-soluble plant foods, the Miracle-Gro No-Clog(R) Garden and Lawn Feeder line, which allow consumers to apply water-soluble fertilizers to large areas quickly and easily with no mixing or measuring required. The Miracle-Gro Companies also market a line of products for houseplant use including Liquid Miracle-Gro, African Violet Food, Plant Food Spikes and Leaf Shine. In addition, in 1994, the Miracle-Gro Companies began a test market of a granular lawn product, and plan to expand the test market in 1995.

         All of the products sold by the Miracle-Gro Companies (other than those produced by Miracle-Gro UK) are produced under contract by independent fertilizer blending and packaging companies.

International


        Miracle-Gro UK was formed in 1990 as the marketing arm for expansion into the United Kingdom ("U.K."). The Company operated in a venture with the Garden and Professional Products Division of Imperial Chemical Industries,
Plc., which subsequently spun-off that business, along with others, into a new company called Zeneca Garden Care ("Zeneca"). The venture agreement provided for Zeneca to contract the packaging and distribution of Miracle-Gro products in the U.K. in return for a share of the operating profits. On December 31, 1994, the Garden and Professional Products Division of Zeneca was sold to Miracle Garden Care, a wholly-owned subsidiary of Miracle Holdings Limited ("Miracle Holdings"). Miracle Holdings is a newly formed company established by Miracle-Gro UK and certain institutional investors, each of which is an affiliate of either Charterhouse plc or Advent International plc, for the purpose of pursuing the lawn and garden care business in the U.K. and elsewhere. Miracle-Gro UK received a 32.5% equity interest in Miracle Holdings in return for its transfer to Miracle Holdings of Miracle-Gro's European business and the grant to Miracle Garden Care, pursuant to the license agreement described below, of rights to certain trademarks. In addition, Miracle-Gro UK has certain rights to buy out substantially all of the equity stakes of the other investors in Miracle Holdings at certain future times. The option to buy out the other investors in Miracle Holdings will extend to the Company after the Merger Transactions.


         The territory covered by the licensing agreement between Miracle-Gro UK and Miracle Garden Care covers all of Europe, including the U.K. and Ireland. Exclusive rights to certain Miracle-Gro trademarks for this territory were licensed to Miracle Garden Care under this agreement for a period of time ranging from five to twenty years. The actual length of the license period will be determined based upon the joint venture's achievement of certain operating profit goals and upon whether Miracle Garden Care elects to make a public offering of its stock. Following completion of the Merger
Transactions, the territory in which Miracle Garden

Care has the right to sell Miracle-Gro branded products will be limited to the U.K. and Ireland, and Miracle Garden Care will have the right to manufacture all such products sold in the rest of Europe.

         Only five years after introduction, Miracle-Gro UK's water soluble plant foods are the leading such products in the U.K. In addition, Miracle Garden Care sells a line of lawn care products and other products which had been part of the Zeneca product line.


        Although the Miracle-Gro Companies recognize that international operations are subject to the risk of foreign currency fluctuations not present in domestic operations, management has not engaged in heding or other measures for reducing the effect of fluctuating exchange rates because currency losses to date have not been material to the Miracle-Gro Companies' operations as a whole.


Marketing and Promotion

         Miracle-Gro products are sold through a direct sales force to certain large retailers and also via lawn and garden wholesale distributors. The percentage of sales to mass merchandisers, warehouse-type clubs and large buying groups has increased in recent years. The top ten accounts (which includes three wholesale distributors who resell to a variety of accounts) represented 67% of the Miracle-Gro Companies' business in 1994.

         The Miracle-Gro(R) line of water-soluble plant foods can be found in most retail outlets which sell garden fertilizer products. Major retailers which carry Miracle-Gro(R) branded items include Wal-Mart, Home Depot, K-Mart, Target and Lowe's Stores. Warehouse-type clubs such as Sam's Club and Price Costco also feature the products, as do nursery chains such as Frank's Nursery and Crafts. Hardware cooperatives, such as Cotter and Co., Ace Hardware Corp. and Servistar Hardware Stores, carry portions of the Miracle-Gro line. The houseplant items are also carried in stores with traditionally small garden sections, such as supermarkets and drugstores.

         The Miracle-Gro Companies have adopted a "pull-through" marketing strategy, generating demand for the products at the consumer level to create sales from the retail shelves. This is accomplished by an intensive national advertising program in the spring and early summer months, with the focus on television commercials, mostly during prime-time. This advertising campaign is supported by drive-time radio advertising on a national and local basis, as well as print advertising in dozens of regional and national magazines.

Competition

         The Miracle-Gro Companies sell their products, which are generally non-proprietary, in a very competitive marketplace. They compete primarily against regional brands, and private label products on both a regional and national basis. The competitors are generally larger and have greater financial and product development resources than the Miracle-Gro Companies and often sell their products at lower prices than the Miracle-Gro Companies. The Miracle-Gro Companies maintain their strong market position by virtue of an extensive advertising campaign, and by the quality of their products. However, there can be no assurance that expanded marketing efforts by existing competitors, or new entrants, will not erode the business or profit margins of the Miracle-Gro Companies.


Significant Customers



        Wal-Mart and Home Depot represented approximately 17% and 10%, respectively, of Miracle-Gro's sales in fiscal 1994. The loss of either of these customers, or a substantial decrease in the amount of their purchases, could have a material adverse effect on Miracle-Gro's business.



Legal Proceedings



        During 1993 and 1994, Miracle-Gro discussed with Pursell Industries, Inc. ("Pursell") the feasibility of forming a joint venture to produce and market a line of slow-release lawn food, and in October, 1993, signed a non-binding heads of agreement. After the Merger was announced, Pursell, demanded that Miracle-Gro reimburse it for monies allegedly spent by Pursell in connection with the proposed project. Because Miracle-Gro does not believe that any such monies are due or that any such joint venture ever was formed, on February 10, 1995, it instituted an action in the Supreme Court of the State of New York, Stern's Miracle-Gro Products, Inc. v. Pursell Industries. Inc., Index No. 95-004131 (Nassau Co.) (the "New York Action"), seeking declarations that, among other things, Miracle-Gro owed no monies to Pursell relating to the proposed project and that no joint venture was formed. Pursell has moved to dismiss the New York Action in favor of the Alabama Action described immediately below.



         On March 2, 1995, Pursell instituted an action in the United States District Court for the Northern District of Alabama. Pursell Industries, Inc.
v. Stern's Miracle-Gro Products, Inc., CV-95-C-0524-S (the "Alabama Action"), alleging, among other things, that a joint venture was formed, that Miracle-Gro breached an alleged joint venture contract, committed fraud, and breached an alleged fiduciary duty owed Pursell by not informing Pursell of negotiations concerning the Merger. The Alabama Action seeks compensatory and punitive damages in excess of $10 million. Miracle-Gro does not believe that the Alabama Action has any merit and intends to vigorously defend that action.


MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK OF THE MIRACLE-GRO COMPANIES

         Each of the Miracle-Gro Companies is a privately held company for which there is no established public trading market.

         For information regarding distributions to the shareholders of the Miracle-Gro Companies, see "INFORMATION ABOUT THE MIRACLE-GRO COMPANIES - Selected Financial Data," below, and the Miracle-Gro Companies' Combined Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

SELECTED FINANCIAL DATA


                           THE MIRACLE-GRO COMPANIES


                  SELECTED HISTORICAL COMBINED FINANCIAL DATA



     The following table sets forth selected historical combined financial data of the Miracle-Gro Companies and has been derived from the Miracle-Gro Companies' Combined Financial Statements and Notes thereto as of September 30, 1993 and 1994 and for the three years ended September 30, 1994 included elsewhere herein. The selected historical combined financial data as of December 31, 1993 and 1994 and for the three months then ended, respectively, are derived from unaudited combined financial statements included herein. Such unaudited combined financial statements have been prepared on the same basis as the Miracle-Gro Companies' Combined Financial Statements, and Miracle-Gro's management believes that such unaudited combined financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal recurring adjustments). Interim results are not necessarily indicative of results for the full year. The selected historical combined financial data should be read in conjunction with the Miracle-Gro Companies' Combined Financial Statements and Notes thereto and "INFORMATION ABOUT THE MIRACLE-GRO COMPANIES -- Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.



                                                        FISCAL YEAR ENDED SEPTEMBER 30,               THREE MONTHS ENDED
                                                ------------------------------------------------         DECEMBER 31,
                                                 1990      1991      1992      1993       1994     -------------------------
                                                -------   -------   -------   -------   --------      1993          1994
                                                                                                   -----------   -----------
                                                                                                   (UNAUDITED)   (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF INCOME DATA(1):
Net sales.....................................  $62,655   $72,494   $93,147   $92,779   $107,421     $14,078       $15,255
Cost of sales.................................   32,843    37,014    46,648    46,833     52,255       7,024         7,702
                                                -------   -------   -------   -------   --------   -----------   -----------
Gross profit..................................   29,812    35,480    46,499    45,946     55,166       7,054         7,553
                                                -------   -------   -------   -------   --------   -----------   -----------
Advertising expense...........................   13,041    12,585    15,706    14,947     17,412       1,310         1,522
Selling expense...............................      763       696       868       951      1,139         205           227
General and administrative expense............    3,387     4,413     4,941     5,678      6,541       1,591         2,241
Other (income) expense, net...................     (343)       74        92       859        550         270           818
                                                -------   -------   -------   -------   --------   -----------   -----------
Total operating expenses......................   16,848    17,768    21,607    22,435     25,642       3,376         4,808
                                                -------   -------   -------   -------   --------   -----------   -----------
Income from operations........................   12,964    17,712    24,892    23,511     29,524       3,678         2,745
Interest (income) expense, net................     (304)     (155)       77       312        125          (1)            3
                                                -------   -------   -------   -------   --------   -----------   -----------
Income before income taxes....................   13,268    17,867    24,815    23,199     29,399       3,679         2,742
Income taxes..................................      165       284       732       527        490         120           149
                                                -------   -------   -------   -------   --------   -----------   -----------
Net income....................................  $13,103   $17,583   $24,083   $22,672   $ 28,909     $ 3,559       $ 2,593
                                                =======   =======   =======   =======   ========   ===========   ===========

BALANCE SHEET DATA (END OF PERIOD):
Working capital...............................  $17,159   $19,984   $26,200   $24,272   $ 30,694     $18,629       $18,745
Capital investment............................      343       362       194       413        914         237           113
Property, plant and equipment, net............      986     1,116     1,068     1,238      1,778       1,422         1,783
Total assets..................................   21,497    25,043    32,925    29,707     38,835      35,874        46,052
Total shareholders' equity....................   18,440    19,036    23,945    22,174     29,111      16,764        17,166


- ---------------

(1) The Miracle-Gro Companies, other than Nurseries, have elected to be taxed as Subchapter S corporations. Accordingly, the summary historical combined financial data does not reflect provisions for income taxes that would have been incurred if the Miracle-Gro Companies had been taxed as C corporations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION


         The following discussion of the results of operation, liquidity and capital resources of the Miracle-Gro Companies for the three months ended December 31, 1994 and 1993, and the years ended September 30, 1994, 1993 and 1992 should be read in conjunction with the Miracle-Gro Companies' Combined Financial Statements and the Notes thereto appearing elsewhere in this Proxy Statement/Prospectus and the information under "INFORMATION ABOUT THE MIRACLE-GRO COMPANIES -- Selected Financial Data."


         The Miracle-Gro Companies' combined financial statements are presented to reflect the combined financial position and results of operations of the Miracle-Gro Companies, which are being acquired by the Company in the Merger Transactions. Each Miracle-Gro Company is controlled (directly or indirectly) by the same group of shareholders. Accordingly, the assets, liabilities and equity of the individual Miracle-Gro Companies have been combined. All material intercompany transactions and balances have been eliminated in such combination.

         Each of the Miracle-Gro Companies (except Nurseries, which is immaterial to the combined group) has elected to be treated as a Subchapter S Corporation under the Code. Therefore, federal and most state income taxes are paid by their Miracle-Gro Shareholders. As a result, the Miracle-Gro combined financial statements include only those state and local income taxes payable directly by the Miracle-Gro Companies. Because those companies are not taxable under the Code, no deferred taxes have been provided in the combined financial statements. See Note 2 in the Notes to the Stern's Miracle-Gro Products, Inc. and Affiliate Companies Combined Financial Statements appearing elsewhere in this Proxy Statement/Prospectus.

Results of Operations

              THREE MONTHS ENDED DECEMBER 31, 1994 COMPARED WITH
                     THREE MONTHS ENDED DECEMBER 31, 1993


        Net sales for the quarter ended December 31, 1994 were $15.3 million compared to $14.1 million for the quarter ended December 31, 1993. The increase of $1.2 million, or 8.4%, is attributable to sales volume increases in the U.K. Net sales in the U.S. and Canada were $11.9 million compared to $12.6 million for the three months ended December 31, 1994 and 1993, respectively, a decrease of $0.7 million, or 5.9%. This decrease was due to a lower volume of early season orders. Net sales in the U.K. were $3.4 million compared to $1.4 million for the three months ended December 31, 1994 and 1993, respectively, an increase of $2.0 million, or 132.9%. This increase was due to a higher volume of early season orders.

         Cost of sales of $7.7 million (50.5% of net sales) for the quarter ended December 31, 1994 compared to $7.0 million (49.9% of net sales) for the corresponding quarter in the prior year. This increase was primarily due to the new lawn food which had a higher cost of sales than most of the other Miracle-Gro(R) products.


        Operating expenses of $4.8 million for the quarter ended December 31, 1994 increased $1.4 million, or 30.7%, in the quarter ended December 31, 1993. The two major components of this increase were a $0.8 million increase in bonuses paid to Zeneca and a $0.3 million increase in legal expenses. The legal expenses were related to the Agreement with the Company in the U.S. and to a licensing agreement with Miracle Garden Care in the U.K. This licensing agreement gave Miracle Garden Care a license to produce and market Miracle-Gro products in exchange for approximately 32.5% of the stock in Miracle Holdings, the parent of Miracle Garden Care.


         Net income of $2.6 million for the three months ended December 31, 1994 was a decrease of $1.0 million from $3.6 million for the comparable period of the prior year. This is mainly attributable to legal expenses and the increased performance bonuses in the U.K. referred to above.

         FISCAL 1994 COMPARED WITH FISCAL 1993

         Net sales for the fiscal year ended September 30, 1994 were $107.4 million compared to $92.8 million for the fiscal year ended September 30, 1993. The increase of $14.6 million, or 15.8%, is attributable to increased sales volume across Miracle-Gro's product lines. Net sales in the U.S. and Canada were $99.2 million compared to $87.1 million for the years ended September 30, 1994 and 1993, respectively, an increase of $12.1 million, or 13.9%. Net sales in the U.K. were $8.2 million in fiscal 1994 compared to $5.7 million in fiscal 1993, an increase of $2.5 million, or 44%.


         Cost of sales was $52.3 million (48.6% of net sales) for fiscal 1994 compared to $46.8 million (50.5% of net sales) for fiscal 1993. The increase in cost of sales in fiscal 1994 was due to the higher sales volume. The improved gross margin in fiscal 1994 was due primarily to an increased proportion of direct sales to major retailers which carry a higher margin.



         Operating expenses of $25.6 million in fiscal 1994 increased over the prior year by $3.2 million, or 14.3%. The major components of this increase were a $1.9 million increase in spending on merchandising programs designed to obtain increased shelf presence, a $0.7 million increase in personnel expense and a $0.5 million increase in profit payments due to U.K. distributors.


         Net interest expense of $0.1 million in fiscal 1994 decreased by $0.2 million from the prior year due to increased cash levels in 1994 which generated higher interest income.

         Net income of $28.9 million in fiscal 1994 increased by $6.2 million from $22.7 million in fiscal 1993. This increase is primarily attributable to increased sales volume and gross margin, partially offset by increased operating expenses.

         FISCAL 1993 COMPARED WITH FISCAL 1992

         Net sales for the fiscal year ended September 30, 1993 were $92.8 million compared to $93.1 million for the fiscal year ended September 30, 1992. The decrease of $0.3 million, or 0.4%, was primarily attributable to an unusually cold and wet springtime weather pattern throughout the U.S. Net sales in the U.S. and Canada were $87.1 million compared to $88.6 million for the years ended September 30, 1993 and 1992, respectively, a decrease of $1.5 million, or 1.7%. Net sales in the U.K. were $5.7 million for fiscal 1993 compared to $4.5 million for fiscal 1992, an increase of $1.2 million, or 26.0%.

         Cost of sales of $46.8 million (50.5% of net sales) for fiscal 1993 compares to $46.6 million (50.1% of net sales) for fiscal 1992. The increase as a percentage of net sales is attributable primarily to a shift in sales toward lower margin products.


         Operating expenses of $22.4 million in fiscal 1993 represents an increase from the prior year of $0.8 million, or 3.8%. The major components of this increase were a $0.4 million rise in G&A expenses due to increased personnel expense and a $0.3 million increase in losses due to uncollectable receivables.


         Net interest expense of $0.3 million in fiscal 1993 was an increase of $0.2 million from the prior year due to higher inventory levels in 1993 which required increased borrowing, generating more interest expense.

         Net income of $22.7 million in fiscal 1993 represents a decrease of $1.4 million from the previous year's $24.1 million due primarily to the factors discussed above.

Liquidity and Capital Resources

         Capital expenditures totaled $0.1 million and $0.2 million for the three months ended December 31, 1994 and 1993, respectively, and $0.9 million and $0.4 million for the fiscal years ended September 30, 1994 and 1993, respectively. In 1994 Miracle-Gro's main expenditures were for new computers and a new telephone system. Miracle-Gro UK's expenditures for both years were for production machinery in the U.K. The Miracle-Gro Companies do not anticipate any major capital expenditures in fiscal 1995.


        Current assets of $44.1 million of December 31, 1994 increased by $9.9 million compared to current assets of $34.2 million on December 31, 1993. This increase was due to higher levels of inventory in the U.K. and inventory of the new lawn food products. Both of these inventories are needed for the expected increased demand. Current assets of $44.1 million on December 31, 1994 increased by $7.2 million compared with the current assets on September 30, 1994. This increase had three primary components consisting of cash, receivables and inventory. Cash decreased by $16.4 million due to Subchapter S distributions and inventory increases. Accounts receivable increased by $12.0 million because of the much higher sales volume in the quarter ended December 31, 1994 compared to the quarter ended September 30, 1994. Inventory increased by $11.6 million due to higher levels of inventory needed for the expected sales increases. Current assets of $36.9 million on September 30, 1994 increased by $8.6 million compared with the current assets on September 30, 1993. This increase was due to a $4.7 million increase in cash due to higher profits and a $2.0 million increase in inventory.



        Total assets of $46.1 million on December 31, 1994 increased by $10.2 million compared to total assets of $35.9 million on December 31, 1993. This increase was primarily due to the increased inventory levels. Total assets of $46.1 million on December 31, 1994 increased by $7.3 million compared with total assets on September 30, 1994. This increase was primarily due to the increase in current assets. Total assets of $38.8 million on September 30, 1994 increased by $9.1 million compared with total assets on September 30, 1993. This increase was primarily due to the increase in current assets.



        Total liabilities of $28.9 million on December 31, 1994 increased by $9.8 million compared to the total liabilities of $19.1 million on December 31, 1993. This increase was due to the increased accounts payable in the U.K. and a line of credit incurred by Miracle-Gro Delaware. The increased accounts payable in the U.K. was due to the increased inventory production and legal costs regarding the licensing agreement discussed above. The Miracle-Gro Delaware line of credit was used to build inventory. Total liabilities of $428.9 million on December 31, 1994 increased by $19.2 million compared with the total liabilities on September 30, 1994. The increase was mainly due to $16.9 million of revolving credit line. This line of credit was used to finance the increases in inventory and Subchapter S distributions. Total liabilities of $9.7 million on September 30, 1994 increased by $2.2 million compared with the total liabilities on September 30, 1993. This increase was mainly due to the timing of payments.


         Shareholders equity of $17.2 million on December 31, 1994 increased by $0.4 million compared with shareholders equity of $16.8 million on December 31, 1993. This increase was primarily due to capital stock purchases of Miracle-Gro Delaware and timing of Subchapter S corporation distributions. Shareholders equity of $29.1 million on September 30, 1994 reflected an increase of $6.9 million compared with shareholders equity on September 30, 1993. This increase was primarily due to undistributed Subchapter-S earnings.


         Shareholders equity of $17.2 million on December 31, 1994 decreased by $11.9 million compared with shareholders equity on September 30, 1994. This decrease was primarily due to Subchapter S distributions.



         Shareholders equity of $29.1 million on September 30, 1994 increased by $6.9 million compared with shareholders equity on September 30, 1993. This increase was due to the increased profits for the fiscal year.


         The primary sources of liquidity for the Miracle-Gro Companies are funds generated by operations, borrowings under a $25 million line of credit with Chase Manhattan Bank ("Chase") that is secured by both accounts receivable and inventory, and borrowings under a $10 million line of credit with the Hagedorn Family Fund, a private partnership, the partners of which are six of the Miracle-Gro Shareholders. The Chase line of credit is renewed annually and is currently scheduled to expire on March 31, 1995, but is expected to be extended in February 1995 for an additional year. Both lines of credit bear interest at an interest rate of 1/4% under the Chase prime lending rate. Interest on the Chase line of credit is payable on a monthly basis. Borrowings under the Chase line of credit traditionally start in December and are fully paid by the following May. All outstanding balances on this line have always been completely paid by the end of the fiscal year in which they were incurred. On December 31, 1994 borrowings under the Chase and Hagedorn Family Fund lines of credit were $13.3 million and $7.2 million, respectively. These borrowings are used to fund working capital requirements during the period when the Miracle-Gro Companies offer customers spring dating terms for payment. The Hagedorn Family Fund line of credit is payable on demand and had monthly interest payments made through December 31, 1994. In connection with the Merger Transactions, this line of credit will not earn interest after December 31, 1994 and the maximum amount to be borrowed is $8.5 million. After the closing of the Merger Transactions, this line of credit will be paid in full or forgiven.

         In the opinion of Miracle-Gro's management, cash flows from operations and capital resources will be sufficient to meet future working capital needs.

Inflation

         The Miracle-Gro Companies are subject to the effects of changing prices. In recent history these increases have not had any material impact. Historically, the Miracle-Gro Companies have been able to pass along inflationary increases in their costs.


Commitments and Contingencies



         All of the Miracle-Gro Companies' products are manufactured by independent manufacturers. In addition, except for trace amounts of metals which are constituents of the fertilizers, the Miracle-Gro Companies' products do not contain any hazardous substances as defined under federal and state law. The Miracle-Gro Companies have never had a claim asserted against them under environmental laws and, based on the foregoing, do not expect any material claims in the future, although there can be no assurances in this regard.
Also, see "INFORMATION ABOUT THE MIRACLE-GRO COMPANIES -- Business of the Miracle-Gro Companies -- Legal Proceedings.

                               DISSENTERS' RIGHTS

         Shareholders of the Company have no dissenters' rights with respect to the Merger Transactions, the Acquisition or any other matter to be considered at the Annual Meeting.

         The Miracle-Gro Shareholders have unanimously approved the Merger Transactions. Therefore, none of the Miracle-Gro Shareholders has any dissenters' rights with respect to the Merger Transactions.


                         VALIDITY OF SHARES OF CLASS A
                          CONVERTIBLE PREFERRED STOCK

         The validity of the shares of Class A Convertible Preferred Stock offered hereby will be passed upon for the Company by Vorys, Sater, Seymour and Pease, Columbus, Ohio.


                                    EXPERTS

         The consolidated balance sheets of the Company as of September 30, 1993 and 1994, and the consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended September 30, 1994, have been included in this Proxy Statement/Prospectus in reliance on the report of Coopers & Lybrand L.L.P., independent accountants ("Coopers & Lybrand"), given upon their authority as experts in accounting and auditing.

         The combined balance sheets of the Miracle-Gro Companies as of September 30, 1993 and 1994, and the combined statements of income and retained earnings and cash flows for each of the three years in the period ended September 30, 1994, have been included in this Proxy Statement/Prospectus in reliance on the report of Joel E. Sammett & Co., independent accountants, given upon their authority as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed Coopers & Lybrand as the Company's independent auditors for the 1995 fiscal year. Coopers & Lybrand, a certified public accounting firm, has served as the Company's independent auditors since 1986.

         A representative of Coopers & Lybrand is expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.


                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING


         Proposals by shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than November 8, 1995, to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention:
Secretary.



                                 OTHER BUSINESS

         The Board of Directors is aware of no other matter that will be presented for action at the 1995 Annual Meeting. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the persons authorized under management proxies will vote and act according to their best judgments in light of the conditions then prevailing.

                                 ANNUAL REPORT

         The Company's 1994 Annual Report to Shareholders containing audited financial statements for the 1994 fiscal year is being mailed to all shareholders of record with this Proxy Statement/Prospectus.

         The form of proxy and the Proxy Statement/Prospectus have been approved by the Board of Directors of the Company and are being mailed and delivered to shareholders by its authority.




                                                    Craig D. Walley
                                                    Vice President and Secretary

                         INDEX TO FINANCIAL STATEMENTS


I. THE SCOTTS COMPANY AND SUBSIDIARIES PRELIMINARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



Introduction..........................................................................    F-3
Preliminary Pro Forma Consolidated Statement of Income for the Fiscal Year Ended
  September 30, 1994 (Unaudited)......................................................    F-4
Notes to Preliminary Pro Forma Consolidated Statement of Income for the Fiscal Year
  Ended September 30, 1994 (Unaudited)................................................    F-5
Preliminary Pro Forma Consolidated Statement of Income for the Three Months Ended
  December 31, 1994 (Unaudited).......................................................    F-7
Notes to Preliminary Pro Forma Consolidated Statement of Income for the Three Months
  Ended December 31, 1994 (Unaudited).................................................    F-8
Preliminary Pro Forma Consolidated Balance Sheet as of December 31, 1994
  (Unaudited).........................................................................   F-10
Notes to Preliminary Pro Forma Consolidated Balance Sheet as of December 31, 1994
  (Unaudited).........................................................................   F-11



II. THE SCOTTS COMPANY AND SUBSIDIARIES CONSOLIDATED FINANCIAL INFORMATION



A.  FISCAL YEAR ENDED SEPTEMBER 30, 1994



Report of Independent Accountants.....................................................   F-13
Consolidated Statements of Income for the Fiscal Years Ended
  September 30, 1992, 1993 and 1994...................................................   F-14
Consolidated Statements of Cash Flows for the Fiscal Years Ended
  September 30, 1992, 1993 and 1994...................................................   F-15
Consolidated Balance Sheets as of September 30, 1993 and 1994.........................   F-17
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the Fiscal
  Years Ended September 30, 1992, 1993 and 1994.......................................   F-18
Notes to Consolidated Financial Statements............................................   F-19



B.  FISCAL QUARTER ENDED DECEMBER 31, 1994



Consolidated Statements of Income for the Three Months Ended January 1, 1994 and
  December 31, 1994 (Unaudited).......................................................   F-36
Consolidated Statements of Cash Flows for the Three Months Ended January 1, 1994 and
  December 31, 1994 (Unaudited).......................................................   F-37
Consolidated Balance Sheets as of January 1, 1994 (Unaudited), December 31, 1994
  (Unaudited) and September 30, 1994..................................................   F-38
Notes to Consolidated Financial Statements (Unaudited)................................   F-39

III. STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES COMBINED FINANCIAL INFORMATION



A.  FISCAL YEAR ENDED SEPTEMBER 30, 1994



Independent Auditor's Report..........................................................   F-42
Combined Balance Sheets as of September 30, 1993 and 1994.............................   F-43
Combined Statements of Income and Retained Earnings for the Fiscal Years Ended
  September 30, 1992, 1993 and 1994...................................................   F-44
Combined Statements of Cash Flows for the Fiscal Years Ended September 30, 1992, 1993
  and 1994............................................................................   F-45
Notes to Combined Financial Statements................................................   F-46



B.  FISCAL QUARTER ENDED DECEMBER 31, 1994



Combined Balance Sheets as of December 31, 1993 and 1994 (Unaudited) and September 30,
  1994................................................................................   F-53
Combined Statements of Income and Retained Earnings for the Three Months Ended
  December 31, 1993 and 1994 (Unaudited)..............................................   F-54
Combined Statements of Cash Flows for the Three Months Ended December 31, 1993 and
  1994 (Unaudited)....................................................................   F-55
Notes to Combined Financial Statements (Unaudited)....................................   F-56

                      THE SCOTTS COMPANY AND SUBSIDIARIES

            PRELIMINARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


INTRODUCTION



     On January 26, 1995, The Scotts Company ("Scotts" or the "Company"), the Miracle-Gro Companies ("Miracle-Gro") and the Miracle-Gro Shareholders entered into a merger agreement (the "Agreement"). Pursuant to the Agreement, Miracle-Gro will become wholly-owned by the Company, and the Company will issue $195 million face amount of Class A Convertible Preferred Stock and warrants to purchase three million common shares. The transaction will be accounted for using the purchase method of accounting. The Class A Convertible Preferred Shares will be convertible into common shares at $19.00 per share, will pay dividends at a rate 5.0% of per annum, will be non-callable for five years and will be subject to certain restrictions on transfer. The warrants will be exercisable for eight and one-half years in three series for one million common shares each at $21.00, $25.00 and $29.00 per share, respectively.



     The purchase price for the Miracle-Gro Companies in these unaudited preliminary pro forma financial statements is based on the fair value of the Class A Convertible Preferred Shares and warrants as of closing and is estimated to be approximately $200 million. The transaction is subject to, among other things, approval of the Company's shareholders.


     This unaudited pro forma consolidated financial information is preliminary and will likely be affected by changes in the market value of Scotts common shares, timing of closing the transaction and other factors beyond the control of the Company or Miracle-Gro.

     The following unaudited Preliminary Pro Forma Consolidated Statement of Income gives effect to the merger of Scotts and Miracle-Gro as if the transaction, which is expected to be completed by early April 1995, had taken place on October 1, 1993. The following unaudited Preliminary Pro Forma Consolidated Balance Sheet gives effect to the acquisition as if the transaction had occurred on December 31, 1994.


     The unaudited pro forma adjustments are described in the accompanying notes to the unaudited preliminary pro forma consolidated financial statements. The unaudited preliminary pro forma consolidated financial statements should be read in conjunction with the notes thereto and the consolidated financial statements of Scotts included in the Company's Annual Report on Form 10-K for the year ended September 30, 1994 and the combined financial statements of Miracle-Gro presented elsewhere in this Form S-4.



     The unaudited preliminary pro forma consolidated financial statements do not purport to be indicative of the Company's financial position at December 31, 1994 or the results of operations which actually would have occurred had the acquisition taken place on October 1, 1993, nor do they purport to indicate the future results of future operations of the merged companies.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


             PRELIMINARY PRO FORMA CONSOLIDATED STATEMENT OF INCOME



                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994


                                  (UNAUDITED)



                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                       SUBTOTAL
                                                                      PRO FORMA
                                          THE SCOTTS      SIERRA          AS
                                           COMPANY      PRO FORMA     PREVIOUSLY   MIRACLE- GRO   PRO FORMA          PRO
                                          HISTORICAL   SEE NOTE (A)   PRESENTED    HISTORICAL    ADJUSTMENTS        FORMA
                                          ----------   ------------   ----------   -----------   -----------       --------
Net sales...............................   $606,339      $ 20,826      $627,165     $ 107,421     $  (8,355)(1)    $726,231
Cost of sales...........................    319,730        10,642       330,372        52,255        (7,305)(1)(2)  375,322
                                          ----------   ------------   ----------   -----------   -----------       --------

Gross profit............................    286,609        10,184       296,793        55,166        (1,050)        350,909
                                          ----------   ------------   ----------   -----------   -----------       --------

Marketing...............................    100,106         5,233       105,339        18,551          (129)(1)(3)  123,761
Distribution............................     84,407           989        85,396            --         2,957(4)       88,353
General and administrative..............     30,189         2,086        32,275         6,541        (2,081)(1)(5)   36,735
Research and development................     10,352           906        11,258            --            --          11,258
Other expense, net......................      2,283           582         2,865           550         2,866(1)(6)     6,281
                                          ----------   ------------   ----------   -----------   -----------       --------

Income from operations..................     59,272           388        59,660        29,524        (4,663)         84,521
Interest expense........................     17,450         1,460        18,910           125            --          19,035
                                          ----------   ------------   ----------   -----------   -----------       --------

Income before income taxes
  and extraordinary item................     41,822        (1,072)       40,750        29,399        (4,663)         65,486
Income taxes............................     17,947          (965)       16,982           490        11,250(7)       28,722
                                          ----------   ------------   ----------   -----------   -----------       --------

Net income before extraordinary item....   $ 23,875      $   (107)     $ 23,768     $  28,909     $ (15,913)       $ 36,764
                                          =========    ============   =========    ===========   ===========       ========

Earnings per common share -- primary
  and fully diluted.....................   $   1.27                    $   1.27                                    $   1.27
                                          =========                   =========                                    ========


      See Notes to Preliminary Pro Forma Consolidated Statement of Income.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

        NOTES TO PRELIMINARY PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994
                                  (UNAUDITED)


                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



I. PRO FORMA ADJUSTMENTS


(A) On December 17, 1993, Scotts purchased Grace-Sierra Horticultural Products Company ("Sierra"). The pro forma consolidated statement of income for the year ended September 30, 1994 reflects this acquisition as if it had occurred on October 1, 1992, as previously reported, giving effect to pro forma adjustments for depreciation and amortization of tangible and intangible assets, interest and expenses on acquisition indebtedness, and income taxes. The Company's consolidated balance sheet as of December 31, 1994 and consolidated statement of income for the three months ended December 31, 1994 include Sierra for the entire period.

     Miracle-Gro Limited Transaction

(1) The historical combined financial statements of Miracle-Gro include the revenues and expenses of Miracle-Gro Products Limited ("Limited"). On December 31, 1994, Limited entered into an agreement to exchange its equipment and a license for distribution of Miracle-Gro products in certain areas of Europe for a 32.5% equity interest in a U.K. based garden products company. In future periods, this investment will be accounted for on the equity method. Accordingly, the Preliminary Pro Forma Consolidated Statement of Income has been adjusted to reflect the net income of Limited for the year ended September 30, 1994 as if it had been accounted for as an equity investment.

     To reclassify Limited income statement accounts:

    Net sales...................................................................  $8,355
    Cost of sales...............................................................   4,456
    Marketing expense...........................................................   1,868
    General and administrative expense..........................................     304
    Other expense...............................................................     807
                                                                                  ------
    Net income as reclassified to pro forma other expense, net..................  $  920
                                                                                  ======

     This reclassification reflects the historical Limited results and not the results that would have been reported had the 32.5% interest in the U.K. based garden products company been held for the year. The historical income of Limited reflected on the equity method of accounting is not necessarily indicative of Limited's share of future earnings attributable to its equity investment.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

        NOTES TO PRELIMINARY PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994
                                  (UNAUDITED)


                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



     Miracle-Gro Acquisition


     The following pro forma adjustments are made to reflect the application of purchase accounting and certain adjustments to conform the Miracle-Gro financial statement classifications to the Scotts presentation.

(2) To record additional depreciation ($50); to reclassify distribution expense ($2,957) recorded as cost of sales to distribution; and to reclassify depreciation ($58) to cost of sales from general and administrative.

(3) To reclassify sales and marketing related salaries and fringe benefits ($1,739) from general and administrative to marketing.

(4) To reclassify distribution expense ($2,957) from cost of sales.

(5) To record additional depreciation on buildings and amortization of a favorable land lease ($20); to reclassify sales and marketing salaries ($1,739) to marketing; and to reclassify depreciation ($58) to cost of sales.

(6) To record amortization of acquired trademarks and goodwill ($4,593) over 40 years.


(7) To record additional income tax expense assuming Miracle-Gro had been taxed as C corporations ($11,278) and to record the tax benefit of pro forma adjustments ($28); historically Miracle-Gro had elected Subchapter S status under the Internal Revenue Code.



II. EARNINGS PER COMMON SHARE



     For purposes of computing earnings per share, the convertible preferred stock is considered a common stock equivalent. Pro forma primary and fully-diluted earnings per share for the year ended September 30, 1994 are calculated using the weighted average common shares outstanding for Scotts of 18,784,729 and the common shares that would have been issued assuming conversion of preferred stock at the beginning of the year of 10,263,158 common shares. The computation of pro forma primary earnings per share assuming reduction of earnings for preferred dividends and no conversion of preferred stock was anti-dilutive.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

             PRELIMINARY PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          THE SCOTTS
                                           COMPANY       MIRACLE-GRO      PRO FORMA
                                          HISTORICAL     HISTORICAL      ADJUSTMENTS           PRO FORMA
                                          ----------     -----------     -----------           ---------
Net sales...............................   $ 98,019        $15,255         $(3,368)(1)         $ 109,906
Cost of sales...........................     53,520          7,702          (2,093)(1)(2)         59,129
                                          ----------     -----------     -----------           ---------
Gross profit............................     44,499          7,553          (1,275)               50,777
                                          ----------     -----------     -----------           ---------
Marketing...............................     19,902          1,749             357(1)(3)          22,008
Distribution............................     14,540             --             546(4)             15,086
General and administrative..............      2,765          2,241            (746)(1)(5)          4,260
Research and development................      5,967             --              --                 5,967
Other expense, net......................        995            818            (266)(1)(6)          1,547
                                          ----------     -----------     -----------           ---------
Income from operations..................        330          2,745          (1,166)                1,909
Interest expense........................      5,694              3              --                 5,697
                                          ----------     -----------     -----------           ---------
Income (loss) before income taxes.......     (5,364)         2,742          (1,166)               (3,788)
Income taxes............................     (2,226)           149             948(7)             (1,129)
                                          ----------     -----------     -----------           ---------
Net income (loss).......................   $ (3,138)       $ 2,593         $(2,114)            $  (2,659)
                                           ========      =========       =========              ========

Earnings per common share -- primary
  and fully diluted.....................   $  (0.17)                                           $   (0.27)
                                           ========                                             ========

      See Notes to Preliminary Pro Forma Consolidated Statement of Income.

                      THE SCOTTS COMPANY AND SUBSIDIARIES



        NOTES TO PRELIMINARY PRO FORMA CONSOLIDATED STATEMENT OF INCOME



                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1994


                                  (UNAUDITED)



                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



I. PRO FORMA ADJUSTMENTS


     Miracle-Gro Limited Transaction

(1) The historical combined financial statements of Miracle-Gro include the revenues and expenses of Miracle-Gro Products Limited ("Limited"). On December 31, 1994, Limited entered into an agreement to exchange its equipment and a license for distribution of Miracle-Gro products in certain areas of Europe for a 32.5% equity interest in a U.K. based garden products company. In future periods, this investment will be accounted for on the equity method. Accordingly, the Preliminary Pro Forma Consolidated Statement of Income has been adjusted to reflect the net income of Limited for the three months ended December 31, 1994 as if it had been accounted for as an equity investment.

     To reclassify Limited income statement accounts:


    Net sales...................................................................  $3,368
    Cost of sales...............................................................   1,575
    Marketing expense...........................................................      78
    General and administrative expense..........................................     301
    Other expense...............................................................     839
                                                                                  ------
    Net income as reclassified to pro forma other expense, net..................  $  575
                                                                                  ======


     This reclassification reflects the historical Limited results and not the results that would have been reported had the 32.5% interest in the U.K. based garden products company been held for the period. The historical income of Limited reflected on the equity method of accounting is not necessarily indicative of Limited's share of future earnings attributable to its equity investment.

     Miracle-Gro Acquisition

     The following pro forma adjustments are made to reflect the application of purchase accounting and certain adjustments to conform the Miracle-Gro financial statement classifications to the Scotts presentation.

(2) To record additional depreciation ($13); to reclassify distribution expense ($546) recorded as cost of sales to distribution; and to reclassify depreciation ($15) to cost of sales from general and administrative.

(3) To reclassify sales and marketing related salaries and fringe benefits ($435) from general and administrative to marketing.


(4) To reclassify distribution expense ($546) from cost of sales.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


        NOTES TO PRELIMINARY PRO FORMA CONSOLIDATED STATEMENT OF INCOME



                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1994


                                  (UNAUDITED)



                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


(5) To record additional depreciation on buildings and amortization of a favorable land lease ($5); to reclassify sales and marketing salaries ($435) to marketing; and to reclassify depreciation ($15) to cost of sales.


(6) To record amortization of acquired trademarks and goodwill ($1,148) over 40 years.



(7) To record additional income tax expense assuming Miracle-Gro had been taxed as C corporations ($955) and to record the tax benefit of pro forma adjustments ($7); historically Miracle-Gro had elected Subchapter S status under the Internal Revenue Code.



II. EARNINGS PER COMMON SHARE



     For purposes of computing earnings per share, the convertible preferred stock is considered a common stock equivalent. Pro forma primary and fully-diluted earnings per share for the three months ended December 31, 1994 are calculated using the weighted average common shares outstanding for Scotts of 18,667,064. The pro forma net loss of $2,659 has been increased by the preferred stock dividend of $2,438 to determine the loss applicable to common shares. The computation of pro forma primary earnings per share assuming conversion of the preferred stock at the beginning of the three month period was anti-dilutive.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


                PRELIMINARY PRO FORMA CONSOLIDATED BALANCE SHEET



                            AS OF DECEMBER 31, 1994


                                  (UNAUDITED)



                                 (IN THOUSANDS)



                                                          THE
                                                         SCOTTS
                                                        COMPANY    MIRACLE-GRO    PRO FORMA
                                                        HISTORICAL HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                        --------   -----------   -----------       ---------
                                                   ASSETS
  Current Assets:
     Cash.............................................  $  5,410     $    --      $      --        $  5,410
     Accounts receivable, net.........................   128,454      15,277         (2,633)(1)     141,098
     Inventories......................................   145,095      28,429         (4,021)(1)     169,503
     Prepaid and other current assets.................    19,735         425            300(1)(2)    20,460
                                                        --------   -----------   -----------       ---------
       Total current assets...........................   298,694      44,131         (6,354)        336,471

  Property, plant and equipment, net..................   141,556       1,783            396(1)(3)   143,735
  Trademarks, patents and other intangibles...........    27,485          --         75,000(4)      102,485
  Goodwill............................................   103,926          --        108,703(4)      212,629
  Other assets........................................     4,957         138         10,186(1)       15,281
                                                        --------   -----------   -----------       ---------
       Total Assets...................................  $576,618     $46,052      $ 187,931        $810,601
                                                        ========   =========     ===========       =========
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
     Revolving credit line............................  $ 68,062     $16,931      $      --        $ 84,993
     Current portion of term debt.....................     5,540          --             --           5,540
     Accounts payable.................................    53,565       6,438          5,614(1)(5)    65,617
     Other current liabilities........................    36,100       2,017          2,792(1)(7)    40,909
                                                        --------   -----------   -----------       ---------
       Total current liabilities......................   163,267      25,386          8,406         197,059

  Long-term debt......................................   217,618       3,500         (3,500)(1)     217,618
  Postretirement benefits other than pensions.........    27,180          --             --          27,180
  Other noncurrent liabilities........................     3,492          --          1,191(2)(6)     4,683
                                                        --------   -----------   -----------       ---------
       Total Liabilities..............................   411,557      28,886          6,097         446,540
                                                        --------   -----------   -----------       ---------
  Shareholders' Equity:
     Preferred stock..................................        --          --        187,200(8)      187,200
     Common stock.....................................       211       9,456         (9,456)(8)         211
     Capital in excess of par value...................   193,418         240         11,560(8)      205,218
     Retained earnings................................    10,737       7,470         (7,470)(8)      10,737
     Cumulative translation gain......................     2,136          --             --           2,136
     Treasury stock...................................   (41,441)         --             --         (41,441 )
                                                        --------   -----------   -----------       ---------
       Total Shareholders' Equity.....................   165,061      17,166        181,834         364,061
                                                        --------   -----------   -----------       ---------
       Total Liabilities and Shareholders' Equity.....  $576,618     $46,052      $ 187,931        $810,601
                                                        ========   =========     ===========       =========



         See Notes to Preliminary Pro Forma Consolidated Balance Sheet.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


           NOTES TO PRELIMINARY PRO FORMA CONSOLIDATED BALANCE SHEET



                            AS OF DECEMBER 31, 1994


                                  (UNAUDITED)



                             (AMOUNTS IN THOUSANDS)



(1) On December 31, 1994, Limited entered into an agreement to exchange its equipment and a license for distribution of Miracle-Gro products in certain areas of Europe for a 32.5% equity interest in a U.K. based garden products company. Current assets, comprised primarily of accounts receivable and inventories will be used to liquidate current liabilities and long-term debt, with any residual cash remaining with Limited.


    To record the contribution of equipment at net book value and investment in the new company at fair value:

        Equipment..........................................................  $  (604)
        Other assets -- investment.........................................   10,186

     To reflect disposition of assets in satisfaction of liabilities:

        Accounts receivable................................................  $(2,663)
        Inventories........................................................   (4,021)
        Prepaid and other current assets...................................     (140)
        Accounts payable...................................................   (2,486)
        Accrued liabilities................................................     (808)
        Long-term debt.....................................................   (3,500)

(2) To record a current deferred tax asset ($440) and noncurrent deferred tax liability ($400) for differences in the financial reporting and tax bases of certain acquired liabilities and fixed assets.

(3) To record buildings and equipment ($1,000) at estimated fair value.

(4) To record the estimated fair value of Miracle-Gro trademarks ($75,000) and to record the excess of purchase price over the underlying value of net assets acquired (goodwill).

(5) To record the estimated liability ($8,100) for distributions to be made to Miracle-Gro shareholders pursuant to the purchase agreement. The total liability is estimated to be $22,000 based on the expected increase in Miracle-Gro's net assets from normal operations through the transaction closing date.

(6) To record the excess of the projected benefit obligation over the plan assets ($791) of the Miracle-Gro defined benefit pension plan.


(7) To record for estimated transaction costs ($3,600).



(8) To record the issuance of 5% convertible preferred stock with an estimated market value of $187,200 and a face amount of $195,000 and warrants to purchase common stock with an estimated market value of $11,800 as consideration to acquire Miracle-Gro, and to eliminate the historical shareholders' equity of Miracle-Gro.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


                       CONSOLIDATED FINANCIAL INFORMATION


                                      FOR


                      FISCAL YEAR ENDED SEPTEMBER 30, 1994


                                      AND


                     FISCAL QUARTER ENDED DECEMBER 31, 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of

  Directors of The Scotts Company



     We have audited the accompanying consolidated balance sheets of The Scotts Company and Subsidiaries as of September 30, 1993 and 1994, and the related consolidated statements of income, cash flows and changes in shareholders' equity (deficit) for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Scotts Company and Subsidiaries as of September 30, 1993 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.

     As discussed in Notes 3 and 6 to the consolidated financial statements, effective the beginning of fiscal 1993 the Company changed its method of accounting for postretirement benefits other than pensions and income taxes.


COOPERS & LYBRAND L. L. P.


Columbus, Ohio



November 14, 1994

                      THE SCOTTS COMPANY AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME



             FOR THE YEARS ENDED SEPTEMBER 30, 1992, 1993 AND 1994

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               1992         1993         1994
                                                             --------     --------     --------
Net sales..................................................  $413,558     $466,043     $606,339
Cost of sales..............................................   213,133      244,218      319,730
                                                             --------     --------     --------

Gross profit...............................................   200,425      221,825      286,609
                                                             --------     --------     --------

Marketing..................................................    66,245       74,579      100,106
Distribution...............................................    61,051       67,377       84,407
General and administrative.................................    24,759       27,688       30,189
Research and development...................................     6,205        7,700       10,352
Other expenses, net........................................        20          660        2,283
                                                             --------     --------     --------

Income from operations.....................................    42,145       43,821       59,272
Interest expense...........................................    15,942        8,454       17,450
                                                             --------     --------     --------
Income before taxes, extraordinary items and cumulative
  effect of accounting changes.............................    26,203       35,367       41,822
Income taxes...............................................    11,124       14,320       17,947
                                                             --------     --------     --------
Income before extraordinary items and cumulative effect of
  accounting changes.......................................    15,079       21,047       23,875
Extraordinary items:
  Loss on early extinguishment of debt, net of tax.........    (4,186)          --         (992)
  Utilization of net operating loss carryforwards..........     4,699           --
Cumulative effect of changes in accounting for
  postretirement benefits, net of tax and income taxes.....        --      (13,157)          --
                                                             --------     --------     --------

Net income.................................................  $ 15,592     $  7,890     $ 22,883
                                                             ========     ========     ========

Net income per common share:
  Income before extraordinary items and cumulative effect
     of accounting changes.................................  $    .84     $   1.07     $   1.27
  Extraordinary items:
     Loss on early extinguishment of debt, net of tax......      (.23)          --         (.05)
     Utilization of net operating loss carryforwards.......       .26           --           --
  Cumulative effect of changes in accounting for
     postretirement benefits, net of tax and income
     taxes.................................................        --         (.67)          --
                                                             --------     --------     --------

     Net income............................................  $    .87     $    .40     $   1.22
                                                             ========     ========     ========

Weighted average common shares outstanding during the
  period...................................................    18,014       19,687       18,785
                                                             ========     ========     ========


                See Notes to Consolidated Financial Statements.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1992, 1993 AND 1994
                                 (IN THOUSANDS)


                                                               1992         1993         1994
                                                             --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...............................................  $ 15,592     $  7,890     $ 22,883
  Adjustments to reconcile net income to net cash provided
  by
   operating activities:
     Depreciation..........................................    10,206       12,278       13,375
     Amortization..........................................     5,642        5,866        8,562
     Extraordinary loss on early extinguishment of debt....     4,186           --          992
     Cumulative effect of change in accounting for
       postretirement benefits.............................        --       24,280           --
     Postretirement benefits...............................        --        2,366          368
     Deferred income taxes.................................     1,588      (12,740)       5,378
     Loss on sale of equipment.............................       392           94           29
     Provision for losses on accounts receivable...........       990        1,409          422
     Other.................................................       204          748          234
     Changes in assets and liabilities:
       Accounts receivable.................................    (5,476)     (10,002)     (32,294)
       Inventories.........................................    (3,291)     (11,147)     (10,406)
       Prepaid and other current assets....................      (268)        (393)      (2,065)
       Accounts payable....................................      (654)      (2,390)       6,400
       Accrued liabilities.................................    (5,351)       1,630        6,220
       Other assets and liabilities........................     3,682        4,784      (10,231)
                                                             --------     --------     --------
          Net cash provided by operating activities........    27,442       24,673        9,867
                                                             --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in plant and equipment........................   (19,896)     (15,158)     (33,402)
  Acquisitions, net of cash acquired.......................        --      (16,366)    (117,107)
  Proceeds from sale of equipment..........................       131          194          384
                                                             --------     --------     --------
     Net cash used in investing activities.................   (19,765)     (31,330)    (150,125)
                                                             --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under term debt...............................        --       70,000      289,215
  Payments on term and other debt..........................   (58,307)        (640)    (166,844)
  Net (payments) borrowings under revolving credit.........   (36,500)     (18,238)      30,500
  Net borrowings (payments) under bank line of credit......       349         (953)       1,211
  Redemption of senior subordinated notes..................   (53,223)          --           --
  Redemption of subordinated debentures....................   (21,132)          --           --
  Deferred financing cost incurred.........................    (1,117)        (628)      (5,139)
  Net proceeds from issuance of Class A Common Stock.......   160,237           --           --
  Issuance (purchase) of Class A Common Stock..............        --      (41,441)         160
                                                             --------     --------     --------
     Net cash (used in) provided by financing activities...    (9,693)       8,100      149,103
                                                             --------     --------     --------
Effect of exchange rate changes on cash....................        --           --         (473)
                                                             --------     --------     --------
Net (decrease) increase in cash............................    (2,016)       1,443        8,372
Cash, beginning of period..................................     2,896          880        2,323
                                                             --------     --------     --------
Cash, end of period........................................  $    880     $  2,323     $ 10,695
                                                             ========     ========     ========


                See Notes to Consolidated Financial Statements.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

             FOR THE YEARS ENDED SEPTEMBER 30, 1992, 1993 AND 1994


                                 (IN THOUSANDS)



SUPPLEMENTAL CASH FLOW INFORMATION
  Interest (net of amount capitalized).......................  $16,240     $ 6,169     $ 10,965
  Income taxes paid..........................................    1,189      11,500       20,144
  Businesses acquired:
     Fair value of assets acquired...........................       --      23,799      143,520
     Liabilities assumed.....................................       --      (7,433)     (26,413)
     Net cash paid for acquisition...........................       --      16,366      117,107



                See Notes to Consolidated Financial Statements.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS



                          SEPTEMBER 30, 1993 AND 1994

                                 (IN THOUSANDS)


                                                                           1993         1994
                                                                         --------     --------
                                    ASSETS
Current Assets:
  Cash.................................................................  $  2,323     $ 10,695
  Accounts receivable, less allowance of $2,511 in 1993 and $2,933 in
     1994..............................................................    60,848      115,772
  Inventories..........................................................    76,654      106,636
  Prepaid and other assets.............................................    13,552       17,151
                                                                         --------     --------
     Total current assets..............................................   153,377      250,254

Property, plant and equipment, net.....................................    98,791      140,105
Patents and other intangibles, net.....................................    23,502       28,880
Goodwill...............................................................    41,340      104,578
Other assets...........................................................     4,580        4,767
                                                                         --------     --------
     Total Assets......................................................  $321,590     $528,584
                                                                         ========     ========

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Revolving credit line................................................  $    705     $ 23,416
  Current portion of term debt.........................................     5,444        3,755
  Accounts payable.....................................................    28,279       42,914
  Accrued liabilities..................................................    21,170       35,220
  Accrued taxes........................................................     9,253        4,383
                                                                         --------     --------
     Total current liabilities.........................................    64,851      109,688

Long-term debt, less current portions..................................    87,080      220,130
Postretirement benefits other than pensions............................    26,646       27,014
Other liabilities......................................................        --        3,592
                                                                         --------     --------
     Total Liabilities.................................................   178,577      360,424
                                                                         --------     --------
Commitments and Contingencies

Shareholders' Equity:
  Preferred stock, $.01 par value in 1993..............................        --           --
  Common stock, $.01 par value, issued 21,073 shares in 1993 no par
     value, issued 21,082 shares in 1994...............................       211          211
  Capital in excess of par value.......................................   193,263      193,450
  Retained earnings (deficit)..........................................    (9,008)      13,875
  Cumulative translation gain (loss)...................................       (12)       2,065
  Treasury stock, 2,415 shares in 1993 and 1994, at cost...............   (41,441)     (41,441)
                                                                         --------     --------
     Total Shareholders' Equity........................................   143,013      168,160
                                                                         --------     --------
     Total Liabilities and Shareholders' Equity........................  $321,590     $528,584
                                                                         ========     ========



                See Notes to Consolidated Financial Statements.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)



             FOR THE YEARS ENDED SEPTEMBER 30, 1992, 1993 AND 1994


                                 (IN THOUSANDS)



                                                                                                                        TOTAL
                                       COMMON SHARES    CAPITAL IN    RETAINED     TREASURY STOCK     CUMULATIVE    SHAREHOLDERS'
                                      ---------------    EXCESS OF    EARNINGS/   -----------------   TRANSLATION      EQUITY/
                                      SHARES   AMOUNT    PAR VALUE    (DEFICIT)   SHARES    AMOUNT    GAIN (LOSS)     (DEFICIT)
                                      ------   ------   -----------   ---------   ------   --------   -----------   -------------
Balance, September 30, 1991.........   9,617    $ 96     $  18,083    $(27,720 )     117   $   (420)         --       $  (9,961)

Adjustment for redeemable
  common stock......................   2,162      22         9,826          --        --         --          --           9,848
Issuance of common stock held
  in treasury.......................      --      --           310          --      (112)       407          --             717
Exchange of warrants for common
  stock.............................     325       3         4,754      (4,770 )      (5)        13                          --
Issuance of common stock............   8,969      90       159,430          --        --         --          --         159,520
Net income..........................      --      --            --      15,592        --         --          --          15,592
Amortization of unearned
  compensation......................      --      --            24          --        --         --          --              24
Options outstanding.................      --      --           177          --        --         --          --             177
Foreign currency translation
  adjustment........................      --      --            --          --        --         --     $    12              12
                                      ------   ------   -----------   ---------   ------   --------   -----------   -------------

Balance, September 30, 1992.........  21,073     211       192,604     (16,898 )      --         --          12         175,929

Net income..........................      --      --            --       7,890        --         --          --           7,890
Amortization of unearned
  compensation......................      --      --            24          --        --         --          --              24
Options outstanding.................      --      --           635          --        --         --          --             635
Foreign currency translation
  adjustment........................      --      --            --          --        --         --         (24)            (24)
Purchase of common stock............      --      --            --          --    (2,415)   (41,441)         --         (41,441)
                                      ------   ------   -----------   ---------   ------   --------   -----------   -------------

Balance, September 30, 1993.........  21,073     211       193,263      (9,008 )  (2,415)   (41,441)        (12)        143,013

Net income..........................      --      --            --      22,883        --         --          --          22,883
Foreign currency translation
  adjustment........................      --      --            --          --        --         --       2,077           2,077
Amortization of unearned
  compensation......................      --      --            27          --        --         --          --              27
Issuance of common shares...........       9      --           160          --        --         --          --             160
                                      ------   ------   -----------   ---------   ------   --------   -----------   -------------

Balance, September 30, 1994.........  21,082    $211     $ 193,450    $ 13,875    (2,415)  $(41,441)    $ 2,065       $ 168,160
                                      ======   =======   =========    =========   ======   =========  ==========    ============



                See Notes to Consolidated Financial Statements.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Organization and Basis of Presentation


     On September 20, 1994, the shareholders voted to reincorporate The Scotts Company from Delaware to Ohio. As a result of the reincorporation, The Scotts Company, a Delaware corporation merged into The Scotts Company, an Ohio corporation ("Scotts Ohio"). Immediately following the consummation of the merger, the O. M. Scott & Sons Company was merged into Scotts Ohio. Scotts Ohio and its wholly-owned subsidiaries, Hyponex Corporation ("Hyponex"), Republic Tool and Manufacturing Corp. ("Republic") and Scott-Sierra Horticultural Products Company ("Sierra"), (collectively, the "Company"), is engaged in the manufacture and sale of lawn care and garden products. All material intercompany transactions have been eliminated.


     Shareholders' equity, shares outstanding and per share amounts for all periods have been adjusted for the January 1992 reverse stock split, in which every 2.2 shares of old Class A Common Stock were exchanged for one share of new Class A Common Stock.

     Inventories

     Inventories are principally stated at the lower of cost or market, determined by the FIFO method; certain inventories of Hyponex and Sierra (primarily organic products) are accounted for by the LIFO method. At September 30, 1993 and 1994, approximately 24% and 31% of inventories, respectively, are valued at the lower of LIFO cost or market. Inventories include the cost of raw materials, labor and manufacturing overhead.

     The Company makes provisions for obsolete or slow-moving inventories as necessary to properly reflect inventory value. Inventories as of September 30, 1993 and 1994, net of such provisions, consisted of:


                                                                     1993           1994
                                                                    -------       --------
                                                                        (IN THOUSANDS)
    Finished goods................................................  $44,735       $ 55,102
    Raw materials.................................................   31,905         52,639
                                                                    -------       --------
    FIFO cost.....................................................   76,640        107,741
    LIFO reserve..................................................       14         (1,105)
                                                                    -------       --------
                                                                    $76,654       $106,636
                                                                    =======       ========


     Advertising and Consumer Guarantee

     The Company has a cooperative advertising program with customer dealers whereby the Company reimburses dealers for the qualifying portion of dealer advertising costs. Such advertising allowances are based on the timing of dealer orders and deliveries. The Company provides for the cost of this program in the period the sales to dealers are recorded. All other advertising costs are expensed as incurred.

     The Company accrues amounts for product non-performance claims by consumers under the Company's product guarantee program. The provision is determined by applying an experience rate to sales in the period the related products are shipped to dealers.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



     Property, Plant and Equipment


     Property, plant and equipment, including significant improvements, are stated at cost. Expenditures for maintenance and repairs are charged to operating expenses as incurred. When properties are retired, or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts.

     Depletion of applicable land is computed on the units-of-production method. Depreciation of other property, plant and equipment is provided on the straight-line method and is based on the estimated useful economic lives of the assets as follows:

        Land improvements.............................................    10-25 years
        Buildings.....................................................    10-40 years
        Machinery and equipment.......................................    3-15 years
        Furniture and fixtures........................................    6-10 years

     Property, plant and equipment at cost at September 30, 1993 and 1994 consisted of the following:

                                                                   1993         1994
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        Land and improvements................................    $ 19,817     $ 21,856
        Buildings............................................      36,300       41,313
        Machinery and equipment..............................      87,250      111,639
        Furniture and fixtures...............................       5,952        8,861
        Construction in progress.............................       4,687       24,340
                                                                 --------     --------
                                                                  154,006      208,009
        Less accumulated depreciation........................      55,215       67,904
                                                                 --------     --------
                                                                 $ 98,791     $140,105
                                                                 ========     ========

     Property subject to capital leases in the amount of $1,484,000 and $1,270,000 (net of accumulated amortization of $1,560,000 in 1993 and $2,303,000 in 1994) has been included in machinery and equipment at September 30, 1993 and 1994, respectively.

     The Company capitalized interest costs of $380,000 in fiscal 1992 and $321,000 in fiscal 1994 as part of the cost of major asset construction projects.


     Research and Development


     Significant costs are incurred each year in connection with research and development programs that are expected to contribute operating profits in future years. All costs associated with research and development are charged to expense as incurred.


     Intangible Assets



     Goodwill arising from business acquisitions is amortized over 40 years on the straight-line basis. Other intangible assets consist primarily of patents and are being amortized on a straight-line basis over periods varying from 7 to 24 years. Accumulated amortization at September 30, 1993 and 1994 was $33,876,000 and $42,438,000, respectively.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994


     Company Management periodically assesses the recoverability of goodwill, patents and other intangible assets by determining whether the amortization of such assets over the remaining lives can be recovered through projected undiscounted net cash flows generated by such assets.


     Included in other intangible assets are debt issuance costs which are being amortized over the terms of the various agreements and organization costs which are being amortized over five years. During the year ended September 30, 1994, the Company incurred $5.1 million of debt issuance costs related to the issuance of Term Debt and Senior Subordinated Notes and recognized an extraordinary charge of $1.7 million before taxes in unamortized debt issuance costs in connection with certain debt prepayments.


     Foreign Currency

     All assets and liabilities in the balance sheets of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated into United States dollar equivalents at year-end exchange rates. Translation gains and losses are accumulated as a separate component of shareholders' equity. Income and expense items are translated at average monthly exchange rates. Cumulative foreign currency translation gain (loss) were ($12,000) and $2,065,000 as of September 30, 1993 and 1994, respectively. Foreign currency transaction gains and losses are included in determining net income. In fiscal 1992, 1993 and 1994, the Company recorded foreign currency transaction losses in other expenses of $324,000, $196,000 and $491,000, respectively.

     Income Taxes

     Effective October 1, 1992, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of the assets and liabilities using enacted tax rates.

     U.S. federal and state income taxes and foreign taxes are provided currently on the undistributed earnings of foreign subsidiaries, giving recognition to current tax rates and applicable foreign tax credits.


     Prior to fiscal 1993, the Company's deferred income tax provision was based differences between financial reporting and taxable income.


     Reclassifications

     Certain reclassifications have been made to the prior years' financial statements to conform to fiscal 1994 classifications.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



2.  ACQUISITIONS


     Republic

     Effective November 19, 1992, the Company acquired Republic headquartered in Carlsbad, California. Republic designs, develops, manufactures and markets lawn and garden equipment with the substantial majority of its revenue derived from the sale of its products to mass merchandisers, home centers and garden outlets in the United. States. The purchase price of approximately $16,366,000 was financed under the Company's revolving credit agreement.


     The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated among the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired ("goodwill") of approximately $6,400,000 is being amortized on a straight-line basis over 40 years.


     Republic's results of operations have been included in the Company's Consolidated Statement of Income since November 19, 1992. As such, the Company's fiscal 1993 pro forma results of operations are not materially different from actual results and are therefore not presented.

     Sierra

     Effective December 16, 1993, the Company completed the acquisition of Grace-Sierra Horticultural Products Company (all further references to Grace-Sierra, now known as Scott-Sierra Horticultural Products Company, will be made as "Sierra") for an aggregate purchase price of approximately $121,221,000, including transaction costs of $1,221,000. Additionally the Company incurred $2,261,000 of deferred financing fees related to its financing of the acquisition. Sierra is a leading international manufacturer and marketer of specialty fertilizers and related products for the nursery, greenhouse, golf course and consumer markets. Sierra manufactures controlled-release fertilizers in the United States and the Netherlands, as well as water-soluble fertilizers and specialty organics in the United States. Approximately one-quarter of Sierra's net sales are derived from European and other international markets; approximately one-quarter of Sierra's assets are internationally based. The purchase price was financed under an amendment to the Company's Credit Agreement, whereby term debt commitments available thereunder were increased to $195,000,000.


     The acquisition was accounted for using the purchase method. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired ("goodwill") of approximately $65,755,000 is being amortized on a straight-line basis over 40 years. Sierra results of operations have been included in the Consolidated Statements of Income from the acquisition date.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994

     The following represents pro forma results of operations assuming the Sierra acquisition had occurred effective October 1, 1992 after giving effect to certain related adjustments, including depreciation and amortization on tangible and intangible assets, and interest and expenses on acquisition debt.


                                                                    YEAR ENDED SEPTEMBER
                                                                             30,
                                                                   -----------------------
                                                                     1993           1994
                                                                   --------       --------
                                                                    (IN THOUSANDS, EXCEPT
                                                                     PER SHARE AMOUNTS)
                                                                         (UNAUDITED)
    Net sales....................................................  $585,318       $627,165
                                                                   ========       ========
    Income before extraordinary items and cumulative effect of
      accounting changes.........................................  $ 20,274       $ 23,768
                                                                   ========       ========
    Net income...................................................  $  7,117       $ 22,776
                                                                   ========       ========
    Income per common share before extraordinary items and
      cumulative effect of accounting changes....................  $   1.03       $   1.27
                                                                   ========       ========
    Net income per common share..................................  $    .36       $   1.22
                                                                   ========       ========


     The pro forma information provided does not purport to be indicative of actual results of operations if the Sierra acquisition had occurred as of October 1, 1992, and is not intended to be indicative of future results or trends.


3.  ASSOCIATE BENEFITS


     Both Scotts Ohio and Sierra have defined benefit pension plans covering substantially all full-time associates who have completed one year of eligible service and reached the age of 21. The benefits under these plans are based on years of service and the associates' average final compensation for the Scotts Ohio plan and for Sierra salaried employees and stated amounts for Sierra hourly employees. The Company's funding policy, consistent with statutory requirements and tax considerations, is based on actuarial computations using the Projected Unit Credit method.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994

     The following table sets forth the plans' funded status and the related amounts recognized in the consolidated balance sheets.


                                                                       SEPTEMBER 30,
                                                                 -------------------------
                                                                   1993             1994
                                                                 --------         --------
                                                                      (IN THOUSANDS)
    Actuarial present value of benefit obligations:
      Accumulated benefit obligation:
         Vested benefits.......................................  $(28,904)        $(29,768)
         Nonvested benefits....................................    (1,875)          (5,093)
      Additional obligation for projected compensation
         increases.............................................    (5,530)          (5,919)
                                                                 --------         --------
    Projected benefit obligation for service rendered to
      date.....................................................   (36,309)         (40,780)
    Plan assets at fair value, primarily corporate bonds, U.S.
      bonds and cash equivalents...............................    33,214           38,901
                                                                 --------         --------
    Plan assets less than projected benefit obligations........    (3,095)          (1,879)
    Unrecognized net asset being amortized over 11 1/2 years...      (626)            (234)
    Unrecognized net loss......................................     4,609            4,137
                                                                 --------         --------
      Prepaid pension costs....................................  $    888         $  2,024
                                                                 ========         ========


     Pension cost includes the following components:

                                                               YEAR ENDED SEPTEMBER 30,
                                                            -------------------------------
                                                             1992        1993        1994
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Service cost..........................................  $ 1,571     $ 1,571     $ 1,685
    Interest cost.........................................    2,438       2,628       2,968
    Actual return on plan assets..........................   (2,602)     (2,774)     (3,092)
    Net amortization and deferral.........................     (133)        (18)        (53)
                                                            -------     -------     -------
      Net pension cost....................................  $ 1,274     $ 1,407     $ 1,508
                                                            =======     =======     =======

     The weighted average settlement rate used in determining the actuarial present value of the projected benefit obligation was 9%, 8% and 8% as of September 30, 1992, 1993 and 1994, respectively. Future compensation is assumed to increase 5% annually for fiscal 1992, and 4% annually for fiscal 1993 and 1994. The expected long-term rate of return on plan assets was 10% in fiscal 1992, and 9% in fiscal 1993 and 1994.


     The Company provides comprehensive major medical benefits to some of its retired associates and their dependents. Substantially all of the Company's associates become eligible for these benefits if they retire at age 55 or older with more than ten years of service. The plan requires certain minimum contributions from retired associates and includes provisions to limit the overall cost increases the Company is required to cover. The Company funds its portion of retiree medical benefits on a pay-as-you-go basis.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



     Effective October 1, 1992, the Company changed its method of accounting for postretirement benefit costs other than pensions by adopting SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company elected to immediately recognize the cumulative effect of the change in accounting which resulted in a charge of $14,932,000, net of income taxes of $9,348,000, or $.76 per share. In addition to the cumulative effect, the Company's retiree medical costs applying the new accounting method increased $1,437,000, net of income taxes of $929,000, or $.07 per share, during fiscal 1993 as a result of the change in accounting. Prior to October 1, 1993, the Company effected several changes in plan provisions, primarily related to current and ultimate levels of retiree and dependent contributions. Current retirees will be entitled to benefits existing prior to these plan changes. These plan changes resulted in a reduction in unrecognized prior service cost, which is being amortized over future years.


     Net periodic postretirement benefit costs for fiscal 1993 and 1994 included the following components:


                                                                          1993       1994
                                                                         ------     ------
                                                                           (IN THOUSANDS)
    Service cost -- benefits attributed to associate service during the
      year.............................................................  $  930     $  419
    Interest cost on accumulated postretirement benefit obligation.....   2,038      1,276
    Amortization of prior service costs and gains from changes in
      assumptions......................................................      --       (921)
                                                                         ------     ------
      Net periodic postretirement benefit cost.........................  $2,968     $  774
                                                                         ======     ======


     The following table sets forth the retiree medical plan status reconciled to the amount included in the consolidated balance sheet as of September 30, 1993 and 1994.

                                                                        1993        1994
                                                                       -------     -------
                                                                          (IN THOUSANDS)
    Accumulated postretirement benefit obligation:
      Retirees.......................................................  $ 6,738     $ 7,136
      Fully eligible active plan participants........................      314         437
      Other active plan participants.................................    8,305       8,789
                                                                       -------     -------
    Total accumulated postretirement benefit obligation..............   15,357      16,362
    Unrecognized prior service cost..................................    9,494       8,590
    Unrecognized gains from changes in assumptions...................    1,795       2,062
                                                                       -------     -------
    Accrued postretirement benefit cost..............................  $26,646     $27,014
                                                                       =======     =======

     The discount rate used in determining the accumulated postretirement benefit obligation was 8.5%. For measurement purposes, a 14% annual rate of increase in per capita cost of covered retiree medical benefits was assumed for fiscal 1994; the rate was assumed to decrease gradually to 5.5% through the year 2051 and remain at that level thereafter. A 1% increase in the health care cost trend rate assumptions would increase the accumulated postretirement benefit obligation as of September 30, 1993 and 1994 by $875,000 and $957,000, respectively.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994


     Both Scotts Ohio and Hyponex have defined contribution profit sharing plans. Both plans provide for associates to become participants following one year of service. The Hyponex plan also requires associates to have reached the age of 21 for participation. The plans provide for annual contributions which are entirely at the discretion of the Board of Directors.

     Contributions are allocated among the participants employed as of the last day of the calendar year, based upon participants' earnings. Each participant's share of the annual contributions vest according to the provisions of the plans. The Company has provided a profit sharing provision for the plans of $1,750,000, $1,993,000 and $2,097,000 for fiscal 1992, 1993 and 1994, respectively. The
Company's policy is to deposit the contributions with the trustee in the following year.


     Sierra has a savings and investment plan ("401K Plan") for certain salaried U.S. employees. Participants may make voluntary contributions to the plan between 2% and 16% of their compensation. Sierra contributes the lesser of 50% of each participant's contribution or 3% of each participant's compensation. Sierra's contribution for 1994 was $99,000.


     The Company is self-insured for certain health benefits up to $125,000 per occurrence per individual. The cost of such benefits is recognized as expense in the period the claim occurred. This cost was $6,439,000, $6,662,000 and $6,177,000 in 1992, 1993 and 1994, respectively. The Company is self-insured for State of Ohio workers compensation up to $500,000 per claim. The cost for workers compensation was $127,000, $268,000 and $297,000 in 1992, 1993 and 1994,
respectively. Claims in excess of stated limits of liability and claims for workers compensation outside of the State of Ohio are insured with commercial carriers. The Company had an accrued vacation liability of $3,612,000 and $4,903,000 at September 30, 1993 and 1994, respectively.

     In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits", which changes the prevalent method of accounting for benefits provided after employment but before retirement. The Company is required to adopt SFAS No. 112 no later than the first quarter of fiscal 1995. Management has evaluated the provisions of SFAS No. 112. Since most of these benefits are already accounted for by the Company on an accrual method, the impact of this new standard is not expected to be significant.


4.  LONG-TERM DEBT



                                                                       1994         1993
                                                                      -------     --------
                                                                        (IN THOUSANDS)
    Revolving credit line...........................................  $21,705     $ 53,416
    Senior Subordinated Notes $100 million face amount..............       --       99,221
    Term loan.......................................................   70,000       93,598
    Capital lease obligations and other.............................    1,524        1,066
                                                                      -------     --------
                                                                       93,229      247,301
    Less current portions...........................................    6,149       27,171
                                                                      -------     --------
                                                                      $87,080     $220,130
                                                                      =======     ========

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994


     Maturities of term debt for the next five years are as follows:

                                                                     (IN THOUSANDS)
            1995...................................................     $ 27,171
            1996...................................................       41,034
            1997...................................................       15,779
            1998...................................................       15,608
            1999 and thereafter....................................      148,497

     On December 16, 1993, the Company entered into an amendment to the Third Amended and Restated Credit Agreement ("Agreement") with Chemical Bank and various participating banks to finance the Sierra acquisition. The amendment increased the term debt commitments available under the Credit Agreement to $195,000,000. The Credit Agreement continues to provide a revolving credit commitment of $150,000,000 through the scheduled maturity date of March 31, 1996. The facility contains a requirement limiting the maximum amount borrowed under the revolving credit commitment to $30,000,000 for a minimum of 30 consecutive days each fiscal year.


     For both term and revolving credit borrowings under the Agreement, the Company can elect to borrow domestic funds at the reference rate ("prime") of Chemical or Eurodollars at 1% in excess of the London Interbank Offered Rate ("LIBOR"). Interest on Chemical rate loans is payable quarterly and interest on Eurodollar loans is payable at three month intervals from the date of each Eurodollar contract. Applicable rates for Chemical and Eurodollar loans were 7.75% and 5.88% to 6.00%, respectively, at September 30, 1994. A commitment fee of 3/8 of 1% is charged on the average daily unused portion of the available commitment. An additional 1/4 of 1% is charged on the average daily aggregate principal amount of commercial paper obligations outstanding. Loans under the Agreement are collateralized by substantially all of the Company's tangible and intangible assets.


     The Agreement contains certain financial and operating covenants, the most restrictive of which requires the Company to maintain earnings before interest, taxes, profit sharing, certain depreciation charges and the effect of certain accounting changes, as defined, to meet specified requirements. The Company was in compliance with all required covenants at September 30, 1994.

     At September 30, 1994, the Company had available an unsecured $2,000,000 line of credit with a bank, which is renewable annually, of which $705,000 and $1,916,000 was outstanding at September 30, 1993 and 1994, respectively.


     On July 19, 1994, the Company issued $100,000,000 9 7/8% Senior Subordinated Notes. Net proceeds were $96,354,000, after original issue discount of $788,000 and expenses of $2,858,000. The Notes are subject to redemption, at the option of the Company, in whole or in part at any time on or after August 1, 1999 at a declining premium to par until 2001 and at par thereafter and are not subject to sinking fund requirements. The fair market value of the Senior Subordinated Notes, estimated based on the quoted market prices for same or similar issues is approximately $101,000,000 at September 30, 1994.



     The Company recorded extraordinary charges of $4,186,000, net of income taxes of $2,157,000, related to the early extinguishment of 13% Senior Subordinated Notes and 13.5% Subordinated Debentures in 1992 and $992,000, net of income taxes of $662,000, related to the early extinguishment of term loans in 1994.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



5.  SHAREHOLDERS' EQUITY



Stock


                                                                      1993              1994
                                                                 --------------    --------------
                                                                          (IN THOUSANDS)
Preferred stock $.01 par value:
  Authorized...................................................   10,000 shares              None
  Issued.......................................................            None              None
Common stock $.01 par value:
  Class A -- voting:
     Authorized................................................   35,000 shares              None
     Issued....................................................   21,074 shares              None
  Class B -- non-voting:
     Authorized:...............................................   35,000 shares              None
     Issued:...................................................            None              None
Common shares, no par value
  Authorized...................................................                     35,000 shares
  Issued.......................................................                     21,082 shares

     The Class A and Class B Common Stock were identical in all respects except for voting rights and the right of the holder of non-voting Class B stock to convert into an equal number of shares of voting Class A stock and the right of the holder of voting Class A stock to convert into an equal number of shares of non-voting Class B stock. In January 1992, every 2.2 shares of old Scotts Class A Common Stock were exchanged for one share of new Scotts Class A Common Stock ("Shares"). On February 7, 1992, the Company closed the initial public offering of its Shares pursuant to which Scotts sold 8,968,750 newly issued Shares and certain non-management shareholders of Scotts sold an aggregate of 5,406,250 Shares. On September 20, 1994, as a result of the reincorporation, outstanding shares of Class A Common Stock were converted into an equal number of common shares, without par value, of Scotts Ohio. Additionally, the Class B Common Stock and preferred stock is no longer authorized. The Scotts Ohio Common Shares are listed on the NASDAQ National Market System under the symbol "SCTT".


     On February 23, 1993, the Company purchased all of the shares of Class A Common Stock held by a fund managed by Clayton, Dubilier & Rice, Inc. In aggregate, 2,414,895 shares of Class A Common Stock were purchased for approximately $41,441,000, including transaction costs. As a result of this transaction, 18,658,535 shares of Class A Common Stock and 18,667,064 Common Shares were outstanding as of September 30, 1993 and 1994, respectively.


     On November 4, 1992, the Company adopted The Scotts Company 1992 Long Term Incentive Plan (the "Plan"). The Plan was accepted by the shareholders at Scotts' annual meeting on February 25, 1993. Under the Plan, stock options, stock appreciation rights and performance share awards may be granted to officers and other key employees of the Company. The Plan also provides for Board members, who are neither employees of the Company nor associated with Clayton, Dubilier & Rice, Inc., to receive stock options. The maximum number of shares of Common Shares that may be issued under the Plan is 1,700,000, plus the number of shares surrendered to exercise options (other than director options) granted under the Plan, up to a maximum of 1,000,000 surrendered shares.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED)



                      FISCAL YEAR ENDED SEPTEMBER 30, 1994


     In addition, pursuant to various employment agreements, the Company granted 136,364 and 300,000 stock options in fiscal 1992 and 1993, respectively.

     Aggregate stock option activity consists of the following:


                                                                YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------------------
                                                         1992         1993              1994
                                                       --------  --------------    --------------
Options outstanding at October 1.....................        --         136,364           586,289
Options granted......................................   136,364         449,925           942,354
Options exercised....................................        --              --            (8,529)
Options canceled.....................................        --              --          (155,525)
                                                       --------  --------------    --------------
Options outstanding at September 30..................   136,364         586,289         1,364,589
                                                        =======    ============     =============
Options exercisable at September 30..................    45,455          90,910           204,422
                                                        =======    ============     =============
Option prices per share:
  Granted............................................     $9.90   $16.25-$18.75    $17.25-$19.375
                                                        =======    ============     =============
  Exercised..........................................                                      $18.75
                                                                                    =============


     During fiscal 1993 and 1994, 128,880 and 117,220, respectively, of performance share awards were granted. These awards entitle the grantee to receive shares or, at the grantee's election, the equivalent value in cash or stock options, subject to stock ownership requirements. These awards are conditioned on the attainment of certain performance and other objectives established by the Compensation Committee of the Company's Board of Directors.

     Compensation for certain stock options results from the difference between the grant price and market price at the date of grant, and is recognized over the vesting period of the options. Compensation for performance share awards is initially measured at the grant date based upon the current market value of the common stock, with adjustments made quarterly for market price fluctuations. The Company recognized compensation expense for stock options and performance share awards of $177,000, $635,000 and $0 in fiscal 1992, 1993 and 1994, respectively.

     In October 1991, an officer of Scotts purchased 22,727 Shares and three other Scotts associates purchased an aggregate of 44,318 Shares at a purchase price of $3.98 per share. Pursuant to an employment agreement, an officer of Scotts purchased 45,454 Shares at a purchase price of $9.90 per share in January 1992. The Company has recognized $118,000 of unearned compensation equivalent to the difference between the fair market value and the purchase price of the Shares as a charge to capital in excess of par value. This unearned compensation is being amortized on a straight line basis over the period of the employment agreement.

     A significant portion of the price paid by certain officers and management associates is financed by a major bank. The Company has guaranteed the full and prompt payment of debt outstanding by management investors to purchase stock of approximately $1,729,000, $230,000 and $140,000 at September 30, 1992, 1993 and
1994, respectively.

     In connection with the 1988 acquisition of the lawn and garden business of Hyponex, the Company entered into a warrant purchase agreement with the prior majority shareholder of Hyponex. In January 1992, the warrants were exchanged for 330,000 Shares. The repurchase and retirement of the warrants was valued at the estimated value of the Shares at the date of the exchange less the original consideration received.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



6.  INCOME TAXES


     The Company adopted SFAS No. 109 effective October 1, 1992, resulting in a benefit of $1,775,000 being reported as a cumulative effect of accounting change in the fiscal 1993 Consolidated Statement of Income. Assets recorded in prior business combinations net-of-tax were adjusted to pre-tax amounts, resulting in recognition of $1,501,000 of deferred tax liabilities at the date of adoption. Prior to fiscal 1993 the Company accounted for income taxes under Accounting Principles Board Opinion No. 11.

     The provision for income taxes consists of the following:


                                                               YEAR ENDED SEPTEMBER 30,
                                                            -------------------------------
                                                             1992        1993        1994
                                                            ------     --------     -------
                                                                    (IN THOUSANDS)
    Currently payable:
      Federal.............................................  $1,802     $ 14,537     $ 7,400
      State...............................................     878        1,400       2,131
      Foreign.............................................      --           --       2,376
    Deferred:
      Federal.............................................   1,588      (11,694)      4,290
      State...............................................      --       (1,046)      1,088
                                                            ------     --------     -------
    Income tax expense....................................  $4,268     $  3,197     $17,285
                                                            ======     ========     =======


     Income tax expense is included in the financial statements as follows:


    Operations...........................................  $11,124     $ 14,320     $17,947
    Cumulative effect of change in accounting
      principle..........................................       --      (11,123)         --
    Extraordinary items..................................   (6,856)          --        (662)
                                                           -------     --------     -------
    Income tax expense...................................  $ 4,268     $  3,197     $17,285
                                                           =======     ========     =======


     Deferred income taxes for fiscal 1993 and 1994 reflect the impact of "temporary differences" between the amounts of assets and liabilities for financial reporting purposes and such amounts as determined by tax regulations. These temporary differences are determined in accordance with SFAS No. 109 and are more inclusive in nature than "timing differences" as determined under previously applicable accounting principles.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



     The components of the net deferred tax asset (liability) are as follows:



                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1993         1994
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Assets
      Accounts receivable..........................................  $    687     $    987
      Inventory....................................................     2,359        1,816
      Accrued expenses.............................................     6,589        7,649
      Postretirement benefits......................................    10,458       10,576
      Other........................................................       652        4,166
                                                                     --------     --------
      Gross deferred tax assets....................................  $ 20,745     $ 25,194
                                                                     --------     --------
    Liabilities
      Property and equipment.......................................    (9,913)     (16,511)
      Safe harbor lease............................................    (1,181)          --
      Taxes on repatriated foreign earnings........................        --         (500)
                                                                     --------     --------
      Gross deferred tax liabilities...............................   (11,094)     (17,011)
                                                                     --------     --------
      Net asset....................................................  $  9,651     $  8,183
                                                                     ========     ========



     The net current and noncurrent components of deferred income taxes recognized in the balance sheet at September 30, are:



                                                                        1993        1994
                                                                       ------      -------
                                                                          (IN THOUSANDS)
    Net current asset..............................................    $9,635      $10,452
    Net noncurrent asset (liability)...............................        16       (2,269)
                                                                       ------      -------
    Net asset......................................................    $9,651      $ 8,183
                                                                       ======      =======


     A reconciliation of the Federal corporate income tax rate and the effective tax rate on income before income taxes is summarized below:


                                                                      YEAR ENDED SEPTEMBER
                                                                              30,
                                                                     ----------------------
                                                                     1992     1993     1994
                                                                     ----     ----     ----
    Statutory income tax rate......................................  34.0%    35.0%    35.0%
    Pension amortization...........................................   0.3      0.7      0.1
    Goodwill amortization and other permanent differences resulting
      from purchase accounting.....................................   4.0      4.7      2.1
    State taxes, net of Federal benefit............................   2.2      3.4      5.6
    Other..........................................................   2.0     (3.3)     0.1
                                                                     ----     ----     ----
      Effective income tax rate....................................  42.5%    40.5%    42.9%
                                                                     ====     ====     ====

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994


     The Company acquired certain tax credit carryforwards in connection with its acquisition of Sierra. Foreign tax credit carryforwards total $704,000 and expire through 1997. Net operating loss carryforwards in the U.S. total $5,500,000 and expire through 2007, net operating loss carryforwards in foreign jurisdictions total $1,100,000 and expire through 1999. The use of these acquired carryforwards are subject to limitations imposed by the Internal Revenue Code.

     In fiscal 1992, for financial reporting purposes the Company utilized $13,800,000 of net operating loss carryforwards and reflected the related tax benefits of $4,699,000 as an extraordinary item. At September 30, 1992, the Company fully utilized its financial reporting net operating loss carryforwards. For tax purposes, the Company utilized its remaining net operating loss carryforwards of approximately $5,000,000 on the fiscal 1993 Federal income tax return. The variance between the operating loss carryforwards on a tax basis and a financial reporting basis is principally due to excess tax depreciation, uniform capitalization rules, nondeductible reserves, capitalization and amortization of package and design costs, and various accrued liabilities that are not deductible for tax purposes until paid. During 1992, the Company recognized $1,588,000 of deferred taxes previously offset by net operating loss carryforwards.

     During fiscal 1992, the Company was subject to the alternative minimum tax ("AMT") for financial reporting purposes resulting in AMT expense of $1,200,000. During fiscal 1992, the Company fully utilized its AMT net operating loss carryforwards. AMT paid results in a tax credit carryforward which can be used in subsequent years to offset regular income tax to the extent it exceeds AMT tax in those years. At September 30, 1992, the Company had $1,480,000 of AMT credit carryforwards which were utilized on the fiscal 1993 Federal income tax return.


7.  LEASES


     The Company leases buildings, land and equipment under various noncancellable lease agreements for periods of two to six years. The lease agreements generally provide that the Company pay taxes, insurance and maintenance expenses related to the leased assets. Certain lease agreements contain purchase options. At September 30, 1994, future minimum lease payments were as follows:


                          YEAR ENDING                        CAPITAL     OPERATING
                         SEPTEMBER 30,                       LEASES       LEASES        TOTAL
    -------------------------------------------------------  -------     ---------     -------
                                                                      (IN THOUSANDS)
    1995...................................................  $   622      $ 9,490      $10,112
    1996...................................................      481        8,766        9,247
    1997...................................................      168        6,722        6,890
    1998...................................................       72        5,571        5,643
    1999...................................................       --        2,713        2,713
    2000 and thereafter....................................       --            7            7
                                                             -------     ---------     -------
    Total minimum lease payments...........................  $ 1,343      $33,269      $34,612
                                                                          =======      =======
    Less: Amount representing interest.....................      277
                                                             -------
    Present value of net minimum lease payments............  $ 1,066
                                                              ======

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994

     The Company also leases transportation and production equipment under various one-year operating leases, which provide for the extension of the initial term on a monthly or annual basis. Total rental expense for operating leases was $7,281,000, $9,125,000 and $12,914,000 for fiscal 1992, 1993 and
1994, respectively.


8.  COMMITMENTS AND CONTINGENCIES


     Seed production agreements obligate the Company to make future purchases based on estimated yields. Seed purchases under production agreements for fiscal 1992, 1993 and 1994 were approximately $9,281,000, $4,692,000 and $6,508,000, respectively. At September 30, 1994, estimated annual seed purchase commitments were as follows:

                                  YEAR ENDING
                                 SEPTEMBER 30,                       (IN THOUSANDS)
            -------------------------------------------------------
            1995...................................................     $ 12,049
            1996...................................................        6,800
            1997...................................................        2,189
            1998...................................................        1,184

     The Company has a contractual commitment to purchase neem-based bioinsecticide. The commitment is a multi-year, take or pay arrangement. There is a penalty for falling short of the purchase commitment. Minimum commitments are $438,000 in 1995 and $875,000 in 1996. The Company has accrued $1,137,500 in the financial statements for estimated purchase shortfalls.

     Sierra has a supply agreement through 2000, subject to renewal thereafter, under which Sierra is required to purchase, at prices determined by formulas, 100% of its requirements for vermiculite.

     The Company is involved in various lawsuits and claims which arise in the normal course of business. In the opinion of management, these claims individually and in the aggregate are not expected to result in a material adverse effect on the Company's financial position or results of operations, however, there can be no assurance that future quarterly or annual operating results will not be materially affected by final resolution of these matters. The following details the more significant of these matters.

     The Company has been involved in studying a landfill to which it is believed some of the Company's solid waste had been hauled in the 1970's. In September 1991, the Company was named by the Ohio Environmental Protection Agency ("Ohio EPA") as a Potentially Responsible Party ("PRP") with respect to this landfill. Pursuant to a consent order with the Ohio EPA, the Company, together with four other PRP's identified to date, is investigating the extent of contamination at the landfill and developing a remediation program.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994

     In July 1990, the Company was directed by the Army Corps of Engineers (the "Corps") to cease peat harvesting operations at its New Jersey facility. The Corps' has alleged that the peat harvesting operations were in violation of the Clean Water Act ("CWA"). The United States Department of Justice has commenced a legal action to seek a permanent injunction against peat harvesting at this facility and to recover civil penalties under the CWA. This action had been suspended while the parties engaged in discussion to resolve the dispute. Those discussions have not resulted in a settlement and accordingly the action has been reinstated. The Company intends to defend the action vigorously but if the Corps' position is upheld the Company could be prohibited from further harvesting of peat at this location and penalties could be assessed against the Company. In the opinion of management, the outcome of this action will not have a material adverse effect on the Company's financial position or results of operations. Furthermore, management believes the Company has sufficient raw material supplies available such that service to customers will not be adversely affected by continued closure of this peat harvesting operation.

     Sierra has been named as a Potentially Responsible Party ("PRP") in an environmental contamination action in connection with a landfill near Allentown, Pennsylvania. By agreement with W. R. Grace-Conn., Sierra's liability is limited to a maximum of $200,000 with respect to this site. Based on estimates of the clean-up costs and that the Company denies any liability in connection with this matter, management believes that the ultimate outcome will not have a material impact on the financial position or results of operations of the Company.

     Sierra is subject to potential fines in connection with certain EPA labeling violations under the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"). The fines for such violations are based upon formulas as stated in FIFRA. As determined by these formulas, Sierra's maximum exposure for the violations is approximately $810,000. The formulas allow for certain reductions of the fines based upon achievable levels of compliance. Based upon management's anticipated levels of compliance, they estimate Sierra's liability to be $200,000, which has been accrued in the financial statements.


9.  CONCENTRATIONS OF CREDIT RISK



     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company sells its consumer products to a wide variety of retailers, including mass merchandisers, home centers, independent hardware stores, nurseries, garden outlets, warehouse clubs and local and regional chains. Professional products are sold to golf courses, sports fields, nurseries, lawn care service companies and growers of specialty agriculture crops. In 1992, 1993 and 1994, two customers accounted for 15.3% and 7.5%, 18.0% and 9.3% and 15.1% and 9.5% of consolidated net sales, respectively. No other customer accounted for more than 5% of consolidated net sales. As of September 30, 1994, two accounts comprised 15.2% and 5.4% of outstanding trade accounts receivable. The Company performs a credit review before extending credit to a customer. The Company establishes its allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.



10.  RELATED PARTIES



     Clayton, Dubilier & Rice, Inc., a private investment firm in which a director of the Company is an owner, was paid $300,000 in fiscal 1992, and $125,000 in 1993 by the Company for financial advisory and management consulting services. These services ceased effective with the Class A Common Stock purchase described in Note 5.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



11.  QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)


     The following is a summary of the unaudited quarterly results of operations for fiscal 1993 and 1994 (in thousands except share data):


          FISCAL 1993              JANUARY 2      APRIL 3       JULY 3      SEPTEMBER 30    FULL YEAR
- --------------------------------  -----------   -----------   -----------   ------------   -----------
Net sales.......................  $    67,757   $   161,102   $   156,327   $     80,857   $   466,043
Gross profit....................       30,703        78,621        74,814         37,687       221,825
Income (loss) before cumulative
  effect of accounting
  changes(1)....................         (471)       10,847         7,986          2,685        21,047
Net income (loss)(2)............      (13,628)       10,847         7,986          2,685         7,890
Net income (loss) per common
  share:
  Income (loss) before
     cumulative effect of
     accounting
     changes(1).................         (.02)          .54           .43            .14          1.07
  Net income (loss)(2)..........         (.65)          .54           .43            .14           .40
Weighted average common shares
  outstanding during the
  period........................   21,128,564    20,138,585    18,743,752     18,737,150    19,687,013



          FISCAL 1994              JANUARY 1      APRIL 2       JULY 2      SEPTEMBER 30    FULL YEAR
- --------------------------------  -----------   -----------   -----------   ------------   -----------
Net sales.......................  $    68,326   $   207,424   $   200,915   $    129,674   $   606,339
Gross profit....................       30,962        98,324        96,376         60,947       286,609
Income (loss) before
  extraordinary item............       (1,557)       13,013         9,405          3,014        23,875
Net income (loss)...............       (1,557)       13,013         9,405          2,022        22,883
Net income (loss) per common
  share:
  Income (loss) before
     extraordinary item.........         (.08)          .69           .50            .16          1.27
Net income (loss)...............         (.08)          .69           .50            .11          1.22
Weighted average common shares
  outstanding during the
  period........................   18,658,535    18,890,221    18,810,783     18,727,711    18,784,729


- ---------------
(1) Income (loss) before cumulative effect of accounting changes for each of the first three quarters of fiscal 1993 has been restated to reflect the ongoing charge resulting from the adoption of SFAS 106 effective October 1, 1992. The net of tax charge was $462 or $.02 per share for the quarter ended January 2, 1993 and $325 or $.02 per share for each of the subsequent two quarters.

(2) The net loss for the quarter ended January 2, 1993 has been restated to reflect the cumulative effect of accounting for postretirement benefits (a net of tax charge of $14,932 or $.71 per share) and income taxes (a benefit of $1,775 or $.08 per share).

                      THE SCOTTS COMPANY AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME



                                  (UNAUDITED)


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                           THREE MONTHS ENDED
                                                                        ------------------------
                                                                        JANUARY     DECEMBER 31,
                                                                        1, 1994        1994
                                                                        -------     ------------
Net sales.............................................................  $68,326       $ 98,019
Cost of sales.........................................................   37,364         53,520
                                                                        -------     ------------

Gross profit..........................................................   30,962         44,499
                                                                        -------     ------------

Marketing.............................................................   12,921         19,902
Distribution..........................................................   10,976         14,540
General and administrative............................................    5,010          5,967
Research and development..............................................    2,004          2,765
Other expenses, net...................................................       28            995
                                                                        -------     ------------

Income from operations................................................       23            330
Interest expense......................................................    2,640          5,694
                                                                        -------     ------------
Loss before income tax benefit........................................   (2,617)        (5,364)
Income tax benefit....................................................   (1,060)        (2,226)
                                                                        -------     ------------

Net loss..............................................................  $(1,557)      $ (3,138)
                                                                        =======     ==========

Net loss per common share.............................................  $  (.08)      $   (.17)
                                                                        =======     ==========

Weighted average common shares outstanding during the period..........   18,659         18,667
                                                                        =======     ==========


                See Notes to Consolidated Financial Statements.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)



                                                                         THREE MONTHS ENDED
                                                                    ----------------------------

                                                                     JANUARY         DECEMBER 31,
                                                                     1, 1994             1994
                                                                    ---------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss........................................................  $  (1,557)        $ (3,138)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization................................      4,603            5,801
     Postretirement benefits......................................         32              166
     Net increase in certain components of working capital........    (53,377)         (47,003)
     Net increase (decrease) in other assets and liabilities and
      other adjustments...........................................       (147)             354
                                                                    ---------       ------------
       Net cash used in operating activities......................    (50,446)         (43,820)
                                                                    ---------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in plant and equipment, net..........................     (4,985)          (5,012)
  Investment in Affiliate.........................................         --             (250)
  Acquisition of Sierra, net of cash acquired.....................   (118,986)              --
                                                                    ---------       ------------
       Net cash used in investing activities......................   (123,971)          (5,262)
                                                                    ---------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under term debt......................................    125,000               --
  Payments on term and other debt.................................       (141)            (727)
  Revolving lines of credit and bank line of credit, net..........     53,598           44,646
                                                                    ---------       ------------
       Net cash provided by financing activities..................    178,457           43,919
                                                                    ---------       ------------
Effect of exchange rate changes on cash...........................       (116)            (122)
                                                                    ---------       ------------
Net increase (decrease) in cash...................................      3,924           (5,285)
Cash, beginning of period.........................................      2,323           10,695
                                                                    ---------       ------------
Cash, end of period...............................................  $   6,247         $  5,410
                                                                    =========       ==========

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid (net of amount capitalized).......................  $   1,958         $  2,082
  Income taxes paid...............................................      2,261              890
  Businesses acquired:
     Fair value of assets acquired................................    138,933               --
     Liabilities assumed..........................................    (19,947)              --
     Net cash paid for acquisition................................    118,986               --


                See Notes to Consolidated Financial Statements.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS



                                  (UNAUDITED)


                                 (IN THOUSANDS)



                                                             JANUARY 1,   DECEMBER 31,   SEPTEMBER 30,
                                                                1994          1994           1994
                                                             ----------   ------------   -------------
                                    ASSETS
Current Assets:
  Cash.....................................................   $   6,247     $  5,410       $  10,695
  Accounts receivable, less allowances of $3,056, $3,213
     and $2,933, respectively..............................      93,964      128,454         115,772
  Inventories..............................................     129,421      145,095         106,636
  Prepaid and other assets.................................      16,152       19,735          17,151
                                                             ----------   ------------   -------------
          Total current assets.............................     245,784      298,694         250,254

Property, plant and equipment, net.........................     122,320      141,556         140,105
Patents and other intangibles, net.........................      31,592       27,485          28,880
Goodwill...................................................     103,488      103,926         104,578
Other assets...............................................       5,558        4,957           4,767
                                                             ----------   ------------   -------------
          Total Assets.....................................   $ 508,742     $576,618       $ 528,584
                                                               ========   ==========      ==========
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Revolving credit line....................................   $  45,303     $ 68,062       $  23,416
  Current portion of term debt.............................      20,444        5,540           3,755
  Accounts payable.........................................      41,388       53,565          46,967
  Other current liabilities................................      25,932       36,100          35,550
                                                             ----------   ------------   -------------
          Total current liabilities........................     133,067      163,267         109,688

Long-term debt, less current portions......................     205,640      217,618         220,130
Postretirement benefits other than pensions................      26,678       27,180          27,014
Other liabilities..........................................       1,986        3,492           3,592
                                                             ----------   ------------   -------------
          Total Liabilities................................     367,371      411,557         360,424
                                                             ----------   ------------   -------------
Commitments and Contingencies

Shareholders' Equity:
  Preferred stock, $.01 par value in 1993..................          --           --              --
  Common stock.............................................         211          211             211
  Capital in excess of par value...........................     193,353      193,418         193,450
  Retained earnings (deficit)..............................     (10,565)      10,737          13,875
  Cumulative translation gain (loss).......................        (187)       2,136           2,065
  Treasury stock, 2,415 shares at cost.....................     (41,441)     (41,441)        (41,441)
                                                             ----------   ------------   -------------
          Total Shareholders' Equity.......................     141,371      165,061         168,160
                                                             ----------   ------------   -------------
          Total Liabilities and Shareholders' Equity.......   $ 508,742     $576,618       $ 528,584
                                                               ========   ==========      ==========


                See Notes to Consolidated Financial Statements.

                      THE SCOTTS COMPANY AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                      THREE MONTHS ENDED DECEMBER 31, 1994



1.  ORGANIZATION AND BASIS OF PRESENTATION


     The Scotts Company ("Scotts") and its wholly owned subsidiaries, Hyponex Corporation ("Hyponex"), Republic Tool and Manufacturing Corp. ("Republic") and Scotts-Sierra Horticultural Products Company ("Sierra"), (collectively, the "Company"), are engaged in the manufacture and sale of lawn care and garden products. The Company's business is highly seasonal with approximately 70% of sales occurring in the second and third fiscal quarters.


     The consolidated balance sheets as of January 1, 1994 and December 31, 1994, the related consolidated statements of income for the three month periods ended January 1, 1994 and December 31, 1994 and the related consolidated statements of cash flows for the three month periods ended January 1, 1994 and December 31, 1994 are unaudited; however, in the opinion of management, such financial statements contain all adjustments necessary for the fair presentation of the Company's financial position and results of operations. Interim results reflect all normal recurring adjustments and are not necessarily indicative of results for a full year. The interim financial statements and notes are presented as specified by Regulation S-X of the Securities Exchange Act of 1934, and should be read in conjunction with the financial statements and accompanying notes in the Company's fiscal 1994 Annual Report on Form 10-K.



2.  INVENTORIES


     Inventories consisted of the following:


                                                     JANUARY 1,     DECEMBER 31,     SEPTEMBER 30,
                                                        1994            1994             1994
                                                     ----------     ------------     -------------
                                                                    (IN THOUSANDS)
    Finished goods.................................   $  80,174       $ 85,314         $  54,980
    Raw materials..................................      49,247         59,781            51,656
                                                     ----------     ------------     -------------
                                                      $ 129,421       $145,095         $ 106,636
                                                       ========     ==========        ==========



3.  RECLASSIFICATIONS


     Certain reclassifications have been made to the prior periods' financial statements to conform to December 31, 1994 presentation.


4.  ACQUISITIONS



     Effective December 16, 1993, the Company completed the acquisition of Grace-Sierra Horticultural Products Company now known as Scotts-Sierra Horticultural Products Company (all further references will be made as "Sierra"). Sierra is a leading international manufacturer and marketer of specialty fertilizers and related products for the nursery, greenhouse, golf course and consumer markets. Sierra manufactures controlled-release fertilizers in the United States and the Netherlands, as well as water-soluble fertilizers and specialty organics in the United States. Approximately one-quarter of Sierra's net sales are derived from European and other international markets; approximately one-quarter of Sierra's assets are internationally based.

                      THE SCOTTS COMPANY AND SUBSIDIARIES

                      THREE MONTHS ENDED DECEMBER 31, 1994


     The following represents pro forma results of operations assuming the Sierra acquisition had occurred effective October 1, 1992 after giving effect to certain related adjustments, including depreciation and amortization on tangible and intangible assets, and interest on acquisition debt.


                                                                      THREE MONTHS ENDED
                                                                       JANUARY 1, 1994
                                                                      ------------------
                                                                        (IN THOUSANDS,
                                                                       EXCEPT PER SHARE
                                                                      AMOUNTS)
    Net sales.....................................................         $ 89,152
                                                                      ==================
    Net loss......................................................         $ (2,641)
                                                                      ==================
    Net loss per common share.....................................         $   (.14)
                                                                      ==================


     The pro forma information provided does not purport to be indicative of actual results of operations if the Sierra acquisition had occurred as of October 1, 1992, and is not intended to be indicative of future results or trends.


5.  ACCOUNTING ISSUES



     In November 1992, the Financial Accounting Standard Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which changed the prevalent method of accounting for benefits provided after employment but before retirement. The Company adopted SFAS No. 112 in the first quarter of fiscal 1995. Since most of these benefits were already accounted for by the Company on the accrual method, the impact of adoption was not significant.


6. SUBSEQUENT EVENT


     On January 26, 1995, the Company and the shareholders of Stern's Miracle-Gro Products, Inc. and affiliated companies (Miracle-Gro) entered into the Merger Agreement. The Company will issue $195 million face value convertible preferred stock convertible at $19 per share plus warrants exercisable over 8 1/2 years, to purchase three million shares at prices ranging from $21 to $29 per share. The preferred stock will pay quarterly dividends at an annual rate of 5.0%, will be non-callable for five years and will be subject to certain restrictions on transfer. The total purchase price is based on the fair value of the convertible preferred stock and warrants as of closing and is estimated to be approximately $200 million. The transaction requires approval of the Scotts shareholders.

                       STERN'S MIRACLE-GRO PRODUCTS, INC.

                                      AND


                              AFFILIATED COMPANIES


                         COMBINED FINANCIAL INFORMATION


                                      FOR


                      FISCAL YEAR ENDED SEPTEMBER 30, 1994


                                      AND


                     FISCAL QUARTER ENDED DECEMBER 31, 1994

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
Stern's Miracle-Gro Products, Inc.

     We have audited the accompanying combined balance sheets of Stern's Miracle-Gro Products, Inc. and affiliated companies as of September 30, 1993 and 1994, and the related combined statements of income and retained earnings, and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Stern's Miracle-Gro Products, Inc. and affiliated companies as of September 30, 1993 and 1994, and the combined results of their operations and their combined cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.


Joel E. Sammet & Co.


Certified Public Accountants



New York, New York


January 26, 1995, except as to Note 12,


  which is as of March 10, 1995

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES


                            COMBINED BALANCE SHEETS



                                                                        AS OF SEPTEMBER 30,
                                                                    ---------------------------
                                                                       1993            1994
                                                                    -----------     -----------
                                            ASSETS
Current Assets:
  Cash and cash equivalents.......................................  $11,746,627     $16,403,197
  Accounts receivable -- trade....................................    1,412,207       3,344,878
  Inventories.....................................................   14,825,635      16,796,721
  Other current assets............................................      320,559         373,080
                                                                    -----------     -----------

          Total current assets....................................   28,305,028      36,917,876
                                                                    -----------     -----------

Property and equipment -- cost....................................    2,655,982       3,489,965
  Less: Accumulated depreciation..................................    1,417,699       1,712,258
                                                                    -----------     -----------
                                                                      1,238,283       1,777,707
Other assets......................................................      163,739         139,085
                                                                    -----------     -----------
          Total Assets............................................  $29,707,050     $38,834,668
                                                                     ==========      ==========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................  $   484,311     $ 1,103,347
  Other current liabilities.......................................    1,784,992       3,636,278
  Due to United Kingdom distributor...............................    1,157,361         780,657
  Accrued taxes...................................................      606,729         703,789
                                                                    -----------     -----------

          Total current liabilities...............................    4,033,393       6,224,071

Long-term debt....................................................    3,500,000       3,500,000
                                                                    -----------     -----------
          Total Liabilities.......................................    7,533,393       9,724,071
                                                                    -----------     -----------
Stockholders' Equity:
  Capital stock...................................................    8,456,106       9,456,006
  Paid in capital.................................................      240,000         240,000
  Retained earnings...............................................   13,477,845      19,414,885
                                                                    -----------     -----------
                                                                     22,173,951      29,110,891
  Less: Treasury stock............................................          294             294
                                                                    -----------     -----------
          Total Stockholders' Equity..............................   22,173,657      29,110,597
                                                                    -----------     -----------
          Total Liabilities and Stockholders' Equity..............  $29,707,050     $38,834,668
                                                                     ==========      ==========


                  See Notes to Combined Financial Statements.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES


               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS



                                                          FOR THE YEARS ENDED SEPTEMBER 30,
                                                     --------------------------------------------
                                                        1992            1993             1994
                                                     -----------     -----------     ------------
Net sales..........................................  $93,146,626     $92,779,345     $107,421,014
Cost of goods sold.................................   46,647,377      46,833,142       52,255,083
                                                     -----------     -----------     ------------
Gross profit.......................................   46,499,249      45,946,203       55,165,931
                                                     -----------     -----------     ------------
Advertising expenses...............................   15,706,008      14,946,888       17,412,363
Selling expenses...................................      867,495         951,119        1,138,862
General and administrative expenses................    4,941,438       5,678,104        6,541,282
Other (income) expense, net........................       91,915         859,188          549,331
                                                     -----------     -----------     ------------
Total operating expenses...........................   21,606,856      22,435,299       25,641,838
                                                     -----------     -----------     ------------
Operating profit...................................   24,892,393      23,510,904       29,524,093
Interest expense, net..............................       77,337         311,934          125,422
                                                     -----------     -----------     ------------
Income before taxes................................   24,815,056      23,198,970       29,398,671
Provision for state income taxes...................      732,204         527,384          489,705
                                                     -----------     -----------     ------------
Net income.........................................   24,082,852      22,671,586       28,908,966
Retained earnings -- October 1,....................   10,581,589      15,489,929       13,477,845
                                                     -----------     -----------     ------------
Total..............................................   34,664,441      38,161,515       42,386,811
Less: Distribution to shareholders.................   19,174,512      24,683,670       22,971,926
                                                     -----------     -----------     ------------
Retained Earnings -- September 30,.................  $15,489,929     $13,477,845     $ 19,414,885
                                                      ==========      ==========      ===========



                  See Notes to Combined Financial Statements.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES


                        COMBINED STATEMENT OF CASH FLOWS



                                                         FOR THE YEARS ENDED SEPTEMBER 30,
                                                   ----------------------------------------------
                                                       1992             1993             1994
                                                   ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.....................................  $ 24,082,852     $ 22,671,586     $ 28,908,966
                                                   ------------     ------------     ------------
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation and amortization..................       236,092          243,625          377,239
  Changes in assets and liabilities:
     (Increase) Decrease in accounts
       receivable................................     1,147,187          677,638       (1,932,671)
     (Increase) Decrease in inventories..........    (1,511,723)      (2,095,818)      (1,971,086)
     (Increase) Decrease in other current
       assets....................................        11,052          (37,550)         (52,521)
     (Increase) Decrease in other assets.........            --               --          (37,500)
     (Decrease) Increase in accounts payable.....     1,463,141       (1,305,432)         619,036
     (Decrease) Increase in other current
       liabilities...............................       310,652         (141,509)       1,571,642
                                                   ------------     ------------     ------------
     Total adjustments...........................     1,656,401       (2,659,046)      (1,425,861)
                                                   ------------     ------------     ------------
  Net cash provided by operating activities......    25,739,253       20,012,540       27,483,105
                                                   ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cost of fixed asset acquisitions...............      (193,768)        (412,653)        (913,509)
  Cost of intangible assets acquired.............            --          (47,316)              --
  Sale of fixed assets...........................         6,372               --               --
                                                   ------------     ------------     ------------
  Net cash used in investing activities..........      (187,396)        (459,969)        (913,509)
                                                   ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Note payments received from shareholders.......        59,000           59,000           59,000
  Paid in capital contributed....................            --          240,000               --
  Capital stock issued...........................            --               --          999,900
  Purchase of treasury stock.....................            --             (294)              --
  Distribution to shareholders...................   (19,174,512)     (24,683,669)     (22,971,926)
  Increase in loan payable.......................     1,200,000               --               --
                                                   ------------     ------------     ------------
Net cash used in financing activities............   (17,915,512)     (24,384,963)     (21,913,026)
                                                   ------------     ------------     ------------
Net increase (decrease) in cash and
  equivalents....................................     7,636,345       (4,832,392)       4,656,570
Cash and cash equivalents at beginning of year...     8,942,674       16,579,019       11,746,627
                                                   ------------     ------------     ------------

Cash and cash equivalents at end of year.........  $ 16,579,019     $ 11,746,627     $ 16,403,197
                                                    ===========      ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid....................................  $    640,078     $    688,944     $    645,626
Income taxes paid................................       557,970          561,531          260,766


                  See Notes to Combined Financial Statements.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES


                     NOTES TO COMBINED FINANCIAL STATEMENTS



                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



NOTE 1  ORGANIZATION AND BASIS OF PRESENTATION



     The accompanying combined financial statements include the accounts of Stern's Miracle-Gro Products, Inc. ("MG, Inc."), Miracle-Gro Products Limited ("MG Limited"), Miracle-Gro Lawn Products, Inc. ("Lawn Products") and Stern's Nurseries, Inc. ("Stern's"), collectively the "Company" or "Miracle-Gro."


     The Company is engaged in the marketing and distribution of plant foods and lawn and garden products primarily in the United States, Canada and through MG Limited in the United Kingdom.


     The combined financial statements are presented to reflect the combined financial position and results of operations of the companies to be acquired pursuant to the transaction described in the second paragraph of Note 11. Each of the above companies is controlled by the same group of shareholders (directly or indirectly). Accordingly, the assets, liabilities and stockholders' equity of the individual entities have been combined. All material intercompany transactions and balances have been eliminated in combination. Another company similarly controlled, Necessary Organics, Inc., has not been included in the presentation as it is not part of the group of companies to be acquired.



NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Foreign Currency


     The functional currency of the Company is the United States Dollar. MG Limited operates in the United Kingdom, but is essentially financed and supported by the United States affiliated companies. Exchange gains and losses are included in determining net income. Exchange gains and (losses) were ($88,544), ($604,888) and $228,495 for fiscal years ended September 30, 1992,
1993 and 1994, respectively.


     Revenue Recognition


     Revenue is recognized upon the shipment of products to customers.


     Inventories


     Inventories are valued at the lower of cost or market under the Last-In First-Out (LIFO) method. At September 30, 1993 and 1994 inventories were comprised of the following:


                                                               1993            1994
                                                            -----------     -----------
        Raw materials.....................................  $ 4,946,812     $ 5,858,804
        Finished goods....................................    9,689,738      10,579,723
                                                            -----------     -----------
        FIFO cost.........................................  $14,636,550     $16,438,527
        LIFO reserve......................................      189,085         358,194
                                                            -----------     -----------
                                                            $14,825,635     $16,796,721
                                                             ==========      ==========



     Income Taxes



     Each of the affiliated companies in the combined financial statements (except for Stern's) has elected to be treated as a Subchapter S corporation under the Internal Revenue Code. Therefore, federal and most state income taxes are paid by their shareholders. As a result, the Combined Financial Statements include only those state and local income taxes payable directly by the affiliated companies.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994


     Had such companies been C corporations, additional provisions for income taxes of $8,450,000, $8,056,000 and $10,400,000 would have been required in the fiscal years ended September 30, 1992, 1993 and 1994, respectively.

     As the entities are not taxable under the Internal Revenue Code, no deferred taxes have been provided in the combined statements.


     Property and Equipment


     Property and equipment are recorded at cost and depreciated over their estimated useful lives and under methods as established under the Internal Revenue Code.


     Accounts Receivable


     Accounts receivable are directly written-off to bad debt expense when it is determined that they are uncollectible. Bad debt expense amounted to ($9,223), $241,198 and $46,394 in fiscal years ended September 30, 1992, 1993 and 1994, respectively.


     Cash and Cash Equivalents


     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less.

     The Company has cash and cash equivalent accounts maintained in Sterling and Canadian Dollars. The United States Dollar equivalent balance of the accounts at September 30, was:

                                                                     1993           1994
                                                                  ----------     ----------
    Sterling....................................................  $2,804,000     $1,586,000
                                                                   =========      =========
    Canadian Dollars............................................  $1,411,000     $  877,000
                                                                   =========      =========


NOTE 3  PROPERTY AND EQUIPMENT


     Property and equipment, at cost, at September 30, 1993 and 1994 consisted of the following:


                                                       1993                      1994
                                              -----------------------   -----------------------
                                                GROSS         NET         GROSS         NET
                                              ----------   ----------   ----------   ----------
    Building................................  $  349,265   $  107,150   $  349,265   $   83,865
    Building improvements...................     436,785      309,936      487,186      335,042
    Furniture and fixtures..................     345,216       54,454      614,708      248,169
    Molds...................................     624,977      135,980      721,077      173,889
    Equipment...............................     394,777      313,126      777,680      575,893
    Transportation equipment................     504,962      317,637      540,049      360,849
                                              ----------   ----------   ----------   ----------
              Total.........................  $2,655,982   $1,238,283   $3,489,965   $1,777,707
                                               =========    =========    =========    =========


     The Company recognized depreciation expense on property and equipment of $236,092, $242,147 and $374,085 in fiscal years ended September 30, 1992, 1993, and 1994, respectively.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994

     The Company leases the land upon which its corporate headquarters is located under an operating lease agreement expiring on September 30, 2062, at a net rental of $12,000 per year. The agreement also provides the Company with the right of first refusal on any sale of the land. Future minimum rentals as of September 30, 1994 under this agreement are as follows:


            1995......................................................  $ 12,000
            1996......................................................    12,000
            1997......................................................    12,000
            1998......................................................    12,000
            1999......................................................    12,000
            thereafter................................................   756,000


NOTE 4  RELATED PARTY TRANSACTIONS


     The Company periodically borrows for working capital purposes from an affiliated entity, The Hagedorn Family Fund ("HFF"). Borrowings under this facility bear interest at 1/4% below the prime lending rate. The maximum borrowings under this facility during the fiscal year ended September 30, 1994 were $5,000,000.



     MG Limited has a note payable to the HFF of $3,500,000 as of September 30, 1994. This note bears interest at 1/4% below the prime lending rate and is due on demand.


NOTE 5  EMPLOYEE BENEFIT PLANS


     The Company maintains a Defined Benefit Pension Plan qualified under
Section 401 of the Internal Revenue Code covering substantially all full-time employees who have completed six months of service and reached the age of 20.5 years. The benefits under this plan are 29.5% of the participants' average monthly salary attained during their five highest consecutive years.


     The following table sets forth the plan's funded status as of January 31, 1993 and 1994:

                                                                 1993              1994
                                                              -----------       -----------
    Actuarial present value of benefit obligations:
      Accumulated benefit obligations:
         Vested benefits....................................  $(1,253,995)      $(1,493,723)
         Nonvested benefits.................................      (11,647)          (11,147)
      Additional obligation for projected compensation
         increases..........................................     (589,403)         (662,166)
                                                              -----------       -----------
    Projected benefit obligation for services rendered to
      date..................................................   (1,855,045)       (2,167,036)
    Plan assets at fair value...............................    1,143,447         1,315,712
                                                              -----------       -----------
    Plan assets less than projected benefit obligation......     (711,598)         (851,324)
    Unrecognized net obligation.............................       25,857            24,336
    Unrecognized net loss...................................      535,597           608,707
                                                              -----------       -----------
    Accrued pension liability...............................  $  (150,144)      $  (218,281)
                                                               ==========        ==========

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



     Periodic pension expense for fiscal years ended September 30, includes the following components:


                                                           1992         1993         1994
                                                         --------     --------     --------
    Service cost.......................................  $127,237     $170,128     $193,506
    Interest cost......................................    79,186      131,998      153,338
    Actual return on plan assets.......................    (2,807)     (27,765)      (9,337)
    Net amortization and deferral......................   (72,401)     (37,564)     (76,544)
                                                         --------     --------     --------
      Net pension expense..............................  $131,215     $236,797     $260,963
                                                         ========     ========     ========

     The weighted average settlement rate used in determining the actuarial present value of the projected benefit obligation was 8.5%. Future compensation was assumed to increase at 7% annually and the long-term rate of return on plan assets was 8.5% for the plan years ended January 31, 1992, 1993 and 1994.


     The Company has adopted a salary reduction Plan under Internal Revenue Code
Section 401(K). The Company's contribution thereto was $25,000, $29,000 and $33,000, respectively, for the fiscal years ended September 30, 1992, 1993 and 1994, and the related expenses were $11,303, $11,035 and $12,153 resulting in a total expense of $36,303, $40,035 and $45,153, respectively.



NOTE 6  LINE OF CREDIT ARRANGEMENT



     The Company maintains a secured line of Credit facility with the Chase Manhattan Bank for up to $25,000,000. This line bears interest at a rate of prime less 1/4% and expires on March 31, 1995. During the fiscal year ended September 30, 1994, the Company's maximum borrowings on this facility were $13,135,000.



NOTE 7  CONCENTRATION OF CREDIT RISK



     Financial instruments that subject the Company to credit risk are accounts receivable. The Company sells its products through a distributor network and directly to mass merchandisers. In fiscal year ended September 30, 1992, four customers accounted for 17.7%, 11.9%, 11% and 6.8% of sales, respectively. In fiscal year ended September 30, 1993, four customers accounted for 19.8%, 10%, 9.8% and 7.8% of sales, respectively. In fiscal year ended September 30, 1994, four customers accounted for 18.8%, 10.3%, 7.5% and 5.8% of sales, respectively.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)



                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



NOTE 8  STOCKHOLDER'S EQUITY



     For purposes of these combined statements, the stockholders' equity of each of the affiliated companies has been combined as if the companies had been combined as of the beginning of the first period presented. The following table summarizes stockholders' equity activity since September 30, 1991:



                                                                 LAWN
        COMMON STOCK            MG, INC.       MG LIMITED      PRODUCTS      STERN'S        TOTAL
- ----------------------------  ------------     -----------     ---------     -------     ------------
Balance as of
  October 1, 1991...........  $  7,454,906     $ 1,000,000                   $ 1,200     $  8,456,106
                               ===========      ==========                    ======      ===========
Balance as of
  September 30, 1992........     7,454,906       1,000,000                     1,200        8,456,106
                               ===========      ==========                    ======      ===========
Balance as of
  September 30, 1993........     7,454,906       1,000,000                     1,200        8,456,106
                               ===========      ==========                    ======      ===========
Issuance of common stock of
  Lawn Products, Inc........                                   $ 999,900                      999,900
                                                               ---------                 ------------
Balance as of
  September 30, 1994........  $  7,454,906     $ 1,000,000     $ 999,900     $ 1,200     $  9,456,006
                               ===========      ==========     =========      ======      ===========



                                                                 LAWN
     RETAINED EARNINGS          MG, INC.       MG LIMITED      PRODUCTS      STERN'S        TOTAL
- ----------------------------  ------------     -----------     ---------     -------     ------------
Balance as of
  October 1, 1991...........  $ 11,173,081     $  (591,492)                      -0-     $ 10,581,589
                               ===========      ==========                    ======      ===========
Net income..................    24,683,670        (600,818)                      -0-       24,082,852
Distributions to
  shareholders..............   (19,174,512)                                               (19,174,512)
                              ------------     -----------                   -------     ------------
Balance as of
  September 30, 1992........  $ 16,682,239     $(1,192,310)                      -0-     $ 15,489,929
                               ===========      ==========                    ======      ===========
Net income..................    22,971,766        (300,180)                      -0-       22,671,586
Distributions to
  shareholders..............   (24,683,670)                                               (24,683,670)
                              ------------     -----------                   -------     ------------
Balance as of
  September 30, 1993........  $ 14,970,335     $(1,492,490)                      -0-     $ 13,477,845
                               ===========      ==========                    ======      ===========
Net income..................    28,501,169         919,289     $(511,492)        -0-       28,908,966
Distributions to
  shareholders..............   (22,971,926)                                               (22,971,926)
                              ------------     -----------     ---------     -------     ------------
Balance as of
  September 30, 1994........  $ 20,499,578     $  (573,201)    ($511,492)        -0-     $ 19,414,885
                               ===========      ==========     =========      ======      ===========

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES

                      FISCAL YEAR ENDED SEPTEMBER 30, 1994



NOTE 9  SEGMENT INFORMATION


     The Company operates primarily in the United States and the United Kingdom. A summary of the Company's operations by geographic region is presented below:


                                                    1992            1993             1994
                                                 -----------     -----------     ------------
    Sales:
      United States............................  $88,640,138     $87,100,160     $ 99,213,260
      United Kingdom...........................    4,506,488       5,679,185        8,207,754
                                                 -----------     -----------     ------------
              Total Sales......................  $93,146,626     $92,779,345     $107,421,014
                                                  ==========      ==========      ===========
    Net Income:
      United States............................  $24,683,670     $22,971,766     $ 27,989,677
      United Kingdom...........................     (600,818)       (300,180)         919,289
                                                 -----------     -----------     ------------
              Total Net Income.................  $24,082,852     $22,671,586     $ 28,908,966
                                                  ==========      ==========      ===========
    Identifiable Assets:
      United States............................  $26,962,851     $24,656,191     $ 32,397,154
      United Kingdom...........................    5,963,518       5,050,859        6,437,514
                                                 -----------     -----------     ------------
              Total Assets.....................  $32,926,369     $29,707,050     $ 38,834,668
                                                  ==========      ==========      ===========



NOTE 10  UNITED KINGDOM DISTRIBUTION AGREEMENT



     The Company, through MG Limited, had a joint-venture agreement with a major English corporation for manufacture and distribution of its products in the United Kingdom. Joint-venture profit payments were made by the Company to this English corporation in the amounts of $257,000 and $770,000 for the fiscal years ended September 30, 1993 and 1994, respectively. This agreement was scheduled to terminate on October 1, 1995. The Company had given notice that it would not renew this agreement beyond October 1, 1995. Subsequently, on December 31, 1994 the Company, through MG Limited, entered into the transaction described in the first paragraph of Note 11. This transaction terminates the earlier agreement, effective December 31, 1994.



NOTE 11  SUBSEQUENT EVENTS



     On December 31, 1994, MG Limited entered into an agreement to exchange its equipment and a license for distribution of Miracle-Gro(R) products in certain areas of Europe for a 32.5% equity interest in a garden products company. MG Limited was granted an option to acquire substantially all of the remaining 67.5% interest in this company within a three year period. The initial period of the license is five years and may be extended up to twenty years from January 1, 1995, depending on the circumstances defined in the license agreement. MG Limited is entitled to annual royalties for the first five years of the license.



     On January 26, 1995, the Company entered into a merger agreement with The Scotts Company ("Scotts") whereby Scotts will purchase all the outstanding stock of the Company in exchange for $195,000,000 face amount of convertible preferred stock and warrants to purchase 3,000,000 common shares of Scotts. Such securities are being registered on this Form S-4 in connection with this transaction. The preferred stock will have a dividend yield of 5.0% and will be convertible to common shares of Scotts at $19.00 per share. The warrants are exercisable for 1,000,000 common shares at $21.00 per share, 1,000,000 common shares at $25.00 per share and 1,000,000 common shares at $29.00 per share. Accordingly, the estimated purchase price will be approximately $200,000,000. The transaction requires, among other things, the approval of the Scotts shareholders.

NOTE 6  LITIGATION CONTINGENCY



     An action has been commenced against the Company on March 2, 1995 in a U.S. District Court in Alabama by an Alabama corporation. This action alleges, among other things, that the Company breached an alleged joint venture contract with the Plaintiff, committed fraud, and breached an alleged fiduciary duty owed to the Plaintiff by not informing it of the negotiations concerning the merger with the Scotts Company described in Note 5. The Plaintiff seeks compensatory and punitive damages in excess of $10 million. The Company does not believe that this action has any merit and intends to defend it vigorously. The financial statements do not include any adjustments that might result from the outcome of this litigation.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES


                            COMBINED BALANCE SHEETS



                                  (UNAUDITED)



                                                      DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                          1993             1994             1994
                                                      ------------     ------------     -------------
                                               ASSETS
  Current Assets:
     Cash and cash equivalents......................  $  1,352,675     $         --      $ 16,403,197
     Accounts receivable, net.......................    13,383,557       15,276,721         3,344,878
     Inventories....................................    19,233,461       28,429,448        16,796,721
     Other current assets...........................       269,574          424,678           373,080
                                                      ------------     ------------     -------------
          Total current assets......................    34,239,267       44,130,847        36,917,876

  Property and equipment, net.......................     1,422,155        1,782,869         1,777,707
  Other assets......................................       212,950          138,297           139,085
                                                      ------------     ------------     -------------
          Total Assets..............................  $ 35,874,372     $ 46,052,013      $ 38,834,668
                                                        ==========       ==========        ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities:
     Revolving credit...............................  $ 11,055,000     $ 16,931,000      $         --
     Accounts payable...............................     3,133,403        6,438,087         1,103,347
     Other current liabilities......................       632,412          644,431         3,636,278
     Due to United Kingdom distributor..............       285,932          783,851           780,657
     Accrued taxes..................................       503,752          588,426           703,789
                                                      ------------     ------------     -------------
          Total current liabilities.................    15,610,499       25,385,795         6,224,071

     Long-term debt.................................     3,500,000        3,500,000         3,500,000
                                                      ------------     ------------     -------------
          Total Liabilities.........................    19,110,499       28,885,795         9,724,071
                                                      ------------     ------------     -------------
  Stockholders' equity:
     Capital stock..................................     8,456,106        9,456,006         9,456,006
     Paid in capital................................       240,000          240,000           240,000
     Retained earnings..............................     8,068,061        7,470,506        19,414,885
     Treasury stock.................................          (294)            (294)             (294)
                                                      ------------     ------------     -------------
          Total Stockholders' Equity................    16,763,873       17,166,218        29,110,597
                                                      ------------     ------------     -------------
          Total Liabilities and Stockholders'
            Equity..................................  $ 35,874,372     $ 46,052,013      $ 38,834,668
                                                        ==========       ==========        ==========



                  See Notes to Combined Financial Statements.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES


               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS



                                  (UNAUDITED)



                                                                       THREE MONTHS ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     1993              1994
                                                                  -----------       -----------
Net sales.......................................................  $14,078,419       $15,254,564
Cost of goods sold..............................................    7,024,720         7,702,435
                                                                  -----------       -----------

Gross profit....................................................    7,053,699         7,552,129
                                                                  -----------       -----------

Advertising expenses............................................    1,309,807         1,521,469
Selling expenses................................................      204,994           227,489
General and administrative expenses.............................    1,591,251         2,240,898
Other expense...................................................      269,952           818,074
                                                                  -----------       -----------

Operating expenses..............................................    3,376,004         4,807,930
                                                                  -----------       -----------

Operating profit................................................    3,677,695         2,744,199
Interest expense (income), net..................................         (774)            2,656
                                                                  -----------       -----------

Income before taxes.............................................    3,678,469         2,741,543
Provision for state income taxes................................      120,000           148,753
                                                                  -----------       -----------

Net income......................................................    3,558,469         2,592,790
Retained earnings -- October 1,.................................   13,477,845        19,414,885
Distributions to stockholders...................................    8,968,253        14,537,169
                                                                  -----------       -----------

Retained earnings -- December 31,...............................  $ 8,068,061       $ 7,470,506
                                                                   ==========        ==========



                  See Notes to Combined Financial Statements.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES

                        COMBINED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)


                                                                   THREE MONTHS ENDED DECEMBER
                                                                               31,
                                                                  -----------------------------
                                                                      1993             1994
                                                                  ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income....................................................  $  3,558,469     $  2,592,790
  Adjustments to reconcile net income to net cash
     provided by operations:
       Depreciation and amortization............................        52,803          108,035
       Net change in components of working capital..............   (15,806,085)     (21,385,444)
       Other....................................................       (49,211)             788
                                                                  ------------     ------------
          Net cash used in operating activities ................   (12,244,024)     (18,683,831)
                                                                  ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in fixed assets.................................      (236,675)        (113,197)
                                                                  ------------     ------------
          Net cash used in investing activities ................      (236,675)        (113,197)
                                                                  ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Increase in notes payable..................................    11,055,000       16,931,000
     Distributions to shareholders..............................    (8,968,253)     (14,537,169)
                                                                  ------------     ------------
          Net cash provided by financing activities.............     2,086,747        2,393,831
                                                                  ------------     ------------

Net increase (decrease) in cash and cash equivalents............   (10,393,952)     (16,403,197)
Cash and cash equivalents at beginning of period................    11,746,627       16,403,197
                                                                  ------------     ------------

Cash and cash equivalents at end of period......................  $  1,352,675     $          0
                                                                   ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid.................................................  $     63,414     $     81,145
  Income taxes paid.............................................        33,448            1,539



                  See Notes to Combined Financial Statements.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES


                     NOTES TO COMBINED FINANCIAL STATEMENTS



                      THREE MONTHS ENDED DECEMBER 31, 1994



NOTE 1  ORGANIZATION AND BASIS OF PRESENTATION


     The accompanying combined quarterly financial statements include the accounts of Stern's Miracle-Gro Products, Inc. ("MG, Inc."), Miracle-Gro Products Limited ("MG Ltd"), Miracle-Gro Lawn Products, Inc. ("Lawn Products") and Stern's Nurseries, Inc. ("Stern's"), collectively the "Company" or "Miracle-Gro." The Company is engaged in the marketing and distribution of plant foods and lawn and garden products primarily in the United States, Canada and through MG Ltd. in the United Kingdom. The Company's business is highly seasonal with approximately 80% of sales occurring in its second and third fiscal quarters.


     The combined financial statements are presented to reflect the combined financial position and results of operations of the companies to be acquired pursuant to the transaction described in Note 5. Each of the above companies is controlled by the same group of shareholders (directly or indirectly). Accordingly, the assets, liabilities and stockholders' equity of the individual entities have been combined. All material intercompany transactions and balances have been eliminated in combination. Another company similarly controlled, Necessary Organics, Inc., has not been included in the presentation as it is not part of the group of companies to be acquired.


     The consolidated balance sheets as of December 31, 1993 and 1994, the related combined statements of income and retained earnings, and cash flows for the three months then ended are unaudited; however, in the opinion of Miracle-Gro's management, such financial statements contain all adjustments necessary for the fair presentation of the Company's financial position and results of operations. Interim results reflect all normal recurring adjustments and are not necessarily indicative of results for a full year. The interim financial statements and notes are presented as specified by Regulation S-X of the Securities Exchange Act of 1934, and should be read in conjunction with the financial statements and the accompanying notes in the Company's fiscal 1994 annual financial statements included elsewhere herein.


NOTE 2  INVENTORIES


     Inventories consist of the following:


                                                   DECEMBER        DECEMBER        SEPTEMBER
                                                      31,             31,             30,
                                                     1993            1994            1994
                                                  -----------     -----------     -----------
    Raw materials...............................  $ 5,867,487     $ 7,913,418     $ 6,216,998
    Finished goods..............................   13,365,974      20,516,030      10,579,723
                                                  -----------     -----------     -----------
                                                  $19,233,461     $28,429,448     $16,796,721
                                                   ==========      ==========      ==========



NOTE 3  INCOME TAXES



     Each of the affiliated companies in the combined financial statements (except for Stern's) has elected to be treated as a Subchapter S corporation under the Internal Revenue Code. Therefore, federal and most state income taxes are paid by their shareholders. As a result, the combined financial statements include only those state and local income taxes payable directly by the affiliated companies.



     Had such affiliated companies been C Corporations, additional provisions for income taxes of $1,263,104 and $882,067 would have been required in the three months ended December 31, 1993 and 1994, respectively.



     As the entities are not taxable under the Internal Revenue Code, no deferred taxes have been provided in the combined financial statements.

          STERN'S MIRACLE-GRO PRODUCTS, INC. AND AFFILIATED COMPANIES

                      THREE MONTHS ENDED DECEMBER 31, 1994



NOTE 4  SIGNIFICANT TRANSACTIONS



     On December 31, 1994, MG Ltd entered into an agreement to exchange its equipment and a license for distribution of Miracle-Gro(R) products in certain areas of Europe for a 32.5% equity interest in a U.K. based garden products company. The initial period of the license is five years and may be extended up to twenty years from January 1, 1995, depending on the circumstances defined in the license agreement. MG Ltd is entitled to annual royalties for the first five years of the license.



     The exchange is being accounted for at historical cost, with MG Ltd's investment being equal to the book value of its assets contributed to the new company. The investment will be accounted for on the equity method, with MG Ltd recognizing its proportionate share of the new company's net income and/or losses, as well as royalty income.



NOTE 5  SUBSEQUENT EVENTS


     On January 26, 1995, the Company entered into a merger agreement with The Scotts Company ("Scotts") whereby Scotts will acquire all the outstanding stock of Miracle-Gro in exchange for $195,000,000 face amount convertible preferred stock and warrants to purchase 3,000,000 common shares of Scotts. Such securities are being registered on this Form S-4 in connection with this transaction. The preferred stock will have a dividend yield of 5.0% per annum and will be convertible into Scotts common stock at $19.00 per share. The warrants are exercisable for eight one-half years in the aggregate for 1,000,000 common shares at $21.00 per share, 1,000,000 common shares at $25.00 per share and 1,000,000 common shares at $29.00 per share. The total purchase price is based on the fair value of the convertible preferred stock and warrants as of closing and is estimated to be approximately $200,000,000. The transaction requires approval of the Scotts shareholders.

NOTE 6  LITIGATION CONTINGENCY

        An action has been commenced against the Company on March 2, 1995 in a U.S. District Court in Alabama by an Alabama corporation. This action alleges, among other things, that the Company breached an alleged joint venture contract with the Plaintiff, committed fraud, and breached an alleged fiduciary duty owed to the Plaintiff by not informing it of the negotiations concerning the merger with the Scotts Company described in Note 5. The Plaintiff seeks compensatory and punitive damages in excess of $10 million. The Company does not believe that this action has any merit and intends to defend it vigorously. The financial statements do not include any adjustments that might result from the outcome of this litigation.

                                                                     APPENDIX I
                         AGREEMENT AND PLAN OF MERGER

                                 dated as of

                               January 26, 1995

                                    among

                      STERN'S MIRACLE-GRO PRODUCTS, INC.
                           STERN'S NURSERIES, INC.
                        MIRACLE-GRO LAWN PRODUCTS INC.
                         MIRACLE-GRO PRODUCTS LIMITED

                  (the "Miracle-Gro Constituent Companies")

                               HORACE HAGEDORN
                                JAMES HAGEDORN
                        KATHERINE HAGEDORN LITTLEFIELD
                                PAUL HAGEDORN
                                PETER HAGEDORN
                               ROBERT HAGEDORN
                                SUSAN HAGEDORN
                                 JOHN KENLON

                             (the "Shareholders")

                              THE SCOTTS COMPANY

                                  ("Scotts")

                                     and

                               ZYX CORPORATION

                            ("Merger Subsidiary")

                              TABLE OF CONTENTS

                                                                                    PAGE
                                      ARTICLE I
                                THE MERGER TRANSACTIONS

SECTION 1.01.  The Merger Transactions; Effective Time................................ 2
SECTION 1.02.  Closing................................................................ 2
SECTION 1.03.  Effect of the Merger Transactions...................................... 2
SECTION 1.04.  Conversion of Securities............................................... 2
SECTION 1.05.  Surrender.............................................................. 4
SECTION 1.06.  Nurseries Liquidation.................................................. 4

                                      ARTICLE II
                                THE SURVIVING CORPORATION

SECTION 2.01.  Reincorporation........................................................ 4
SECTION 2.02.  Articles of Incorporation; Code of Regulations......................... 4
SECTION 2.03.  Directors and Officers................................................. 5

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES
               OF THE MIRACLE-GRO CONSTITUENT COMPANIES AND THE SHAREHOLDERS

SECTION 3.01.  Corporate Existence and Power.......................................... 5
SECTION 3.02.  Organizational Documents............................................... 5
SECTION 3.03.  Corporate Authorization................................................ 5
SECTION 3.04.  Governmental Authorization............................................. 6
SECTION 3.05.  Non-Contravention...................................................... 6
SECTION 3.06.  Capitalization......................................................... 6
SECTION 3.07.  Financial Statements................................................... 7
SECTION 3.08.  Disclosure Documents................................................... 7
SECTION 3.09.  Absence of Certain Changes............................................. 7
SECTION 3.10.  No Undisclosed Material Liabilities.................................... 9
SECTION 3.11.  Litigation............................................................. 9
SECTION 3.12.  Taxes.................................................................. 9
SECTION 3.13.  ERISA................................................................. 10
SECTION 3.14.  Trademarks, Patents and Copyrights.................................... 11
SECTION 3.15.  Material Contracts.................................................... 12
SECTION 3.16.  Compliance with Laws.................................................. 13
SECTION 3.17.  Finders' Fees......................................................... 13
SECTION 3.18.  Other Information..................................................... 13
SECTION 3.19.  Environmental Compliance.............................................. 13

                                                                                    PAGE
                                     ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES
                           OF SCOTTS AND MERGER SUBSIDIARY

SECTION 4.01.  Corporate Existence and Power........................................ 14
SECTION 4.02.  Organizational Documents............................................. 15
SECTION 4.03.  Corporate Authorization.............................................. 15
SECTION 4.04.  Governmental Authorization........................................... 15
SECTION 4.05.  Non-Contravention.................................................... 15
SECTION 4.06.  Capitalization....................................................... 16
SECTION 4.07.  SEC Filings; Financial Statements.................................... 16
SECTION 4.08.  Absence of Certain Changes........................................... 17
SECTION 4.09.  No Undisclosed Material Liabilities.................................. 18
SECTION 4.10.  Litigation........................................................... 18
SECTION 4.11.  Taxes................................................................ 18
SECTION 4.12.  ERISA................................................................ 19
SECTION 4.13.  Trademarks, Patents and Copyright.................................... 20
SECTION 4.14.  Material Contracts................................................... 21
SECTION 4.15.  Compliance with Laws................................................. 22
SECTION 4.16.  Finders' Fees........................................................ 22
SECTION 4.17.  Environmental Compliance............................................. 22
SECTION 4.18.  Opinion of Financial Advisor......................................... 23

                                       ARTICLE V
                      COVENANTS OF THE MIRACLE-GRO CONSTITUENT
                           COMPANIES AND THE SHAREHOLDERS

SECTION 5.01.  Conduct of the Business of the Miracle-Gro Constituent Companies..... 23
SECTION 5.02.  Access to Information; Confidentiality............................... 24
SECTION 5.03.  Other Offers......................................................... 24
SECTION 5.04.  Notices of Certain Events............................................ 24
SECTION 5.05. Certain Loans......................................................... 25

                                     ARTICLE VI
                           STANDSTILL AND VOTING PROVISIONS;
                              RESTRICTIONS ON TRANSFER

SECTION 6.01.  Certain Definitions.................................................. 26
SECTION 6.02.  Board of Directors................................................... 27
SECTION 6.03.  Rule 145............................................................. 28
SECTION 6.04.  Registration Rights.................................................. 28
SECTION 6.05.  Reservation of Shares................................................ 28
SECTION 6.06.  Standstill Restrictions.............................................. 28
SECTION 6.07.  Additional Standstill Restrictions................................... 28
SECTION 6.08.  Voting............................................................... 29
SECTION 6.09.  Restrictions on Transfers of Voting Stock and Warrants............... 30

                                                                                  PAGE
SECTION 6.10.  Right of First Offer............................................... 31

                                   ARTICLE VII
                      COVENANTS OF SCOTTS AND MERGER SUBSIDIARY

SECTION 7.01.  Conduct of the Business of Scotts.................................. 32
SECTION 7.02.  Access to Information; Confidentiality............................. 32
SECTION 7.03.  Obligations of Merger Subsidiary................................... 33
SECTION 7.04.  Other Offers....................................................... 33
SECTION 7.05.  Notices of Certain Events.......................................... 33
SECTION 7.06.  Proxy Statement and Shareholder Vote............................... 33
SECTION 7.07.  Director and Officer Indemnification............................... 34
SECTION 7.08.  Employee Benefits.................................................. 34
SECTION 7.09.  Employee Stock Options............................................. 35

                                   ARTICLE VIII
                      COVENANTS OF SCOTTS, THE MIRACLE-GRO
                   CONSTITUENT COMPANIES AND THE SHAREHOLDERS

SECTION 8.01.  Best Efforts....................................................... 35
SECTION 8.02.  Certain Filings.................................................... 35
SECTION 8.03.  Public Announcements............................................... 35
SECTION 8.04.  Further Assurances................................................. 35
SECTION 8.05.  Tax Matters........................................................ 36
SECTION 8.06.  Tax Treatment...................................................... 36
SECTION 8.07.  Tax Gross-Up....................................................... 37

                                       ARTICLE IX
                                CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party........................ 37
SECTION 9.02.  Conditions to the Obligations of Scotts and Merger Subsidiary...... 38
SECTION 9.03.  Conditions to the Obligations of the Miracle-Gro
                  Constituent Companies and the Shareholders...................... 39

                                     ARTICLE X
                                    TERMINATION

SECTION 10.01.  Termination....................................................... 40
SECTION 10.02.  Effect of Termination............................................. 40

                                                                            PAGE
                                         ARTICLE XI
                                  SURVIVAL; INDEMNIFICATION

SECTION 11.01.  Survival..................................................... 41
SECTION 11.02.  Indemnification.............................................. 41
SECTION 11.03.  Procedures................................................... 41

                                         ARTICLE XII
                                        MISCELLANEOUS
SECTION 12.01.  Notices...................................................... 42
SECTION 12.02.  Amendments; No Waivers....................................... 43
SECTION 12.03.  Expenses; Taxes.............................................. 43
SECTION 12.04.  Headings..................................................... 43
SECTION 12.05.  Severability................................................. 43
SECTION 12.06.  Entire Agreement............................................. 44
SECTION 12.07.  Successors and Assigns....................................... 44
SECTION 12.08.  Governing Law................................................ 44
SECTION 12.09.  Counterparts; Effectiveness.................................. 44

Annex A             -   Terms of Class A Convertible Preferred Stock
Annex B             -   Terms of Series A Warrant
Annex C             -   Terms of Series B Warrant
Annex D             -   Terms of Series C Warrant
Annex E             -   Registration Rights
Annex F             -   Form of Employment Agreement of Horace Hagedorn, John Kenlon and James Hagedorn
                                [INTENTIONALLY OMITTED]
Annex G             -   Proposed Amendments to Scotts Articles of Incorporation and Code of Regulations
Annex H             -   Form of Skadden, Arps, Slate, Meagher & Flom Opinion [INTENTIONALLY OMITTED]

                                                INDEX OF DEFINED TERMS

                                                                                                              PAGE

1
1994 Form 10-K . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

A
affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9, 18, 25
Applicable Corporate Statutes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Asset Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Associate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

B
Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Balance Sheet Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
beneficial ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Benefit Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

C
CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Company Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Company Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Company Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Company Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Convertible Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
CS First Boston. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

D
Delaware Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

E
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Environmental Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Excess Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

G
group. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                                                                              PAGE

H
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

I
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

L
Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

M
Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Merger Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Merger Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Miracle-Gro Constituent Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Miracle-Gro Delaware . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Miracle-Gro Director . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Miracle-Gro UK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Multiemployer Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

N
New Jersey Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
New Miracle-Gro. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
New York Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Notes Indenture. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Nurseries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

O
Ohio Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

P
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Pension Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Permitted Transferee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Plan Transfer Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Polluting Substance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                                                                              PAGE
R
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Reincorporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Retirement Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

S
Scotts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Scotts Acquisition Proposal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Scotts Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Scotts Benefit Arrangements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Scotts Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Scotts Disclosure Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Scotts Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Scotts Employee Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Scotts Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Scotts Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Scotts Multiemployer Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Scotts Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Scotts Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Scotts Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Scotts Retirement Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Scotts Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Scotts Shareholder Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Scotts Shareholder Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Selling Shareholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Series A Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Series B Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Series C Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Shareholder Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Smith Barney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Standstill Percentage. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Straddle Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Subsequent Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7,16
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                                                                              PAGE
T
Target Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Total Voting Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Transfer Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Transfer Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

V
Voting Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Voting Stock Equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

W
Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                         AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of January 24, 1995, among STERN'S MIRACLE-GRO PRODUCTS INC., a New Jersey corporation (the "Company"), STERN'S NURSERIES, INC., a New York corporation ("Nurseries"), MIRACLE-GRO LAWN PRODUCTS INC., a Delaware corporation ("Miracle-Gro Delaware"), MIRACLE- GRO PRODUCTS LIMITED, a New York corporation ("Miracle-Gro UK", and collectively with the Company, Nurseries, Miracle-Gro Delaware and Miracle-Gro UK, the "Miracle-Gro Constituent Companies"), the shareholders of the Miracle-Gro Constituent Companies as listed on the signature pages hereof (the "Shareholders"), The Scotts Company, an Ohio corporation ("Scotts"), and ZYX CORPORATION, an Ohio corporation and a direct, wholly-owned subsidiary of Scotts ("Merger Subsidiary").

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Ohio (the "Ohio Law"), the Business Corporation Act of the State of New Jersey (the "New Jersey Law"), the Business Corporation Law of the State of New York (the "New York Law") and the General Corporation Law of the State of Delaware (the "Delaware Law," and, collectively with the Ohio Law, the New Jersey Law and the New York Law, the "Applicable Corporate Statutes"), the Miracle-Gro Constituent Companies and Scotts have agreed to effectuate a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the "Merger"), and, immediately subsequent to the Merger, Nurseries shall transfer substantially all of its assets, including but not limited to all intellectual property rights to the Company (the "Asset Transfer") and Miracle-Gro Delaware and Miracle-Gro UK will merge with and into the Company (collectively, the "Subsequent Mergers" and, together with the Merger and the Asset Transfer, the "Merger Transactions"); and

         WHEREAS, the respective Boards of Directors of each of the Miracle-Gro Constituent Companies, Scotts and Merger Subsidiary have determined that the Merger Transactions are fair to and in the best interests of their respective companies and shareholders and have approved and adopted this Agreement and have approved the Merger Transactions and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger Transactions by their respective shareholders; and

         WHEREAS, for federal income tax purposes, it is intended that each of the Merger Transactions qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code")

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                  ARTICLE I

                           THE MERGER TRANSACTIONS

         SECTION 1.01. THE MERGER TRANSACTIONS; EFFECTIVE TIME. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Applicable Corporate Statutes, as soon as practicable after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger Transactions set forth in Article IX, (i) Merger Subsidiary shall be merged with and into the Company, in accordance with Ohio Law and New Jersey Law, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation, and (ii) immediately subsequent thereto, (x) Nurseries shall transfer substantially all of its assets, including but not limited to all intellectual property rights, but excluding its liabilities, to the Company and (y) Miracle-Gro Delaware and Miracle-Gro UK will separately merge with and into the Company, whereupon the separate existence of Miracle-Gro Delaware and Miracle-Gro UK shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

         (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger Transactions set forth in Article IX, the Miracle-Gro Constituent Companies and Merger Subsidiary will file certificates of merger with the Secretaries of State of the States of New Jersey, Ohio, New York and Delaware, in such forms as required by and executed in accordance with the provisions of, and shall make all other filings or recordings required by the applicable corporate statutes in connection with the Merger Transactions. The Merger and each of the Subsequent Mergers shall become effective at such time as the applicable certificate of merger is duly filed with the Secretary of State of the applicable states or at such later time as is specified in such certificates of merger (the last such effective time being the "Effective Time").

         (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company, Miracle-Gro Delaware, Miracle-Gro UK and Merger Subsidiary, all as provided under the Applicable Corporate Statutes.

         SECTION 1.02. CLOSING. Unless this Agreement shall have been terminated and abandoned pursuant to Section 10.01 and subject to the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article IX, the consummation of the Merger Transactions will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article IX, at the offices of Vorys, Sater, Seymour and Pease, 52 East Gay Street, Columbus, Ohio, unless another date or place is agreed to in writing by the Company and Scotts.

         SECTION 1.03. EFFECT OF THE MERGER TRANSACTIONS. At the Effective Time, the effect of the Merger Transactions shall be as provided in the Applicable Corporate Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Miracle-Gro Constituent Companies and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company, Miracle-Gro Delaware, Miracle-Gro UK and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04.  CONVERSION OF SECURITIES.

         (a) At the effective time of the Merger, by virtue of the Merger and without any action on the part of the Company or any of the Shareholders, all issued and outstanding shares of capital stock of the Company immediately prior to the effective time of the Merger shall be converted into that number of shares of Class A Convertible

Preferred Stock of Scotts set forth in Schedule 1.04(a) having the terms set forth in Annex A attached hereto (the "Convertible Preferred Stock"), that number of Series A warrants of Scotts set forth in Schedule 1.04(a) having the terms set forth in Annex B hereto (the "Series A Warrants"), that number of Series B warrants of Scotts set forth in Schedule 1.04(a) having the terms set forth in Annex C hereto (the "Series B Warrants"), and that number of Series C warrants of Scotts set forth in Schedule 1.04(a) having the terms set forth in Annex D hereto (the "Series C Warrants" and, collectively with the Series A Warrants and the Series B Warrants, the "Warrants"), and such Convertible Preferred Stock, Series A Warrants, Series B Warrants and Series C Warrants (collectively, the "Merger Consideration") shall be legally and beneficially owned by the Shareholders as set forth in Schedule 1.04(a). The holders of such certificates previously evidencing shares of capital stock of the Company outstanding prior to the effective time of the Merger shall cease to have any rights with respect to such shares of capital stock except as otherwise provided herein or by applicable law.

         (b) At the effective time of the merger of Miracle-Gro Delaware with and into the Company, by virtue of the merger of Miracle-Gro Delaware with and into the Company and without any action on the part of the Company, Miracle-Gro Delaware or any of the Shareholders, all issued and outstanding shares of capital stock of Miracle-Gro Delaware immediately prior to the effective time of such Subsequent Merger shall be converted into that number of shares of Convertible Preferred Stock and Warrants set forth in Schedule 1.04(a), and such Merger Consideration shall be legally and beneficially owned by the Shareholders as set forth in Schedule 1.04(b). The holders of such certificates previously evidencing shares of capital stock of Miracle-Gro Delaware outstanding prior to the effective time of the Merger shall cease to have any rights with respect to such shares of capital stock except as otherwise provided herein or by applicable law.

         (c) At the effective time of the merger of Miracle-Gro UK with and into the Company, by virtue of the merger of Miracle-Gro UK with and into the Company and without any action on the part of the Company, Miracle-Gro UK or any of the Shareholders, all issued and outstanding shares of capital stock of Miracle-Gro UK immediately prior to the effective time of such Subsequent Merger shall be converted into that number of shares of Convertible Preferred Stock and Warrants set forth in Schedule 1.04(c), and such Merger Consideration shall be legally and beneficially owned by the Shareholders as set forth in
Schedule 1.04(c). The holders of such certificates previously evidencing shares of capital stock of Miracle-Gro Delaware outstanding prior to the effective time of the Merger shall cease to have any rights with respect to such shares of capital stock except as otherwise provided herein or by applicable law.

         (d) At the effective time of the Asset Transfer and in consideration therefor, Nurseries shall receive that number of shares of Convertible Preferred Stock set forth in Schedule 1.04(d), and such Merger Consideration shall be legally and beneficially owned by Nurseries as set forth Schedule 1.04(d).

         (e) Each share of capital stock held by any Miracle-Gro Constituent Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

         (f) Each share capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable common share, without par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (g) Notwithstanding the foregoing, the aggregate amount of Merger Consideration shall consist of (i) 195,000 shares representing $195 million face amount of Convertible Preferred Stock; (ii) Series A Warrants to purchase 1,000,000 common shares, without par value, of Scotts (the "Scotts Common Stock"); (iii) Series B

Warrants to purchase 1,000,000 shares of Scotts Common Stock and (iv) Series C Warrants to purchase 1,000,000 shares of Scotts Common Stock.

         SECTION 1.05. SURRENDER. (a) At the Effective Time, the holders of shares of capital stock of the Company, Miracle-Gro Delaware and Miracle-Gro UK outstanding immediately prior to the Effective Time shall be entitled to receive the Merger Consideration set forth opposite their names in Schedule 1.04(a), Schedule 1.04(b) and Schedule 1.04(c) upon surrender to Scotts of all certificates which formerly represented all outstanding shares of capital stock of the Company, Miracle-Gro Delaware and Miracle-Gro UK. At the Effective Time Nurseries shall be entitled to receive the Merger Consideration set forth in
Schedule 1.04(d).

         (b) After the Effective Time, the stock transfer books of the Miracle-Gro Constituent Companies shall be closed, and there shall be no further registration of transfers of shares of capital stock of any of the Miracle-Gro Constituent Companies on the records of any of the Miracle-Gro Constituent Companies. If, after the Effective Time, certificates representing shares of capital stock of any of the Miracle-Gro Constituent Companies are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

         (c) No dividends or other distributions declared or made after the Effective Time which have a record date after the Effective Time shall be paid to the holder of any unsurrendered certificates representing shares of capital stock of any Miracle-Gro Constituent Company with respect to the shares of Convertible Preferred Stock they are entitled to receive until such certificates shall have been surrendered to the Surviving Corporation.

         SECTION 1.06. NURSERIES LIQUIDATION. Promptly following the Effective Time, Nurseries shall liquidate in accordance with New York Law.


                                  ARTICLE II

                          THE SURVIVING CORPORATION

         SECTION 2.01. REINCORPORATION. Immediately after the Effective Time, the Surviving Corporation shall be merged with and into a newly-formed, wholly-owned subsidiary of the Surviving Corporation which shall be an Ohio corporation ("New Miracle-Gro")(the "Reincorporation"). The effect of the Reincorporation shall be as provided under Ohio Law and New Jersey Law. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Reincorporation, all the property, rights, privileges, powers and franchises of the Surviving Corporation shall vest in New Miracle-Gro, and all debts, liabilities and duties of the Surviving Corporation shall become the debts, liabilities and duties of New Miracle-Gro. It is intended that the Reincorporation qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code.

         SECTION 2.02. ARTICLES OF INCORPORATION; CODE OF REGULATIONS. (a) At the effective time of the Merger, the Certificate of Incorporation and the By-laws of the Company, as in effect immediately prior to such effective time, shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation.

         (b) At the effective time of the Subsequent Mergers, the Certificate of Incorporation and the By-laws of the Company, as in effect immediately prior to such effective time, shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation.

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         (c)  At the effective time of the Reincorporation, the Articles of
Incorporation and the Code of Regulations of New Miracle-Gro, as in effect immediately prior to such effective time, shall be the Articles of Incorporation and the Code of Regulations of New Miracle-Gro, except that the name of New Miracle-Gro shall be changed to "Scotts' Miracle-Gro Products, Inc."

         SECTION 2.03. DIRECTORS AND OFFICERS. From and after the respective effective times of the Merger, the Subsequent Mergers and the Reincorporation, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of New Miracle-Gro at the Effective Time shall be the directors of the Surviving Corporation and New Miracle-Gro, respectively, and (ii) the officers of the Surviving Corporation and New Miracle-Gro shall be the officers set forth on Schedule 2.03.


                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
        OF THE MIRACLE-GRO CONSTITUENT COMPANIES AND THE SHAREHOLDERS

         Each of the Miracle-Gro Constituent Companies and the Shareholders, jointly and severally, represent and warrant to Scotts and Merger Subsidiary that:

         SECTION 3.01. CORPORATE EXISTENCE AND POWER. Each of the Miracle-Gro Constituent Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted or as heretofore conducted by the Miracle-Gro Constituent Companies, except to the extent the failure to have such powers, licenses, authorizations, consents or approvals would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Miracle-Gro Constituent Companies, taken as a whole (a "Company Material Adverse Effect"). Each of the Miracle-Gro Constituent Companies is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.02. ORGANIZATIONAL DOCUMENTS. Each of the Miracle-Gro Constituent Companies has heretofore delivered to Scotts true and complete copies of the certificate of incorporation and by-laws, or equivalent organizational documents, of such Miracle-Gro Constituent Company, in each case as currently in effect. None of the Miracle-Gro Constituent Companies is in violation of any provision of its certificate of incorporation, by-laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.03. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Miracle-Gro Constituent Companies of this Agreement and the consummation by the Miracle-Gro Constituent Companies of the transactions contemplated hereby are within the corporate powers of each of the Miracle-Gro Constituent Companies and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of the Miracle-Gro Constituent Companies. The Merger, the Subsequent Mergers and the Asset Transfer, respectively, have been approved by the unanimous vote of all of the outstanding capital shares of each of the respective Miracle-Gro Constituent Companies.

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         SECTION 3.04.  GOVERNMENTAL AUTHORIZATION.  The execution, delivery and performance by the Miracle-Gro Constituent Companies and the Shareholders of this Agreement and the consummation of the transactions contemplated by the Agreement by the Miracle-Gro Constituent Companies require no consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, except (A) for (i) the filing of certificates of merger and/or other appropriate merger documents in accordance with New Jersey Law and Ohio Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"); (iii) compliance with any applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), state securities or "blue sky" laws and state takeover laws; (iv) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"); and (v) any applicable requirements of non-United States competition, antitrust and investment laws and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the consummation of the Merger or otherwise prevent any Miracle-Gro Constituent Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect.


         SECTION 3.05. NON-CONTRAVENTION. The execution, delivery and performance by the Miracle-Gro Constituent Companies and the Shareholders of this Agreement and the consummation by the Miracle-Gro Constituent Companies and the Shareholders of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation, by-laws or equivalent organizational documents of any Miracle-Gro Constituent Company;
(ii) assuming compliance with the matters referred to in Section 3.04, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to any Miracle-Gro Constituent Company or any Shareholder; (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of any Miracle-Gro Constituent Company or to a loss of any benefit to which any Miracle-Gro Constituent Company is entitled under any provision of any agreement, contract or other instrument binding upon any Miracle-Gro Constituent Company or any license, franchise, permit or other similar authorization held by any Miracle-Gro Constituent Company; or (iv) result in the creation or imposition of any Lien on any asset of any Miracle-Gro Constituent Company, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, defaults, breaches or other occurrences which would not prevent or delay consummation of the Merger, or otherwise prevent any Miracle-Gro Constituent Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 3.06. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 20,000 shares of Voting Common Stock, without par value, and 20,000 shares of Non-Voting Common Stock, without par value. As of the date hereof there are, and as of the Effective Time there will be, outstanding 13,405 shares of Voting Common Stock and 13,405.284 shares of Non-Voting Common Stock. All outstanding shares of capital stock of the Company have been, and at the Effective Time will be, duly authorized and validly issued and are, and at the Effective Time will be, fully paid and nonassessable.

         (b) The authorized capital stock of Miracle-Gro Delaware consists of 1,500 shares of Voting Common Stock, without par value, and 1,500 shares of Non-Voting Common Stock, without par value. As of the date hereof there are, and as of the Effective Time there will be, outstanding 1,000 shares of Voting Common Stock and 999.8 shares of Non-Voting Common Stock. All outstanding shares of capital stock of Miracle-Gro Delaware have been, and at the Effective Time will be, duly authorized and validly issued and are, and at the Effective Time will be, fully paid and nonassessable.

         (c) The authorized capital stock of Miracle-Gro UK consists of 20,000 shares of Voting Common Stock, without par value, and 20,000 shares of Non-Voting Common Stock, without par value. As of the date hereof there are, and as of the Effective Time there will be, outstanding 4,997.274 shares of Voting Common Stock and 4,997.106 shares of Non-Voting Common Stock. All outstanding shares of capital stock of Miracle-Gro UK have been, and at the Effective Time will be, duly authorized and validly issued and are, and at the Effective Time will be, fully paid and nonassessable.

         (d) Except as set forth in this Section, there are, and at the Effective Time will be, outstanding (i) no shares of capital stock or other voting securities of any of the Miracle-Gro Constituent Companies, (ii) no securities of any of the Miracle-Gro Constituent Companies convertible into or exchangeable for shares of capital stock or voting securities of any of the Miracle-Gro Constituent Companies, and (iii) no options or other rights to acquire from any of the Miracle-Gro Constituent Companies, and no obligation of any of the Miracle-Gro Constituent Companies to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Miracle-Gro Constituent Companies (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are, and at the Effective Time will be, no outstanding obligations of any of the Miracle-Gro Constituent Companies, to repurchase, redeem or otherwise acquire any Company Securities or make any material investment in any other Person. None of the Miracle-Gro Constituent Companies has, or at the Effective Time will have, any Subsidiaries. "Subsidiary" means with respect to any of the Miracle-Gro Constituent Companies, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by any of the Miracle-Gro Constituent Companies.

         SECTION 3.07. FINANCIAL STATEMENTS. The audited combined financial statements of the Miracle-Gro Constituent Companies as of September 30, 1993 and 1994 and for the three fiscal years ended September 30, 1994, which have previously been provided to Scotts fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the combined financial position of the Miracle-Gro Constituent Companies as of the dates thereof and their combined results of operations and changes in financial position for the periods then ended (subject to normal and recurring year-end adjustments in the case of any unaudited interim financial statements which were not, and are not expected, individually or in the aggregate, to be, material in amount). For purposes of this Agreement, "Balance Sheet" means the combined balance sheet of the Miracle-Gro Constituent Companies as of September 30, 1994 and "Balance Sheet Date" means September 30, 1994.

         SECTION 3.08. DISCLOSURE DOCUMENTS. The information with respect to the Miracle-Gro Constituent Companies that the Company furnishes to Scotts in writing specifically for use in Scotts' proxy or information statement (together with any amendments thereof, or supplements thereto, the "Scotts Proxy Statement") to be filed with the Securities and Exchange Commission (the "SEC") in connection with the Merger Transactions will not, at the time of the filing of such Scotts Proxy Statement or at the time it is first mailed to the shareholders of Scotts, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.09. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date and except as disclosed to Scotts in Section 3.09 of the disclosure schedule previously delivered to Scotts by the Company (the "Company Disclosure Schedule"), the Miracle-Gro Constituent Companies have conducted their business only in the ordinary course consistent with past practice and there has not been:

                  (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Company Material Adverse Effect;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any of the Miracle-Gro Constituent Companies, or any repurchase, redemption or other acquisition by any Miracle-Gro Constituent Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, any Miracle-Gro Constituent Company;

                  (c) any amendment of any material term of any outstanding security of any Miracle-Gro Constituent Company;

                  (d) any incurrence, assumption or guarantee by any Miracle-Gro Constituent Company of any indebtedness for borrowed money;

                  (e) any creation or assumption by any Miracle-Gro Constituent Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (f) any making of any loan, advance or capital contribution to or investment in any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (each, a "Person"), other than loans, advances or capital contributions to or investments in any Miracle-Gro Constituent Company made in the ordinary course of business consistent with past practices;

                  (g) any transaction or commitment made, or any contract or agreement entered into, by any Miracle-Gro Constituent Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by any Miracle-Gro Constituent Company of any contract or other right, in either case, material to the Miracle-Gro Constituent Companies, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

                  (h) any change in any method of accounting or accounting practice by any Miracle-Gro Constituent Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

                  (i) any (i) grant of any severance or termination pay to any director, officer, employee or agent of any Miracle-Gro Constituent Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or agent of any Miracle-Gro Constituent Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers, employees or agents of any Miracle-Gro Constituent Company, other than in the ordinary course of business consistent with past practice or, in the case of employment agreements, as contemplated by Section 9.02(v); or

                  (j) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Miracle-Gro Constituent Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

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
         SECTION 3.10. NO UNDISCLOSED MATERIAL LIABILITIES. Except as and to the extent set forth in the Balance Sheet or as otherwise set forth in Section
3.10 of the Company Disclosure Schedule, none of the Miracle-Gro Constituent Companies had any liability or obligation of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) that (i) would be required to be reflected on a combined balance sheet of the Miracle-Gro Constituent Companies (including the notes thereto) or (ii) would have, or could reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 3.11. LITIGATION. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no claim, action, suit, investigation or proceeding pending against or, to the knowledge of the Company or the Shareholders, threatened against any of the Miracle-Gro Constituent Companies or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect or would reasonably be likely to impair the ability of any Miracle-Gro Constituent Company to consummate the Merger Transactions or the other transactions contemplated by this Agreement.

         SECTION 3.12. TAXES. Each of the Miracle-Gro Constituent Companies has timely filed all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, license, lease, environmental, customs, duties, property, windfall profits and all other tax returns, statements, reports and forms (the "Tax Returns") required to be filed with the appropriate tax authority through the date hereof, the failure of which to file would result in a Company Material Adverse Effect, and shall timely file all such Tax Returns required to be filed on or before the Effective Time. To the best knowledge of the Company and the Shareholders, such Tax Returns are and will be true, correct and complete in all material respects. Each of the Miracle-Gro Constituent Companies has paid and discharged all federal, state, local and foreign Taxes due from them, other than such Taxes that are adequately reserved as shown on the Balance Sheet. Neither the Internal Revenue Service nor any other taxing agency or authority, domestic or foreign, is now asserting or, to the best knowledge of the Company and the Shareholders, threatening to assert against any of the Miracle-Gro Constituent Companies any material deficiency or claim for additional Taxes. There are no unexpired waivers by any of the Miracle-Gro Constituent Companies of any statutes of limitations with respect to Taxes which, individually or in the aggregate would have a Company Material Adverse Effect. The accruals and reserves for Taxes reflected in the Balance Sheet are adequate for the periods covered. Each of the Miracle-Gro Constituent Companies has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all Taxes required by law to be withheld or collected, except to the extent that the failure to so withhold or collect and pay would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no Liens for Taxes upon the assets of any of the Miracle-Gro Constituent Companies, which, individually or in the aggregate would have a Company Material Adverse Effect or other than Liens for current Taxes not yet due and payable. None of the Miracle-Gro Constituent Companies has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. None of the Miracle-Gro Constituent Companies is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. Each of the Miracle-Gro Constituent Companies, other than Nurseries, is, and at all times since January 1, 1985, has been, an S corporation within the meaning of Section 1361(a)(1) of the Code (or the corresponding provisions of preceding law) and is not subject to the tax imposed on certain built-in gains under Section 1374 of the Code or the tax imposed under Section 1375 of the Code. For purposes of this Agreement, "Taxes" shall mean all taxes, charges and other assessments, including any interest, penalties or additions to tax with respect thereto.
For purposes of this Section 3.12 only, a Company Material Adverse Effect shall mean a Loss (as hereafter defined) in excess of $500,000.

                                     I-9
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         SECTION 3.13.  ERISA.  (a)  Section 3.13(a) of the Company Disclosure
Schedule includes a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by any Miracle-Gro Constituent Company or any affiliate (as defined below) and covers any employee or former employee of any Miracle-Gro Constituent Company or any affiliate or under which any Miracle-Gro Constituent Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Scotts together with (x) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and
(y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans." For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above. The Company has provided Scotts with complete age, salary, service and related data as of December 31, 1994 for employees and former employees of each of the Miracle-Gro Constituent Companies and any affiliate covered under the Pension Plans.

         (b) Except as otherwise identified in Section 3.13(b) of the Company Disclosure Schedule, no Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only Employee Plans that are subject to Title IV of ERISA (the "Retirement Plans") are identified in the list of such Employee Plans heretofore provided to Scotts by the Company. As of the Balance Sheet Date, the fair market value of the assets of each Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Retirement Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation (the "PBGC") as in effect on such date. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. The Company and the Shareholders know of no "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day notice requirement to the PBGC has not been waived, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, other than a "reportable event" that, individually or in the aggregate, will not have a Company Material Adverse Effect. No condition exists and no event has occurred that would constitute grounds for termination of any Retirement Plan or, with respect to any Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither any Miracle-Gro Constituent Company nor any of their respective affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. If a "complete withdrawal" by any Miracle-Gro Constituent Company and all of its respective affiliates were to occur as of the Effective Time with respect to all Employee Plans which are Multiemployer Plans, neither any Miracle-Gro Constituent Company nor any such affiliate would incur any material withdrawal liability under Title IV of ERISA. To the Company's and the Shareholders' knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make any Miracle-Gro Constituent Company or any officer or director of any Miracle-Gro Constituent Company subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could, individually or in the aggregate, have a Company Material Adverse Effect.

         (c)  Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Scotts copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

         (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of any Miracle-Gro Constituent Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

         (e) Section 3.13(e) of the Company Disclosure Schedule sets forth a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by any of the Miracle-Gro Constituent Companies or any of their respective affiliates and (iii) covers any employee or former employee of any of the Miracle-Gro Constituent Companies or any of their respective affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Scotts are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

         (f) The excess of the present value of the projected liability in respect of post-retirement health and medical benefits for retired employees of any Miracle-Gro Constituent Companies and their respective affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code) does not in the aggregate exceed $1,000,000. No condition exists that would prevent any Miracle-Gro Constituent Company from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of any of the Miracle-Gro Constituent Companies other than limitations imposed under the terms of a collective bargaining agreement.

         (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, no Miracle-Gro Constituent Company is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $50,000 or more with any officer, consultant, director or employee.

         (h) The consummation of the transactions contemplated hereby will not result in any material acceleration of benefits, or the modification of the terms of any benefits, payable to or for the benefit of any officer, director or employee of any Miracle-Gro Constituent Company, including any acceleration of vesting of stock options or any changes in any amounts or timing of any amounts payable under any incentive arrangement.

         SECTION 3.14. TRADEMARKS, PATENTS AND COPYRIGHTS. (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all patents, patent rights, trademarks, trademark rights, trade names, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Miracle-Gro Constituent Companies (collectively, "Intellectual Property Rights") and (ii) all licenses, commitments and other agreements to which any Miracle-Gro Constituent Company is a party providing for the license of any Intellectual Property Rights to or from any other Person.

         (b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Miracle-Gro Constituent Companies own or possess adequate licenses or other rights to use all of the Intellectual Property Rights; there are no

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Intellectual Property Rights necessary for use in connection with the business of the Miracle-Gro Constituent Companies which are not owned or possessed by the Miracle-Gro Constituent Companies or which, upon completion of the Merger Transactions, will not be owned or possessed by the Company; and neither the Company nor the Shareholders is aware of any assertion or claim challenging the validity of any of the Intellectual Property Rights; and the conduct of the business of the Miracle-Gro Constituent Companies, to the best knowledge of the Company and the Shareholders, does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party. To the best knowledge of the Company and the Shareholders, there are no infringements of any proprietary rights owned by or licensed by or to any Miracle-Gro Constituent Company that individually or in the aggregate would have a Company Material Adverse Effect.

         SECTION 3.15. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments (in each case, oral or written) set forth in Section 3.15(a) of the Company Disclosure Schedule, no Miracle-Gro Constituent Company is a party to or subject to:

                            (i) any lease providing for annual rental payments of $50,000 or more;

                            (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by any Miracle-Gro Constituent Company of $50,000 or more;

                            (iii) any sales, distribution or other similar agreement providing for the sale by any Miracle-Gro Constituent Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to any Miracle-Gro Constituent Company of $100,000 or more;

                            (iv) any partnership, joint venture or other similar contract arrangement or agreement;

                            (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $25,000;

                            (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by any Miracle-Gro Constituent Company;

                            (vii) any agency, dealer, sales representative or other similar agreement;

                            (viii)  any contract or other document that
                  substantially limits the ability of any Miracle-Gro Constituent Company to compete in any line of business or with any Person or in any area or which would so restrict any of the Miracle-Gro Constituent Companies after the Effective Time; or
                            (ix) any other contract or commitment not made in the ordinary course of business that is material to the Company or any other Miracle-Gro Constituent Company.

         (b) Each agreement, contract, lease, arrangement and commitment disclosed in Section 3.15(a) of the Company Disclosure Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of such Miracle-Gro Constituent Company and is in full force and effect, and neither any Miracle-Gro Constituent

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Company nor, to the knowledge of the Company and the Shareholders, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease arrangement or commitment.

         SECTION 3.16. COMPLIANCE WITH LAWS. No Miracle-Gro Constituent Company is in violation of, or has violated, any applicable provisions of any laws, rules, statutes, ordinances or regulations, except for violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.17. FINDERS' FEES. No investment banker, broker, finder or other intermediary (other than CS First Boston Corporation ("CS First Boston")) has been retained by, or authorized to act on behalf of, any Miracle-Gro Constituent Company and entitled to any fee or commission in connection with the Merger Transactions or the transactions contemplated by this Agreement.
The Company has previously furnished to Scotts a complete and correct copy of all agreements between CS First Boston and any Miracle-Gro Constituent Company (or any Shareholder) pursuant to which such firm would be entitled to any payment relating to the Merger Transactions or the transactions contemplated by this Agreement.

         SECTION 3.18. OTHER INFORMATION. The statements contained in the documents and certificates furnished or to be furnished by any of the Miracle-Gro Constituent Companies or the Shareholders pursuant to this Agreement and in connection with the transactions contemplated by this Agreement, when considered in their entirety and taking into account all subsequent corrections, modifications and amplifications of previously delivered information, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Notwithstanding anything herein to the contrary, none of the Miracle-Gro Constituent Companies nor any Shareholder makes any representation or warranty regarding any financial projection relating to the Company and/or the other Miracle-Gro Constituent Companies or any other indications of future financial performance or results of any Miracle-Gro Constituent Company.

         SECTION 3.19.  ENVIRONMENTAL COMPLIANCE.  Except as set forth in
Section 3.19 of the Company Disclosure Schedule:

         (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of the Company or the Shareholders, after due inquiry, threatened by any governmental or other entity, and there are no existing orders, decrees or agreements in effect or, to the knowledge of the Company or the Shareholders, after due inquiry, threatened, (i) with respect to any alleged material violation of any Environmental Law (as hereafter defined) in connection with the conduct of the business of any of the Miracle-Gro Constituent Companies
(for purposes of this Section 3.19, the Miracle-Gro Constituent Companies shall include any predecessor of any of the Miracle-Gro Constituent Companies) or
(ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required by any Environmental Law in connection with the conduct of the business of the Miracle-Gro Constituent Companies or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in 42 USC section 9601) ("Release") of any polluting material, including petroleum, its derivatives, by-products and other hydrocarbons ("Polluting Substance").

         (b)(i) No Miracle-Gro Constituent Company has, other than as a generator, handled any Polluting Substance, on any property now or previously owned or leased by any Miracle-Gro Constituent Company; (ii) no asbestos is present at any property now or previously owned or leased by any Miracle-Gro Constituent Company; (iii) there are no underground storage tanks currently in use or, to the knowledge of the Company or the Shareholders, abandoned at any property now or previously owned or leased by any Miracle-Gro Constituent Company which have been used to store or have contained a substance which is regulated by Environmental Laws or which, if Released into the environment, would result in pollution, (iv) there has been no Release of a Polluting Substance with respect

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to which any of the Miracle-Gro Constituent Companies may reasonably be required to perform investigation or remediation, other than routine spills and leaks which are addressed in the ordinary course of business, at, on or under any property now or previously owned or leased by any Miracle-Gro Constituent Company and (v) no Hazardous Substance (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) is present in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by any Miracle-Gro Constituent Company.

         (c) To the knowledge of the Company and the Shareholders, no Miracle-Gro Constituent Company has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance (as defined in CERCLA) to any location which is listed or proposed for listing on the nationwide priorities list established under CERCLA or on any similar state list.

         (d) To the knowledge of the Company and the Shareholders, no oral or written notification of a Release of a Hazardous Substance (as defined in CERCLA) has been filed by or on behalf of any Miracle-Gro Constituent Company, and no property now or previously owned or leased by any Miracle-Gro Constituent Company is listed, or to the knowledge of the Company or the Shareholders, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA.

         (e) There are no environmental Liens on any asset of any Miracle-Gro Constituent Company and no government actions have been taken or are in process which could subject any of such assets to such Liens.

         (f) Except as set forth in Section 3.19(f) of the Company Disclosure Schedule, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of any of the Miracle-Gro Constituent Companies in relation to any property or facility now or previously owned or leased by any Miracle-Gro Constituent Company.

         (g) For purposes of this Agreement, "Environmental Law" means all applicable Federal, state and local laws, rules and regulations, including common law, orders decrees, permits and other binding requirements relating to pollution, the preservation of the environment and Releases of pollutants into the environment or the workplace.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                       OF SCOTTS AND MERGER SUBSIDIARY

         Scotts and Merger Subsidiary, jointly and severally, represent and warrant to the Miracle-Gro Constituent Companies and the Shareholders that:

         SECTION 4.01. CORPORATE EXISTENCE AND POWER. Each of Scotts and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted except to the extent the failure to have such powers, licenses, authorizations, consents or approvals would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Scotts and its consolidated Subsidiaries, taken as a whole (a "Scotts Material Adverse Effect"). Each of Scotts and Merger Subsidiary is duly qualified or licensed to do business as a foreign corporation, and is in good

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standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Scotts Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         SECTION 4.02. ORGANIZATIONAL DOCUMENTS. Scotts has heretofore delivered to the Company true and complete copies of the Articles of Incorporation and Code of Regulations of Scotts, Merger Subsidiary and New Miracle-Gro, in each case as currently in effect. Neither Scotts nor Merger Subsidiary is in violation of any provision of its Articles of Incorporation or Code of Regulations, except for such violations that would not, individually or in the aggregate, have a Scotts Material Adverse Effect.

         SECTION 4.03. CORPORATE AUTHORIZATION. The execution, delivery and performance by Scotts and Merger Subsidiary of this Agreement and the consummation by Scotts and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of each of Scotts and Merger Subsidiary and have been duly authorized by all necessary corporate action (other than the required approval by Scotts' shareholders of the matters set forth in Sections 9.01(iii) and (iv) (the "Scotts Shareholder Consent"). This Agreement constitutes a valid and binding agreement of Scotts and Merger Subsidiary.

         SECTION 4.04. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Scotts and Merger Subsidiary of this Agreement and the consummation by Scotts and Merger Subsidiary of the transactions contemplated by the Agreement require no consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, except
(A) for (i) the filing of a certificate of merger and/or other appropriate merger documents in accordance with New Jersey Law and Ohio Law, (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Securities Act, state securities or "blue sky" laws and state takeover laws; (iv) compliance with any applicable requirements of Exchange Act; and (v) any applicable requirements of non-United States competition, antitrust and investment laws and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the consummation of the Merger or otherwise prevent Scotts or Merger Subsidiary from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Scotts Material Adverse Effect.

         SECTION 4.05. NON-CONTRAVENTION. The execution, delivery and performance by Scotts and Merger Subsidiary of this Agreement and the consummation by Scotts and Merger Subsidiary of the transactions contemplated hereby, assuming receipt of the Scotts Shareholder Consent, do not and will not
(i) contravene or conflict with the Articles of Incorporation or Code of Regulations of Scotts or Merger Subsidiary; (ii) assuming compliance with the matters referred to in Section 4.04, contravene or conflict with or constitute a violation of any provision of law, rule regulation, judgment, injunction, order or decree binding upon Scotts or Merger Subsidiary; (iii) assuming satisfaction or waiver of the conditions set forth in Section 9.01(i) and
Section 9.01(ii), constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Scotts or Merger Subsidiary or to a loss of any material benefit to which Scotts or Merger Subsidiary is entitled under any material agreement, contract or other instrument binding upon Scotts or Merger Subsidiary; or (iv) result in the creation or imposition of any Lien on any asset of Scotts or Merger Subsidiary, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, defaults, breaches or other occurrences which would not prevent or delay consummation of the Merger, or otherwise prevent Scotts or Merger Subsidiary from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Scotts Material Adverse Effect.

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
         SECTION 4.06. CAPITALIZATION. (a) As of the date hereof, the authorized capital stock of Scotts consists of 35,000,000 shares of Scotts Common Stock. As of January 15, 1995, there were outstanding 18,667,064 shares of Scotts Common Stock and employee stock options to purchase an aggregate of 1,428,705 shares of Scotts Common Stock (of which options to purchase an aggregate of 575,816 shares were exercisable). All of the outstanding common shares of Scotts have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since January 15, 1995, resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of Scotts, (ii) no securities of Scotts convertible into or exchangeable for shares of capital stock or voting securities of Scotts, and (iii) no options or other rights to acquire from Scotts, and no obligation of Scotts to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Scotts (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Scotts Securities"). There are no outstanding obligations of Scotts or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Scotts Securities. "Subsidiary," with respect to Scotts, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by Scotts.

         (b) The authorized capital stock of Merger Subsidiary consists of 1,000 common shares, without par value. As of the date hereof, there are outstanding 1,000 common shares. All of the outstanding common shares of Merger Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, there are outstanding (i) no shares of capital stock or other voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of Merger Subsidiary, and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligation of Merger Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Subsidiary.

         (c) The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, in the case of the Convertible Preferred Stock, fully paid and non-assessable, and, in the case of the Warrants, valid and binding obligations of Scotts.

         SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Scotts has filed all forms, reports and documents required to be filed by it with the SEC since September 30, 1992, and has heretofore made available to the Company and the Shareholders, in the form filed with the SEC (excluding any exhibits thereto, unless otherwise specifically requested by the Company or the Shareholders), (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1992, 1993 and 1994, respectively; (ii) all proxy statements relating to meetings of Scotts' shareholders (whether annual or special) held since October 1, 1992; and (iii) all other reports and registration statements (other than Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed prior to September 30, 1994) filed with the SEC since October 1, 1992 (the forms, reports and other documents referred to in clauses (i) through (iii) being referred to herein, collectively, as the "Scotts Disclosure Documents"). The Scotts Disclosure Documents and any other forms, reports or other documents filed by Scotts with the SEC after the date of this Agreement but prior to the Effective Time (x) were prepared, or will be prepared, in accordance with the Securities Act or the Exchange Act, as the case may be, and
(y) did not at the time they were filed, or will not at the time they are filed, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to Scotts by any Miracle-Gro Constituent Company or any Shareholder. Notwithstanding anything herein to the contrary, neither Scotts nor Merger Subsidiary makes any representation or warranty regarding any financial projection relating to

Scotts or any of its Subsidiaries or any other indications of future financial performance or results of Scotts or any of its Subsidiaries.

         (b) Each of the consolidated financial statements (including any notes thereto) contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (the "1994 Form 10-K"), was prepared in accordance with generally accepted accounting principles and fairly presents the consolidated financial position, results of operations and cash flows of Scotts and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

         (c) Except as and to the extent set forth in the consolidated balance sheet included in the 1994 Form 10-K, or as otherwise set forth in Section 4.07 of the disclosure schedule previously delivered to the Company by Scotts (the "Scotts Disclosure Schedule"), Scotts had no liability or obligation of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) that (i) would be required to be reflected in such consolidated balance (including the notes thereto) or (ii) would have, or could reasonably be likely to have, individually or in the aggregate, a Scotts Material Adverse Effect.

         SECTION 4.08. ABSENCE OF CERTAIN CHANGES. Since September 30, 1994, and except as disclosed to the Company in Section 4.08 of the Scotts Disclosure Statement or as otherwise contemplated by this Agreement, Scotts has conducted its business only in the ordinary course consistent with past practice and there has not been:

                            (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Scotts Material Adverse Effect;

                            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Scotts, or any repurchase, redemption or other acquisition by Scotts or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Scotts;

                            (c) any amendment of any material term of any outstanding security of Scotts;

                            (d) any incurrence, assumption or guarantee by Scotts of indebtedness for borrowed money, which incurrence, assumption or guarantee is material to Scotts and its Subsidiaries, taken as a whole;

                            (e) any creation or assumption by Scotts of a Lien on any material asset, which creation or assumption is material to Scotts and its Subsidiaries, taken as a whole, other than those in the ordinary course of business consistent with past practices;

                            (f) any making of any loan, advance or capital contribution to or investment in any Person, which is material to Scotts and its Subsidiaries, taken as whole, other than loans, advances or capital contributions to or investments in any Subsidiary of Scotts made in the ordinary course of business consistent with past practices;

                            (g) any transaction or commitment made, or any contract or agreement entered into, by Scotts or its Subsidiaries relating to their respective assets or business (including the acquisition or disposition of any assets) or any relinquishment by Scotts or its Subsidiaries of any contract or other right, in either case, material to Scotts and its Subsidiaries, taken as a whole, other than

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                  transactions and commitments in the ordinary course of
                  business consistent with past practice and those contemplated by this Agreement;

                            (h) any change in any method of accounting or accounting practice by Scotts, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

                            (i)  any labor dispute, other than routine
                  individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Scotts, which employees were not subject to a collective bargaining agreement at September 30, 1994, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

         SECTION 4.09. NO UNDISCLOSED MATERIAL LIABILITIES. Except as and to the extent set forth in the 1994 Form 10-K, or as otherwise set forth in
Section 4.09 of the Scotts Disclosure Schedule, neither Scotts nor any of its Subsidiaries had any liability or obligation of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) that (i) would be required to be reflected on a consolidated balance sheet of Scotts and its Subsidiaries (including the notes thereto) or (ii) would have, or could reasonably be likely to have, individually or in the aggregate, a Scotts Material Adverse Effect.

         SECTION 4.10. LITIGATION. Except as set forth in the 1994 Form 10-K or in Section 4.10 of the Scotts Disclosure Schedule, there is no claim, action, suit, investigation or proceeding pending against or, to the knowledge of Scotts, threatened against Scotts or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, would reasonably be likely to have a Scotts Material Adverse Effect or would reasonably be likely to have impair the ability of Scotts or Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement.

         SECTION 4.11. TAXES. Scotts and each of its Subsidiaries has timely filed all Tax Returns required to be filed with the appropriate tax authority through the date hereof, the failure of which to file would result in a Scotts Material Adverse Effect, and shall timely file all such Tax Returns required to be filed on or before the Effective Time. To the best knowledge of Scotts, such Tax Returns are and will be true, correct and complete in all material respects. Scotts and each of its Subsidiaries has paid and discharged all federal, state, local and foreign Taxes due from them, other than such Taxes that are adequately reserved as shown on the balance sheet of Scotts included in the 1994 Form 10-K (the "Scotts Balance Sheet"). Neither the Internal Revenue Service nor any other taxing agency or authority, domestic or foreign, is now asserting or, to the best knowledge of Scotts, threatening to assert against Scotts or any of its Subsidiaries any material deficiency or claim for additional Taxes. There are no unexpired waivers by Scotts or any of its Subsidiaries of any statutes of limitations with respect to Taxes which, individually or in the aggregate would have a Scotts Material Adverse Effect. The accruals and reserves for Taxes reflected in the Scotts Balance Sheet are adequate for the periods covered. Scotts and each of its Subsidiaries has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all Taxes required by law to be withheld or collected, except to the extent that the failure to so withhold or collect and pay would not, individually or in the aggregate, have a Scotts Material Adverse Effect. There are no Liens for Taxes upon the assets of Scotts or any of its Subsidiaries, which, individually or in the aggregate would have a Scotts Material Adverse Effect or other than Liens for current Taxes not yet due and payable. Scotts has not agreed to make, and is not required to make, any adjustment under Section 481(a) of the Code. Neither Scotts nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of
Section 280G of the Code.  For

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purposes of this Section 4.11 only, a Scotts Material Adverse Effect shall mean a Loss (as hereafter defined) in excess of $500,000.

         SECTION 4.12.  ERISA.  (a)  Section 4.12(a) of the Scotts Disclosure
Schedule includes a list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by Scotts, any of its Subsidiaries or any affiliate (as defined below) and covers any employee or former employee of Scotts, any of its Subsidiaries or any affiliate or under which Scotts, any of its Subsidiaries or any affiliate has any liability. Copies of such plans (and, if applicable and available, related trust agreements) and all amendments thereto have been furnished to the Company.
Such plans are referred to collectively herein as the "Scotts Employee Plans." For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under
Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in
Section 3(2) of ERISA (the "Scotts Pension Plans") are identified as such in the list referred to above. Scotts has provided the Company with (x) complete age, salary, service and related data as of December 31, 1994 for employees and former employees of Scotts, any of its Subsidiaries and any affiliate covered under the Scotts Pension Plans who had a salary in excess of $100,000 for the fiscal year ended September 30, 1994 and (y) the two most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan.
         (b) Except as otherwise identified in Section 4.12(b) of the Scotts Disclosure Schedule, no Scotts Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Scotts Multiemployer Plan"), and no Scotts Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only Scotts Employee Plans that are subject to Title IV of ERISA (the "Scotts Retirement Plans") are identified in the list of such Plans heretofore provided to the Company by Scotts. As of the Scotts Balance Sheet Date, the fair market value of the assets of each Scotts Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Scotts Retirement Plan determined on a termination basis using the assumptions established by the PBGC as in effect on such date. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Scotts Pension Plan, whether or not waived. Scotts knows of no "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day notice requirement to the PBGC has not been waived, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Scotts Employee Plan, other than a "reportable event" that, individually or in the aggregate, will not have a Scotts Material Adverse Effect. No condition exists and no event has occurred that would constitute grounds for termination of any Scotts Retirement Plan or, with respect to any Scotts Employee Plan which is a Scotts Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither Scotts, any of its Subsidiaries nor any of their respective affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. If a "complete withdrawal" by Scotts, its Subsidiaries and all of their respective affiliates were to occur as of the Effective Time with respect to all Scotts Employee Plans which are Scotts Multiemployer Plans, neither Scotts, its Subsidiaries nor any such affiliate would incur any material withdrawal liability under Title IV of ERISA. To Scotts' knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Scotts Employee Plan has or will make Scotts or any of its Subsidiaries or any officer or director of Scotts or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could, individually or in the aggregate, have a Scotts Material Adverse Effect.
         (c)  Each Scotts Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Scotts has furnished to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Scotts Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

         (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Scotts, any of its Subsidiaries or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

         (e) Section 4.12(e) of the Scotts Disclosure Schedule sets forth a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, retirement benefits or for deferred compensation, stock options, stock appreciation or post-retirement insurance, compensation or benefits which (i) is not a Scotts Employee Plan,
(ii) is entered into, maintained or contributed to, as the case may be, by Scotts, its Subsidiaries or any of their respective affiliates and (iii) covers any domestic employee or former employee of Scotts, any of its Subsidiaries or any of their respective affiliates. Such contracts, plans and arrangements as are described above are referred to collectively herein as the "Scotts Benefit Arrangements." Scotts has furnished or made available to the Company copies or descriptions of such Scotts Benefit Arrangements. Each Scotts Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Scotts Benefit Arrangement.

         (f) The excess of the present value of the projected liability in respect of post-retirement health and medical benefits for retired employees of Scotts, its Subsidiaries and their respective affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code) does not in the aggregate exceed $20,000,000. No condition exists that would prevent Scotts of any of its Subsidiaries from amending or terminating any Scotts Employee Plan or Scotts Benefit Arrangement providing health or medical benefits in respect of any active employee of Scotts or any of its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

         (g) Except as set forth in Section 4.12(g) of the Scotts Disclosure Schedule, neither Scotts nor any of its Subsidiaries is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $100,000 or more with any domestic officer, consultant, director or employee.

         (h) The consummation of the transactions contemplated by this Agreement will not result in any material acceleration of benefits, or the modification of the terms of any benefits, payable to or for the benefit of any officer, director or employee of Scotts or any of its Subsidiaries, including any acceleration of vesting of stock options or any changes in the amounts or timing of any amounts payable under any incentive arrangement.

         SECTION 4.13. TRADEMARKS, PATENTS AND COPYRIGHT. (a) Section 4.13(a) of the Scotts Disclosure Schedule sets forth a true and complete list of (i) all patents, patent rights, trademarks, trademark rights, trade names, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Scotts as currently conducted (collectively, "Scotts Intellectual Property Rights") and (ii) all licenses, commitments and other agreements to which Scotts or any of its Subsidiaries is a party providing for the license of any Intellectual Property Rights to or from any other Person.

         (b) Except as set forth in Section 4.13(b) of the Scotts Disclosure Schedule, Scotts and its Subsidiaries own or possess adequate licenses or other rights to use all of the Scotts Intellectual Property Rights; there are no Scotts Intellectual Property Rights necessary for use in connection with the business of Scotts as currently conducted which are not owned or possessed by Scotts or its Subsidiaries; and Scotts is not aware of any assertion or claim challenging the validity of any of the Scotts Intellectual Property Rights; and the conduct of the business of Scotts as currently conducted, to the best knowledge of Scotts, does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party. To the best knowledge of Scotts, there are no infringements of any proprietary rights owned by or licensed by or to Scotts or any of its Subsidiaries that individually or in the aggregate would have a Scotts Material Adverse Effect.

         SECTION 4.14. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments (in each case, oral or written) set forth in Section 4.14(a) of the Scotts Disclosure Schedule or set forth in the exhibit list to the 1994 Form 10-K, neither Scotts nor any of its Subsidiaries is a party to or subject to:

                            (i) any lease which is material to Scotts and its Subsidiaries, taken as a whole;

                            (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets which is material to Scotts and its Subsidiaries, taken as a whole;

                            (iii) any sales, distribution or other similar agreement which is material to Scotts and its Subsidiaries, taken as a whole;

                            (iv) any partnership, joint venture or other similar contract arrangement or agreement which is material to Scotts and its Subsidiaries, taken as a whole;

                            (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), which is material to Scotts and its Subsidiaries, taken as a whole;

                            (vi) any license agreement, franchise agreement or agreement in respect of similar rights, which is material to Scotts and its Subsidiaries, taken as a whole

                            (vii) any agency, dealer, sales representative or other similar agreement which is material to Scotts and its Subsidiaries, taken as a whole;

                            (viii)  any contract or other document that
                  substantially limits the ability of Scotts or any of its Subsidiaries to compete in any material line of business or in a material way with any Person or in any area or which would so restrict Scotts or any of its Subsidiaries after the Effective Time; or

                            (ix) any other contract or commitment of Scotts or any of its Subsidiaries not made in the ordinary course of business that is material to Scotts and its Subsidiaries, taken as a whole.

         (b) Each agreement, contract, lease, arrangement and commitment disclosed in Section 4.14(a) of the Scotts Disclosure Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of Scotts or such Subsidiary and is in full force and effect, and neither Scotts, such Subsidiary nor, to the knowledge of Scotts, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease arrangement or commitment.

         SECTION 4.15. COMPLIANCE WITH LAWS. Neither Scotts nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, rules, statutes, ordinances or regulations, except for violations that would not, individually or in the aggregate, have a Scotts Material Adverse Effect.

         SECTION 4.16. FINDERS' FEES. No investment banker, broker, finder or other intermediary (other than Smith Barney, Inc. ("Smith Barney")) has been retained by, or authorized to act on behalf of, Scotts and entitled to any fee or commission in connection with the Merger or the transactions contemplated by this Agreement. Scotts has previously furnished to the Company a complete and correct copy of all agreements between Smith Barney and Scotts pursuant to which such firm would be entitled to any payment relating to the Merger or the transactions contemplated by this Agreement.

         SECTION 4.17.  ENVIRONMENTAL COMPLIANCE.  Except as set forth in
Section 4.17 of the Scotts Disclosure Schedule:

         (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of Scotts, after due inquiry, threatened by any governmental or other entity, and there are no existing orders, decrees or agreements in effect or, to the knowledge of Scotts, after due inquiry, threatened, (i) with respect to any alleged material violation of any Environmental Law in connection with the conduct of the business of Scotts (for purposes of this Section 4.17, Scotts shall include any predecessor of Scotts) or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required by Environmental Law in connection with the conduct of the business of Scotts or (iii) with respect to any Release of a Polluting Substance with respect to which Scotts is or may be liable, except in each case such alleged material violation, alleged failure or Release which could not reasonably be expected, individually or in the aggregate, to result in a Loss (as hereafter defined) by Scotts in excess of $100,000.

         (b) Except as set forth in Section 4.17(b) of the Scotts Disclosure Schedule, (i) Scotts has not, other than as a generator, handled any Polluting Substance on any property now or previously owned or leased by Scotts or its Subsidiaries; (ii) no asbestos is present at any property now or previously owned or leased by Scotts or its Subsidiaries; (iii) there are no underground storage tanks currently in use or, to the knowledge of Scotts, abandoned at any property now or previously owned or leased by Scotts or any of its Subsidiaries which have been used to store or have contained a substance which is regulated by Environmental Laws or which, if released into the environment, would result in pollution, (iv) there has been no Release of any Polluting Substance with respect to which Scotts or any of its Subsidiaries may reasonably be required to perform investigation or remediation, other than routine spills and leaks which are addressed in the ordinary course of business, at, on or under any property now or previously owned or leased by Scotts or any of its Subsidiaries and (v) no Hazardous Substance (as defined in CERCLA) is present in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by Scotts or any of its Subsidiaries.

         (c) To the knowledge of Scotts, neither Scotts nor any or its Subsidiaries has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance (as defined in CERCLA) to any location which is listed or proposed for listing on the Nationwide Priorities List established under CERCLA or on any similar state list.

         (d) To the knowledge of Scotts, no oral or written notification of a Release of a Hazardous Substance (as defined in CERCLA) has been filed by or on behalf of Scotts or any of its Subsidiaries, and no property now or previously owned or leased by Scotts or any of its Subsidiaries is listed, or to the knowledge of Scotts, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA.

         (e) There are no environmental Liens on any asset of Scotts or any of its Subsidiaries and no government actions have been taken or are in process which could subject any of such assets to such Liens.

         (f) Except as set forth in Section 4.17(f) of the Scotts Disclosure Schedule, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Scotts in relation to any property or facility now or previously owned or leased by Scotts or any of its Subsidiaries.

         SECTION 4.18. OPINION OF FINANCIAL ADVISOR. Scotts received the opinion of Smith Barney orally on January 24, 1995 to the effect that, as of such date, the Merger Transactions are fair to the shareholders of Scotts from a financial point of view and a copy of the written confirmatory opinion to such effect will be delivered to the Company promptly upon receipt.


                                  ARTICLE V

                   COVENANTS OF THE MIRACLE-GRO CONSTITUENT
                        COMPANIES AND THE SHAREHOLDERS

         Each of the Miracle-Gro Constituent Companies and the Shareholders, jointly and severally, agree that:

         SECTION 5.01. CONDUCT OF THE BUSINESS OF THE MIRACLE-GRO CONSTITUENT COMPANIES. From the date hereof until the Effective Time unless Scotts shall otherwise have consented in writing, the Miracle-Gro Constituent Companies shall conduct their respective businesses in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated or required by this Agreement or set forth in Section 5.01 of the Company Disclosure Schedule, none of the Miracle-Gro Constituent Companies shall, directly or indirectly, do, or propose or agree to do, any of the following without the prior written consent of
Scotts:

                            (a)  adopt or propose any change in their
                  respective certificates of incorporation or bylaws or equivalent organizational documents;

                            (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                            (c) lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

                            (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their respective capital stock;
                            (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of their respective capital stock;

                            (f) increase the compensation payable or to become payable to any of the Miracle-Gro Constituent Companies' executive officers, directors or employees, except for increases in the ordinary course of business consistent with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee;

                            (g)  agree or commit to do any of the foregoing; or

                            (h) take or agree or commit to take any action that would make any representation and warranty of the Miracle-Gro Constituent Companies or the Shareholders hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

         SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof until the Effective Time, the Company shall afford Scotts, its officers, directors, employees, counsel, financial advisors, auditors and other authorized representatives (the "Scotts Representatives") reasonable access to the offices, properties, books and records of each of the Miracle-Gro Constituent Companies, will furnish to Scotts and the Scotts Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Miracle-Gro Constituent Companies' employees, counsel and financial advisors to cooperate with Scotts in its investigation of the business of the Miracle-Gro Constituent Companies; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Miracle-Gro Constituent Companies and the Shareholders to Scotts and Merger Subsidiary hereunder.

         (b) All information obtained by Scotts pursuant to this Section shall be kept confidential in accordance with the confidentiality agreements dated as of October 3, 1994, between Scotts and the Company.

         SECTION 5.03. OTHER OFFERS. From the date hereof until the later of the termination of this Agreement and the Effective Time, none of the Miracle-Gro Constituent Companies, the Shareholders or any officer, director, employee or other agent of any of the Miracle-Gro Constituent Companies will, directly or indirectly, (i) take any action to solicit, initiate or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, any Miracle-Gro Constituent Company (a "Company Acquisition Proposal"), other than the transactions contemplated by this Agreement, or (ii) engage in negotiations with, or disclose any nonpublic information relating to any of the Miracle-Gro Constituent Companies or afford access to the properties, books or records of any of the Miracle-Gro Constituent Companies to, any Person that the Company believes may be considering making, or has made, a Company Acquisition Proposal. The Company will promptly notify Scotts upon receipt of any Company Acquisition Proposal or any indication that any Person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to any of the Miracle-Gro Constituent Companies or for access to the properties, books or records of any of the Miracle-Gro Constituent Companies by any Person that may be considering making, or has made, a Company Acquisition Proposal and will keep Scotts fully informed of the status and details of any such Company Acquisition Proposal, indication or request.

         SECTION 5.04. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Scotts of:

                            (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                            (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                            (iii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and

                            (iv) any failure of any Miracle-Gro Constituent Company or any Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to Scotts.

         SECTION 5.05. CERTAIN LOANS. (a) The parties acknowledge that Miracle-Gro Delaware owes $5.0 million to the Hagedorn Family Fund. The parties agree that such amount shall be paid, without interest, as follows:
All available cash at such company (or the successor division of New Miracle-Gro treated for this purpose as a separate business unit), including all amounts received from the sale of inventory or the collection of accounts receivable, shall be paid to the Hagedorn Family Fund until the amount set forth in the first sentence of this paragraph has been repaid in full. If such amount has not been paid in full by the close of business on September 30, 1995, Scotts will cause Miracle-Gro Delaware or New Miracle-Gro, as its successor, to pay the remaining balance immediately following such date.

         (b) The parties acknowledge that Miracle-Gro UK owes $3.5 million to the Hagedorn Family Fund. The parties agree that payment shall be made as follows, without interest: All available cash at such company (or the successor division of New Miracle-Gro treated for this purpose as a separate business unit), including all amounts received from the sale of inventory or the collection of accounts receivable, shall be paid to the Hagedorn Family Fund, such payments to continue until the close of business on September 30, 1995, or until there is no remaining cash or inventory, at which point such payments shall cease. If the amount set forth in the first sentence of this paragraph (b) has not been repaid in full on such date the outstanding balance shall be forgiven.

         (c) Following the Effective Time, Scotts shall operate the businesses of Miracle-Gro Delaware and Miracle-Gro UK in the ordinary course of business and will not take any action restricting the sale of inventory, the collection of accounts receivable, or any other action which would interfere with the payments contemplated by this Section 5.05.

                                  ARTICLE VI

                      STANDSTILL AND VOTING PROVISIONS;
                           RESTRICTIONS ON TRANSFER

         SECTION 6.01. CERTAIN DEFINITIONS. For purposes of this Article VI only, the following terms have the following meanings:

         (a) "Affiliate" and "Associate" shall have the meaning set forth in Rule 405 of Regulation C under the Securities Act.

         (b) "beneficial ownership" and "beneficially own" shall have the meanings set forth in Rule 13d-3 under the Exchange Act.

         (c) "group" shall have the meaning comprehended by Section 13(d)(3) of the Exchange Act; provided that, for purposes of this Agreement, the Shareholders shall not by themselves, or together with any Permitted Transferee, constitute a "group."

         (d) The "Market Price" of a share of Scotts Common Stock on any date means (i) the last reported sales price of the Scotts Common Stock on the principal national securities exchange on which the Scotts Common Stock is listed or admitted to trading or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices thereon, as reported in THE WALL STREET JOURNAL, or (ii) if the Scotts Common Stock shall not be listed or admitted to trading on a national securities exchange, the last reported sales price on the NASDAQ National Market System or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices thereon, as reported in THE WALL STREET JOURNAL, or (iii) if the Scotts Common Stock shall not be quoted on such National Market System nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by THE WALL STREET JOURNAL for the over-the-counter market, or (iv) if there is no public market for the Scotts Common Stock, the fair market value of a share of Scotts Common Stock as determined in good faith by the Board of Directors of Scotts after consultation with an independent investment bank of national repute (whose report will be made available to the Shareholders prior to such determination of fair market value).

         (e) "Permitted Transferee" means the Shareholders, on the one hand, and any other Shareholder, any lineal descendant of any Shareholder, any member of the immediate family of any Shareholder or such descendant, any heir of the foregoing, any trust for the benefit of any of the foregoing (including a voting trust), any private charitable foundation or any partnership, limited liability company or corporation owned or controlled by some or all of the foregoing or any charity (public or private) which is transferred a non-controlling interest (except as otherwise required by applicable law) in a Permitted Transferee, on the other; provided, that such Permitted Transferee has agreed in writing to be bound by the terms of this Agreement as if it were a "Shareholder" hereunder.

         (f) "Shareholder Representative" means a Shareholder who is a natural person and has been chosen in writing, with notice thereof to Scotts, by a majority of the Shareholders based on their then percentage of beneficial ownership of Total Voting Power.

         (g)  "Standstill Percentage" means 43% of Total Voting Power.

         (h) "Total Voting Power" means, at any time, the aggregate number of votes which may be cast by holders of outstanding Voting Stock.

         (i) "Voting Stock" means the Scotts Common Stock, the Convertible Preferred Stock and any other securities (including voting preferred shares) issued by Scotts which are entitled to vote generally for the election of directors of Scotts, whether currently outstanding or hereafter issued (other than securities having such powers only upon the occurrence of a contingency).

         (j) "Voting Stock Equivalents" means the Warrants and any other security that is not Voting Stock but is convertible into or exchangeable for Voting Stock or is an option to purchase such securities or Voting Stock.

         SECTION 6.02.  BOARD OF DIRECTORS.  (a)  At the Effective Time,
Scotts will take such action as may be necessary to increase the size of the Board of Directors to 12 and to fill a vacancy existing in each of the three classes of directors (assuming the amendment of the Code of Regulations of Scotts as contemplated by Section 9.01(v) hereof) with a director designated by the Shareholder Representative (or in the event that the condition set forth in Section 9.01(v) is waived by the parties, with three directors designated by the Shareholder Representative) (each, a "Miracle-Gro Director" and, collectively, the "Miracle-Gro Directors"). Scotts acknowledges and accepts that the initial three Miracle-Gro Directors are the persons named in Section 9.02(iv), it being understood that any future successor designees will be reasonably acceptable to the Scotts Board of Directors.

         (b) Until the earlier of the fifth anniversary of the Effective Time and such time as the Shareholders no longer beneficially own at least 19% of the Voting Stock, Scotts covenants and agrees as follows:

                  (i) except as contemplated by this Agreement or as required in the terms of the Convertible Preferred Stock, Scotts will not take or recommend to its shareholders any action which would cause the Board of Directors of Scotts to consist of any number of directors other than twelve directors divided into three classes of four directors each;

                  (ii) to the extent that, and for so long as, Scotts maintains a Nominating Committee and/or an Executive Committee of the Board of Directors, such committee(s) shall consist of four directors, one of whom shall be a Miracle-Gro Director;

                  (iii) to the extent that, and for so long as, any of the Miracle-Gro Directors is qualified under the then-current rules and regulations of the Nasdaq National Market, or any exchange on which the Scotts Common Stock is listed, the rules and regulations under the Code relating to the qualification of employee stock benefit plans and Scotts' Code of Regulations, the Audit Committee, Compensation Committee and any newly created committees of the Board of Directors shall consist of four directors, and one of the Miracle-Gro Directors shall be entitled to sit on such committee(s) to the same extent, and on the same basis, as the other members of the Board of Directors; and

                  (iv) subject to the fiduciary duties of the members of the Nominating Committee to Scotts' shareholders, Scotts will use its best efforts to cause the Nominating Committee to recommend for election to the class of directors whose terms expire in any year, one Miracle-Gro Director; provided, that if the Shareholders vote all of their outstanding shares of Voting Stock in favor of the election of such Miracle-Gro Director and such Miracle-Gro Director nevertheless is not elected by the shareholders of Scotts, or if such Miracle-Gro Director is not nominated for election or is not recommended for election by the Scotts Board, the provisions of this Article VI shall no longer be in effect.

         SECTION 6.03. RULE 145. With a view to making available to the Shareholders the benefits of Rule 145 promulgated under the Securities Act, and any other similar rules or regulations of the SEC which may at any time permit the Shareholders to sell or distribute without registration the Scotts Common Stock issued upon conversion of the Convertible Preferred Stock or upon exercise of the Warrants, Scotts agrees to use its best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by it under the Exchange Act.

         SECTION 6.04. REGISTRATION RIGHTS. Scotts will comply with the provisions regarding registration rights contained in Annex E hereto.

         SECTION 6.05. RESERVATION OF SHARES. Scotts will reserve and keep available out of its authorized but unissued shares of Scotts Common Stock the full number of shares at any time deliverable on conversion of the Convertible Preferred Stock or exercise of the Warrants.

         SECTION 6.06. STANDSTILL RESTRICTIONS. Until the fifth anniversary of the Effective Time, the Shareholders covenant and agree as follows:

         (a) Without the prior written consent of Scotts, the Shareholders shall not, and shall not permit any of their respective Affiliates or Associates to, directly or indirectly, authorize or make a tender or exchange offer for, or purchase or otherwise acquire, or agree to acquire or obtain, directly or indirectly, beneficial ownership of any Voting Stock, if the effect of such acquisition would be to increase the outstanding number of shares of Voting Stock then beneficially owned by the Shareholders, their Affiliates and their Associates, in the aggregate, to an amount representing more than the Standstill Percentage. It is expressly understood and agreed that, for purposes of this Section 6.06 only, the Warrants, until exercised and subject to the terms of such exercise, do not constitute beneficial ownership of outstanding shares of Voting Stock.

         (b) Notwithstanding the foregoing, the Shareholders shall not be obligated to dispose of any shares of Voting Stock if their aggregate percentage of Total Voting Power is increased as a result of a recapitalization of Scotts or a repurchase of securities by Scotts or any other action taken by Scotts or its Subsidiaries; provided, that, to the extent that any such recapitalization or repurchase would increase the Standstill Percentage by more than 1%, such Shareholders shall be obligated to dispose of shares of Voting Stock sufficient to reduce their aggregate percentage of Total Voting Power to less than the Standstill Percentage plus 1%. If Scotts repurchases any of its Voting Stock and such repurchases result in the Shareholders owning more than the Standstill Percentage, but less than the Standstill Percentage plus 1%, at the effective time of such repurchases, the Shareholders shall not be obligated to divest themselves of the Voting Stock to fall within the foregoing percentage limitation, but shall not acquire any additional Voting Stock unless such acquisition would otherwise be permitted under this Section 6.06.

         (c) Subject to the limitations of subparagraph (a) of this Section 6.06, the Shareholders, their Affiliates and Associates, as a group, shall have the right to purchase Voting Stock in the open market in an amount up to the Standstill Percentage.

         (d) Except as otherwise provided herein, no Shareholder shall join any group or otherwise act in concert with any third person other than Permitted Transferees for the purpose of acquiring, holding or disposing of Voting Stock.

         SECTION 6.07. ADDITIONAL STANDSTILL RESTRICTIONS. After the fifth anniversary of the Effective Time, the Shareholders covenant and agree as follows:

         (a) The Shareholders shall not, and shall not permit any of their respective Affiliates or Associates to, directly or indirectly, authorize or make a tender or exchange offer for, or purchase or otherwise acquire, or agree to acquire or obtain, directly or indirectly, beneficial ownership of any Voting Stock, if the effect of such acquisition would be to increase the number of shares of Voting Stock then beneficially owned by the Shareholders, their Affiliates and their Associates, in the aggregate, to an amount representing more than 49% of Total Voting Power, unless such acquisition is made pursuant to a tender offer for 100% of Total Voting Power which tender offer is (i) made at a price per share which is not less than the Market Price per share on the last trading day before the announcement of such tender offer and (ii) conditioned upon the acquisition by the Shareholders, their Affiliates and their Associates of beneficial ownership of shares of Voting Stock representing at least 50% of the then outstanding Total Voting Power not beneficially owned by the Shareholders or their Affiliates or Associates. It is expressly understood and agreed that, for purposes of this Section 6.07, the Warrants, until exercised and subject to the terms of such exercise, do not constitute beneficial ownership of outstanding shares of Voting Stock.

         (b) Subject to the limitations of subparagraph (a) of this Section 6.07, the Shareholders, their Affiliates and Associates, in the aggregate, shall have the right to purchase Voting Stock in the open market in an amount up to their aggregate percentage ownership permitted under such subparagraph
(a).

         (c) Except as otherwise provided herein, no Shareholder shall join any group or otherwise act in concert with any third person other than Permitted Transferees for the purpose of acquiring, holding or disposing of Voting Stock.

         SECTION 6.08. VOTING. Until the earlier of the fifth anniversary of the Effective Time and such time as the Shareholders no longer beneficially own at least 19% of the Voting Stock:

         (a) The Shareholders will take all such action as may be required so that all shares of Voting Stock owned by the Shareholders, their Affiliates and Associates, as a group, are voted (in person or by proxy) (i) for Scotts' nominees to the Board of Directors of Scotts, in accordance with the recommendation of the Nominating Committee of the Board of Directors, and (ii) on all matters to be voted on by holders of Voting Stock, in accordance with the recommendation of the Board of Directors, except with respect to a proposal as to which shareholder approval is required under Ohio Law relating to (v) an acquisition of Voting Stock of Scotts, (w) a merger or consolidation, (x) a sale of all or substantially all of the assets of Scotts, (y) a recapitalization of Scotts or (z) an amendment to the Articles of Incorporation or Code of Regulations of Scotts which would materially adversely affect the rights of the Shareholders. Each Shareholder shall be present, in person or by proxy, at all duly held meetings of shareholders of Scotts so that all shares of Voting Stock held by the Shareholders may be counted for the purposes of determining the presence of a quorum at such meetings.

         (b) Except as consented to by Scotts in writing, no Shareholder shall deposit any shares of Voting Stock owned by him or her in a voting trust that is not a Permitted Transferee or, subject any such shares to any similar arrangement or agreement with or for the benefit of any Person that is not a Permitted Transferee with respect to the voting of such shares.

         (c) Without Scotts' prior written consent, no Shareholder shall solicit proxies with respect to any Voting Stock or become a participant in any election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) relating to the election of directors of Scotts.

         (d) Without the prior consent of the Shareholder Representative, Scotts shall not (i) issue Voting Stock or Voting Stock Equivalents constituting in the aggregate more than 12.5% of Total Voting Power, other than pursuant to stock option or other employee benefit plans in the ordinary course of business, consistent with past practice; or (ii) in any single transaction or series of related transactions outside of the ordinary course of business, make an acquisition or disposition of assets which would require disclosure pursuant to Item 2 of Form 8- K under the Exchange Act; provided, however, that if five-sixths of the Board of Directors of Scotts determines that it is in the best interests of Scotts and its shareholders to make an acquisition pursuant to clause (ii) above without the consent of the Shareholder Representative, such acquisition may be made without the consent of the Shareholder Representative.

         SECTION 6.09.  RESTRICTIONS ON TRANSFERS OF VOTING STOCK AND WARRANTS.
(a) Prior to the fifth anniversary of the Effective Time, no Shareholder shall, directly or indirectly, sell or transfer any Scotts Common Stock except:

                  (i)  to Scotts or any Person or group approved by Scotts;

                  (ii)  to any Permitted Transferee;

                  (iii) pursuant to a merger or consolidation of Scotts or pursuant to a plan of liquidation of Scotts, which has been approved by the Board of Directors of Scotts;

                  (iv) provided that the rights of the Shareholders under this Agreement shall not transfer to the transferee of such securities, pursuant to a bona fide public offering registered under the Securities Act (which shall be structured to distribute such shares or other securities, if any, through an underwriter or otherwise in such a manner as, to the extent practicable, will not result in any Person or group beneficially owning 3% or more of Total Voting Power being transferred to a single person or group);

                  (v) subject to Section 6.10, provided that the rights of the Shareholders under this Agreement shall not transfer to the transferee of such securities, pursuant to Rule 144, Rule 145 or Rule 144A under the Securities Act or otherwise, (x) if any such sale will not, to the knowledge of the Shareholder, result in any Person or group beneficially owning 3% or more of Total Voting Power to a single person or group and (y) if all such sales by the Shareholders within the preceding three months do not exceed, in the aggregate, the greatest of the limits set forth in Rule 144(e)(1) under the Securities Act;

                  (vi) in response to an offer to purchase or exchange for cash or other consideration any Voting Stock (x) which is made by or on behalf of Scotts, or (y) which is made by another person or group and is approved by the Board of Directors of Scotts within the time such Board is required, pursuant to regulations under the Exchange Act, to advise the shareholders of Scotts of such Board's position on such offer; or

                  (vii) subject to Section 6.10, in any transfer not otherwise described herein so long as such transfer does not, directly or indirectly, result, to the best knowledge of the Shareholder, after reasonable inquiry, in any Person or group beneficially owning 3% or more of Total Voting Power.

         (b)  No Shareholder shall, directly or indirectly, sell or transfer
(x) any Convertible Preferred Stock or other Voting Stock or Voting Stock Equivalents (other than Scotts Common Stock) or (y) prior to the fifth anniversary of the Effective Time, any Warrants, except:

                  (i)  to Scotts or any Person or group approved by Scotts;

                  (ii)  to any Permitted Transferee; or

                  (iii) pursuant to a merger or consolidation of Scotts or pursuant to a plan of liquidation of Scotts.

                  (iv) Convertible Preferred Stock convertible into Scotts Common Stock representing in the aggregate no more than 15% of the outstanding shares of Scotts Common Stock on a fully diluted basis or any number of Warrants:

                            (1) subject to Section 6.10, provided that the rights of the Shareholders under this Agreement shall not transfer to the transferee of such securities and provided that the Shareholders do not sell or transfer Warrants pursuant to this clause (1) more than once per fiscal quarter in the aggregate, pursuant to Rule 145 or Rule 144A under the Securities Act or otherwise, (x) if any such sale will not to the knowledge of the Shareholder, result in any Person or group beneficially owning 3% or more of Total Voting Power and (y) if all such sales by the Shareholders within the preceding three months do not exceed, in the aggregate, the greatest of the limits set forth in Rule 144(e)(1) under the Securities Act; or

                            (2) subject to Section 6.10, in any transfer not otherwise described herein so long as such transfer does not, directly or indirectly, result, to the best knowledge of the Shareholder, after reasonable inquiry, in any Person or group beneficially owning 3% or more of Total Voting Power.

         SECTION 6.10. RIGHT OF FIRST OFFER. Prior to making any sale or transfer of shares of Scotts Common Stock pursuant to Section 6.09(a) (v) or
(vii) or of the Convertible Preferred Stock or Warrants pursuant to Section 6.09(b)(iv), the selling Shareholder (the "Selling Shareholder") will give Scotts the opportunity to purchase such shares in the following manner:

         (a) The Selling Shareholder shall give notice (the "Transfer Notice") to Scotts in writing of such intention specifying the number of shares of Scotts Common Stock or Convertible Preferred Stock proposed to be sold or transferred, the proposed price therefor (the "Transfer Consideration") and the other material terms upon which such disposition is proposed to be made; provided, that in the case of a sale or transfer of Convertible Preferred Stock made pursuant to Section 6.09(b)(iv), the Transfer Consideration shall be equal to (x) the aggregate Market Price of the shares of Scotts Common Stock into which such shares of Convertible Preferred Stock could be converted at the time of such Transfer Notice multiplied by (B) 105%.

         (b) Scotts shall have the right, exercisable by written notice given by Scotts to the Selling Shareholder within two business days after receipt of the Transfer Notice (except in the case of a sale or transfer of Convertible Preferred Stock made pursuant to Section 6.09(b)(iv), in which case, ten business days after receipt of the Transfer Notice), to purchase all or any part of the shares of Scotts Common Stock or Convertible Preferred Stock or the number of Warrants specified in such Transfer Notice for cash in an amount equivalent to the Transfer Consideration.

         (c) If Scotts exercises its right of first offer hereunder, the closing of the purchase of the shares of Scotts Common Stock or Convertible Preferred Stock with respect to which such right has been exercised shall take place within ten business days after Scotts gives notice of such exercise, which period of time shall be extended, as necessary, in order to comply with applicable securities and other applicable laws and regulations. Upon exercise of its right of first offer, Scotts and the Selling Shareholder shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

         (d) If Scotts does not exercise its right of first offer hereunder within the time specified for such exercise, the Selling Shareholder shall be free, during the period of 90 calendar days following the expiration of such time for exercise, to sell the shares of Scotts Common Stock or Convertible Preferred Stock or the number of Warrants specified in the Transfer Notice pursuant to Section 6.09(a)(v) or (vii) or
Section 6.09(b)(iv), respectively, at a price not less than the Transfer Consideration.

         (e) In the event that Scotts elects to exercise any of its rights under this Section 6.10, Scotts may specify, prior to closing such purchase, another person as its designee to purchase the shares of Scotts Common Stock or Convertible Preferred Stock to which such notice of intention to exercise such rights relates. If Scotts designates another person as the purchaser pursuant to this Section 6.10, Scotts shall be legally obligated to complete such purchase if its designee fails to do so.


                                 ARTICLE VII

                  COVENANTS OF SCOTTS AND MERGER SUBSIDIARY

         Scotts agrees that:

         SECTION 7.01. CONDUCT OF THE BUSINESS OF SCOTTS. From the date hereof until the Effective Time, unless the Company shall otherwise have consented in writing, Scotts shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its best efforts to preserve intact its business organization and relationships with third parties. Except as contemplated or required by this Agreement or set forth in Section 7.01 of the Scotts Disclosure Schedule, Scotts shall not, and shall cause its Subsidiaries not to, do, or propose or agree to do, any of the following without the prior written consent of the
Company:

         (a) adopt or propose any change in its Articles of Incorporation or Code of Regulations;

         (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

         (c) lease, license or dispose of any assets or property, which assets or property is material to Scotts and its Subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice ;

         (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Scotts' capital stock;

         (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, a material amount of its capital stock;

         (f)  agree or commit to do any of the foregoing; or

         (g) take or agree or commit to take any action that would make any representation and warranty of Scotts or Merger Subsidiary hereunder inaccurate in any respect at, or as of any time prior to the Effective Time.

         SECTION 7.02. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof until the Effective Time, Scotts shall afford the Company, its officers, directors, employees, counsel, financial advisors, auditors and other authorized representatives (the "Company Representatives") reasonable access to the offices, properties, books and records of Scotts and Merger Subsidiary, will furnish to the Company and the Company Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Scotts' employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Scotts and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Scotts and Merger Subsidiary to the Company and the Shareholders hereunder.

         (b) All information obtained by the Company pursuant to this Section shall be kept confidential in accordance with the confidentiality agreements dated as of October 3, 1994, between Scotts and the Company.

         SECTION 7.03. OBLIGATIONS OF MERGER SUBSIDIARY. Scotts will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 7.04. OTHER OFFERS. From the date hereof until the later of the termination of this Agreement and the Effective Time, neither Scotts nor any officer, director, employee or other agent of Scotts will, directly or indirectly, (i) take any action to solicit, initiate or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Scotts (a "Scotts Acquisition Proposal"), other than the transactions contemplated by this Agreement, or (ii) engage in negotiations with, or disclose any nonpublic information relating to Scotts or afford access to the properties, books or records of Scotts to, any Person that Scotts believes may be considering making, or has made, a Scotts Acquisition Proposal. Scotts will promptly notify the Company upon receipt of any Scotts Acquisition Proposal or any indication that any Person is considering making a Scotts Acquisition Proposal or any request for nonpublic information relating to Scotts or for access to the properties, books or records of Scotts by any Person that may be considering making, or has made, a Scotts Acquisition Proposal and will keep the Company fully informed of the status and details of any such Scotts Acquisition Proposal, indication or request.

         SECTION 7.05. NOTICES OF CERTAIN EVENTS. Scotts shall promptly notify the Company of:

                  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (iii) the occurrence, or non-occurrence, of any event the occurrence, or non- occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and

                  (iv) any failure of Scotts or Merger Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Company.

         SECTION 7.06. PROXY STATEMENT AND SHAREHOLDER VOTE. (a) As promptly as practicable after the execution of this Agreement, Scotts shall prepare and file with the SEC (i) the Scotts Proxy Statement relating to Scotts' 1995 Annual Meeting of Shareholders or a Special Meeting of Shareholders at which the Scotts Shareholder Consent will be solicited (the "Scotts Shareholder Meeting"), (ii) a registration statement on Form S-4 in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the

Merger Consideration (the "Registration Statement"). Scotts shall use its best efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all actions required under any applicable federal or state securities laws in connection with the issuance of the Merger Consideration. Scotts shall take such action as is necessary to ensure that the Proxy Statement and the Registration Statement comply with the Exchange Act and the Securities Act, respectively. As promptly as practicable after review by the SEC, Scotts shall mail the Scotts Proxy Statement to its shareholders. The Scotts Proxy Statement shall include the recommendation of the Board of Directors of Scotts in favor of (i) the amendment of Scotts' Articles of Incorporation to authorize the Convertible Preferred Stock; (ii) the acquisition by the Shareholders of more than 33-1/3% (but less than 50%) of Scotts' voting power, as contemplated by Section 1701.831 of the Ohio Law; and
(iii) the amendment of Scotts' Code of Regulations to implement a classified Board of Directors consisting of three classes of up to four directors each, to require a two-thirds vote of Shareholders on certain matters and to implement certain limitations on the ability of shareholders to call special meetings. Attached hereto as Annex G is each of the amendments to Scotts' Articles of Incorporation and Code of Regulations which is proposed to be adopted by the shareholders of Scotts at the Scotts Shareholder Meeting.

         (b) Scotts will ensure that the Scotts Proxy Statement and the Registration Statement will not, at the time (i) each such document is filed with the SEC, (ii) each such document is first published, sent or given to shareholders of Scotts, (iii) the Registration Statement is declared effective by the SEC, (iv) the Scotts Shareholder Meeting is convened and (v) the Effective Time occurs, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading (except to the extent that any untrue statement or omission or alleged untrue statement or omission was made or omitted in reliance upon information furnished to Scotts by the Company or the Shareholders).

         SECTION 7.07. DIRECTOR AND OFFICER INDEMNIFICATION. From and after the Effective Time, Scotts will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Miracle-Gro Constituent Companies in respect of acts or omissions occurring prior to the Effective Time to the extent provided under such Miracle-Gro Constituent Company's certificate of incorporation and by-laws, or equivalent organizational documents, in effect on the date hereof; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable law, and, provided, further, that such indemnification shall not apply to claims made by or on behalf of any stockholder or former stockholder of any Miracle-Gro Constituent Company.

         SECTION 7.08. EMPLOYEE BENEFITS. From and after the Effective Time through the later of December 31, 1995 and such date as the employees of the Miracle-Gro Constituent Companies commence participation in Scotts' employee benefits plans, as described in the following sentence (the "Plan Transfer Date"), Scotts will cause the Surviving Corporation and/or New Miracle-Gro to provide benefits to the Miracle-Gro Constituent Companies' employees that are comparable to those provided by the Miracle-Gro Constituent Companies immediately prior to the Effective Time. From and after the Plan Transfer Date, all employees of the Surviving Corporation shall become participants in the employee benefit plans and programs maintained by Scotts for similarly situated employees of Scotts. Such employee benefit plans that are health benefit plans shall (i) recognize expenses and claims that were incurred by such employees in the year in which the Effective Time occurs and recognized for similar purposes under the Miracle-Gro Constituent Companies' plans as of the Effective Time, and (ii) provide coverage (without any required waiting period) for pre-existing health conditions to the extent covered under the applicable plans or programs of the Miracle-Gro Constituent Companies' plans as of the Effective Time. In addition, such employee benefit plans and programs shall credit such employees with years of service with the Miracle-Gro Constituent Companies for all plan purposes; provided, however, that no such crediting shall be required to the extent that it would result in a duplication of benefits. Scotts will cause New Miracle-Gro, as successor corporation, to perform the obligations of the Company under the agreements set forth in Section 7.08 of the Miracle-Gro Disclosure Schedule.

         SECTION 7.09. EMPLOYEE STOCK OPTIONS. Subject to the fiduciary duties of Scotts' Board of Directors and appropriate authorization therefrom, Scotts agrees to use reasonable efforts to fund the issuance of Scotts Common Stock pursuant to the exercise of employee stock options granted after the date hereof through shares of Scotts Common Stock held as treasury stock, which are acquired after the date hereof, or through open market or privately negotiated repurchases of Scotts Common Stock.


                                 ARTICLE VIII

                     COVENANTS OF SCOTTS, THE MIRACLE-GRO
                  CONSTITUENT COMPANIES AND THE SHAREHOLDERS

         The parties hereto agree that:

         SECTION 8.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as possible.

         SECTION 8.02. CERTAIN FILINGS. The Miracle-Gro Constituent Companies and Scotts shall cooperate with one another (a) in connection with the preparation of the Scotts Proxy Statement and the Registration Statement (including, but not limited to, the preparation of any financial statements or pro forma financial statements required to be included therein), and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Scotts Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 8.03. PUBLIC ANNOUNCEMENTS. Scotts and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any transaction contemplated herein and, except as may be required by applicable law or any listing agreement with any national securities exchange, Scotts will not issue any such press release or make any such public statement prior to such consultation and no Miracle-Gro Constituent Company will issue any such press release or make any such public statement without the prior written consent of Scotts, which shall not be unreasonably withheld.

         SECTION 8.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 8.05. TAX MATTERS. (a) The Shareholders shall be solely responsible for preparing and filing on a timely basis all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Miracle-Gro Constituent Companies for all taxable periods ending at or before the Effective Time. The Shareholders shall be solely responsible for and shall pay on a timely basis all taxes due thereon.

         (b) Scotts shall be solely responsible for preparing and filing on a timely basis all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Company for all taxable periods beginning after the Effective Time. Scotts shall be solely responsible for and shall pay on a timely basis all taxes due thereon.

         (c) The Shareholders and Scotts shall jointly prepare all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Miracle-Gro Constituent Companies for all taxable periods beginning before and ending after the Effective Time ("Straddle Periods"). The Shareholders and Scotts shall allocate any liability for taxes relating to Straddle Periods on the basis of an interim closing of the books as of the Effective Time.

         (d) The Shareholders and Scotts agree to furnish to each other, upon written request, as promptly as practicable, such information and reasonable assistance relating to the Miracle-Gro Constituent Companies as is necessary for the filing of any Tax Return required to be filed after the Effective Time. The Shareholders and Scotts also agree to cooperate with each other in the conduct of any audit or other proceeding involving one or more of the Miracle-Gro Constituent Companies or any successor corporation. In any such case, each party shall use its best efforts to cause its financial advisors, auditors and other authorized representatives to cooperate therewith.

         SECTION 8.06. TAX TREATMENT. (a) The Company and the Shareholders agree to accept the opinion of Skadden, Arps, Slate, Meagher & Flom, substantially in the form of Annex H hereto, in satisfaction of the condition set forth in Section 9.03(iv). The Company agrees that the representations and warranties set forth in the officer's certificate with respect to each of the Miracle-Gro Companies, which certificates are attached to such Annex H, are true and correct in all material respects as of the date hereof, and, assuming such representations and warranties continue to be true and correct in all material respects immediately prior to the Effective Time and that an authorized officer of Scotts and Merger Subsidiary executes the officer's certificate of Scotts and Merger Subsidiary attached to such Annex H, agree to cause an authorized officer of each of the Miracle-Gro Constituent Companies to execute such officer's certificates.

         (b) None of the Shareholders, the Miracle-Gro Constituent Companies, Scotts or Merger Subsidiary has taken, or will take, any action or omitted to take any action which would (i) cause the representations and warranties in the officer's certificates (attached to Annex H) not to be true and correct in all material respects and (ii) cause any of the Merger Transactions to fail to qualify as a reorganization under Section 368(a) of the Code or otherwise jeopardize the status of any of the Merger Transactions as a tax-free reorganization within the meaning of Section 368(a) of the Code. The Shareholders and the Miracle-Gro Constituent Companies agree to use their best efforts to cause each of the Merger Transactions to qualify as tax-free reorganizations within the meaning of Section 368(a) of the Code.

         (c) Scotts agrees to cause the Surviving Corporation and New Miracle-Gro not to take any action or omit to take any action at or after the Effective Time if Scotts reasonably believes after consultation with counsel that such action or inaction, respectively, would jeopardize the status of any of the Merger and the Subsequent Mergers as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         SECTION 8.07. TAX GROSS-UP. (a) Notwithstanding anything herein to the contrary, the parties hereby agree that prior to the Effective Time the Miracle-Gro Constituent Companies shall distribute to the Shareholders an amount equal to $22 million. The Company may borrow funds to finance the payment of such distribution. Unless specifically requested by the Shareholder Representative, (i) no funds or assets will be supplied by Scotts directly or indirectly to repay such loan, and (ii) in the event that the Surviving Corporation determines that it does not have sufficient funds to repay such loan, it shall use its best efforts to borrow funds for such repayment without a guarantee or other credit support from Scotts.

         (b) In the event that pursuant to Section 1366 of the Code, the aggregate taxable income of the Shareholders with respect to the aggregate income of the Miracle-Gro Constituent Companies for the fiscal year commencing October 1, 1994, and ending at the Effective Time exceeds $22 million by up to $1 million (such excess being the "Excess Amount"), Scotts shall cause New Miracle-Gro to distribute to the Shareholders an additional amount of cash equal to 46% of such Excess Amount. The foregoing distribution shall be made so as to qualify under Section 1371(e)(1) of the Code and, in any event, shall be made not later than 30 days following the date on which the said aggregate income of the Miracle-Gro Constituent Companies, or any portion thereof, is determined to exceed $22 million.

         (c) In the event that the distribution contemplated by Section 8.07(b) does not qualify as a distribution under Section 1371(e)(1) of the Code, Scotts shall pay the Shareholders an amount which, after the payment of all Taxes due from the Shareholders with respect to such amount, shall equal 46% of the Excess Amount. The amount to be paid to the Shareholders pursuant to this subsection shall not exceed $852,000.


                                  ARTICLE IX

                           CONDITIONS TO THE MERGER

         SECTION 9.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, the Shareholders, Scotts and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

                  (i) Scotts shall have received the consent of the Requisite Banks (as defined in the Third Amended and Restated Credit Agreement dated as of April 7, 1992, as amended (the "Credit Agreement"), among Scotts, the Banks listed therein and Chemical Bank, as Agent) to the Merger Transactions and the other transactions contemplated herein, and the Credit Agreement provisions relating to restricted payments, operating and financial condition ratios and events of default shall have been appropriately amended in contemplation of the transactions contemplated by this Agreement, all of which shall be reasonably satisfactory to the Miracle-Gro Constituent Companies;

                  (ii) Scotts shall have received the consent to the Merger Transactions and the other transactions contemplated herein by the holders of a majority of aggregate principal amount of Scotts' outstanding 9-7/8% Senior Subordinated Notes due August 1, 2004, pursuant to the terms of the Indenture dated as of June 1, 1994, as supplemented (the "Notes Indenture"), between Scotts and Chemical Bank, as trustee;

                  (iii) Scotts' shareholders shall have approved the acquisition by the Shareholders of more than 33-1/3% (but less than 50%) of Scotts' voting power, in accordance with the provisions of
         Section 1701.831 of Ohio Law;

                  (iv) shareholders representing more than 66-2/3% of the outstanding Scotts Common Stock shall have approved the amendment of Scotts' Articles of Incorporation to authorize the issuance of the Convertible Preferred Stock;

                  (v) shareholders representing more than a majority of the outstanding Scotts Common Stock shall have approved the amendment of Scotts' Code of Regulations to authorize a classified Board of Directors;

                  (vi) the applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

                  (vii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

                  (viii) other than the filing of certificates of merger and/or other merger documents in accordance with New Jersey Law and Ohio Law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by the Company, Scotts and Merger Subsidiary prior to the consummation of the Merger shall have been obtained from, and made with, all required governmental or regulatory authorities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure of which to obtain or make would not, at or after the Effective Time, individually or in the aggregate, have a Company Material Adverse Effect or a Scotts Material Adverse Effect; and

                  (ix) the Registration Statement shall have been declared effective under the Securities Act and there shall be no stop order or threatened stop order with respect thereto.

         SECTION 9.02. CONDITIONS TO THE OBLIGATIONS OF SCOTTS AND MERGER SUBSIDIARY. The obligations of Scotts and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

                  (i) the Miracle-Gro Constituent Companies and the Shareholders shall have performed in all material respects their respective agreements and covenants required by this Agreement to be performed by them at or prior to the Effective Time; the representations and warranties of the Miracle-Gro Constituent Companies and the Shareholders contained in this Agreement and in any certificate delivered by any Miracle-Gro Constituent Company or Shareholder pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, and Scotts shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect;

                  (ii) since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or condition (financial or otherwise) of the Miracle-Gro Constituent Companies having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and Scotts shall have received a certificate of the Chief Executive Officer of the Company to such effect;

                  (iii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company after the Effective Time;

                  (iv) Scotts shall have received Employment Agreements substantially in the forms attached hereto as Annex F-1, F-2 and F-3 executed by Horace Hagedorn, John Kenlon and James Hagedorn, respectively; and

                  (v) Scotts shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company to enter to, deliver and perform this Agreement, all in form and substance satisfactory to Scotts.

         SECTION 9.03. CONDITIONS TO THE OBLIGATIONS OF THE MIRACLE-GRO CONSTITUENT COMPANIES AND THE SHAREHOLDERS. The obligations of the Miracle-Gro Constituent Companies and the Shareholders to consummate the Merger Transactions are subject to the satisfaction of the following further conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

                  (i) Scotts and Merger Subsidiary shall have performed in all material respects their respective agreements and covenants required by this Agreement to be performed by them at or prior to the Effective Time; the representations and warranties of Scotts and Merger Subsidiary contained in this Agreement and in any certificate delivered by Scotts or Merger Subsidiary pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, and the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Scotts to the foregoing effect;

                  (ii) since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or condition (financial or otherwise) of Scotts having or reasonably likely to have, individually or in the aggregate, a Scotts Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer of Scotts to such effect;

                  (iii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of Scotts after the Effective Time;

                  (iv) the Company and the Shareholders shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom substantially in the form attached hereto as Annex H to the effect that each of the Merger and each of the Subsequent Mergers constitutes a tax-free reorganization pursuant to Section 368(a) of the Code; and

                  (v) the Company shall have received all documents it may reasonably request relating to the existence of Scotts and Merger Subsidiary and the authority of Scotts and Merger Subsidiary to enter to, deliver and perform this Agreement, all in form and substance satisfactory to the Company.

                                  ARTICLE X

                                 TERMINATION

         SECTION 10.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the Shareholders or of the shareholders of Scotts):

                  (a)  by mutual written consent of the parties hereto;

                  (b) by any party if the Merger has not been consummated by September 30, 1995;

                  (c) by any party if, prior to the Effective Time, the Market Price (as defined in Section 6.01) of Scotts Common Stock shall be less than the "Target Amount" for ten consecutive trading days, the "Target Amount" being the lesser of $12 per share and the amount determined by multiplying $12 by a percentage equal to 100% minus the percentage decline, if any, in the Standard & Poors 500 Index (as reported by The Wall Street Journal) from the date of this Agreement to the date of the first day of such ten consecutive day trading period;

                  (d) by any party if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Scotts or any Miracle-Gro Constituent Company from consummating any of the Merger Transactions is entered and such judgment, injunction, order or decree shall become final and nonappealable; and

                  (e) by Scotts, upon a breach of any representation, warranty, covenant or agreement on the part of any Miracle-Gro Constituent Company or any Shareholder set forth in this Agreement, or if any representation or warranty of the Miracle-Gro Constituent Companies and the Shareholders shall have become untrue, in either case such that the conditions set forth in Section 9.02 would be incapable of being satisfied by September 30, 1995 (or as otherwise extended); provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 10.01(e);

                  (f) by the Miracle-Gro Constituent Companies and the Shareholders, upon a breach of any representation, warranty, covenant or agreement on the part of Scotts or Merger Subsidiary set forth in this Agreement, or if any representation or warranty of Scotts or Merger Subsidiary shall have become untrue, in either case such that the conditions set forth in Section 9.03 would be incapable of being satisfied by September 30, 1995 (or as otherwise extended); provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this
         Section 10.01(f); and

                  (g) by any party hereto if the Scotts' Shareholders shall fail to approve the acquisition contemplated by Section 9.01(iii) at the Scotts Shareholder Meeting.

         SECTION 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 5.02, 7.02 and 12.03 shall survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE XI

                          SURVIVAL; INDEMNIFICATION

         SECTION 11.01. SURVIVAL. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the Effective Time and shall thereupon terminate and be of no further force and effect; provided, that the representations and warranties contained in Sections
3.12 and 4.11 shall survive until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 11.02 or
11.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the specific inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         SECTION 11.02. INDEMNIFICATION. (a) The Company and each Shareholder hereby jointly and severally indemnify Scotts against and agree to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by Scotts arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company or the Shareholders pursuant to this Agreement.

         (b) Scotts hereby indemnifies the Company and the Shareholders against and agrees to hold them harmless from any and all Loss incurred or suffered by the Company and/or the Shareholders arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Scotts pursuant to this Agreement.

         SECTION 11.03. PROCEDURES. (a) The party seeking indemnification under Section 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section
11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided that such consent is not unreasonably withheld.

         (b) The Indemnified Party shall cooperate fully in all aspects of any matter for which indemnity is sought pursuant to this Article XI with respect to an action brought by a third party, including, in such case, by providing reasonable access to employees and officers (as witnesses or otherwise) and other information.

                                 ARTICLE XII

                                MISCELLANEOUS

         SECTION 12.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be given,

         if to Scotts or Merger Subsidiary, to:

                  The Scotts Company
                  14111 Scottslawn Road
                  Marysville, OH 43041
                  Attn.:  Craig D. Walley, General Counsel
                  Telecopy: (513) 644-7072

                  with a copy to:

                  G. Robert Lucas, II
                  Vorys, Sater, Seymour and Pease
                  52 East Gay Street
                  Columbus, OH 43215
                  Telecopy: (614) 464-6350

         if to the Company, the Shareholders or the Shareholder Representative, to:

                  Stern's Miracle-Gro Products, Inc.
                  800 Port Washington Boulevard
                  Port Washington, NY 11050
                  Attn.: John Kenlon, President
                  Telecopy: (516) 883-6563

                  with a copy to:

                  Horace Hagedorn
                  800 Port Washington Boulevard
                  Port Washington, NY 11050
                  Telecopy:  (516) 883-6563

                  with a further copy to:

                  J. Michael Schell
                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, NY 10022
                  Telecopy: (212) 735-2000
                  and a further copy to:

                  Jonathan R. Karis
                  Hutchins, Wheeler & Dittmar
                  101 Federal Street
                  Boston, MA 02110
                  Telecopy:  (617) 951-1295

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

         SECTION 12.02. AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of Scotts, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the Articles of Incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Scotts.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 12.03. EXPENSES; TAXES. All costs and expenses incurred in connection with this Agreement shall be paid by Scotts in the case of the costs and expenses of Scotts and Merger Subsidiary, and by the Shareholders in the case of the costs and expenses of the Miracle-Gro Constituent Companies and the Shareholders which have not been paid at the Effective Time. Notwithstanding the foregoing, all applicable sales, use or transfer taxes, if any, and all capital gains or income taxes of any of the Shareholders or any of the Miracle-Gro Constituent Companies, in each case, that may be due and payable as a result of the Merger or the transactions contemplated by this Agreement, whether levied on any Miracle-Gro Constituent Company, any of the Shareholders, Scotts or Merger Subsidiary, shall be borne by the Shareholders.

         SECTION 12.04. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 12.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 12.06. ENTIRE AGREEMENT. This Agreement (together with the exhibits and annexes, the Company Disclosure Schedule, the Scotts Disclosure Schedule and the other documents delivered pursuant hereto) and the confidentiality agreements between the Company and Scotts constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 12.07. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties.

         SECTION 12.08. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Ohio.

         SECTION 12.09. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  MIRACLE-GRO CONSTITUENT COMPANIES:

                                  STERN'S MIRACLE-GRO PRODUCTS, INC.


                                  By /s/ Horace Hagedorn
                                    ----------------------------------
                                  Title:  Chairman and Chief Executive Officer

                                  STERN'S NURSERIES, INC.


                                  By /s/ Horace Hagedorn
                                    ----------------------------------
                                  Title:  Chief Executive Officer

                                  MIRACLE-GRO LAWN PRODUCTS INC.


                                  By /s/ John Kenlon
                                    ----------------------------------
                                  Title:  President

                                  MIRACLE-GRO PRODUCTS LIMITED


                                  By /s/ James Hagedorn
                                    ----------------------------------
                                  Title:  Executive Vice President

                                  SHAREHOLDERS:


                                  /s/ Horace Hagedorn
                                  ------------------------------------
                                  HORACE HAGEDORN


                                  /s/ James Hagedorn
                                  ------------------------------------
                                  JAMES HAGEDORN


                                  /s/ Katherine Hagedorn Littlefield
                                  ------------------------------------
                                  KATHERINE HAGEDORN LITTLEFIELD


                                  /s/ Paul Hagedorn
                                  ------------------------------------
                                  PAUL HAGEDORN

                                   /s/ Peter Hagedorn
                                   -------------------------------
                                   PETER HAGEDORN


                                   /s/ Robert Hagedorn
                                   -------------------------------
                                   ROBERT HAGEDORN


                                   /s/ Susan Hagedorn
                                   -------------------------------
                                   SUSAN HAGEDORN


                                   /s/ John Kenlon
                                   -------------------------------
                                   JOHN KENLON


                                   SCOTTS:

                                   THE SCOTTS COMPANY


                                   By /s/ Tadd C. Seitz
                                     -----------------------------
                                   Title:  Chief Executive Officer


                                   MERGER SUBSIDIARY:

                                   ZYX CORPORATION, an Ohio corporation


                                   By /s/ Theodore J. Host
                                     -----------------------------
                                   Title:  President

                                                                   SCHEDULE 2.03



                      OFFICERS OF SURVIVING CORPORATION
                             AND NEW MIRACLE-GRO



Horace Hagedorn   -    Chairman and Chief Executive Officer

John Kenlon       -    President and Chief Operating Officer

James Hagedorn    -    Executive Vice President

Craig D. Walley   -    Secretary

                                                                         ANNEX A

                                   TERMS OF
                     CLASS A CONVERTIBLE PREFERRED STOCK



         1. DESIGNATION. This series of Preferred Stock shall be designated Class A Convertible Preferred Stock, without par value (the "Class A Preferred").

         2. AUTHORIZED NUMBER. The number of shares constituting the Class A Preferred shall be One Hundred Ninety-Five Thousand (195,000) shares.

         3. DIVIDENDS. (a) The holders of the Class A Preferred shall be entitled to receive, ratably with the holders of any other series of Preferred Stock with Parity Rights (as defined below) as to dividends based on their respective dividend rates, annual cumulative dividends in cash on each outstanding share of Class A Preferred at the rate of $50.00 per share per annum. Such cumulative dividends shall be paid in equal amounts (other than with respect to the initial dividend period) quarterly on June 30, September 30, December 31 and March 31 of each year (unless such day is not a business day, in which event on the next business day) as declared by the Board of Directors to the extent legally permitted, to holders of record as they appear on the register for the Class A Preferred on the June 15, September 15, December 15 and March 15 immediately preceding the relevant Dividend Payment Date (as hereinafter defined), out of any funds at the time legally available therefor, shall accrue until so paid from the date of issuance of the applicable shares of Class A Preferred, and shall be deemed to accrue from day to day, whether or not declared. A quarterly dividend period shall begin on the day following each June 30, September 30, December 31 and March 31 (each a "Dividend Payment Date," whether or not a dividend is paid on such date) and end on the next succeeding Dividend Payment Date. Notwithstanding the foregoing, the first quarterly dividend period shall commence on the date of issue, and such dividend shall be paid on June 30, 1995 for the actual number of days in such period. If dividends shall not have been paid, or declared and set apart for payment, upon all outstanding shares of Class A Preferred at the aforesaid times and rates, such deficiency shall be cumulative in full. Any accumulation of dividends shall not bear interest.

         (b) No dividends or other distribution (other than dividends payable in Common Stock), and no redemption, purchase or other acquisition for value (other than redemptions, purchases or acquisitions payable in Common Stock or repurchases of Common Stock from employees of the Company pursuant to obligations existing as of the date hereof or upon foreclosure pursuant to loans existing as of the date hereof to employees of the Company secured by Common Stock), shall be made with respect to the Common Stock or any other class or series of the Company's capital stock ranking junior to the Class A Preferred with respect to dividends or liquidation preferences until cumulative dividends on the Class A Preferred in the full amounts as set forth above for all dividend periods ending, and all amounts payable upon redemption of Class A Preferred, on or prior to the date on which the proposed dividend or distribution is paid, or the proposed redemption, purchase or other acquisition is effected, have been declared and paid or set apart for payment.

         (c) (i) If on any Dividend Payment Date all or any portion of the dividend payable on such date is not so paid and at such time all or any portion of the dividend payable on the next preceding Dividend Payment Date remains in arrears, then from such second Dividend Payment Date (herein the commencement of a default period) until all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Class A Preferred then outstanding shall have been

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declared and paid, all holders of Class A Preferred, voting separately as a class, shall have the right to elect three directors to the Company's Board of Directors ("Directors").

         (ii) Such Directors shall be designated by the Shareholder Representative (as defined in the Merger Agreement) and shall be appointed to the Board, to fill vacancies newly created for such purpose, immediately upon such designation. After the holders of the Class A Preferred shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Class A Preferred as herein provided.

         (iii) Immediately upon the expiration of a default period, (x) the right of the holders of Class A Preferred as a class to elect Directors pursuant to this Section 3(c) shall cease, (y) the term of any Directors elected by the holders of Class A Preferred as a class pursuant to this Section 3(c) shall terminate, and (z) the number of Directors shall be such number as was in effect immediately prior to the increase contemplated by this
Section 3(c).

         4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner:

         (a) The holders of the Class A Preferred shall be entitled to receive, ratably with the holders of any other series of Preferred Stock with Parity Rights (as defined below) as to liquidation preferences based on their respective preference amounts (which, in the case of the Class A Preferred, shall include any amounts owing in respect of accrued and unpaid dividends), prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Common Stock (or any other securities of the Company ranking junior to the Class A Preferred as to liquidation preferences), the preference amount (in cash) of $1,000 per share for each share of Class A Preferred then held by them plus an amount equal to all accrued but unpaid dividends (whether or not declared) on the Class A Preferred to the date of liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Class A Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Class A Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences in the proportion that the aggregate preferential amount of shares of Class A Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences held by each such holder bears to the aggregate preferential amount of all shares of Class A Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences. After payment has been made to the holders of the Class A Preferred and of any other series of Preferred Stock with Parity Rights as to liquidation preferences of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Class A Preferred, and the remaining assets of the Company shall be distributed among the holders of the Common Stock (and other junior securities with regard to liquidation preferences) in accordance with the Restated Articles of Incorporation and applicable law.

         (b) For purposes of this Section 4, a merger or consolidation of the Company with or into any other corporation or corporations in which the Company is not the surviving corporation, or a voluntary sale of all or substantially all of the assets of the Company, shall not be treated as a liquidation, dissolution or winding up of the Company (unless in connection therewith, the liquidation, dissolution or winding up of the Company is specifically approved), but shall be treated as provided in Section 7(e) hereof.

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     5.       PROVISIONS GENERALLY APPLICABLE TO DIVIDENDS AND LIQUIDATION.

         (a) The term "Parity Rights," as used in this Article FOURTH of the Restated Articles of Incorporation, shall mean dividend rights and liquidation preferences of any series of Preferred Stock of the Company which have preferences upon any liquidation, dissolution, or winding up of the Company or rights with respect to the declaration, payment and setting aside of dividends on a parity with those of the Class A Preferred.

         (b) Except as otherwise permitted by the Agreement and Plan of Merger dated as of January 26, 1995 among Stern's Miracle-Gro Products, Inc., Stern's Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products Limited, the Shareholders listed therein, the Company and ZYX Corporation (the "Merger Agreement"), the Company will not, by amendment of its Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Sections 3 and 4 and in the taking of all such action as may be necessary or appropriate in order to protect the dividend and liquidation rights of the holders of the Class A Preferred against impairment; provided, however, that nothing herein will prevent the Company from creating any new series of Preferred Stock with higher dividend rates or liquidation payments so long as the priority of such rights is not senior to the rights of the Class A Preferred.

         6. VOTING RIGHTS. Except as otherwise required by law, the holder of each share of Class A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Class A Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class or series. Holders of Class A Preferred shall be entitled to receive the same notice of any shareholders' meeting as is provided to holders of Common Stock. Fractional votes by the holders of Class A Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Class A Preferred held by each holder could be converted) be rounded to the nearest whole number. The Company will, or will cause the registrar to, transmit to the registered holders of the Class A Preferred all reports and communications from the Company that are generally mailed to holders of its Common Stock.

         7. CONVERSION. The holders of the Class A Preferred have conversion rights as follows (the "Conversion Rights"):

         (a) RIGHT TO CONVERT. Each share of Class A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business of the Company on the business day next preceding any date set for the redemption thereof (provided that funds sufficient to redeem all shares to be redeemed on such date have been paid or made available for payment as described in Section 8(b)(iii)), at the office of the Company or any transfer agent for the Class A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be $19 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

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
         (b) ACCRUED DIVIDENDS AND FRACTIONAL SHARES. Dividends shall cease to accrue on shares of Class A Preferred surrendered for conversion into Common Stock; provided, however, that any dividends (whether or not declared) upon such shares which were accrued as of but not paid on or before the Dividend Payment Date immediately preceding the conversion date shall be paid in cash upon such conversion or as soon thereafter as permitted by law.

         No fractional shares of Common Stock shall be issued upon conversion of Class A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by the Market Price at the time of conversion.

         (c) MECHANICS OF CONVERSION. Before any holder of Class A Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Class A Preferred to be converted, duly endorsed, at the office of the Company or of any transfer agent for the Class A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. The Company shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Class A Preferred (or to any other person specified in the notice delivered by such holder), a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In case any certificate for shares of Class A Preferred shall be surrendered for conversion of only a part of the shares represented thereby, the Company shall deliver at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class A Preferred represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing Class A Preferred are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates for shares of Common Stock issuable upon conversion of shares of Class A Preferred shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the Company shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Class A Preferred being converted.

         (d)  EFFECTS OF CERTAIN EVENTS.

         (i) COMMON STOCK DIVIDENDS, SUBDIVISIONS OR COMBINATIONS. In case the Company shall (A) pay or make a dividend or other distribution to all holders of its Common Stock in shares of its Common Stock, (B) subdivide, split or reclassify the outstanding shares of its Common Stock into a larger number of shares or (C) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of each outstanding share of Class A Preferred shall thereafter be entitled to receive upon the conversion of such share the number of shares of Common Stock which such holder would have owned and been entitled to receive had such shares of Class A Preferred been converted immediately prior to the happening of any of the events described above

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
or, in the case of a stock dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this clause (i) shall become effective immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split, combination or reclassification.

         (ii) DISTRIBUTIONS OF ASSETS OR SECURITIES OTHER THAN COMMON STOCK. In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any of its capital stock (other than Common Stock), rights or warrants to purchase any of its securities (other than those referred to in (iii) below), cash (other than any regular quarterly or semi-annual dividend which the Board of Directors of the Company determines), other assets or evidences of its indebtedness, then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Average Market Price per share of Common Stock at the record date for determining shareholders entitled to such dividend or distribution less the fair market value (as determined in good faith by the Board of Directors) of the portion of the securities, cash, assets or evidences of indebtedness so distributed applicable to one share of Common Stock, and of which the denominator shall be such Average Market Price per share. An adjustment made pursuant to this clause (ii) shall become effective immediately after such record date.

         (iii) BELOW MARKET DISTRIBUTIONS OR ISSUANCES. In case the Company shall issue Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock) to all holders of Common Stock at a price per share (or having an effective exercise, exchange or conversion price per share) less than the Average Market Price per share of Common Stock at the record date for the determination of shareholders entitled to receive such Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of issuance of such Common Stock (or rights, warrants or other securities) by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of shares which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable) would purchase at such Average Market Price, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of additional shares of Common Stock so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable). An adjustment made pursuant to this clause (iii) shall become effective immediately after the record date for determination of shareholders entitled to receive or purchase such Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock). For purposes of this clause (iii), the issuance of any options, rights or warrants or any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to any employee (including consultants and directors) benefit or stock option or purchase plan or program of the Company shall not be deemed to constitute an issuance of Common Stock or options, rights or warrants to which this clause (iii) applies. Notwithstanding anything herein to the contrary, no further adjustment to the Conversion Price shall be made (i) upon the issuance or sale of Common Stock upon the exercise of any rights or warrants or (ii) upon the issuance or sale of Common Stock upon conversion or exchange of any convertible securities, if any adjustment in the Conversion Price was made or required to be made upon the issuance or sale of such rights, warrants or securities.

         (iv) REPURCHASES. In case at any time or from time to time the Company or any subsidiary thereof shall repurchase, by self tender offer or otherwise, any shares of Common Stock of the Company at a weighted

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
average purchase price in excess of the Average Market Price on the business day immediately prior to the earliest of the date of such repurchase, the commencement of an offer to repurchase or the public announcement of either (such date being referred to as the "Determination Date"), the Conversion Price in effect as of such Determination Date shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be (A) the product of (x) the number of shares of Common Stock outstanding on such Determination Date and (y) the Average Market Price of the Common Stock on such Determination Date minus (B) the aggregate purchase price of such repurchase and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding on such Determination Date minus the number of shares of Common Stock repurchased by the Company or any subsidiary thereof in such repurchase and (y) the Average Market Price of the Common Stock on such Determination Date. For purposes of this clause (iv), the repurchase or repurchases by the Company or any subsidiary thereof within any 12 month period of not more than 15% of the shares of Common Stock outstanding as of the first date of such period, at a price not in excess of 120% of the Average Market Price as of the Determination Date of any such repurchase, shall not be deemed to constitute a repurchase to which this clause (iv) applies. An adjustment made pursuant to this clause (iv) shall become effective immediately after the effective date of such repurchase.

         (e) CERTAIN REORGANIZATIONS. In the event of any change, reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company (other than any reclassification referred to in Section 7(d)(i)), whether pursuant to a merger, consolidation, reorganization or otherwise, or the sale or other disposition of all or substantially all of the assets and properties of the Company, the shares of Class A Preferred shall, after such merger, consolidation, reorganization or other transaction, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property, of the Company or otherwise, to which such holder would have been entitled if immediately prior to such event such holder had converted its shares of Class A Preferred into Common Stock at the Conversion Price in effect as of the consummation of such event. The provisions of this Section 7(e) shall similarly apply to successive changes, reclassifications, conversions, exchange or cancellations.

         (f) NO IMPAIRMENT. Except as permitted by the Merger Agreement, the Company will not, by amendment of its Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class A Preferred against impairment.

         (g) CALCULATION OF ADJUSTMENTS. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Section 7 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 7, as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

         (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 8, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Class A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Class A Preferred.

     (i)  NOTICES.

          (A)  In the event that the Company shall propose at any time:

               (1) to declare any dividend or distribution upon its Common Stock;

               (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

               (3) to effect any transaction of the type described in Section 7(e) hereof involving a change in the Common Stock;

     then, in connection with each such event, the Company shall send to the holders of the Class A Preferred:

                    (i) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (1) and (2) above; and

                    (ii) in the case of the matters referred to in (3) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the time on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (B) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send to the holders of the Class A Preferred at least 20 days' prior written notice.

          (C) The Company shall send written notice immediately upon any public announcement with respect to an open market repurchase program, any self tender offer for shares of Common Stock and any other repurchase other than a repurchase of stock of an employee or consultant pursuant to any benefit plan or agreement.

     8.   REDEMPTION.

     (a) REDEMPTION. The Class A Preferred shall not be subject to redemption prior to the last day of the month in which the fifth anniversary of the date of issuance occurs. On or after such date, the Company may, at its option, redeem all or from time to time any part of the shares of Class A Preferred, out of funds legally available therefor, upon giving the Redemption Notice as set forth in Section 8(b) hereof. The redemption

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
payment for each share of Class A Preferred shall be an amount (the "Redemption Payment") in cash equal to the sum of (i) the amount of all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption plus (ii) $1000. In the event of a redemption of only a part of the then outstanding Class A Preferred, the Company shall effect such redemption ratably according to the number of shares held by each holder of Class A Preferred.

     (b)  MECHANICS OF REDEMPTION.

     (i) At least 30 days, but no more than 60 days, prior to the date fixed for any redemption pursuant to Section 8(a) (the "Redemption Date"), the Company shall send a written notice (the "Redemption Notice") to the holders of shares to be redeemed on such date (the "Redemption Shares") stating: (A) the total number of shares being redeemed; (B) the number of Redemption Shares held by such holder; (C) the Redemption Date and the Redemption Payment; (D) the date on which such holder's conversion rights as to such shares shall terminate; and (E) the manner in which and the place at which such holder is to surrender to the Company the certificate or certificates representing the Redemption Shares.

     (ii) Upon the surrender to the Company, in the manner and at the place designated, of a certificate or certificates representing Redemption Shares, the Redemption Payment for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. All such surrendered certificates shall be cancelled. Upon redemption of only a portion of the shares of Class A Preferred represented by a certificate surrendered for redemption, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered, at the expense of the Company (except for expenses relating to the issuance of such shares to a person other than the record holder of the Redemption Shares), a new certificate representing the unredeemed shares of Class A Preferred represented by the certificate so surrendered.

     (iii) On or prior to the Redemption Date, the Company shall have the option to deposit the aggregate of all Redemption Payments for all Redemption Shares (other than Redemption Shares surrendered for conversion prior to such date) in a bank or trust company (designated in the notice of such redemption) doing business in the State of Ohio or the City of New York, having aggregate capital and surplus in excess of $500,000,000, as a trust fund for the benefit of the respective holders of Redemption Shares, with irrevocable instructions and authority to the bank or trust company to pay the appropriate Redemption Payment to the holders of Redemption Shares upon receipt of notification from the Company that such holder has surrendered the certificate representing such shares to the Company. Such instructions shall also provide that any such moneys remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Company upon its request as expressed in a resolution of its Board of Directors. The holder of any Redemption Shares in respect of which such deposit has been returned to the Company pursuant to the preceding sentence shall have a claim as an unsecured creditor against the Company for the Redemption Payment in respect thereof, without interest.

     (iv) Provided that the Company has given the Redemption Notice described in Section 8(b)(i) and has on or prior to the Redemption Date either paid or made available (as described in Section 8(b)(iii)) Redemption Payments to the holders of Redemption Shares, all Redemption Shares shall be deemed to have been redeemed as of the close of business of the Company on the applicable Redemption Date. Thereafter, the holder of such shares shall no longer be treated for any purposes as the record holder of such shares of Class A Preferred, regardless of whether the certificates representing such shares are surrendered to the Company or its transfer agent, excepting only the right of the holder to receive the appropriate Redemption Payment, without

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
interest, upon such surrender. Such shares so redeemed shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

     (v) The Company shall not be obligated to pay the Redemption Payment to any holder of Redemption Shares unless the certificates evidencing such shares are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

     (c) LIMITATION ON REDEMPTION. The Company shall not be obligated to redeem any shares of Class A Preferred which have previously been converted into Common Stock. The Company shall not be obligated to redeem shares pursuant to this Section 8 if such redemption would violate any provisions of applicable law. If, after giving the Redemption Notice, the Company is unable, pursuant to applicable law, to redeem some or all unconverted Redemption Shares on any particular Redemption Date, the Company shall promptly notify the holders thereof of the facts that prevent the Company from so redeeming such shares. Thereafter, the Company shall redeem such unredeemed Redemption Shares at such time as it is lawfully able to do so.

      9. STATUS OF CONVERTED SHARES. If shares of Class A Preferred are converted pursuant to Section 7 hereof or redeemed pursuant to Section 8 hereof, the shares so converted or redeemed shall resume the status of authorized but unissued shares of Preferred Stock of the Company unless otherwise prohibited by applicable law.

     10. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or when sent by telegram or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Class A Preferred, to such holder's address of record, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's secretary.

     11. AMENDMENTS AND WAIVERS. Any right, preference, privilege or power of, or restriction provided for the benefit of, the Class A Preferred set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the affirmative vote or written consent of the holders of not less than a majority of the shares of Class A Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the Company and all holders of Class A Preferred.

     12. ADDITIONAL DEFINITIONS. As used herein the term "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is a day on which the New York Stock Exchange, Inc. is open for trading.

     As used herein, the term "Market Price" of a share of Common Stock or of any other security of the Company on any date shall mean: (i) the last reported sales price of the Common Stock or such other security on the principal national securities exchange on which such Common Stock or other security is listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices thereon, as reported in THE WALL STREET JOURNAL, or (ii) if such Common Stock or other security shall not be listed or admitted to trading on a national securities exchange, the last reported sales price on the NASDAQ National Market or, if no such reported sales takes place on any such date, the average of the closing bid and asked prices thereon, as reported in THE WALL STREET JOURNAL, or (iii) if such Common Stock or other security shall not be quoted on such National Market nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by THE WALL STREET JOURNAL for the over-the-counter market, or (iv) if there is no public market for such Common Stock or other security, the fair market value of a share of such Common Stock or a unit of such other security as determined in good faith by the Board of Directors of the Company.

     The term "Average Market Price" shall mean the average of the Market Prices for the 30 consecutive trading days immediately preceding the date in question.

                                                                     ANNEX B



                  SERIES A WARRANT TO PURCHASE COMMON SHARES
                                      of
                              THE SCOTTS COMPANY


     THIS WARRANT WAS ISSUED PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 26, 1995 (THE "MERGER AGREEMENT"), AMONG STERN'S MIRACLE-GRO PRODUCTS, INC., STERN'S NURSERIES, INC., MIRACLE-GRO LAWN PRODUCTS INC., MIRACLE-GRO PRODUCTS LIMITED, THE SHAREHOLDERS LISTED THEREIN, THE SCOTTS COMPANY AND ZYX CORPORATION. NO TRANSFER MAY OCCUR EXCEPT IN CONFORMITY WITH THE TERMS OF THE MERGER AGREEMENT.


No. WA-1 Warrant to Purchase ______ Common Shares, without par value (subject to adjustment)

                       Void after [September 30], 2003


     For value received, THE SCOTTS COMPANY, an Ohio corporation (the "Company"), hereby certifies that ___________, or registered assigns (the "Holder"), is entitled, subject to the terms set forth below and to the Merger Agreement, to purchase from the Company, ______ Common Shares, without par value, of the Company ("Common Stock"), as constituted on [March 31], 1995 (the "Warrant Issue Date"), upon surrender hereof at the principal office of the Company referred to below, with the Notice of Exercise attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States as hereinafter provided at the per share price of $21 (the "Exercise Price"). The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below. The term "Warrant" as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is registered and its transfer may be registered upon the books maintained for that purpose by the Company by delivery of this Warrant duly endorsed.

     Terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

     1. TERM OF WARRANT. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on [March 31], 1995 and ending at 5:00 p.m., Eastern time, on the date eight years and six months after the Warrant Issue Date, and shall be void thereafter.

     2.   EXERCISE OF WARRANT.

          2.1 METHOD. The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, during the term hereof as described in Section 1 above and subject to
Section 2.5, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed by the Holder at the principal executive office of the Company at 14111 Scottslawn Road, Marysville, Ohio 43041 (or such other office or agency of the Company as it may designate by notice in writing to the Holder), upon payment in cash or by wire transfer to a bank account designated by the Company or by a certified or cashier's check of the aggregate Exercise Price of the shares to be purchased; provided, however, that, in lieu of cash, such Holder may pay such Exercise Price by exchanging shares of Common Stock having an aggregate Market Price equal to the aggregate Exercise Price or by reducing the number of shares of Common Stock such Holder would otherwise be entitled to upon such exercise by a number of shares of Common Stock having an aggregate Market Price equal to the aggregate Exercise Price.

          2.2 EFFECT. This Warrant shall be deemed to have been exercised at the time of its surrender for exercise together with full payment as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares at and after such time. As promptly as practicable on or after such date the Company at its expense shall issue to the person entitled to receive the same a certificate for the number of shares of Common Stock issuable upon such exercise. If this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant exercisable for the number of shares for which this Warrant may then be exercised.

          2.3 HOLDER NOT A SHAREHOLDER. The Holder shall neither be entitled to vote nor receive dividends nor be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose until the Warrant has been exercised for shares of Common Stock as provided in this Section 2.

          2.4 NO FRACTIONAL SHARES OR SCRIP. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

          2.5 EXERCISE FOR CASH IN CERTAIN CIRCUMSTANCES. Notwithstanding the foregoing, (a) until the fifth anniversary of the Warrant Issue Date, in the event, and to the extent that, the exercise of this Warrant would cause the Total Voting Power of the Shareholders to exceed the Standstill Percentage, this Warrant shall not be exercisable for shares of Common Stock but rather shall be exercisable solely for the difference at the time of exercise between the Market Price and the Exercise Price at such time and (b) thereafter, in the event, and to the extent that, the exercise of this Warrant would cause the Total Voting Power of the Shareholders to exceed 49%, this Warrant shall not be exercisable for shares of Common Stock but rather shall be exercisable solely for the difference at the time of exercise between the Market Price and the Exercise Price at such time.

     3.   REGISTERED WARRANTS.

          3.1 SERIES. This Warrant is one of a series of Warrants, designated as Series A, which are identical except as to the number of shares of Common Stock purchasable and as to any restriction on the transfer thereof in order to comply with the Securities Act of 1933 (the "Act") and the regulations of the Securities and Exchange Commission promulgated thereunder or state securities or blue sky laws. Such Warrants are referred to herein collectively as the "Warrants."

          3.2 RECORD OWNERSHIP. The Company shall maintain a register of the Holders of the Warrants (the "Register") showing their names and addresses and the serial numbers and number of Common Shares purchasable, issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Warrant in the Register as the sole owner of this Warrant. The Holder of this Warrant is the person exclusively entitled to receive notifications with respect to this Warrant, exercise it to purchase shares of Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

          3.3 REGISTRATION OF TRANSFER. To the extent permitted under the Merger Agreement, transfers of this Warrant may be registered on the Register. Transfers shall be registered when this Warrant is presented to the Company duly endorsed with a request to register the transfer hereof in accordance with the terms of the Merger Agreement. When this Warrant is presented for transfer and duly transferred hereunder, it shall be cancelled and a new Warrant showing the name of the transferee as the Holder thereof shall be issued in lieu hereof. No transfer of this Warrant may take place except in accordance with the terms of the Merger Agreement.

          3.4 WORN AND LOST WARRANTS. If this Warrant becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Warrant in lieu hereof upon its surrender. If this Warrant is lost, destroyed or wrongfully taken, the Company shall issue a new Warrant in place of the original Warrant if the Holder so requests by written notice to the Company and the Holder has delivered to the Company an indemnity agreement reasonably satisfactory to the Company with an affidavit of the Holder that this Warrant has been lost, destroyed or wrongfully taken.

          3.5 RESTRICTIONS ON TRANSFER. (a) This Warrant and the Common Stock issuable upon the exercise hereof have been registered under the Act on Form S-4, and therefore this Warrant and the Common Stock issuable upon the exercise of this Warrant may not be offered for sale, sold or otherwise transferred unless such offer, sale or other transfer complies with Rule 145 under the Act and is otherwise registered under the appropriate state securities or Blue Sky laws or such transfer is exempt from such registration.

          (b) No transfer of this Warrant or the Common Stock issuable upon the exercise hereof may be made except in accordance with the terms of the Merger Agreement.

          3.6 WARRANT AGENT. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Register, issuing Common Stock or other securities then issuable upon the exercise of this Warrant, exchanging or transferring this Warrant, or any or all of the foregoing.

Thereafter, any such registration, issuance, exchange, or transfer, as the case may be, shall be made at the office of such agent.

     4. RESERVATION OF STOCK. The Company covenants that, during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock or Common Stock held in Treasury a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant, upon exercise of the rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be duly authorized, validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

     5.   EFFECTS OF CERTAIN EVENTS.

          5.1 COMMON STOCK DIVIDENDS, SUBDIVISIONS OR COMBINATIONS. In case the Company shall (A) pay or make a dividend or other distribution to all holders of its Common Stock in shares of its Common Stock, (B) subdivide, split or reclassify the outstanding shares of its Common Stock into a larger number of shares or (C) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior thereto shall be adjusted so that the Holder of this Warrant shall thereafter be entitled to receive upon the exercise of this Warrant, subject to
Section 2.5, the number of shares of Common Stock which such Holder would have owned and been entitled to receive had such Warrant been exercised immediately prior to the happening of any of the events described above or, in the case of a stock dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this Section 5.1 shall become effective immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split, combination or reclassification.

          5.2 DISTRIBUTIONS OF ASSETS OR SECURITIES OTHER THAN COMMON STOCK. In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any of its capital stock (other than Common Stock), rights or warrants to purchase any of its securities (other than those referred to in Section 5.3 below), cash (other than any regular quarterly or semi-annual dividend which the Board of Directors of the Company determines), other assets or evidences of its indebtedness, then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Average Market Price per share of Common Stock at the record date for determining shareholders entitled to such dividend or distribution less the fair market value (as determined in good faith by the Board of Directors) of the portion of the securities, cash, assets or evidences of indebtedness so distributed applicable to one share of Common Stock, and of which the denominator shall be such Average Market Price per share. An adjustment made pursuant to this Section 5.2 shall become effective immediately after such record date.

          5.3 BELOW MARKET DISTRIBUTIONS OR ISSUANCES. In case the Company shall issue Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock) to all holders of Common Stock at a price per share (or having an effective exercise, exchange or conversion price per share) less than the Average Market Price per share of Common Stock at the record date for the determination of shareholders entitled to receive such Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the date of issuance of such Common Stock (or rights, warrants or other securities) by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of shares which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable) would purchase at such Average Market Price, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of additional shares of Common Stock so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable). An adjustment made pursuant to this Section 5.3 shall become effective immediately after the record date for determination of shareholders entitled to receive or purchase such Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock). For purposes of this
Section 5.3, the issuance of any options, rights or warrants or any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to any employee (including consultants and directors) benefit or stock option or purchase plan or program of the Company shall not be deemed to constitute an issuance of Common Stock or options, rights or warrants to which this Section
5.3 applies. Notwithstanding anything herein to the contrary, no further adjustment to the Exercise Price shall be made (i) upon the issuance or sale of Common Stock upon the exercise of any rights or warrants or (ii) upon the issuance or sale of Common Stock upon conversion or exchange of any convertible securities, if any adjustment in the Exercise Price was made or required to be made upon the issuance or sale of such rights, warrants or securities.

          5.4 REPURCHASES. In case at any time or from time to time the Company or any subsidiary thereof shall repurchase, by self tender offer or otherwise, any shares of Common Stock of the Company at a weighted average purchase price in excess of the Average Market Price on the business day immediately prior to the earliest of the date of such repurchase, the commencement of an offer to repurchase or the public announcement of either (such date being referred to as the "Determination Date"), the Exercise Price in effect as of such Determination Date shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be (A) the product of (x) the number of shares of Common Stock outstanding on such Determination Date and (y) the Average Market Price of the Common Stock on such Determination Date minus (B) the aggregate purchase price of such repurchase and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding on such Determination Date minus the number of shares of Common Stock repurchased by the Company or any subsidiary thereof in such repurchase and (y) the Average Market Price of the Common Stock on such Determination Date. For purposes of this clause (iv), the repurchase or repurchases by the Company or any subsidiary thereof within any 12 month period of not more than 15% of the shares of Common Stock outstanding as of the first date of such period, at a price not in excess of 120% of the Average Market Price as of the Determination Date of any such repurchase, shall not be deemed to constitute a repurchase to which this Section 5.4 applies. An adjustment made pursuant to this Section 5.4 shall become effective immediately after the effective date of such repurchase.

     6. CERTAIN REORGANIZATIONS. In the event of any change, reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company (other than any reclassification referred to in Section 5.1), whether pursuant to a merger, consolidation, reorganization or otherwise, or the sale or other disposition of all or substantially all of the assets and properties of the Company, this Warrant shall, after such merger, consolidation, reorganization or other transaction, sale or other disposition, be exercisable for the kind and number of shares of stock or other securities or property, of the Company or otherwise, to which the Holder would have been entitled if immediately prior to such event such Holder had exercised this Warrant for Common Stock at the Exercise Price in effect as of the consummation of such event. The provisions of this Section 6 shall similarly apply to successive changes, reclassifications, conversions, exchange or cancellations.

     7. NO IMPAIRMENT. Except as permitted by the Merger Agreement, the Company will not, by amendment of its Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder hereof against impairment.

     8. CALCULATION OF ADJUSTMENTS. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 8 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Warrant shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Warrant to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those required by this Warrant, as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

     9. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Warrant, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder of this Warrant, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Exercise Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant; provided, however, that the Company shall not be required to calculate the effect of Section 2.5 upon such exercise.

     10.  NOTICES.

          10.1 DILUTIVE EVENTS. In the event that the Company shall propose at any time:

          (1)  to declare any dividend or distribution upon its Common Stock;

          (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

  (3) to effect any transaction of the type described in Section 6 hereof involving a change in the Common Stock;

then, in connection with each such event, the Company shall send to the Holders of this Warrant:

  (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (1) and (2) above; and

  (B) in the case of the matters referred to in (3) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the time on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

  10.2 DISSOLUTION; LIQUIDATION. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send to the Holder of this Warrant at least 20 days' prior written notice.

  10.3 REPURCHASE PROGRAMS. The Company shall send written notice immediately upon any public announcement with respect to an open market repurchase program, any self tender offer for shares of Common Stock and any other repurchase other than a repurchase of stock of an employee or consultant pursuant to any benefit plan or agreement.

 11. AMENDMENTS. This Warrant may not be amended without the prior written consent of the Holder.

 12. ADDITIONAL DEFINITION. As used herein, the term "Average Market Price" shall mean the average of the Market Prices for the 30 consecutive trading immediately preceding the date in question.

 13. NOTICES. Any notice, certificate or other communication which is required or convenient under the terms of this Warrant shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid, and directed to the Holder of the Warrant at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

 14. TIME. Where this Warrant provides for a payment or performance on a Saturday or Sunday or a public holiday in the State of Ohio, such payment or performance may be made on the next succeeding business day, without liability of the Company for interest on any such payment.

 15. RULES OF CONSTRUCTION. In this Warrant, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in this Warrant are inserted for convenience of reference only, and they neither form a part of this Warrant nor are they to be used in the construction or interpretation hereof.

 16. GOVERNING LAW. This Warrant shall be construed in accordance with and governed by the law of the State of Ohio.

 IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereto duly authorized.

                                    THE SCOTTS COMPANY


                                    By: ______________________________________
                                        Name:
                                        Title:

                            ASSIGNMENT OF WARRANT


The undersigned hereby sell(s) and assign(s) and transfer(s) unto

________________________________________________________________________________


________________________________________________________________________________
                   (name, address and SSN or EIN of assignee)

____________________________________ of this Warrant.
         (portion of Warrant)


Date: _____________________  Sign: ________________________________________
                                   (Signature must conform in all respects to name of Holder shown on face of Warrant)


Signature Guaranteed:

                              NOTICE OF EXERCISE


             [To be completed and signed only upon exercise of Warrant]

        The undersigned, the Holder of this Warrant, hereby irrevocably elects to exercise the right to purchase Common Stock, without par value, of The Scotts Company as follows:


                       ________________________________________________________
                                (whole number of Warrants exercised)


                                         Dollars ($                         )
                       ________________________________________________________
                          (number of Warrants exercised times Exercise Price)


                                         Shares (                           )
                       ________________________________________________________

                                         Dollars ($                         )
                       ________________________________________________________
                              (number of shares and Market Price of Common
                                       Stock in cashless exercise)



[Signature must be       _____________________________________________________
guaranteed if name of            (name of holder of shares if different
holder of shares                       than Holder of Warrant)
differs from registered
Holder of Warrant]       _____________________________________________________
                        (address of holder of shares if different than address
                                       of Holder of Warrant)

                        _____________________________________________________
                           (Social Security or EIN of holder of shares if
                                 different than Holder of Warrant)


Date:_______________    Sign:______________________________________________
                            (Signature must conform in all respects to name of
                                  Holder shown on face of this Warrant)

Signature Guaranteed:

                             RECEIPT FOR WARRANTS


   Each of the undersigned individuals hereby acknowledges receipt from The Scotts Company (the "Company") on this [31]st day of [March], 1995, of a separate warrant for the purchase of that number of common shares of the Company indicated opposite the signature of each undersigned individual, respectively, subject to the terms and conditions contained in the warrant.


SIGNATURE                                      NUMBER OF SHARES

______________________________
Horace Hagedorn


______________________________
James Hagedorn

______________________________
Katherine Hagedorn Littlefield


______________________________
Paul Hagedorn


______________________________
Robert Hagedorn


______________________________
Susan Hagedorn


______________________________
John Kenlon

                                                                       ANNEX C



                     SERIES B WARRANT TO PURCHASE COMMON SHARES
                                         of
                                 THE SCOTTS COMPANY


        THIS WARRANT WAS ISSUED PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 26, 1995 (THE "MERGER AGREEMENT"), AMONG STERN'S MIRACLE-GRO PRODUCTS, INC., STERN'S NURSERIES, INC., MIRACLE-GRO LAWN PRODUCTS INC., MIRACLE-GRO PRODUCTS LIMITED, THE SHAREHOLDERS LISTED THEREIN, THE SCOTTS COMPANY AND ZYX CORPORATION. NO TRANSFER MAY OCCUR EXCEPT IN CONFORMITY WITH
THE TERMS OF THE MERGER AGREEMENT.


No. WB-1
                                          Warrant to Purchase ______ Common
                                          Shares, without par value  (subject to
                                          adjustment)


                       Void after [September 30], 200


        For value received, THE SCOTTS COMPANY, an Ohio corporation (the "Company"), hereby certifies that ___________, or registered assigns (the "Holder"), is entitled, subject to the terms set forth below and to the Merger Agreement, to purchase from the Company, ______ Common Shares, without par value, of the Company ("Common Stock"), as constituted on [March 31], 1995 (the "Warrant Issue Date"), upon surrender hereof at the principal office of the Company referred to below, with the Notice of Exercise attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States as hereinafter provided at the per share price of $25 (the "Exercise Price"). The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below. The term "Warrant" as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is registered and its transfer may be registered upon the books maintained for that purpose by the Company by delivery of this Warrant duly endorsed.

     Terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

     1. TERM OF WARRANT. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on [March 31], 1995 and ending at 5:00 p.m., Eastern time, on the date eight years and six months after the Warrant Issue Date, and shall be void thereafter.

     2.   EXERCISE OF WARRANT.

          2.1 METHOD. The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, during the term hereof as described in Section 1 above and subject to
Section 2.5, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed by the Holder at the principal executive office of the Company at 14111 Scottslawn Road, Marysville, Ohio 43041 (or such other office or agency of the Company as it may designate by notice in writing to the Holder), upon payment in cash or by wire transfer to a bank account designated by the Company or by a certified or cashier's check of the aggregate Exercise Price of the shares to be purchased; provided, however, that, in lieu of cash, such Holder may pay such Exercise Price by exchanging shares of Common Stock having an aggregate Market Price equal to the aggregate Exercise Price or by reducing the number of shares of Common Stock such Holder would otherwise be entitled to upon such exercise by a number of shares of Common Stock having an aggregate Market Price equal to the aggregate Exercise Price.

          2.2 EFFECT. This Warrant shall be deemed to have been exercised at the time of its surrender for exercise together with full payment as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares at and after such time. As promptly as practicable on or after such date the Company at its expense shall issue to the person entitled to receive the same a certificate for the number of shares of Common Stock issuable upon such exercise. If this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant exercisable for the number of shares for which this Warrant may then be exercised.

          2.3 HOLDER NOT A SHAREHOLDER. The Holder shall neither be entitled to vote nor receive dividends nor be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose until the Warrant has been exercised for shares of Common Stock as provided in this Section 2.

          2.4 NO FRACTIONAL SHARES OR SCRIP. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

          2.5 EXERCISE FOR CASH IN CERTAIN CIRCUMSTANCES. Notwithstanding the foregoing, (a) until the fifth anniversary of the Warrant Issue Date, in the event, and to the extent that, the exercise of this Warrant would cause the Total Voting Power of the Shareholders to exceed the Standstill Percentage, this Warrant shall not be exercisable for shares of Common Stock but rather shall be exercisable solely for the difference at the time of exercise between the Market Price and the Exercise Price at such time and (b) thereafter, in the event, and to the extent that, the exercise of this Warrant would cause the Total Voting Power of the Shareholders to exceed 49%, this Warrant shall not be exercisable for shares of Common Stock but rather shall be exercisable solely for the difference at the time of exercise between the Market Price and the Exercise Price at such time.

     3.   REGISTERED WARRANTS.

          3.1 SERIES. This Warrant is one of a series of Warrants, designated as Series B, which are identical except as to the number of shares of Common Stock purchasable and as to any restriction on the transfer thereof in order to comply with the Securities Act of 1933 (the "Act") and the regulations of the Securities and Exchange Commission promulgated thereunder or state securities or blue sky laws. Such Warrants are referred to herein collectively as the "Warrants."

          3.2 RECORD OWNERSHIP. The Company shall maintain a register of the Holders of the Warrants (the "Register") showing their names and addresses and the serial numbers and number of Common Shares purchasable, issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Warrant in the Register as the sole owner of this Warrant. The Holder of this Warrant is the person exclusively entitled to receive notifications with respect to this Warrant, exercise it to purchase shares of Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

          3.3 REGISTRATION OF TRANSFER. To the extent permitted under the Merger Agreement, transfers of this Warrant may be registered on the Register. Transfers shall be registered when this Warrant is presented to the Company duly endorsed with a request to register the transfer hereof in accordance with the terms of the Merger Agreement. When this Warrant is presented for transfer and duly transferred hereunder, it shall be cancelled and a new Warrant showing the name of the transferee as the Holder thereof shall be issued in lieu hereof. No transfer of this Warrant may take place except in accordance with the terms of the Merger Agreement.

          3.4 WORN AND LOST WARRANTS. If this Warrant becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Warrant in lieu hereof upon its surrender. If this Warrant is lost, destroyed or wrongfully taken, the Company shall issue a new Warrant in place of the original Warrant if the Holder so requests by written notice to the Company and the Holder has delivered to the Company an indemnity agreement reasonably satisfactory to the Company with an affidavit of the Holder that this Warrant has been lost, destroyed or wrongfully taken.

          3.5 RESTRICTIONS ON TRANSFER. (a) This Warrant and the Common Stock issuable upon the exercise hereof have been registered under the Act on Form S-4, and therefore this Warrant and the Common Stock issuable upon the exercise of this Warrant may not be offered for sale, sold or otherwise transferred unless such offer, sale or other transfer complies with Rule 145 under the Act and is otherwise registered under the appropriate state securities or Blue Sky laws or such transfer is exempt from such registration.

          (b) No transfer of this Warrant or the Common Stock issuable upon the exercise hereof may be made except in accordance with the terms of the Merger Agreement.

          3.6 WARRANT AGENT. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Register, issuing Common Stock or other securities then issuable upon the exercise of this Warrant, exchanging or transferring this Warrant, or all of the foregoing.

Thereafter, any such registration, issuance, exchange, or transfer, as the case may be, shall be made at the office of such agent.

     4. RESERVATION OF STOCK. The Company covenants that, during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock or Common Stock held in Treasury a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant, upon exercise of the rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be duly authorized, validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

     5.   EFFECTS OF CERTAIN EVENTS.

          5.1 COMMON STOCK DIVIDENDS, SUBDIVISIONS OR COMBINATIONS. In case the Company shall (A) pay or make a dividend or other distribution to all holders of its Common Stock in shares of its Common Stock, (B) subdivide, split or reclassify the outstanding shares of its Common Stock into a larger number of shares or (C) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior thereto shall be adjusted so that the Holder of this Warrant shall thereafter be entitled to receive upon the exercise of this Warrant, subject to
Section 2.5, the number of shares of Common Stock which such Holder would have owned and been entitled to receive had such Warrant been exercised immediately prior to the happening of any of the events described above or, in the case of a stock dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this Section 5.1 shall become effective immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split, combination or reclassification.

          5.2 DISTRIBUTIONS OF ASSETS OR SECURITIES OTHER THAN COMMON STOCK. In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any of its capital stock (other than Common Stock), rights or warrants to purchase any of its securities (other than those referred to in Section 5.3 below), cash (other than any regular quarterly or semi-annual dividend which the Board of Directors of the Company determines), other assets or evidences of its indebtedness, then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Average Market Price per share of Common Stock at the record date for determining shareholders entitled to such dividend or distribution less the fair market value (as determined in good faith by the Board of Directors) of the portion of the securities, cash, assets or evidences of indebtedness so distributed applicable to one share of Common Stock, and of which the denominator shall be such Average Market Price per share. An adjustment made pursuant to this Section 5.2 shall become effective immediately after such record date.

          5.3 BELOW MARKET DISTRIBUTIONS OR ISSUANCES. In case the Company shall issue Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock) to all holders of Common Stock at a price per share (or having an effective exercise, exchange or conversion price per share) less than the Average Market Price per share of Common Stock at the record date for the determination of shareholders entitled to receive such Common Stock (or rights, warrants or other securities convertible Exercise Price in effect immediately prior to the date of issuance of such Common Stock (or rights, warrants or other securities) by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of shares which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable) would purchase at such Average Market Price, and the denominator of which shall be the sum of
(A) the number of shares of Common Stock outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of additional shares of Common Stock so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable). An adjustment made pursuant to this Section 5.3 shall become effective immediately after the record date for determination of shareholders entitled to receive or purchase such Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock). For purposes of this Section 5.3, the issuance of any options, rights or warrants or any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to any employee (including consultants and directors) benefit or stock option or purchase plan or program of the Company shall not be deemed to constitute an issuance of Common Stock or options, rights or warrants to which this Section 5.3 applies. Notwithstanding anything herein to the contrary, no further adjustment to the Exercise Price shall be made (i) upon the issuance or sale of Common Stock upon the exercise of any rights or warrants or (ii) upon the issuance or sale of Common Stock upon conversion or exchange of any convertible securities, if any adjustment in the Exercise Price was made or required to be made upon the issuance or sale of such rights, warrants or securities.

          5.4 REPURCHASES. In case at any time or from time to time the Company or any subsidiary thereof shall repurchase, by self tender offer or otherwise, any shares of Common Stock of the Company at a weighted average purchase price in excess of the Average Market Price on the business day immediately prior to the earliest of the date of such repurchase, the commencement of an offer to repurchase or the public announcement of either (such date being referred to as the "Determination Date"), the Exercise Price in effect as of such Determination Date shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be (A) the product of (x) the number of shares of Common Stock outstanding on such Determination Date and (y) the Average Market Price of the Common Stock on such Determination Date minus (B) the aggregate purchase price of such repurchase and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding on such Determination Date minus the number of shares of Common Stock repurchased by the Company or any subsidiary thereof in such repurchase and (y) the Average Market Price of the Common Stock on such Determination Date. For purposes of this clause (iv), the repurchase or repurchases by the Company or any subsidiary thereof within any 12 month period of not more than 15% of the shares of Common Stock outstanding as of the first date of such period, at a price not in excess of 120% of the Average Market Price as of the Determination Date of any such repurchase, shall not be deemed to constitute a repurchase to which this Section 5.4 applies. An adjustment made pursuant to this Section 5.4 shall become effective immediately after the effective date of such repurchase.

     6. CERTAIN REORGANIZATIONS. In the event of any change, reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company (other than any reclassification referred to in Section 5.1), whether pursuant to a merger, consolidation, reorganization or otherwise, or the sale or other disposition of all or substantially all of the assets and properties of the Company, this Warrant shall, after such merger, consolidation, reorganization or other transaction, sale or other disposition, be exercisable for the kind and number of shares of stock or other securities or property, of the Company or otherwise, to which the Holder would have been consummation of such event. The provisions of this
Section 6 shall similarly apply to successive changes, reclassifications, conversions, exchange or cancellations.

     7. NO IMPAIRMENT. Except as permitted by the Merger Agreement, the Company will not, by amendment of its Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder hereof against impairment.

     8. CALCULATION OF ADJUSTMENTS. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 8 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Warrant shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Warrant to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those required by this Warrant, as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

     9. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Warrant, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder of this Warrant, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Exercise Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant; provided, however, that the Company shall not be required to calculate the effect of Section 2.5 upon such exercise.

     10.  NOTICES.

          10.1 DILUTIVE EVENTS. In the event that the Company shall propose any time:

          (1)  to declare any dividend or distribution upon its Common Stock;

          (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

          (3) to effect any transaction of the type described in Section 6 hereof involving a change in the Common Stock;

then, in connection with each such event, the Company shall send to the Holders of this Warrant:

          (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (1) and (2) above; and

          (B) in the case of the matters referred to in (3) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the time on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          10.2 DISSOLUTION; LIQUIDATION. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send to the Holder of this Warrant at least 20 days' prior written notice.

          10.3 REPURCHASE PROGRAMS. The Company shall send written notice immediately upon any public announcement with respect to an open market repurchase program, any self tender offer for shares of Common Stock and any other repurchase other than a repurchase of stock of an employee or consultant pursuant to any benefit plan or agreement.

     11. AMENDMENTS. This Warrant may not be amended without the prior written consent of the Holder.

     12. ADDITIONAL DEFINITION. As used herein, the term "Average Market Price" shall mean the average of the Market Prices for the 30 consecutive trading immediately preceding the date in question.

     13. NOTICES. Any notice, certificate or other communication which is required or convenient under the terms of this Warrant shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid, and directed to the Holder of the Warrant at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

     14. TIME. Where this Warrant provides for a payment or performance on a Saturday or Sunday or a public holiday in the State of Ohio, such payment or performance may be made on the next succeeding business day, without liability of the Company for interest on any such payment.

     15. RULES OF CONSTRUCTION. In this Warrant, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in this Warrant are inserted for convenience of reference only, and they neither form a part of this Warrant nor are they to be used in the construction or interpretation hereof.

     16. Governing Law. This Warrant shall be construed in accordance with and governed by the law of the State of Ohio.

  IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereto duly authorized.

                      THE SCOTTS COMPANY


                      By:______________________________________
                           Name:
                           Title:

                                Assignment of Warrant


The undersigned hereby sell(s) and assign(s) and transfer(s) unto


______________________________________________________________________________


______________________________________________________________________________
                  (name, address and SSN or EIN of assignee)

__________________________________ of this Warrant.
       (portion of Warrant)


Date:_____________________      Sign:________________________________________
                                     (Signature must conform in all respects to
                                      name of Holder shown on face of Warrant)


Signature Guaranteed:

                                 Notice of Exercise


          [To be completed and signed only upon exercise of Warrant]

  The undersigned, the Holder of this Warrant, hereby irrevocably elects to exercise the right to purchase Common Stock, without par value, of The Scotts Company as follows:


                       ________________________________________________________
                                 (whole number of Warrants exercised)


                                                   Dollars ($                 )
                       ________________________________________________________
                          (number of Warrants exercised times Exercise Price)



                                                   Shares (                   )
                       ________________________________________________________


                                                   Dollars ($                 )
                       ________________________________________________________
                              (number of shares and Market Price of Common
                                       Stock in cashless exercise)



[Signature must be     ________________________________________________________
guaranteed if name of     (name of holder of shares if different than Holder
holder of shares differs                     of Warrant)
from registered Holder
of Warrant]
                       ________________________________________________________
                        (address of holder of shares if different than address
                                        of Holder of Warrant)

                       ________________________________________________________
                             (Social Security or EIN of holder of shares if
                                   different than Holder of Warrant)


Date:_______________   Sign:___________________________________________________
                            (Signature must conform in all respects to name of
                                   Holder shown on face of this Warrant)

Signature Guaranteed:

                             RECEIPT FOR WARRANTS


        Each of the undersigned individuals hereby acknowledges receipt from The Scotts Company (the "Company") on this [31]st day of [March], 1995, of a separate warrant for the purchase of that number of common shares of the Company indicated opposite the signature of each undersigned individual, respectively, subject to the terms and conditions contained in the warrant.


SIGNATURE                            NUMBER OF SHARES

______________________________
Horace Hagedorn


______________________________
James Hagedorn

______________________________
Katherine Hagedorn Littlefield


______________________________
Paul Hagedorn


______________________________
Robert Hagedorn


______________________________
Susan Hagedorn


______________________________
John Kenlon

                                                                        ANNEX D



                  SERIES C WARRANT TO PURCHASE COMMON SHARES
                                      of
                              THE SCOTTS COMPANY


     THIS WARRANT WAS ISSUED PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 26, 1995 (THE "MERGER AGREEMENT"), AMONG STERN'S MIRACLE-GRO PRODUCTS, INC., STERN'S NURSERIES, INC., MIRACLE-GRO LAWN PRODUCTS INC., MIRACLE-GRO PRODUCTS LIMITED, THE SHAREHOLDERS LISTED THEREIN, THE SCOTTS COMPANY AND ZYX CORPORATION. NO TRANSFER MAY OCCUR EXCEPT IN CONFORMITY WITH THE TERMS OF THE MERGER AGREEMENT.


No. WC-1 Warrant to Purchase ______ Common Shares, without par value (subject to adjustment)

                       Void after [September 30], 2003


     For value received, THE SCOTTS COMPANY, an Ohio corporation (the "Company"), hereby certifies that ___________, or registered assigns (the "Holder"), is entitled, subject to the terms set forth below and to the Merger Agreement, to purchase from the Company, ______ Common Shares, without par value, of the Company ("Common Stock"), as constituted on [March 31], 1995 (the "Warrant Issue Date"), upon surrender hereof at the principal office of the Company referred to below, with the Notice of Exercise attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States as hereinafter provided at the per share price of $29 (the "Exercise Price"). The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below. The term "Warrant" as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is registered and its transfer may be registered upon the books maintained for that purpose by the Company by delivery of this Warrant duly endorsed.

     Terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

     1. TERM OF WARRANT. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on [March 31], 1995 and ending at 5:00 p.m., Eastern time, on the date eight years and six months after the Warrant Issue Date, and shall be void thereafter.

     2.   EXERCISE OF WARRANT.

          2.1 METHOD. The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, during the term hereof as described in Section 1 above and subject to
Section 2.5, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed by the Holder at the principal executive office of the Company at 14111 Scottslawn Road, Marysville, Ohio 43041 (or such other office or agency of the Company as it may designate by notice in writing to the Holder), upon payment in cash or by wire transfer to a bank account designated by the Company or by a certified or cashier's check of the aggregate Exercise Price of the shares to be purchased; provided, however, that, in lieu of cash, such Holder may pay such Exercise Price by exchanging shares of Common Stock having an aggregate Market Price equal to the aggregate Exercise Price or by reducing the number of shares of Common Stock such Holder would otherwise be entitled to upon such exercise by a number of shares of Common Stock having an aggregate Market Price equal to the aggregate Exercise Price.

          2.2 EFFECT. This Warrant shall be deemed to have been exercised at the time of its surrender for exercise together with full payment as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares at and after such time. As promptly as practicable on or after such date the Company at its expense shall issue to the person entitled to receive the same a certificate for the number of shares of Common Stock issuable upon such exercise. If this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant exercisable for the number of shares for which this Warrant may then be exercised.

          2.3 HOLDER NOT A SHAREHOLDER. The Holder shall neither be entitled to vote nor receive dividends nor be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose until the Warrant has been exercised for shares of Common Stock as provided in this Section 2.

          2.4 NO FRACTIONAL SHARES OR SCRIP. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

          2.5 EXERCISE FOR CASH IN CERTAIN CIRCUMSTANCES. Notwithstanding the foregoing, (a) until the fifth anniversary of the Warrant Issue Date, in the event, and to the extent that, the exercise of this Warrant would cause the Total Voting Power of the Shareholders to exceed the Standstill Percentage, this Warrant shall not be exercisable for shares of Common Stock but rather shall be exercisable solely for the difference at the time of exercise between the Market Price and the Exercise Price at such time and (b) thereafter, in the event, and to the extent that, the exercise of this Warrant would cause the Total Voting Power of the Shareholders to exceed 49%, this Warrant shall not be exercisable for shares of Common Stock but rather shall be exercisable solely for the difference at the time of exercise between the Market Price and the Exercise Price at such time.

     3.   Registered Warrants.

          3.1 SERIES. This Warrant is one of a series of Warrants, designated as Series C, which are identical except as to the number of shares of Common Stock purchasable and as to any restriction on the transfer thereof in order to comply with the Securities Act of 1933 (the "Act") and the regulations of the Securities and Exchange Commission promulgated thereunder or state securities or blue sky laws. Such Warrants are referred to herein collectively as the "Warrants."

          3.2 RECORD OWNERSHIP. The Company shall maintain a register of the Holders of the Warrants (the "Register") showing their names and addresses and the serial numbers and number of Common Shares purchasable, issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Warrant in the Register as the sole owner of this Warrant. The Holder of this Warrant is the person exclusively entitled to receive notifications with respect to this Warrant, exercise it to purchase shares of Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

          3.3 REGISTRATION OF TRANSFER. To the extent permitted under the Merger Agreement, transfers of this Warrant may be registered on the Register. Transfers shall be registered when this Warrant is presented to the Company duly endorsed with a request to register the transfer hereof in accordance with the terms of the Merger Agreement. When this Warrant is presented for transfer and duly transferred hereunder, it shall be cancelled and a new Warrant showing the name of the transferee as the Holder thereof shall be issued in lieu hereof. No transfer of this Warrant may take place except in accordance with the terms of the Merger Agreement.

          3.4 WORN AND LOST WARRANTS. If this Warrant becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Warrant in lieu hereof upon its surrender. If this Warrant is lost, destroyed or wrongfully taken, the Company shall issue a new Warrant in place of the original Warrant if the Holder so requests by written notice to the Company and the Holder has delivered to the Company an indemnity agreement reasonably satisfactory to the Company with an affidavit of the Holder that this Warrant has been lost, destroyed or wrongfully taken.

          3.5 RESTRICTIONS ON TRANSFER. (a) This Warrant and the Common Stock issuable upon the exercise hereof have been registered under the Act on Form S-4, and therefore this Warrant and the Common Stock issuable upon the exercise of this Warrant may not be offered for sale, sold or otherwise transferred unless such offer, sale or other transfer complies with Rule 145 under the Act and is otherwise registered under the appropriate state securities or Blue Sky laws or such transfer is exempt from such registration.

          (b) No transfer of this Warrant or the Common Stock issuable upon the exercise hereof may be made except in accordance with the terms of the Merger Agreement.

          3.6 WARRANT AGENT. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Register, issuing Common Stock or other securities then issuable upon the exercise of this Warrant, exchanging or transferring this Warrant, or any or all of the foregoing.

Thereafter, any such registration, issuance, exchange, or transfer, as the case may be, shall be made at the office of such agent.

     4. RESERVATION OF STOCK. The Company covenants that, during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock or Common Stock held in Treasury a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant, upon exercise of the rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be duly authorized, validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

     5.   EFFECTS OF CERTAIN EVENTS.

          5.1 COMMON STOCK DIVIDENDS, SUBDIVISIONS OR COMBINATIONS. In case the Company shall (A) pay or make a dividend or other distribution to all holders of its Common Stock in shares of its Common Stock, (B) subdivide, split or reclassify the outstanding shares of its Common Stock into a larger number of shares or (C) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior thereto shall be adjusted so that the Holder of this Warrant shall thereafter be entitled to receive upon the exercise of this Warrant, subject to
Section 2.5, the number of shares of Common Stock which such Holder would have owned and been entitled to receive had such Warrant been exercised immediately prior to the happening of any of the events described above or, in the case of a stock dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this Section 5.1 shall become effective immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split, combination or reclassification.

          5.2 DISTRIBUTIONS OF ASSETS OR SECURITIES OTHER THAN COMMON STOCK. In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any of its capital stock (other than Common Stock), rights or warrants to purchase any of its securities (other than those referred to in Section 5.3 below), cash (other than any regular quarterly or semi-annual dividend which the Board of Directors of the Company determines), other assets or evidences of its indebtedness, then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Average Market Price per share of Common Stock at the record date for determining shareholders entitled to such dividend or distribution less the fair market value (as determined in good faith by the Board of Directors) of the portion of the securities, cash, assets or evidences of indebtedness so distributed applicable to one share of Common Stock, and of which the denominator shall be such Average Market Price per share. An adjustment made pursuant to this Section 5.2 shall become effective immediately after such record date.

          5.3 BELOW MARKET DISTRIBUTIONS OR ISSUANCES. In case the Company shall issue Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock) to all holders of Common Stock at a price per share (or having an effective exercise, exchange or conversion price per share) less than the Average Market Price per share of

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Common Stock at the record date for the determination of shareholders entitled to receive such Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the date of issuance of such Common Stock (or rights, warrants or other securities) by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of shares which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable) would purchase at such Average Market Price, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of additional shares of Common Stock so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable). An adjustment made pursuant to this Section 5.3 shall become effective immediately after the record date for determination of shareholders entitled to receive or purchase such Common Stock (or rights, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock). For purposes of this Section 5.3, the issuance of any options, rights or warrants or any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to any employee (including consultants and directors) benefit or stock option or purchase plan or program of the Company shall not be deemed to constitute an issuance of Common Stock or options, rights or warrants to which this Section 5.3 applies. Notwithstanding anything herein to the contrary, no further adjustment to the Exercise Price shall be made (i) upon the issuance or sale of Common Stock upon the exercise of any rights or warrants or (ii) upon the issuance or sale of Common Stock upon conversion or exchange of any convertible securities, if any adjustment in the Exercise Price was made or required to be made upon the issuance or sale of such rights, warrants or securities.

          5.4 REPURCHASES. In case at any time or from time to time the Company or any subsidiary thereof shall repurchase, by self tender offer or otherwise, any shares of Common Stock of the Company at a weighted average purchase price in excess of the Average Market Price on the business day immediately prior to the earliest of the date of such repurchase, the commencement of an offer to repurchase or the public announcement of either (such date being referred to as the "Determination Date"), the Exercise Price in effect as of such Determination Date shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be (A) the product of (x) the number of shares of Common Stock outstanding on such Determination Date and (y) the Average Market Price of the Common Stock on such Determination Date minus (B) the aggregate purchase price of such repurchase and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding on such Determination Date minus the number of shares of Common Stock repurchased by the Company or any subsidiary thereof in such repurchase and (y) the Average Market Price of the Common Stock on such Determination Date. For purposes of this clause (iv), the repurchase or repurchases by the Company or any subsidiary thereof within any 12 month period of not more than 15% of the shares of Common Stock outstanding as of the first date of such period, at a price not in excess of 120% of the Average Market Price as of the Determination Date of any such repurchase, shall not be deemed to constitute a repurchase to which this Section 5.4 applies. An adjustment made pursuant to this Section 5.4 shall become effective immediately after the effective date of such repurchase.

     6. CERTAIN REORGANIZATIONS. In the event of any change, reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company (other than any reclassification referred to in Section 5.1), whether pursuant to a merger, consolidation, reorganization or otherwise, or the sale or other disposition of all or substantially all of the assets and properties of the Company, this Warrant shall, after such merger, consolidation, reorganization or other transaction, sale or other disposition, be exercisable for the kind and number of shares of stock or other securities or property, of the Company or otherwise, to which the Holder would have been entitled if immediately prior to such event such Holder had exercised this Warrant for Common Stock at the Exercise Price in effect as of the consummation of such event. The provisions of this Section 6 shall similarly apply to successive changes, reclassifications, conversions, exchange or cancellations.

     7. NO IMPAIRMENT. Except as permitted by the Merger Agreement, the Company will not, by amendment of its Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder hereof against impairment.

     8. CALCULATION OF ADJUSTMENTS. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 8 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Warrant shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Warrant to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those required by this Warrant, as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

     9. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Warrant, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder of this Warrant, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Exercise Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant; provided, however, that the Company shall not be required to calculate the effect of Section 2.5 upon such exercise.

     10.  NOTICES.

          10.1 Dilutive Events. In the event that the Company shall propose at any time:

          (1)  to declare any dividend or distribution upon its Common Stock;

          (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

          (3) to effect any transaction of the type described in Section 6 hereof involving a change in the Common Stock;

then, in connection with each such event, the Company shall send to the Holders of this Warrant:

          (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (1) and (2) above; and

          (B) in the case of the matters referred to in (3) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the time on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          10.2 DISSOLUTION; LIQUIDATION. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send to the Holder of this Warrant at least 20 days' prior written notice.

          10.3 REPURCHASE PROGRAMS. The Company shall send written notice immediately upon any public announcement with respect to an open market repurchase program, any self tender offer for shares of Common Stock and any other repurchase other than a repurchase of stock of an employee or consultant pursuant to any benefit plan or agreement.

     11. AMENDMENTS. This Warrant may not be amended without the prior written consent of the Holder.

     12. ADDITIONAL DEFINITION. As used herein, the term "Average Market Price" shall mean the average of the Market Prices for the 30 consecutive trading immediately preceding the date in question.

     13. NOTICES. Any notice, certificate or other communication which is required or convenient under the terms of this Warrant shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid, and directed to the Holder of the Warrant at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

     14. TIME. Where this Warrant provides for a payment or performance on a Saturday or Sunday or a public holiday in the State of Ohio, such payment or performance may be made on the next succeeding business day, without liability of the Company for interest on any such payment.

     15. RULES OF CONSTRUCTION. In this Warrant, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in this Warrant are inserted for convenience of reference only, and they neither form a part of this Warrant nor are they to be used in the construction or interpretation hereof.

     16. GOVERNING LAW. This Warrant shall be construed in accordance with and governed by the law of the State of Ohio.

  IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereto duly authorized.

                                  THE SCOTTS COMPANY


                                  By:______________________________________
                                       Name:
                                       Title:

                            ASSIGNMENT OF WARRANT


The undersigned hereby sell(s) and assign(s) and transfer(s) unto


________________________________________________________________________________


________________________________________________________________________________
                  (name, address and SSN or EIN of assignee)

__________________________________ of this Warrant.
       (portion of Warrant)


Date:_____________________         Sign:________________________________________
                                      (Signature must conform in all respects to
                                        name of Holder shown on face of Warrant)


Signature Guaranteed:

                              NOTICE OF EXERCISE

          [To be completed and signed only upon exercise of Warrant]

  The undersigned, the Holder of this Warrant, hereby irrevocably elects to exercise the right to purchase Common Stock, without par value, of The Scotts Company as follows:


                           ___________________________________________________
                                  (whole number of Warrants exercised)


                                                   Dollars ($                )
                           ___________________________________________________
                           (number of Warrants exercised times Exercise Price)


                                                   Shares (                 )
                           __________________________________________________


                                                  Dollars ($                )
                           __________________________________________________
                              (number of shares and Market Price of Common
                                      Stock in cashless exercise)



[Signature must be         __________________________________________________
guaranteed if name of          (name of holder of shares if different than
holder of shares differs                   Holder of Warrant)
from registered Holder
of Warrant]
                           __________________________________________________
                             (address of holder of shares if different than
                                      address of Holder of Warrant)


                           __________________________________________________
                             (Social Security or EIN of holder of shares if
                                   different than Holder of Warrant)


Date:_______________       Sign:_____________________________________________
                             (Signature must conform in all respects to name of
                                    Holder shown on face of this Warrant)

Signature Guaranteed:

                             RECEIPT FOR WARRANTS


  Each of the undersigned individuals hereby acknowledges receipt from The Scotts Company (the "Company") on this [31]st day of [March], 1995, of a separate warrant for the purchase of that number of common shares of the Company indicated opposite the signature of each undersigned individual, respectively, subject to the terms and conditions contained in the warrant.


SIGNATURE                            NUMBER OF SHARES

______________________________
Horace Hagedorn


______________________________
James Hagedorn

______________________________
Katherine Hagedorn Littlefield


______________________________
Paul Hagedorn


______________________________
Robert Hagedorn


______________________________
Susan Hagedorn


______________________________
John Kenlon

                                                                       ANNEX E

                             REGISTRATION RIGHTS

     SECTION 1. REPRESENTATIVE. The Shareholder Representative shall act on behalf of the Shareholders in connection with the matters set forth in this Annex E. Scotts shall be entitled to rely on any notices from the Shareholder Representative as if it came from the Shareholders.

     SECTION 2. DEMAND REGISTRATION. (a) The Shareholder Representative may at any time request Scotts, in writing, to register under the Securities Act any or all of the shares of Scotts Common Stock owned by the Shareholders (or any securities issued in respect of the Scotts Common Stock, by dividend, reclassification, merger or otherwise) (the "Registrable Securities"). Scotts shall use its best efforts to cause the number of Registrable Securities specified in such request to be registered as soon as reasonably practicable so as to permit the sale thereof as specified in such request, and in connection therewith prepare and file as promptly as practicable with the SEC a registration statement under the Securities Act to effect such registration on such appropriate form as Scotts shall reasonably determine, provided that each such request shall (i) specify the number of Registrable Securities intended to be offered and sold; (ii) express the present intention of the applicable Shareholders to offer or cause the offering of such number of Registrable Securities for distribution; (iii) describe the nature or method of the proposed offer and sale thereof, including the plan of distribution therefor (including, but not limited to, unless Scotts shall otherwise agree, no more than one offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act (a "Rule 415 Offering")); (iv) cover an aggregate number of Registrable Securities equal to at least 30% of the Registrable Securities held in the aggregate by the Shareholders at such time; (v) not be made less than one year after the effective date of any other registration statement filed under this Section 2; and (vi) contain the undertaking of the Shareholders to provide all such information and materials and take all such action as may be required in order to permit Scotts to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement. The obligation of Scotts to register any Registrable Securities on demand in accordance with this Section 2 shall expire after Scotts has filed registration statements by reason of such demands on three separate occasions; provided, that a registration statement shall not be deemed to have been filed if it shall be subject to a stop order, injunction or other governmental action restricting distribution thereunder.

     (b) The obligation of Scotts to use its best efforts to cause the Registrable Securities to be registered under the Securities Act is subject to the limitation that Scotts shall be entitled to postpone for a reasonable period of time, but not more than ninety calendar days from the receipt of the Shareholder Representative's notice, the filing of any registration statement otherwise required to be prepared and filed by it pursuant hereto if, at the time it receives a request for such registration, Scotts, based on advice of counsel, determines, in its reasonable judgment, that such registration and sale (i) would interfere with any financing, acquisition, corporate reorganization or other material transaction involving Scotts or (ii) would require the disclosure of material information and such disclosure would adversely affect Scotts, and, in either case, promptly gives written notice of such determination. If Scotts shall so postpone the filing of a registration statement, the Shareholders shall have the right to withdraw the request for registration by giving written notice to Scotts within thirty calendar days after receipt of the notice of postponement (and, in the event of such withdrawal, such request shall not be counted as a request for registration pursuant hereto). Scotts shall not be entitled to postpone a registration statement pursuant to this Section 2(b) more than once per any 365 day period.

     SECTION 3. PIGGYBACK REGISTRATION. (a) If Scotts shall, at any time and from time to time, propose the registration under the Securities Act of an underwritten offering for cash of any of its equity securities, whether for the account of Scotts or another shareholder, Scotts shall give written notice as promptly as possible of such proposed registration to the Shareholders and will use its best efforts to include in such registration the sale of such number of Registrable Securities as the Shareholder Representative shall request, within 14 days after the giving of such notice, upon the same terms (including the method of distribution) as such offering; provided that: (i) Scotts shall not be required to give notice or include any such Registrable Securities in any such registration if the proposed registration is primarily (A) a registration of a stock option or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a registration of securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation; (ii) the offering of any such Registrable Securities shall be in conformity with this Annex E; and (iii) Scotts may at any time prior to the effectiveness of any such registration statement, at its sole discretion and without the consent of the Shareholders, withdraw such registration statement and abandon the proposed offering in which the Shareholders had requested to participate.

     (b) In connection with any offering pursuant to Section 3, if the managing underwriters for such offering advise that the inclusion of all securities sought to be registered may interfere with an orderly sale and distribution or may materially adversely affect the price of such offering, the securities to be registered shall be included in such registration in accordance with the following priorities: first, all securities to be sold for the account of Scotts, second, all securities to be sold for the account of the Shareholders, up to the limit specified by the managing underwriters and third all securities to be sold for the account of other shareholders, up to the limit specified by the managing underwriters.

     SECTION 4. INCIDENTAL OBLIGATIONS. In connection with any offering of Registrable Securities registered pursuant to this Annex E, Scotts shall (i) furnish to the Shareholders such number of copies of any prospectus (including any preliminary prospectus) as they may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while Scotts shall be required under the provisions hereof to cause the registration statement to remain current, and (ii) take such action as shall be necessary to qualify the Registrable Securities covered by such registration under state securities laws for offer and sale as the Shareholders shall request; provided that Scotts shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it shall not be then qualified or to file any general consent to service of process. In connection with any offering of Registrable Securities registered pursuant to this Annex E, Scotts shall (A) furnish, at Scotts' expense, unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested and (B) instruct the transfer agent and registrar of the Scotts Common Stock to release any stop transfer orders with respect to the Registrable Securities being sold. Upon any registration becoming effective pursuant to this Annex E, Scotts shall use its best efforts to keep such registration statement current for a period of ninety calendar days following its effective date except that with respect to a Rule 415 Offering, Scotts shall use its best efforts to keep such registration statement current and effective for a period of one hundred eighty calendar days following its effective date. Scotts will otherwise use its best efforts to ensure that any offering pursuant to this Annex E complies with all applicable law and regulation, including any applicable listing agreement for Scotts' securities and shall furnish such other information and documents as the Shareholder Representative may reasonably request in connection therewith, and the Shareholders will cooperate with Scotts and furnish such information as Scotts may reasonably request in connection therewith.

  SECTION 5. REGISTRATION EXPENSES. In connection with any registration pursuant to this Annex E, Scotts will pay all SEC and Blue Sky registration and filing fees, underwriting discounts in respect of securities to be sold by Scotts, commissions and expenses, printing expenses, fees and disbursements of legal counsel for Scotts and Blue Sky counsel, transfer agents' and registrar's fees, fees and disbursements of any public accountants used by Scotts in connection with such registration (excluding the underwriting discounts in respect of securities to be sold by Scotts, the "Registration Expenses"); provided, however, that the Shareholders, and not Scotts, shall be obligated to pay all such Registration Expenses in connection with a demand registration made pursuant to Section 2 of this Annex E in which the Shareholders seek to register less than 5% of the outstanding number of shares of Scotts Common Stock on a fully diluted basis. In addition to, and not in limitation of, the foregoing, the Shareholders shall pay all of their own expenses, including underwriting discounts in respect of securities to be sold by them and fees and disbursements of the Shareholders' counsel.

  SECTION 6. INDEMNIFICATION, CONTRIBUTION, UNDERWRITING AGREEMENT. In connection with any offering pursuant to this Annex E, Scotts and/or the Shareholders, as the case may be, will enter into an underwriting agreement (and any related agreements) with the underwriters for the offering on customary terms. In connection with any offering pursuant to this Annex E, Scotts and the Shareholders will enter into indemnification and contribution agreements on customary terms, providing, among other things, that each applicable Shareholder will indemnify and hold harmless Scotts in respect of any information furnished by such Shareholder to Scotts in connection with the applicable registration statement and Scotts shall indemnify and hold harmless each applicable Shareholder in respect of any other information contained in the registration statement or any failure of the registration statement to comply with applicable law. In no case shall a Shareholder's liability exceed the proceeds received by such Shareholder pursuant to the applicable offering. In each case, any dispute as to what provisions are customary will be determined by counsel for the managing underwriter for the offering, which managing underwriter shall be mutually acceptable to Scotts and such Shareholders.

  SECTION 7. TRANSFERABILITY. The Shareholders may transfer their rights under this Annex E, in whole or in part, to any Permitted Transferee of any Registrable Securities, provided that such transfer is not in violation of the terms of the Agreement. For purposes of this Annex, the term Shareholder shall include any Permitted Transferee of a Shareholder.

                                                                        ANNEX G

                  PROPOSED AMENDMENTS TO SCOTTS ARTICLES OF
                    INCORPORATION AND CODE OF REGULATIONS

PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE ARTICLES OF INCORPORATION:


        FOURTH: The authorized number of shares of the corporation shall be Fifty Million, One Hundred and Ninety-Five Thousand (50,195,000), consisting of Fifty Million (50,000,000) common shares, each without par value, and One Hundred and Ninety-Five Thousand (195,000) preferred shares, each without par value (the "Preferred Stock"). The Preferred Stock shall have the following terms:

              SEE ANNEX A FOR THE TERMS OF THE PREFERRED STOCK.

PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO ADD THE FOLLOWING ARTICLE NINTH:

        NINTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of the shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes; provided, however, that the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds (2/3) of the voting power of the corporation, or two-thirds (2/3) of the voting power of any class or classes of shares of the corporation which entitle the holders thereof to vote in respect of any such matter as a class, shall be required to adopt:

        A proposed amendment to this Article NINTH to the Amended Articles of Incorporation of the corporation;

        An agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations and requiring shareholder approval;

        A proposed combination or majority share acquisition involving the issuance of shares of the Corporation and requiring shareholder approval;

        A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, the assets, with or without the goodwill, of the corporation; and

        A proposed dissolution of the corporation.


PROPOSED AMENDMENT TO SUBPARAGRAPHS (A), (B) AND (C) OF SECTION 2.02 OF THE CODE OF REGULATIONS:

SECTION 2.02.  NUMBER AND CLASSIFICATION OF DIRECTORS AND TERM OF OFFICE

        Until changed by amendment of the Regulations, by the adoption of new regulations or by action of the directors, the number of directors of the corporation shall be nine, divided into three classes consisting of three directors each. The election of each class of directors shall be a separate election. At the 1995 annual meeting of shareholders an election shall be held to elect three persons to serve as directors for three years and until their successors are elected, an election shall be held to elect three persons to serve as directors for two years and until their successors are elected and an election shall be held to elect three persons to serve as directors for one year and until their successors are elected.

        The directors may change the number of directors and may fill any director's office that is created by an increase in the number of directors; provided, however, that the directors may not increase the number of directors to more than twelve or the number of directors in each class to more than four except as may be required by the provisions of Section 3(c) of Article FOURTH of the Articles of Incorporation of the Corporation. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director.

        At each annual meeting of shareholders after the 1995 annual meeting, directors shall be elected to serve for terms of three years, so that the term of office of one class of directors shall expire in each year.


PROPOSED AMENDMENT TO SECTION 6.01 OF THE CODE OF REGULATIONS:


IF THE PROPOSED AMENDMENT TO SUBPARAGRAPHS (A), (B) AND (C) OF SECTION 2.02 IS
ADOPTED:


        SECTION 6.01. AMENDMENT. The Regulations may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose, only by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal; provided, however, that Sections 1.02 and 2.02 and this Section 6.01 of these Regulations may be amended, or new regulations which do not contain provisions identical to Sections 1.02 and
2.02 and this Section 6.01 may be adopted, only by the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds (2/3) of the voting power of the corporation on such proposal. In addition, the Regulations may be amended, or new regulations may be adopted without a meeting by the written consent of the holders of shares entitling them to exercise not less than all of the voting power of the corporation on such proposal.


IF THE PROPOSED AMENDMENT TO SUBPARAGRAPHS (A), (B) AND (C) OF SECTION 2.02 IS NOT ADOPTED:


        SECTION 6.01. AMENDMENTS. The Regulations may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose, only by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal; provided, however, that Section 1.02 and this Section 6.01 of these Regulations may be amended, or new regulations which do not contain provisions identical to Sections 1.02 and this Section 6.01 may be adopted, only by the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds (2/3) of the voting power of the corporation on such proposal. In addition, the Regulations may be amended, or new regulations may be adopted without a meeting by the written consent of the holders of shares entitling them to exercise not less than all of the voting power of the corporation on such proposal.

                                                                     APPENDIX II

January 26, 1995


The Board of Directors
The Scotts Company
1411 Scottslawn Road
Marysville, OH 43041

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to The Scotts Company ("Scotts") of the value of the Merger
Consideration (as defined herein) to be paid by Scotts pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of January 26, 1995 (the "Merger Agreement"), by and between Scotts and Stern's Miracle-Gro Products, Inc. ("Miracle-Gro Products"), Stern's Nurseries, Inc. ("Nurseries"), Miracle-Gro Lawn Products, Inc. ("Miracle-Gro Delaware") and Miracle-Gro Products Limited ("Miracle-Gro UK", and collectively with Miracle-Gro Products, Nurseries and Miracle-Gro Delaware, "Miracle-Gro") and the shareholders of Miracle-Gro. As more fully described in the Merger Agreement, and subject to the terms and conditions set forth therein, (i)(a) a direct, wholly-owned subsidiary of Scotts will be merged with and into Miracle-Gro Products, (b) immediately thereafter Nurseries will transfer all of its assets (but not its liabilities), to Miracle-Gro Products, and Miracle-Gro Delaware and Miracle-Gro UK will each merge with and into Miracle-Gro Products, and (c) immediately thereafter, Miracle-Gro Products shall be merged with and into a direct, wholly-owned subsidiary of Scotts (collectively, the "Merger") and (ii) collectively, as a group, the shareholders of Miracle-Gro will receive in the aggregate (a) $195 million face amount (195,000 shares) of Class A Convertible Preferred Stock (as more fully described in the Merger Agreement) and (b) three million warrants divided equally into three tranches of one million each (as more fully described in the Merger Agreement) (collectively, the "Warrants", and, collectively with the Class A Convertible Preferred Stock, the "Merger Consideration").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Scotts and certain senior officers and other representatives and advisors of Miracle-Gro concerning the business, operations and prospects of Scotts and Miracle-Gro. We examined certain publicly available business and financial information relating to Scotts and Miracle-Gro as well as certain financial forecasts and other data for Scotts and Miracle-Gro which were provided to us by the respective managements of Scotts and Miracle-Gro. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Scotts Common Stock; the respective companies' historical market prices and trading volumes of the Scotts Common Stock; the respective companies' historical and projected earnings; and the capitalization and financial condition of Scotts and Miracle-Gro. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of Scotts and Miracle-Gro. We also evaluated the potential pro forma financial impact of the Merger on Scotts. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we have been advised by the respective managements of Scotts and Miracle-Gro that such forecasts and other information were reasonably prepared on bases reflecting the best is currently available estimates and judgments as to the expected future financial performance of Scotts and Miracle-Gro. We also assumed that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Scotts and Miracle-Gro. We are not expressing any opinion as to what the value of the Merger Consideration actually will be when issued pursuant to the Merger or the price at which the Scotts Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Scotts or Miracle-Gro nor have we made any physical inspection of the properties or assets of Scotts or Miracle-Gro. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Scotts or the effect of any other transaction in which Scotts might engage. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

Smith Barney Inc. ("Smith Barney") has been engaged to render financial advisory services to Scotts in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we may actively trade the equity and debt securities of Scotts for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.


Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of Scotts in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.


Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that as of the date hereof, the value of the Merger Consideration is fair, from a financial point of view, to Scotts.

Very truly yours,




SMITH BARNEY INC.

                                                                    APPENDIX III


                           ACQUIRING PERSON STATEMENT

                        Pursuant to Section 1701.831 of
                             the Ohio Revised Code

                               THE SCOTTS COMPANY
                      (Name of Issuing Public Corporation)


         This Acquiring Person Statement is being delivered to The Scotts Company, an Ohio corporation ("Scotts"), pursuant to Section 1701.831 of the Ohio Revised Code by Horace Hagedorn, James Hagedorn, Katherine Hagedorn Littlefield, Paul Hagedorn, Peter Hagedorn, Robert Hagedorn, Susan Hagedorn and John Kenlon (collectively, the "Shareholders") and relates to the transactions contemplated by the Agreement and Plan of Merger, dated as of January 26, 1995, among Stern's Miracle-Gro Products, Inc., Stern's
Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products
Limited, the Shareholders, Scotts and ZYX Corporation (the "Merger Agreement"). The Shareholders may transfer shares of Scotts to a partnership, in which case the term "Shareholders" shall be deemed to include such partnership.

ITEM 1. IDENTITY OF THE ACQUIRING PERSON.

        The acquiring persons are the Shareholders.

ITEM 2. DELIVERY OF ACQUIRING PERSON STATEMENT.

        This Acquiring Person Statement is given pursuant to Section 1701.831 of the Ohio Revised Code.

ITEM 3. OWNERSHIP OF SHARES BY ACQUIRING PERSON.

        None of the Shareholders owns, directly or indirectly, any shares of Scotts.

ITEM 4. RANGE OF VOTING POWER.

        The Shareholders propose to acquire one-third or more but less than a majority of Scotts' voting power, as described in subparagraph (b) of paragraph (Z)(1) of Section 1701.01 of the Ohio Revised Code.

ITEM 5. TERMS OF THE PROPOSED CONTROL SHARE ACQUISITION.

        The proposed control share acquisition is to be made pursuant to the terms of the Merger Agreement, which is incorporated herein by reference.




                                    III-1

Item 6. REPRESENTATION OF LEGALITY; FINANCIAL CAPACITY.

        The Shareholders hereby represent that proposed control share acquisition, if consummated, will not be contrary to law. The information set forth in the Merger Agreement and in the Proxy
Statement/Prospectus included in Scotts' Registration Statement on Form S-4, filed with the Securities and Exchange Commission on February 3, 1995, is incorporated herein by reference.


                                        /s/ Horace Hagedorn
                                        -----------------------
                                        HORACE HAGEDORN


                                        /s/ James Hagedorn
                                        -----------------------
                                        JAMES HAGEDORN


                                        /s/ Katherine Hagedorn Littlefield
                                        -------------------------------------
                                        KATHERINE HAGEDORN LITTLEFIELD

                                        /s/ Paul Hagedorn
                                        ------------------------
                                        PAUL HAGEDORN


                                        /s/ Peter Hagedorn
                                        ------------------------
                                        PETER HAGEDORN


                                        /s/ Robert Hagedorn
                                        ------------------------
                                        ROBERT HAGEDORN


                                        /s/ Susan Hagedorn
                                        ------------------------
                                        SUSAN HAGEDORN


                                        /s/ John Kenlon
                                        ------------------------
                                        JOHN KENLON




                                    III-2

                                                                   APPENDIX IV

                      PROPOSED AMENDED ARTICLE FOURTH OF
                    THE AMENDED ARTICLES OF INCORPORATION

         FOURTH: The authorized number of shares of the corporation shall be Fifty Million, One Hundred and Ninety-Five Thousand (50,195,000), consisting of Fifty Million (50,000,000) common shares, each without par value, and One Hundred and Ninety-Five Thousand (195,000) shares of Class A Convertible Preferred Stock, without par value (the "Class A Preferred").

         The following is a statement of the express terms, powers, preferences, rights, qualifications, limitations and restrictions of the Class A Preferred:

         1. AUTHORIZED NUMBER. The number of shares constituting the Class A Preferred shall be One Hundred Ninety-Five Thousand (195,000) shares.

         2. DIVIDENDS. (a) The holders of the Class A Preferred shall be entitled to receive, ratably with the holders of any other class of the corporation's capital stock with Parity Rights (as defined below) as to dividends based on their respective dividend rates, annual cumulative dividends in cash on each outstanding share of Class A Preferred at the rate of $50.00 per share per annum. Such cumulative dividends shall be paid in equal amounts (other than with respect to the initial dividend period) quarterly on June 30, September 30, December 31 and March 31 of each year (unless such day is not a business day, in which event on the next business day) as declared by the directors to the extent legally permitted, to holders of record as they appear on the register for the Class A Preferred on the June 15, September 15, December 15 and March 15 immediately preceding the relevant Dividend Payment Date (as hereinafter defined), out of any funds at the time legally available therefor; shall accrue until so paid from the date of issuance of the applicable shares of Class A Preferred; and shall be deemed to accrue from day to day, whether or not declared. A quarterly dividend period shall begin on the day following each June 30, September 30, December 31 and March 31 (each a "Dividend Payment Date", whether or not a dividend is paid on such date) and end on the next succeeding Dividend Payment Date. Notwithstanding the foregoing, the first quarterly dividend period shall commence on the date of issue, and such dividend shall be paid on June 30, 1995 for the actual number of days in such period. If dividends shall not have been paid, or declared and set apart for payment, upon all outstanding shares of Class A Preferred at the aforesaid times and rates, such deficiency shall be cumulative in full. Any accumulation of dividends shall not bear interest.

         (b) No dividends or other distribution (other than dividends payable in common shares), and no redemption, purchase or other acquisition for value (other than redemptions, purchases or acquisitions payable in common shares or repurchases of common shares from employees of the corporation pursuant to obligations existing as of the date hereof or upon foreclosure pursuant to loans existing as of the date hereof to employees of the corporation secured by common shares), shall be made with respect to the common shares or any other class or series of the corporation's capital stock ranking junior to the Class A Preferred with respect to dividends or liquidation preferences until cumulative dividends on the Class A Preferred in the full amounts as set forth above for all dividend periods ending, and all amounts payable upon redemption of Class A Preferred, on or prior to the date on which the proposed dividend or distribution is paid, or the proposed redemption, purchase or other acquisition is effected, have been declared and paid or set apart for payment.

         (c)(i) If on any Dividend Payment Date all or any portion of any dividend payable on such date is not so paid and at such time all or any portion of the dividend payable on the next preceding Dividend Payment Date remains in arrears, then from such second Dividend Payment Date, until all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Class A Preferred then outstanding shall have been declared and paid (herein a "Default Period"), the holders of Class A Preferred, voting separately as a class, shall have the right to increase the number of directors by three and to elect three directors designated by the Shareholder Representative (as defined in the Merger Agreement) to fill the vacancies so created.

         (ii) After the holders of Class A Preferred shall have exercised their right to elect directors pursuant to subparagraph (i) hereof, and during the continuance of such Default Period, the number of directors may not be increased or decreased except by vote of the holders of Class A Preferred, voting separately as a separate class.

         (iii) Immediately upon the expiration of a Default Period, (x) the right of the holders of Class A Preferred Stock as a class to elect directors pursuant to this Section 2(c) shall cease, (y) the term of any directors elected by the holders of Class A Preferred as a class pursuant to this Section 2(c) shall terminate, and (z) the number of directors shall be such number as was in effect immediately prior to the increase pursuant to this Section 2(c).

         3. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

         (a) The holders of the Class A Preferred shall be entitled to receive, ratably with the holders of any other class or series of the corporation's capital stock with Parity Rights (as defined below) as to liquidation preferences based on their respective preference amounts (which, in the case of the Class A Preferred, shall include any amounts owing in respect of accrued and unpaid dividends), prior and in preference to any distribution of any of the assets or funds of the corporation to the holders of the common shares (or any other securities of the corporation ranking junior to the Class A Preferred as to liquidation preferences), the preference amount (in cash) of $1,000 per share for each share of Class A Preferred then held by them plus an amount equal to all accrued but unpaid dividends (whether or not declared) on the Class A Preferred to the date of liquidation, dissolution or winding up.
If the assets and funds thus distributed among the holders of the Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences in the proportion that the aggregate preferential amount of shares of Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences held by each such holder bears to the aggregate preferential amount of all shares of Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences. After payment has been made to the holders of the Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Class A Preferred, and the remaining assets of the corporation shall be distributed among the holders of the common shares (and other junior securities with regard to liquidation preferences) in accordance with the Amended Articles of Incorporation and applicable law.

         (b) For purposes of this Section 3, a merger or consolidation of the corporation with or into any other corporation or corporations in which the corporation is not the surviving corporation, or a voluntary sale of all or substantially all of the assets of the corporation, shall not be treated as a liquidation, dissolution or winding up of the corporation (unless in connection therewith, the liquidation, dissolution or winding up of the corporation is specifically approved), but shall be treated as provided in Section 6(e) of this Article FOURTH.

         4. PROVISIONS GENERALLY APPLICABLE TO DIVIDENDS AND LIQUIDATION.

         (a) The term "Parity Rights", as used in this Article FOURTH of the Amended Articles of Incorporation, shall mean dividend rights and liquidation preferences of any class or series of the corporation's capital stock which has preferences upon any liquidation, dissolution, or winding up of the corporation or rights with respect to the declaration, payment and setting aside of dividends on a parity with those of the Class A Preferred.

         (b) Except as otherwise permitted by the Agreement and Plan of Merger dated as of January 26, 1995 among Stern s Miracle-Gro Products, Inc., Stern's Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle- Gro Products Limited, the Shareholders listed therein, the corporation and ZYX Corporation (the "Merger Agreement"), the corporation will not, by amendment of its Amended Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of Sections 2 and 3 of this Article FOURTH and in the taking of all such action as may be necessary or appropriate in order to protect the dividend and liquidation rights of the holders of the Class A Preferred against impairment; provided, however, that nothing herein will prevent the corporation from creating any new class or series of capital stock with higher dividend rates or liquidation payments so long as the priority of such rights is not senior to the rights of the Class A Preferred.

         5. VOTING RIGHTS. Except as otherwise required by law, the holder of each share of Class A Preferred shall be entitled to the number of votes equal to the number of common shares into which such share of Class A Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, such votes to be counted together with all other shares of capital stock of the corporation having general voting power and not separately as a class or series. Holders of Class A Preferred shall be entitled to receive the same notice of any shareholders' meeting as is provided to holders of common shares. Fractional votes by the holders of Class A Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Class A Preferred held by each holder could be converted) be rounded to the nearest whole number. The corporation will, or will cause its transfer agent or registrar to, transmit to the registered holders of the Class A Preferred all reports and communications from the corporation that are generally mailed to holders of its common shares.

         6. CONVERSION. The holders of the Class A Preferred have conversion rights as follows (the "Conversion Rights"):

         (a) RIGHT TO CONVERT. Each share of Class A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business of the corporation on the business day next preceding any date set for the redemption thereof (provided that funds sufficient to redeem all shares to be redeemed on such date have been paid or made available for payment as described in Section 7(b)(iii) of this Article FOURTH), at the office of the corporation or any transfer agent for the Class A Preferred, into such number of fully paid and nonassessable common shares as is determined by dividing $1,000 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which common shares shall be deliverable upon conversion (the "Conversion Price") shall initially be $19 per common share. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

         (b) ACCRUED DIVIDENDS AND FRACTIONAL SHARES. Dividends shall cease to accrue on shares of Class A Preferred surrendered for conversion into common shares; provided, however, that any dividends (whether or not declared) upon such shares which were accrued as of but not paid on or before the Dividend Payment Date immediately preceding the conversion date shall be paid in cash upon such conversion or as soon thereafter as permitted by law.

         No fractional common shares shall be issued upon conversion of Class A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by the Market Price (as defined in Section 11 of this Article FOURTH) at the time of conversion.

        (c) MECHANICS OF CONVERSION. Before any holder of Class A Preferred shall be entitled to convert the same into full common shares of the corporation and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Class A Preferred to be converted, duly endorsed, at the office of the corporation or of any transfer agent for the Class A Preferred, and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Class A Preferred (or to any other person specified in the notice delivered by such holder), a certificate or certificates for the number of common shares to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional common shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred to be converted, and the person or persons entitled to receive the common shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such common shares on such date. In case any certificate for shares of Class A Preferred shall be surrendered for conversion of only a part of the shares represented thereby, the corporation shall deliver at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class A Preferred represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the corporation shall not be obligated to issue certificates evidencing the common shares issuable upon such conversion unless the certificates evidencing Class A Preferred are either delivered to the corporation or its transfer agent, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The issuance of certificates for common shares issuable upon conversion of shares of Class A Preferred shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the corporation shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Class A Preferred being converted.

         (d)  EFFECTS OF CERTAIN EVENTS.

         (i) COMMON SHARE DIVIDENDS, SUBDIVISIONS OR COMBINATIONS. In case the corporation shall (A) pay or make a dividend or other distribution to all holders of its common shares in common shares, (B) subdivide, split or reclassify the outstanding number of common shares into a larger number of common shares or (C) combine or reclassify the outstanding number of its common shares into a smaller number of common shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of each outstanding share of Class A Preferred shall thereafter be entitled to receive upon the conversion of such share the number of common shares which such holder would have owned and been entitled to receive had such shares of Class A Preferred been converted immediately prior to the happening of any of the events described above or, in the case of a stock dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this clause (i) shall become effective immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split, combination or reclassification.

         (ii) DISTRIBUTIONS OF ASSETS OR SECURITIES OTHER THAN COMMON SHARES. In case the corporation shall, by dividend or otherwise, distribute to all holders of its common shares, shares of any of its capital stock (other than common shares), rights or warrants to purchase any of its securities (other than those referred to in (iii) below), cash (other than any regular quarterly or semi-annual dividend which the directors of the corporation declares), other assets or evidences of its indebtedness, then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Average Market Price (as defined in Section 11 of this Article FOURTH) per common share at the record date for determining shareholders entitled to such dividend or distribution less the fair market value (as determined in good faith by the directors) of the portion of the securities, cash, assets or evidences of indebtedness so distributed applicable to one common share, and of which the denominator shall be such Average Market Price per common share. An adjustment made pursuant to this clause (ii) shall become effective immediately after such record date.

         (iii) BELOW MARKET DISTRIBUTIONS OR ISSUANCES. In case the corporation shall issue common shares (or rights, warrants or other securities convertible into or exchangeable or exercisable for common shares) to all holders of common shares at a price per share (or having an effective exercise, exchange or conversion price per share) less than the Average Market Price per common share at the record date for the determination of shareholders entitled to receive such common shares (or rights, warrants or other securities convertible into or exchangeable or exercisable for common shares), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of issuance of such common shares (or rights, warrants or other securities) by a fraction, the numerator of which shall be the sum of (A) the number of common shares outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of common shares which the aggregate consideration receivable by the corporation for the total number of common shares so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable) would purchase at such Average Market Price, and the denominator of which shall be the sum of (A) the number of common shares outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of additional common shares so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable). An adjustment made pursuant to this clause (iii) shall become effective immediately after the record date for determination of shareholders entitled to receive or purchase such common shares (or rights, warrants or other securities convertible into or exchangeable or exercisable for common shares). For purposes of this clause
(iii), the issuance of any options, rights or warrants or any common shares (whether treasury shares or newly issued shares) pursuant to any employee (including consultants and directors) benefit or stock option or purchase plan or program of the corporation shall not be deemed to constitute an issuance of common shares or options, rights or warrants to which this clause (iii) applies. Notwithstanding anything herein to the contrary, no further adjustment to the Conversion Price shall be made (i) upon the issuance or sale of common shares upon the exercise of any rights or warrants or (ii) upon the issuance or sale of common shares upon conversion or exchange of any convertible securities, if any adjustment in the Conversion Price was made or required to be made upon the issuance or sale of such rights, warrants or securities.

         (iv) REPURCHASES. In case at any time or from time to time the corporation or any subsidiary thereof shall repurchase, by self tender offer or otherwise, any common shares of the corporation at a weighted average purchase price in excess of the Average Market Price on the business day immediately prior to the earliest of the date of such repurchase, the commencement of an offer to repurchase or the public announcement of either (such date being referred to as the "Determination Date"), the Conversion Price in effect as of such Determination Date shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be (A) the product of (x) the number of common shares outstanding on such Determination Date and (y) the Average Market Price of the common shares on such Determination Date minus (B) the aggregate purchase price of such repurchase and the denominator of which shall be the product of (x) the number of common shares outstanding on such Determination Date minus the number of common shares repurchased by the corporation or any subsidiary thereof in such repurchase and (y) the Average Market Price of the common shares on such Determination Date. For purposes of this clause (iv), the repurchase or repurchases by the corporation or any subsidiary thereof within any 12 month period of not more than 15% of the common shares outstanding as of the first date of such period, at a price not in excess of 120% of the Average Market Price as of the Determination Date of any such repurchase, shall not be deemed to constitute a repurchase to which this clause (iv) applies. An adjustment made pursuant to this clause (iv) shall become effective immediately after the effective date of such repurchase.

         (e) CERTAIN REORGANIZATIONS. In the event of any change, reclassification, conversion, exchange or cancellation of outstanding common shares of the corporation (other than any reclassification referred to in Section 6(d)(i) in this Article FOURTH), whether pursuant to a merger, consolidation, reorganization or otherwise, or the sale or other disposition of all or substantially all of the assets and properties of the corporation, the shares of Class A Preferred shall, after such merger, consolidation, reorganization or other transaction, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property, of the corporation or otherwise, to which such holder would have been entitled if immediately prior to such event such holder had converted its shares of Class A Preferred into common shares at the Conversion Price in effect as of the consummation of such event. The provisions of this Section 8(e) shall similarly apply to successive changes, reclassifications, conversions, exchange or cancellations.

         (f) NO IMPAIRMENT. Except as permitted by the Merger Agreement, the corporation will not, by amendment of its Amended Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class A Preferred against impairment.

         (g) CALCULATION OF ADJUSTMENTS. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made by the corporation and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Section 6 to the contrary notwithstanding, the corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 6, as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock hereafter made by the corporation to its shareholders shall not be taxable.

         (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Class A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments; (ii) the Conversion Price at the time in effect; and (iii) the number of common shares and the amount, if any, of other property which at the time would be received upon the conversion of Class A Preferred.

         (i) NOTICES.

                  (A) In the event that the corporation shall propose at any time:

                  (1) to declare any dividend or distribution upon its common shares;

                  (2) to offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of stock of any class or series or other rights; or

                  (3) to effect any transaction of the type described in
         Section 6(e) hereof involving a change in the common shares;

then, in connection with each such event, the corporation shall send to the holders of the Class A Preferred:

                      (i) at least 20 days' prior written notice of the date
                  on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of common shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (1) and (2) above; and

                      (ii) in the case of the matters referred to in (3) above,
                  at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of common shares shall be entitled to exchange their common shares for securities or other property deliverable upon the occurrence of such event).

                  (B) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the corporation, the corporation shall send to the holders of the Class A Preferred at least 20 days' prior written notice.

                  (C) The corporation shall send written notice immediately upon any public announcement with respect to an open market repurchase program, any self tender offer for common shares and any other repurchase other than a repurchase of stock of an employee or consultant pursuant to any benefit plan or agreement.

        7. REDEMPTION.

        (a) REDEMPTION. The Class A Preferred shall not be subject to redemption prior to the last day of the month in which the fifth anniversary of the original date of issuance occurs. On or after such date, the corporation may, at its option, redeem all or from time to time any part of the shares of Class A Preferred, out of funds legally available therefor, upon giving the Redemption Notice as set forth in Section 7(b) of this Article FOURTH. The redemption payment for each share of Class A Preferred shall be an amount (the "Redemption Payment") in cash equal to the sum of (i) the amount of all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, plus (ii) $1,000. In the event of a redemption of only a part of the then outstanding Class A Preferred, the corporation shall effect such redemption ratably according to the number of shares held by each holder of Class A Preferred.

        (b) MECHANICS OF REDEMPTION.

        (i) At least 30 days, but no more than 60 days, prior to the date fixed for any redemption pursuant to Section 7(a) of this Article FOURTH (the "Redemption Date"), the corporation shall send a written notice (the "Redemption Notice") to the holders of shares to be redeemed on such date (the "Redemption Shares") stating: (A) the total number of shares being redeemed; (B) the number of Redemption Shares held by such holder; (C) the Redemption Date and the Redemption Payment; (D) the date on which such holder's conversion rights as to such shares shall terminate; and (E) the manner in which and the place at which such holder is to surrender to the corporation the certificate or certificates representing the Redemption Shares.

        (ii) Upon the surrender to the corporation, in the manner and at the place designated, of a certificate or certificates representing Redemption Shares, the Redemption Payment for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. All such surrendered certificates shall be canceled. Upon redemption of only a portion of the shares of Class A Preferred represented by a certificate surrendered for redemption, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered, at the expense of the corporation (except for expenses relating to the issuance of such shares to a person other than the record holder of the Redemption Shares), a new certificate representing the unredeemed shares of Class A Preferred represented by the certificate so surrendered.

        (iii) On or prior to the Redemption Date, the corporation shall have the option to deposit the aggregate of all Redemption Payments for all Redemption Shares (other than Redemption Shares surrendered for conversion prior to such date) in a bank or trust company (designated in the notice of such redemption) doing business in the State of Ohio or the City of New York, having aggregate capital and surplus in excess of $500,000,000, as a trust fund for the benefit of the respective holders of Redemption Shares, with irrevocable instructions and authority to the bank or trust company to pay the appropriate Redemption Payment to the holders of Redemption Shares upon receipt of notification from the Company that such holder has surrendered the certificate representing such shares to the corporation. Such instructions shall also provide that any such moneys remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the corporation upon its request as expressed in a resolution of its directors. The holder of any Redemption Shares in respect of which such deposit has been returned to the corporation pursuant to the preceding sentence shall have a claim as an unsecured creditor against the corporation for the Redemption Payment in respect thereof, without interest.

        (iv) Provided that the corporation has given the Redemption Notice described in Section 7(b)(i) of this Article FOURTH and has on or prior to the Redemption Date either paid or made available (as described in Section 7(b)(iii) of this Article FOURTH) Redemption Payments to the holders of Redemption Shares, all Redemption Shares shall be deemed to have been redeemed as of the close of business of the corporation on the applicable Redemption Date. Thereafter, the holder of such shares shall no longer be treated for any purposes as the record holder of such shares of Class A Preferred, regardless of whether the certificates representing such shares are surrendered to the corporation or its transfer agent, excepting only the right of the holder to receive the appropriate

Redemption Payment, without interest, upon such surrender. Such shares so redeemed shall not be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

        (v) The corporation shall not be obligated to pay the Redemption Payment to any holder of Redemption Shares unless the certificates evidencing such shares are either delivered to the corporation or its transfer agent, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.

        (c) LIMITATION ON REDEMPTION.   The corporation shall not be obligated
to redeem any shares of Class A Preferred which have previously been converted into common shares. The corporation shall not be obligated to redeem shares pursuant to this Section 7 if such redemption would violate any provisions of applicable law. If, after giving the Redemption Notice, the corporation is unable, pursuant to applicable law, to redeem some or all unconverted Redemption Shares on any particular Redemption Date, the corporation shall promptly notify the holders thereof of the facts that prevent the corporation from so redeeming such shares. Thereafter, the corporation shall redeem such unredeemed Redemption Shares at such time as it is lawfully able to do so.

        8. STATUS OF CONVERTED SHARES. If shares of Class A Preferred are converted pursuant to Section 6 of this Article FOURTH or redeemed pursuant to
Section 7 of this Article FOURTH, the shares so converted or redeemed shall resume the status of authorized but unissued shares of Class A Preferred unless otherwise prohibited by applicable law.

        9. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or when sent by telegram or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Class A Preferred, to such holder's address of record, and (ii) in the case of the corporation, to the corporation's principal executive offices to the attention of the corporation's secretary.

         10. AMENDMENTS AND WAIVERS. Any right, preference, privilege or power of, or restriction provided for the benefit of, the Class A Preferred set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the corporation and the affirmative vote or written consent of the holders of not less than a majority of the shares of Class A Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the corporation and all holders of Class A Preferred.

          11. ADDITIONAL DEFINITIONS. As used herein the term "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is a day on which the New York Stock Exchange, Inc. is open for trading.

          As used herein, the term "Market Price" of a common share or of any other security of the corporation on any date shall mean: (i) the last reported sales price of the common shares or such other security on the principal national securities exchange on which such common shares or other security is listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices thereon, as reported in THE WALL STREET JOURNAL, or (ii) if such common shares or other security shall not be listed or admitted to trading on a national securities exchange, the last reported sales price on the NASDAQ National Market or, if no such reported sales takes place on any such date, the average of the closing bid and asked prices thereon, as reported in THE WALL STREET JOURNAL, or (iii) if such common shares or other security shall not be quoted on such National Market nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by THE WALL STREET JOURNAL for the over-the-counter market, or (iv) if there is no public market for such common shares or other security, the fair market value of a share of such common shares or a unit of such other security as determined in good faith by the Directors of the corporation.

        The term "Average Market Price" shall mean the average of the 30 consecutive trading days immediately preceding the date in question.

                                                                      APPENDIX V

                           PROPOSED ARTICLE NINTH OF
                     THE AMENDED ARTICLES OF INCORPORATION


        NINTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of the shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes; provided, however, that the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the corporation, or two-thirds of the voting power of any class or classes of shares of the corporation which entitle the holders thereof to vote in respect of any such matter as a class, shall be required to adopt:


        (1) A proposed amendment to this Article NINTH to the Amended Articles of Incorporation of the corporation;

        (2) An agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations and requiring shareholder approval;

        (3) A proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

        (4) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, the assets, with or without the goodwill, of the corporation; or

        (5)     A proposed dissolution of the corporation.

                                                                     APPENDIX VI

                         PROPOSED AMENDED SUBPARAGRAPHS
                       (A), (B) AND (C) OF SECTION 2.02
                           OF THE CODE OF REGULATIONS

                                   ARTICLE II

                                   DIRECTORS

SECTION 2.02.  Number and Classification of Directors and Term of Office

        (A) Until changed pursuant to Article FOURTH of the Amended Articles of Incorporation, by the amendment of the Regulations, by the adoption of new regulations or by action of the directors pursuant to subsection (C) hereof, the number of directors of the corporation shall be nine, divided into three classes, each of which shall consist of not less than three directors nor more than five directors as may be determined by the directors or as may be required by the provisions of Section 2(c) of Article FOURTH of the Amended Articles of Incorporation. The number of directors in each class shall be, to the greatest extent possible, uniform. The election of each class of directors shall be a separate election. At the 1995 annual meeting of shareholders an election shall be held to elect three persons to serve as directors for three years and until their successors are elected, an election shall be held to elect three persons to serve as directors for two years and until their successors are elected and an election shall be held to elect three persons to serve as directors for one year and until their successors are elected.

        (B) At each annual meeting of shareholders after the 1995 annual meeting, directors shall be elected to serve for terms of three years, so that the term of office of one class of directors shall expire in each year.

        (C) The directors may change the number of directors and may fill any vacancy that is created by an increase in the number of directors; provided, however, that the directors may not reduce the number of directors to less than three or increase the number of directors to more than twelve.

                                                                    APPENDIX VII

                         PROPOSED AMENDED SECTION 6.01
                           OF THE CODE OF REGULATIONS

IF THE PROPOSED AMENDMENT TO SUBPARAGRAPHS (A) AND (B) OF
SECTION 2.02 IS ADOPTED:


         SECTION 6.01. AMENDMENTS. The Regulations may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose, only by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal; provided, however, that Sections 1.02 and 2.02 and this Section
6.01 of these Regulations may be amended, or new regulations which do not contain provisions identical to Sections 1.02 and 2.02 and this Section 6.01 may be adopted, only by the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the corporation on such proposal. In addition, the Regulations may be amended, or new regulations may be adopted without a meeting by the written consent of the holders of shares entitling them to exercise not less than all of the voting power of the corporation on such proposal.


IF THE PROPOSED AMENDMENT TO SUBPARAGRAPHS (A) AND (B) OF
SECTION 2.02 IS NOT ADOPTED:


         SECTION 6.01. AMENDMENTS. The Regulations may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose, only by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal; provided, however, that Section 1.02 and this Section 6.01 of these Regulations may be amended, or new regulations which do not contain provisions identical to Sections 1.02 and this Section 6.01 may be adopted, only by the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the corporation on such proposal. In addition, the Regulations may be amended, or new regulations may be adopted without a meeting by the written consent of the holders of shares entitling them to exercise not less than all of the voting power of the corporation on such proposal.


                                    VII-1

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

                 (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                 (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                       (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                       (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

                 (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

                 (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or
         (2) of this section. Such determination shall be made as follows:

                       (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

                       (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                       (c)  By the shareholders; or

                       (d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

                 Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                 (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or
         (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

                             (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                             (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

                       (b) Expenses, including attorney s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                 (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                 (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                 (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and
         (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or
         (7).

                 (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         Section 5.01 of the Registrant's Regulations govern indemnification by Registrant and provides as follows:

                 SECTION 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorney's fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

         In addition, Registrant has purchased insurance coverage under policies issued by American International Group which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 21.  EXHIBITS.


Exhibit
  No.                          Exhibits
- -------                        --------
2                Agreement and Plan of Merger dated as of January 26, 1995, among the Miracle-Gro Companies, the Miracle-Gro Shareholders, Scotts and Merger Subsidiary (incorporated by reference to
                    Appendix I to the Proxy Statement/Prospectus in Part I of this Registration Statement)
4(a)             Amendment to Articles of Incorporation of Scotts including the terms of the Class A
                    Convertible Preferred Stock (incorporated by reference to Appendix IV to the Proxy
                    Statement/Prospectus in Part I of this Registration Statement)
4(b)             Articles of Incorporation of Scotts (incorporated by reference to Scotts  Annual Report on
                    Form 10-K (File No. 0-19768) for the fiscal year ended September 30, 1994)
4(c)             Code of Regulations of Scotts (incorporated by reference to Scotts  Annual Report on Form
                    10-K (File No. 0-19768) for the fiscal year ended September 30, 1994)
4(d)             Form of Series A Warrants (included in Exhibit No. 1)
4(e)             Form of Series B Warrants (included in Exhibit No. 1)
4(f)             Form of Series C Warrants (included in Exhibit No. 1)
5+               Opinion of Vorys, Sater, Seymour and Pease regarding legality
12+              Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
23(a)            Consent of Coopers & Lybrand, Independent Accountants
23(b)           Consent of Joel E. Sammet & Co.
23(c)+           Consent of Vorys, Sater, Seymour and Pease
24+              Powers of Attorney
99(a)           Consent of Horace Hagedorn pursuant to Rule 438
99(b)           Consent of John Kenlon pursuant to Rule 438
99(c)           Consent of James Hagedorn pursuant to Rule 438

- -------------------
+        Previously filed.



ITEM 22.  UNDERTAKINGS.

     (a) (1)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


         (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


        (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



        (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on March 10, 1995.


                                        THE SCOTTS COMPANY

                                        By /s/ Tadd C. Seitz *
                                          -----------------------------
                                           TADD C. SEITZ
                                           Chairman and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



        NAME AND TITLE                          DATE                         NAME AND TITLE                    DATE
        --------------                          ----                         --------------                    ----
  /s/ James B Beard *                                                  /s/ John S. Chamberlin *
- ------------------------------                                       ------------------------------
JAMES B BEARD                                  3/10/95               JOHN S. CHAMBERLIN                       3/10/95
Director                                                             Director

  /s/ Joseph P. Flannery *                                             /s/ Theodore J. Host
- ------------------------------                                       ------------------------------
JOSEPH P. FLANNERY                             3/10/95               THEODORE J. HOST                         3/10/95
Director                                                             President, Chief Operating Officer
                                                                     and Director

  /s/ Karen Gordon Mills *                                             /s/ Tadd C. Seitz *
- ------------------------------                                       ------------------------------
KAREN GORDON MILLS                             3/10/95               TADD C. SEITZ                            3/10/95
Director                                                             Chairman and Chief Executive Officer

  /s/ Donald A. Sherman *                                               /s/ John M. Sullivan *
- ------------------------------                                        -----------------------------
DONALD A. SHERMAN                              3/10/95               JOHN M. SULLIVAN                         3/10/95
Director                                                             Director

  /s/ L. Jack Van Fossen *                                              /s/ Paul D. Yeager *
- ------------------------------                                       ------------------------------
L. JACK VAN FOSSEN                             3/10/95               PAUL D. YEAGER                           3/10/95
Director                                                             Executive Vice President and Chief
                                                                     Financial Officer (Principal
                                                                     Accounting Officer)

* By: /s/ Theodore J. Host
     -----------------------------
     THEODORE J. HOST
     (Attorney-in-Fact)

                                EXHIBIT INDEX

Exhibit
  No.                          Exhibits
- -------                        --------
2                Agreement and Plan of Merger dated as of January 26, 1995, among the Miracle-Gro Companies, the Miracle-Gro Shareholders, Scotts and Merger Subsidiary (incorporated by reference to
                    Appendix I to the Proxy Statement/Prospectus in Part I of this Registration Statement)
4(a)             Amendment to Articles of Incorporation of Scotts including the terms of the Class A
                    Convertible Preferred Stock (incorporated by reference to Appendix IV to the Proxy
                    Statement/Prospectus in Part I of this Registration Statement)
4(b)             Articles of Incorporation of Scotts (incorporated by reference to Scotts'  Annual Report on
                    Form 10-K (File No. 0-19768) for the fiscal year ended September 30, 1994)
4(c)             Code of Regulations of Scotts (incorporated by reference to Scotts'  Annual Report on Form
                    10-K (File No. 0-19768) for the fiscal year ended September 30, 1994)
4(d)             Form of Series A Warrants (included in Exhibit No. 1)
4(e)             Form of Series B Warrants (included in Exhibit No. 1)
4(f)             Form of Series C Warrants (included in Exhibit No. 1)
5+               Opinion of Vorys, Sater, Seymour and Pease regarding legality
12+              Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
23(a)            Consent of Coopers & Lybrand, Independent Accountants
23(b)            Consent of Joel E. Sammet & Co.
23(c)+           Consent of Vorys, Sater, Seymour and Pease
24+              Powers of Attorney
99(a)            Consent of Horace Hagedorn pursuant to Rule 438
99(b)            Consent of John Kenlon pursuant to Rule 438
99(c)            Consent of James Hagedorn pursuant to Rule 438

- ----------------------
+    Previously filed.